UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Paragon 28, Inc.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2025

Paragon 28, Inc.
14445 Grasslands Drive
Englewood, Colorado 80112
[   ], 2025
Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders (such meeting, including any adjournment or postponement thereof, we refer to as the “special meeting”) of Paragon 28, Inc., a Delaware corporation (which we refer to as the “Company”, “we”, “us” or “our”), to be held on [   ], 2025 at [   ], Mountain time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. You will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FNA2025SM and using the 16-digit control number included in the proxy materials. For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” shall mean virtually present or represented by proxy at the special meeting.
As previously announced, on January 28, 2025, the Company entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) with Zimmer, Inc. (which we refer to as “Zimmer”), a Delaware corporation and a wholly owned subsidiary of Zimmer Biomet Holdings, Inc. (which we refer to as “Zimmer Biomet”), and Gazelle Merger Sub I, Inc. (which we refer to as “Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Zimmer, and, for certain provisions of the merger agreement, Zimmer Biomet. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Zimmer (which we refer to as the “surviving corporation”).
If the merger agreement is adopted and the merger is consummated, at the time the merger is consummated (which we refer to as the “effective time”), you will be entitled to receive (i) an amount in cash equal to $13.00 per share, without interest and subject to any required withholding taxes (which we refer to as the “cash consideration”), and (ii) one contractual, non-tradeable contingent value right (which we refer to as a “CVR”) representing the right to receive an amount in cash equal to up to $1.00 per share, net of applicable taxes and without interest (which we refer to as the “CVR consideration”) subject to the achievement of the revenue-based milestone set forth in the form CVR agreement (which we refer to as the “CVR agreement”) to be entered into at the effective time by and between Zimmer and a rights agent, and, for certain provisions of the CVR agreement, Zimmer Biomet (we refer to the cash consideration and the CVR consideration, collectively, as the “merger consideration”) for each share of common stock, par value $0.01, of the Company (which we refer to as the “Company common stock”) that you own as of immediately prior to the effective time (other than any shares of Company common stock as to which you properly and validly demand and perfect and have not validly withdrawn appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”)). If the merger agreement is adopted and the merger is consummated, the Company will become an indirect wholly owned subsidiary of Zimmer Biomet and you will not own shares in the surviving corporation.
The board of directors of the Company (which we refer to as the “Board”) has carefully reviewed and considered the terms and conditions of the merger agreement, the CVR agreement, and the transactions contemplated by the merger agreement and the CVR agreement, including the merger. The Board has unanimously (i) approved (including for the purposes of Section 203 of the DGCL) and declared advisable the merger agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the merger, and approved the CVR agreement and the transactions contemplated thereby, (ii) determined that the CVR agreement, the merger and the other transactions contemplated by the merger agreement and the CVR agreement are advisable, fair to, and in the best interests of, the Company and the Company stockholders, and (iii) recommended that the Company stockholders vote in favor of the adoption of the merger agreement and directed that the merger agreement be submitted to the Company stockholders entitled to vote thereon at the special meeting for the adoption thereof.
At the special meeting, you will be asked to consider and vote on (i) a proposal to adopt the merger agreement (which we refer to as the “merger agreement proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the consummation of the merger (which we refer to as the “advisory compensation proposal”) and (iii) a proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”). The Board recommends you vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the CVR agreement and the transactions contemplated by the merger agreement and the CVR agreement, including the merger. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement, the CVR agreement and the other transactions contemplated by the merger agreement and the CVR agreement, including the merger. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement (including the form of CVR agreement, which is an exhibit to the merger agreement) attached as Annex A thereto, as they contain important information about, among other things, the merger and how it affects you.
Your vote is important regardless of the number of shares of Company common stock that you own. We cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon at the special meeting. Whether or not you plan to virtually attend the special meeting, we want to make sure your shares are represented at the special meeting. Please follow the voting instructions provided on the enclosed proxy card to submit your vote by the deadline provided therein. A failure to vote your shares of Company common stock on the merger agreement proposal will have the same effect as a vote “AGAINST” the merger agreement proposal.
After reading the accompanying proxy statement, please authorize a proxy to vote your shares of Company common stock by completing, dating, signing and returning your proxy card, grant your proxy electronically over the internet or telephonically as described in the accompanying proxy statement or vote your shares by virtually attending and voting at the special meeting. Instructions regarding the methods of authorizing your proxy are detailed in the section of the accompanying proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 30. If you virtually attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold Company common stock through an account with a broker, bank or other nominee, please follow the instructions you receive from them to vote your shares of Company common stock. Your broker, bank or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you have any questions or need assistance voting, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, NY 10022
Stockholders may call toll-free: (888) 750-5835
Banks and brokers may call: (212) 750-5833
On behalf of the Board, thank you for your continued support.
By Order of the Board of Directors
Sincerely,
[   ]
Albert DaCosta
Chairman, President and Chief Executive Officer
[   ]

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [   ], 2025, and, together with the enclosed form of proxy card, is first being mailed to the Company stockholders on or about [   ], 2025.

Paragon 28, Inc.
14445 Grasslands Drive
Englewood, Colorado 80112
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [   ], 2025
Notice is hereby given that a special meeting of stockholders (which meeting, including any adjournment or postponement thereof, we refer to as the “special meeting”) of Paragon 28, Inc., a Delaware corporation (which we refer to as the “Company”, “we”, “us” or “our”), will be held on [   ], 2025 at [   ], Mountain time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. Company stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FNA2025SM and using the 16-digit control number included in the proxy materials. Whether or not you expect to virtually attend the special meeting, please complete, date, sign and return the proxy card, grant your proxy electronically over the internet or telephonically as described in the accompanying proxy statement, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the special meeting. Even if you have voted by proxy, you may still vote if you virtually attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote online during the special meeting, you must obtain a 16-digit control number from such organization (typically found on their voting instruction form). For purposes of attendance at the special meeting, all references in the enclosed proxy statement to “present” shall mean virtually present or represented by proxy at the special meeting. The special meeting will be held for the following purposes:

Items of Business:
1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 28, 2025 (which we refer to as the “merger agreement”), by and among the Company, Zimmer, Inc. (which we refer to as “Zimmer”), a Delaware corporation and wholly owned subsidiary of Zimmer Biomet Holdings, Inc. (which we refer to as “Zimmer Biomet”), Gazelle Merger Sub I, Inc. (which we refer to as “Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Zimmer, and, for certain provisions of the merger agreement, Zimmer Biomet, pursuant to which and subject to the terms and conditions thereof, Merger Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of Zimmer. We refer to this proposal as the “merger agreement proposal”.

2.
To consider and vote on a proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, which proposal we refer to as the “advisory compensation proposal”.

3.
To consider and vote on a proposal to approve any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement, which proposal we refer to as the “adjournment proposal”.

Record Date:
Only the Company stockholders of record at the close of business on [   ], 2025, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. Participating Company stockholders who log on to the special meeting using their 16-digit control number will be able to examine the stockholder list during the special meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/FNA2025SM.

General:
The merger agreement proposal must be approved by the affirmative vote (in person or by proxy) of the holders of a majority of outstanding shares of Company common stock entitled to vote on the matter. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, fail to instruct your broker, bank or other nominee on how to vote, or abstain from the merger agreement proposal, it will have the same effect as a vote against the merger agreement proposal. Accordingly, your vote is very important regardless of the number of shares of Company common stock that you own. Whether or not you plan to virtually attend the special meeting, we request that you vote your shares of Company common stock. If you virtually attend the special meeting and you are a Company stockholder of record at the close of business on the record date, you may continue to have your shares of Company common stock voted as instructed in your proxy or you may withdraw your proxy and vote your shares of Company common stock at the special meeting. If you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal. Assuming a quorum is present, if you fail to authorize a proxy to vote your shares of Company common stock or vote at the special meeting, or fail to instruct your bank, broker or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal. If a quorum is not present or represented at the special meeting, (i) the chairman of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the special meeting, present in person, or by remote communication or represented by proxy, have the power to adjourn the special meeting from time to time until a quorum is present or represented. If a quorum is present and represented at the special meeting, the special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger agreement proposal.

For Company stockholders of record, any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions electronically over the internet or telephonically at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the special meeting. For Company stockholders that hold their shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. Virtual attendance at the special meeting, in and of itself, will not be sufficient to revoke a previously authorized proxy.

For more information concerning the special meeting, the merger agreement, the form CVR agreement (which we refer to as the “CVR agreement”) to be entered into at the effective time of the merger by and between Zimmer and a rights agent, and, for certain provisions of the CVR agreement, Zimmer Biomet and the transactions contemplated by the merger agreement and the CVR agreement, including the merger, please review the accompanying proxy statement and the copy of the merger agreement (including the form of CVR agreement, which is an exhibit to the merger agreement) attached as Annex A thereto.

The board of directors of the Company (which we refer to as the “Board”) has carefully reviewed and considered the terms and conditions of the merger agreement, the CVR agreement and the transactions contemplated by the merger agreement and the CVR agreement, including the merger. The Board unanimously (i) approved (including for the purposes of Section 203 of the DGCL) and declared advisable the merger agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the merger, and approved the CVR agreement and the transactions contemplated thereby, (ii) determined that the CVR agreement, the merger and the other transactions contemplated by the merger agreement and the CVR agreement are advisable, fair to, and in the best interests of, the Company and the Company stockholders, and (iii) recommended that the Company stockholders vote in favor of the adoption of the merger agreement and directed that the merger agreement be submitted to the Company stockholders entitled to vote thereon at the special meeting for the adoption thereof.

Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Whether or not you plan to virtually attend the special meeting, we want to make sure your shares are represented at the meeting. You may cast your vote by authorizing your proxy in advance of the special meeting by internet, telephone or mail. Please sign, date and return, as promptly as possible, the enclosed proxy card in the reply envelope provided or grant your proxy electronically over the internet or telephonically (in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 30). If you virtually attend the special meeting and vote thereat, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Before voting your shares, we urge you to read the accompanying proxy statement carefully, including its annexes and the documents incorporated by reference in the document. Your prompt attention is greatly appreciated.

By Order of the Board of Directors
Sincerely,
[   ]
ROBERT MCCORMACK
General Counsel and Corporate Secretary
Dated: [   ], 2025

i

ii

Annex A	Agreement and Plan of Merger, dated as of January 28, 2025, by and among Zimmer, Inc., Gazelle Merger Sub I, Inc. Paragon 28, Inc. and Zimmer Biomet Holdings, Inc.	A-1
Annex B	Voting Agreement, dated as of January 28, 2025, by and among Zimmer, Inc., Gazelle Merger Sub I, Inc., and Albert DaCosta and His Stockholder Affiliates	B-1
Annex C	Opinion of Piper Sandler & Co., dated as of January 28, 2025.	C-1

iii

Paragon 28, Inc.
14445 Grasslands Drive
Englewood, Colorado 80112
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [  ], 2025
PROXY STATEMENT
This proxy statement contains information relating to a virtual special meeting of stockholders (which meeting, including any adjournment or postponement thereof, we refer to as the “special meeting”) of Paragon 28, Inc., a Delaware corporation (which we refer to as the “Company”, “we”, “us” or “our”). All references to “Zimmer Biomet” refer to Zimmer Biomet Holdings, Inc., a Delaware corporation; all references to “Zimmer” refer to Zimmer, Inc., a Delaware corporation and a wholly owned subsidiary of Zimmer Biomet; and all references to “Merger Sub” refer to Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Zimmer. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of January 28, 2025, by and among the Company, Zimmer, Merger Sub, and, for certain provisions of the merger agreement, Zimmer Biomet, as the “merger agreement”.
The special meeting will be held on [  ], 2025, at [  ], Mountain time (unless the special meeting is postponed or adjourned), in a virtual-only meeting format. The Company stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FNA2025SM and using the 16-digit control number included in the proxy materials. We are furnishing this proxy statement to holders (which we refer to as the “Company stockholders”) of common stock, par value $0.01 per share, of the Company (which we refer to as “Company common stock”) as part of the solicitation of proxies by the Company’s board of directors (which we refer to as the “Board”), for exercise at the special meeting and at any postponements or adjournments thereof. This proxy statement is dated [  ], 2025, and is first being mailed to Company stockholders on or about [  ], 2025.

SUMMARY
This summary highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting, including, without limitation, the merger agreement and the form of CVR agreement, each attached as Annex A to this proxy statement, which we incorporate by reference into this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 126.
The Parties
(page 27)
Paragon 28, Inc.
The Company is a leading medical device company exclusively focused on the foot and ankle orthopedic segment and dedicated to improving patient lives. The Company’s innovative orthopedic solutions, procedural approaches and instrumentation cover a wide range of foot and ankle ailments including fracture fixation, forefoot, ankle, progressive collapsing foot deformity or flatfoot, charcot foot and orthobiologics. To treat these painful, debilitating or even life-threatening conditions, the Company provides a comprehensive portfolio of solutions that includes surgical implants and disposables, as well as surgical instrumentation. The Company’s principal executive offices are located at 14445 Grasslands Drive, Englewood, Colorado 80112 and its telephone number is (888) 728-1888. Shares of Company common stock are listed on NYSE under the trading symbol “FNA”.
Zimmer Biomet Holdings, Inc.
Zimmer Biomet is a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve health. Zimmer Biomet designs, manufactures and markets orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. Its products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues and it has operations in more than 25 countries around the world, selling products in more than 100 countries. Zimmer Biomet’s principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580 and its telephone number is (574) 373-3333. Shares of Zimmer Biomet’s common stock are listed on NYSE under the trading symbol “ZBH”.
Zimmer, Inc.
Zimmer is a direct, wholly owned subsidiary of Zimmer Biomet. Zimmer’s principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580 and its telephone number is (574) 373-3333.
Gazelle Merger Sub I, Inc.
Merger Sub was formed on January 23, 2025 as a Delaware corporation, solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any business other than in connection with its formation and the transactions contemplated by the merger agreement. Merger Sub is a direct, wholly owned subsidiary of Zimmer. Upon consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580 and its telephone number is (574) 373-3333.
Certain Effects of the Merger; Consideration To Be Received in the Merger
(page 71, page 89 and page 90)
On January 28, 2025, the Company entered into the merger agreement with Zimmer, Merger Sub, and, for certain provisions of the merger agreement, Zimmer Biomet. Subject to the terms and conditions of the merger agreement, at the time the merger is consummated (which we refer to as the “effective time”), Merger Sub will be merged with and into the Company (which we refer to as the “merger”), with the Company surviving the merger as a wholly owned subsidiary (which we refer to as the “surviving corporation”) of Zimmer. A copy of the merger agreement is attached to this proxy statement as Annex A. If the merger is consummated, at the effective time, each holder of issued and outstanding shares of Company common stock (other than excluded shares and appraisal shares, each as defined below) will be entitled to receive, for each share of Company common stock that they own as of the effective time, (i) an amount in cash equal to $13.00 per share, without interest and subject to any required withholding taxes (which we refer to as the “cash consideration”), and (ii) one contractual non-tradeable contingent value right (which we refer to as a “CVR”) representing the right to receive an amount in cash equal to up to $1.00 per share, net of applicable taxes and without interest (which we refer to the “CVR consideration”), subject to the achievement of the revenue-based milestone set forth in the form CVR agreement (which we refer to as the “CVR agreement”) to be entered into at the effective time by and between Zimmer and a rights agent, and, for certain provisions of the CVR agreement, Zimmer Biomet (we refer to the cash consideration and the CVR consideration, collectively, as the “merger consideration”).
At the effective time, each issued and outstanding share of Company common stock as of immediately prior to the effective time, other than shares of Company common stock that are (x) owned by the Company as a treasury share immediately prior to the effective time or then held by Zimmer or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the effective time, which will be canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor (which shares we refer to as the “excluded shares”) or (y) held by Company stockholders who have properly and validly demanded and perfected and not validly withdrawn appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) (which shares we refer to as the “appraisal shares”), will be converted automatically into, and will thereafter represent only, the right to receive the merger consideration.
If the merger is consummated, Zimmer will use reasonable best efforts (and the Company will reasonably cooperate with Zimmer) to cause the Company common stock to be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), as soon as reasonably practicable following the effective time, and, accordingly, the Company’s common stock will no longer be publicly traded, and the Company will no longer be subject to the reporting requirements under the Exchange Act.
Form of Contingent Value Rights Agreement
(page 113)
The merger agreement requires that, at the effective time, Zimmer and a rights agent, and, for certain provisions of the CVR agreement, Zimmer Biomet, will enter into the CVR agreement substantially in the form attached as Exhibit A to the merger agreement that is attached to this proxy statement as Annex A, subject to such changes thereto as permitted under the merger agreement and the form of CVR agreement. The CVR agreement will govern the terms of the CVRs, and is further described in the section of this proxy statement entitled “Contingent Value Rights Agreement”.
While no guarantee or assurance can be given that any proceeds will be received, each CVR represents the right to receive a cash payment of up to $1.00 per CVR, net of applicable taxes and without interest. The cash payment will become payable upon achievement of net revenue (as defined in the section of this proxy statement entitled “Contingent Value Rights Agreement—Milestone Payment”) in excess of $346 million (which we refer to as the “milestone”) during the period from January 1, 2026 through December 31, 2026 (which period we refer to as the “milestone measurement period”) and will be determined linearly based on net revenue in excess of $346 million (which we refer to as the “minimum milestone threshold”) up to $361 million (which we refer to as the “maximum milestone threshold”), with no payment being payable if net revenue during the milestone measurement period is less than $346 million and the full cash payment of $1.00 per CVR, net of applicable taxes and without interest, being payable if net revenue during the milestone measurement period is at least $361 million (we refer to the amount of the cash payment to be paid pursuant to the CVR agreement as the “milestone payment amount”). In no event will the milestone payment amount be greater than $1.00 per CVR.
The CVRs will not be evidenced by a certificate or other instruments. The rights agent will keep an up-to-date register for the purpose of identifying the holders of the CVRs and registering CVRs and permitted transfers thereof. The CVRs will not have voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any holder. The CVRs will not represent any equity or ownership interest in Zimmer Biomet, Zimmer, the Company, the surviving corporation or any of their respective subsidiaries or affiliates. The CVRs may not be transferred except under certain limited circumstances set forth in the CVR agreement.
On or prior to March 31, 2027, Zimmer will deliver or cause to be delivered to the rights agent (i) a written notice (which we refer to as the “milestone notice”) indicating whether or not the milestone was attained and, only if the milestone was attained, (ii) cash, by wire transfer of immediately available funds to an account specified by the rights agent, equal to the aggregate amount necessary to pay the milestone payment amount to all holders (other than holders who received CVRs in consideration of the Company covered equity awards, who will be paid through the payroll system of Zimmer, the surviving corporation or their respective affiliates, or an applicable third-party payroll provider).
The CVR agreement provides that, from the closing date of the merger through December 31, 2026 (i) Zimmer will maintain a dedicated “Foot and Ankle” business unit (which we refer to as the “Foot and Ankle Business Unit”) that will contain the business operations of the Company and its subsidiaries and (ii) neither Zimmer nor any of its affiliates will act in bad faith with the specific intent of avoiding achievement of the minimum milestone threshold, the maximum milestone threshold or the incurrence of the milestone payment obligation.
The CVR agreement also provides that, except as expressly set forth in the CVR agreement, none of Zimmer Biomet, Zimmer or any of their respective affiliates will have any obligation to make any particular level of efforts or engage in any particular activities in connection with the ownership of the surviving corporation or any other person relevant to the milestone payment, the CVR products or Foot and Ankle Business Unit or otherwise in connection with achieving the milestone.
Any actions seeking the enforcement of the rights of holders under the CVR Agreement may only be brought either by the rights agent or the holders of at least a majority of the outstanding CVRs as set forth on the register kept by the rights agent.
The Special Meeting
(page 28)
The special meeting of Company stockholders will be held on [   ], 2025, at [   ], Mountain time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. The Company’s stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FNA2025SM and using the 16-digit control number included in the proxy materials. All stockholders are entitled to virtually attend the special meeting; however, you will only be entitled to vote at the special meeting if you were a stockholder of record at the close of business on [   ], 2025, the record date for the special meeting (which we refer to as the “record date”), or if you were a beneficial owner of Company common stock as of the record date. At the special meeting, holders of Company common stock will be asked to, among other things, vote on the adoption of the merger agreement. For purposes of attendance at the special meeting, all references in this proxy statement to “present in person” or “in person” shall mean virtually present at the special meeting. Please see the section of this proxy statement entitled “The Special Meeting” for additional information on the special meeting, including how to vote your shares of Company common stock.
Record Date and Stockholders Entitled to Vote; Vote Required to Approve Each Proposal
(page 29 and page 29)
Only Company stockholders of record at the close of business on [  ], 2025, the record date, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [   ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.
A quorum of Company stockholders is necessary to hold the special meeting. The presence, in person or by proxy, at the special meeting of the holders of a majority in voting power of the shares of the Company common stock issued and outstanding and entitled to vote in person, or by remote communication or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions and broker non-votes will be counted toward the quorum requirement.

The approval of the proposal of the Company stockholders to adopt the merger agreement (which we refer to as the “merger agreement proposal”) requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter (which we refer to as the “Company stockholder approval”). Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. The approval of the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger (which we refer to as the “advisory compensation proposal”) requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting. The approval of the proposal to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement (which we refer to as the “adjournment proposal”) requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting (whether or not a quorum is present). Approval of the advisory compensation proposal and the adjournment proposal is not a condition to the consummation of the merger. The vote on each of the advisory compensation proposal and the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or the adjournment proposal and vice versa.
If you fail to (i) return your proxy card, (ii) grant your proxy electronically over the internet or by telephone, or (iii) vote by virtual ballot in person at the special meeting, it will have the same effect as if you voted “AGAINST” the merger agreement proposal, but it will have no effect on the advisory compensation proposal or the adjournment proposal.
If you abstain from voting, it will have the same effect as if you voted “AGAINST” the merger agreement proposal, but will not be considered to be a vote “for or against”, and therefore will have no effect on, the advisory compensation proposal or the adjournment proposal.
Voting by Company Directors, Executive Officers and Principal Securityholders
(page 32)
As of [   ], 2025, the directors and executive officers of the Company beneficially owned in the aggregate [   ] shares of Company common stock, or approximately [   ]% of the outstanding shares of Company common stock as of [   ], 2025.
As described in the section of this proxy statement entitled “Voting Agreement” beginning on page 119, Mr. Albert DaCosta, Chairman, President and Chief Executive Officer of the Company, and his stockholder affiliates have committed to vote in favor of the approval of the merger agreement proposal. Although none of the other directors or executive officers are obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares of Company common stock “FOR” each of the proposals to be presented at the special meeting.
Voting Agreement
(page 119)
As a condition to Zimmer Biomet, Zimmer and Merger Sub entering into the merger agreement, Mr. DaCosta and certain affiliates of Mr. DaCosta that are Company stockholders (which we refer to, collectively, as “Mr. DaCosta and his stockholder affiliates”) executed and delivered to Zimmer a voting agreement, dated January 28, 2025 (which we refer to as the “voting agreement”). At the close of business on [   ], 2025, the record date of the special meeting, Mr. DaCosta and his stockholder affiliates collectively beneficially owned and held voting power over [   ] shares of Company common stock (which we refer to as the “subject shares”), which represent approximately [   ]% of the voting power of the Company common stock. Pursuant to the voting agreement, Mr. DaCosta and his stockholder affiliates agreed, among other things, to vote or cause to vote all subject shares (i) in favor of the approval and adoption of the merger agreement; (ii) against any takeover proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”); and (iii) against any other action that is intended or would reasonably be expected to materially impede, interfere with or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement; so long as the merger agreement is not amended or materially modified in such a way as to reduce the amount, change the form or otherwise adversely affect the consideration payable to any of the Company stockholders pursuant to the merger agreement. The voting agreement is attached to this proxy statement as Annex B.
Background of the Merger
(page 37)
A description of the process we undertook that led to the proposed merger, including our discussions with the representatives of Zimmer Biomet, is included in the section of this proxy statement entitled “The Merger—Background of the Merger”.
Recommendation of the Board
(page 51)
The Board has carefully reviewed and considered the terms and conditions of the merger agreement, the CVR agreement and the transactions contemplated by the merger agreement and the CVR agreement, including the merger. The Board has unanimously (i) approved (including for the purposes of Section 203 of the DGCL) and declared advisable the merger agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the merger, and approved the CVR agreement and the transactions contemplated thereby, (ii) determined that the CVR agreement, the merger and the other transactions contemplated by the merger agreement and the CVR agreement are advisable, fair to, and in the best interests of, the Company and the Company stockholders, and (iii) resolved to recommend that the Company stockholders vote in favor of the adoption of the merger agreement and directed that the merger agreement be submitted to the Company stockholders entitled to vote thereon at the special meeting for adoption thereof. Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal. For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 52.
Prior to the approval of the merger agreement proposal by the Company stockholders, under certain circumstances, and in compliance with certain obligations contained in the merger agreement, the Board (or any duly authorized committee thereof) may effect an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), including by withdrawing or withholding the foregoing recommendation, in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) or in response to a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), if the Board complies with certain procedures in the merger agreement
The Opinion of Piper Sandler & Co. (Annex C)
Opinion of Piper Sandler
On January 28, 2025, Piper Sandler & Co. (“Piper Sandler”) rendered its oral opinion to the Board, which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated the same date, to the effect that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion and such other factors Piper Sandler considered relevant, the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock was fair, from a financial point of view, to the holders of Company common stock.
Piper Sandler’s opinion was provided to the Board, and addressed solely the fairness, from a financial point of view, to the holders of Company common stock, of the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, and did not address the fairness, from a financial point of view, to the holders of Company common stock of the proposed CVR consideration, or any other terms or agreements relating to the merger or any other terms of the merger agreement. The summary of Piper Sandler’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion. Neither Piper Sandler’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and does not constitute, a recommendation to any Company stockholder as to how such stockholder should act or vote with respect to the merger or any other matter.
For more information, see Annex C to the proxy statement and the section of this proxy statement entitled “The Merger—Opinion of Piper Sandler”.
Effects on the Company if the Merger is not Consummated
(page 71)
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NYSE, the Company common stock will continue to be registered under the Exchange Act, the Company will continue to file periodic reports with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) and Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock, including, among other things, general industry, economic and market conditions.
Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Zimmer a $40 million termination fee, as described in the section of this proxy statement entitled “The Merger Agreement—Company Termination Fee” beginning on page 110.
Financing of the Merger
(page 72)
There is no financing condition to the consummation of the merger. Zimmer has represented in the merger agreement that Zimmer Biomet has the funds sufficient to consummate the merger and the other transactions contemplated by the merger agreement on the terms contemplated by the merger agreement and that, at the effective time, Zimmer and Merger Sub will have access to sufficient funds necessary for the acquisition of all shares of Company common stock to be acquired pursuant to the merger and to pay all fees and expenses in connection therewith and to perform their respective obligations under the merger agreement.
Interests of the Company’s Directors and Executive Officers in the Merger
(page 77)
The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, interests of Company stockholders. The members of the Board were aware of and considered these interests in reaching the determination to approve and declare advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:
•	the treatment of Company equity awards as provided under the merger agreement (as described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards”);
•	severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual agreements;
•	grants of Company RSUs with respect to fiscal year 2025, grants of cash deal bonuses and annual compensation increases;
•	payment of pro-rated annual cash bonuses for calendar year 2025;
•
tax reimbursements for certain executives who may be subject to an excise tax under Section 4999 pursuant to a tax reimbursement plan that may be established by the Company prior to the effective time;

•	for Mr. DaCosta, entry into a new employment letter agreement and corresponding non-compete agreement with the Company, as a subsidiary of Zimmer Biomet, providing for the terms and conditions of his employment with the Company, as a subsidiary of Zimmer Biomet, and for Mr. Jarboe, an offer letter governing the terms of his employment with the Company, as a subsidiary of Zimmer Biomet, which, in each case, supersedes their prior employment agreements with the Company;
•	non-employee directors may be eligible for payment of any unpaid amount of their cash retainers for the calendar quarter in which the effective time occurs without proration; and
•
continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries have entered into with each of their directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77.
Treatment of Company Equity Awards
(page 91)
At the effective time, each outstanding (i) restricted stock unit that is subject solely to time-based vesting conditions (each of which we refer to as a “Company RSU”) and (ii) restricted stock unit that is subject to both performance-based and time-based vesting conditions (each of which we refer to as a “Company PSU”) will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such award (in the case of Company PSUs, assuming vesting of 140% of the target number of shares of Company common stock subject to such Company PSUs), (a) the cash consideration and (b) one CVR.
At the effective time, each outstanding and unexercised option to purchase shares of Company common stock (each of which we refer to as a “Company Option”) (other than Company Options granted pursuant to the Company’s Employee Stock Purchase Plan) will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such Company Option, (i) an amount in cash equal to the excess, if any, of the cash consideration over the per share exercise price of such Company Option and (ii) one CVR. Notwithstanding the foregoing, (a) any Company Option with a per share exercise price equal to or greater than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR agreement will be canceled as of the effective time for no consideration, and (b) any Company Option with a per share exercise price that is equal to or greater than the cash consideration but less than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR agreement will be canceled and converted into the right to receive solely one CVR with respect to each share of Company common stock underlying such Company Option (where the amount payable pursuant to the CVR agreement, if any, shall be reduced by the portion of such Company Option’s per share exercise price that exceeds the cash consideration).
With respect to the awards described above, the payment of the cash consideration (or portion thereof) described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than the first regularly-scheduled payroll date that occurs more than five business days following the effective time).
Finally, immediately prior to the effective time, the Company’s Employee Stock Purchase Plan will be terminated, and all accumulated contributions of each participant thereunder will, to the extent not used to purchase shares of Company common stock in accordance with an accelerated exercise date no later than ten business days prior to the effective time pursuant to the terms and conditions of the Company’s Employee Stock Purchase Plan, be refunded to such participant as promptly as practicable following the effective time (and in no event later than the first regularly-scheduled payroll date that occurs more than five business days following the effective time).
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 91.
Material U.S. Federal Income Tax Consequences of the Merger
(page 83)
The exchange of Company common stock for the merger consideration pursuant to the merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash and CVRs in exchange for Company common stock pursuant to the merger.
You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 for a more complete discussion of the material U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.
Regulatory Approvals in Connection with the Merger
(page 87)
The parties to the merger agreement intend to, and are obligated to, cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable (and in any event, prior to the outside date (as defined in section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”)), among other things, (i) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority necessary to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement and (ii) defend or contest in good faith any action or judgment that would otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement, in each case, as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 103. The Company, Zimmer and Zimmer Biomet currently believe that the necessary regulatory approvals can be obtained during the first half of 2025; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.
Consummation of the merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”) and the rules promulgated by the Federal Trade Commission (which we refer to as the “FTC”), which prevent transactions such as the merger from being consummated until (i) certain information and materials are furnished to or with the Department of Justice (which we refer to as the “DOJ”) and FTC and (ii) the applicable waiting period under the HSR Act has expired or been terminated. The Company, Zimmer and Zimmer Biomet filed their respective Notification and Report Forms with the FTC and the Antitrust Division of the DOJ on February 7, 2025.
The parties have also filed and will file merger notifications pursuant to antitrust, competition and foreign investment laws with the appropriate regulators in South Africa, Germany, Italy and as otherwise set forth in the confidential disclosures schedules to the merger agreement. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to the foreign antitrust, competition and foreign investment laws of South Africa, Germany and Italy, as applicable, and as otherwise set forth in the confidential disclosure schedules to the merger agreement, before completing the merger.
The parties filed the requisite merger notification pursuant to the German Competition Act with the Federal Cartel Office (which we refer to as the “FCO”) on February 12, 2025, and received the requisite clearance from the FCO with respect to the merger on February 24, 2025 (after which the merger notification was withdrawn).
Appraisal Rights
(page 72)
If the merger is consummated, holders of record and beneficial holders of shares of Company common stock who do not vote in favor of the merger agreement proposal and who do not wish to accept the merger consideration will have the right to demand an appraisal of their shares of Company common stock under Section 262 of the DGCL (which we refer to as “Section 262”) and, if all procedures described in Section 262 are strictly complied with, to receive an amount in cash equal to the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery (the “Delaware Court”), together with interest, if any, to be paid upon the amount determined to be the fair value in lieu of receiving the merger consideration. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Company stockholders who properly demand, and do not otherwise lose, withdraw or waive, appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Instead, they will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares on and from the date of the making of the demand through the effective time, (ii) properly submits a written demand for appraisal of their applicable shares of Company common stock to the Company before the vote is taken on the merger agreement proposal at the special meeting, (iii) has not consented to or otherwise voted in favor of the merger (including by executing and returning a proxy) or otherwise withdrawn, lost or waived appraisal rights, (iv) strictly complies with all other procedures for exercising appraisal rights under Section 262, (v) does not thereafter fail to perfect or effectively withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger Agreement—Appraisal Rights”), will be entitled to have their shares of Company common stock appraised by the Delaware Court and to receive payment in cash of the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest (unless the Delaware Court in its discretion determines otherwise for good cause shown) to be paid upon the amount determined to be the fair value from the effective time through the date of payment of the judgment. The summary included herein does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The summary included herein is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 72.
No Solicitation; Change in Board Recommendation
(page 99)
The merger agreement generally restricts the Company’s ability to directly or indirectly solicit takeover proposals (as defined below under the section entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) from third parties (including by furnishing non-public information), participate in discussions or negotiations with third parties regarding any takeover proposal, approve, adopt, endorse or recommend or enter into any agreement providing for or reasonably expected to lead to a takeover proposal or waive, terminate or amend any confidentiality, standstill or other similar obligation. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited written bona fide takeover proposal upon the Board’s (or any duly authorized Board committee’s) determination in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes, or would reasonably be expected to result in, a superior proposal (as defined in the section of this proxy statement entitled “The Merger Agreement—No

Solicitation; Change in Board Recommendation”) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. See “The Merger Agreement—No Solicitation; Change in Board Recommendation.”
The Board (or any duly authorized committee thereof) generally is not permitted under the merger agreement to change the Board’s recommendation that the Company stockholders adopt the merger agreement or enter into a Company acquisition agreement (as defined in the section of this proxy statement entitled “The Merger Agreement-No Solicitation; Change in Board Recommendation”). However, prior to receipt of the Company stockholder approval, under certain circumstances and in compliance with certain obligations contained in the merger agreement, the Board (or any duly authorized committee thereof) may (i) make an adverse recommendation change (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”) or (ii) with respect to a takeover proposal that did not result from a material breach of the non-solicitation restrictions described in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”, cause the Company to enter into a Company acquisition agreement with respect to such takeover proposal and terminate the merger agreement in accordance with the terms thereof, in either case, if and only if the Board (or any duly authorized committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (A) in the case of clause (i) above where the adverse recommendation change is not made in response to a takeover proposal, such adverse recommendation change is made in response to an intervening event (as defined in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”), and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and (B) in the case of (x) clause (i) above where such adverse recommendation change is made in response to a takeover proposal or (y) clause (ii) above, such takeover proposal constitutes a superior proposal, in each case, subject to certain notice and matching rights in favor of Zimmer.
Conditions of the Merger
(page 108)
Mutual Closing Conditions
Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law), at or prior to the closing date of the merger, of certain conditions, including:
•
no judgment enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction or any applicable law, in each case in the U.S. or any other jurisdiction (which we refer to, collectively, as “restraints”) will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger;

•
(i) any waiting period under the HSR Act applicable to the consummation of the merger will have expired or been terminated and (ii) any waiting periods will have expired or been terminated, and any applicable approvals, consents or waivers will have been obtained, in each case, with respect to the applicable antitrust laws or foreign investment laws of South Africa, Germany, Italy and as otherwise set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub; and

•	the receipt of the Company stockholder approval will have been obtained.
Conditions of Zimmer and Merger Sub to Closing
The obligations of Zimmer and Merger Sub to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver by Zimmer or Merger Sub) on or prior to the closing date of the merger of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement;
•	the Company having complied with or performed in all material respects all obligations to be performed by the Company at or prior to the effective time under the merger agreement; and

•
the absence of any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”).

Conditions of the Company to Closing
The obligations of the Company to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver by the Company) on or prior to the closing date of the merger of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of Zimmer and Merger Sub to the extent specified in the merger agreement; and
•	Zimmer and Merger Sub having complied with or performed in all material respects all obligations to be performed by them at or prior to the effective time under the merger agreement.
The consummation of the merger and the transactions is not conditioned upon Zimmer’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement
(page 109)
The merger agreement may be terminated, and the transactions abandoned, at any time prior to the effective time (except as otherwise noted), by the mutual written consent of the Company and Zimmer.
Termination by Either the Company or Zimmer
In addition, the Company, on the one hand, or Zimmer, on the other hand, may terminate the merger agreement and abandon the merger at any time prior to the effective time (except as otherwise noted), if:
•
the effective time has not occurred on or before the outside date (as defined in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Zimmer”); provided that this right to terminate the merger agreement will not be available to any party if the failure to consummate the merger by the outside date was principally caused by or is primarily the result of a material breach of merger agreement by such party (treating Zimmer and Merger Sub as one party);

•
any restraint having the effect of permanently preventing or prohibiting the consummation of the merger is in effect and has become final and non-appealable; provided that this right to terminate the merger agreement will not be available to a party if such party’s (treating Zimmer and Merger Sub as one party) material breach of the merger agreement is the principal cause of or resulted in such final and non-appealable restraint; or

•
the Company stockholder approval was not obtained at the special meeting (or any adjournment or postponement thereof) at which a vote by the Company’s stockholders on the adoption of the merger agreement was taken.

Termination by Zimmer
Zimmer may also terminate the merger agreement and abandon the transactions by written notice to the Company at any time prior to the effective time (except as otherwise noted):
•
if the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth under the first and second bullet points described in the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger—Conditions of Zimmer and Merger Sub to Closing” and (ii) is incapable of being cured or, if capable of being cured by the outside date, has not been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Zimmer stating Zimmer’s intent to terminate the merger agreement pursuant to this bullet point; provided that Zimmer will not have the right to terminate the merger agreement pursuant to this bullet point if Zimmer or Merger Sub is then in material breach of its representations, warranties, covenants or agreements under the merger agreement, which breach has not been cured; or
•
prior to receipt of the Company stockholder approval, if the Board (or any duly authorized committee thereof) has made an adverse recommendation change (as defined in the merger agreement and as described in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”).

Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions by written notice to Zimmer at any time prior to the effective time (except as otherwise noted):
•
if either of Zimmer or Merger Sub have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured by the outside date, has not been cured within 30 days following receipt by Zimmer of written notice of such breach or failure to perform from the Company; provided that the Company will not have the right to terminate the merger agreement pursuant to this bullet point if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, whose breach has not been cured; or

•
prior to receipt of the Company stockholder approval, in order to enter into a binding written Company acquisition agreement providing for a superior proposal in compliance with the terms of the merger agreement, including the non-solicitation restrictions of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the termination fee to Zimmer so long as Zimmer has provided the Company with wire instructions for such payment.

Company Termination Fee
(page 110)
The Company will be required to pay to Zimmer a termination fee of $40 million if:
•
the merger agreement is terminated by the Company or Zimmer pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Zimmer” or the merger agreement is terminated by Zimmer pursuant to the provision described in the first bullet point described above in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Zimmer” as a result of a knowing and intentional breach by the Company of the provisions described in the section of this proxy statement entitled “The Merger Agreement—No Solicitation; Change in Board Recommendation”; provided that, in each case, (i) a bona fide takeover proposal has been publicly made, proposed or communicated by a third-party (or such takeover proposal has otherwise been made known to the Board and has become publicly known) after January 28, 2025, and such takeover proposal has not been unconditionally withdrawn prior to the time the merger agreement is terminated and (ii) within 12 months after termination of the merger agreement, the Company consummates any transaction included within the definition of takeover proposal or the Company enters into a definitive agreement with respect to any transaction included within the definition of takeover proposal and such transaction is subsequently consummated at any time, in each case, whether or not involving the same takeover proposal or the person or group making the Company the takeover proposal referred to in clause (i); provided that, for purposes of clause (ii) of this bullet point, the references to “20%” in the definition of takeover proposal are deemed to be references to “50%”; or

•
the merger agreement is terminated (i) by Zimmer pursuant to the provision described in the second bullet point described above in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Zimmer” or if Zimmer would have been entitled to terminate the merger agreement pursuant to such provision prior to or at the time the Company terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger

Agreement—Termination by the Company or Zimmer” or (ii) by the Company pursuant to the provision described in the second bullet point described above in the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”.
Current Price of Common Stock
On [   ], 2025, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of Company common stock on NYSE was $[   ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.
Additional Information
(page 126)
You can find more information about the Company in the periodic reports and other information we file with the SEC. Our SEC filings are available over the internet through the SEC’s website at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting, the merger, the merger agreement, and the CVR agreement. These questions and answers may not address all questions that may be important to you as a stockholder. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 126.
Q:	Why am I receiving this proxy statement?
A:
On January 28, 2025, the Company entered into the merger agreement with Zimmer, Merger Sub, and, for certain provisions of the merger agreement, Zimmer Biomet. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Zimmer and an indirect wholly owned subsidiary of Zimmer Biomet.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the merger agreement proposal and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?” beginning on page 17.
Q:	What is a proxy?
A:
A proxy is a Company stockholder’s legal designation of another person to vote shares owned by such Company stockholder on their behalf. If you hold your shares of Company common stock as a stockholder of record, you can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares of Company common stock beneficially in “street name”, you should follow the voting instructions provided by your broker, bank or other nominee. Albert DaCosta, Chadi Chahine and Robert McCormack, each of them with full power of substitution, have been designated as proxies for the special meeting.

Q:	As a holder of Company common stock, what will I receive if the merger is completed?
A:
If the merger is consummated, for each share of Company common stock that you own as of immediately prior to the effective time, you will be entitled to receive the merger consideration, which consists of (i) the cash consideration ($13.00 in cash, without interest and subject to any applicable withholding taxes), and (ii) the CVR consideration (one CVR representing the right to receive an amount in cash equal to up to $1.00 per share, net of applicable taxes and without interest, subject to the achievement of the revenue-based milestone set forth in the CVR agreement), in each case, unless you have properly exercised, perfected and not validly withdrawn or otherwise lost your appraisal rights under the DGCL with respect to such shares of Company common stock, and certain other conditions under the DGCL are satisfied (as described in more detail in the section of this proxy right entitled “Appraisal Rights” beginning on page 72). If the merger is consummated, you will not own shares in the surviving corporation.

The receipt of the cash consideration and CVRs pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state and local and/or non-U.S. taxes.
Q:	What is a CVR and how does it work?
A:
Each CVR will represent the right to receive the CVR consideration of up to $1.00 per CVR, net of applicable taxes and without interest, in a contingent cash payment from Zimmer. The contingent cash payment will become payable upon achievement of net revenue (as defined in the section of this proxy statement entitled “Contingent Value Rights Agreement—Milestone Payment” beginning on page 113) in excess of $346 million during the period from January 1, 2026 through December 31, 2026, and will be determined linearly based on net revenue in excess of $346 million up to $361 million, with no payment being payable if net revenue during the applicable period is less than $346 million and the full cash payment of $1.00 per CVR, net of applicable taxes and without interest, being payable if net revenue during the applicable period is at least $361 million. In no event will the milestone payment amount be greater than $1.00 per CVR. There can be no assurance that the milestone will be achieved during the relevant period, and that the resulting milestone payments will occur. Please see the section of this proxy statement entitled “Contingent Value Rights Agreement” beginning on page 113 for a more detailed description of the CVR agreement.
Q:	Is it possible that I will receive more than one payment under the CVR?
A:	No. Each CVR represents the right to receive one contingent cash payment from Zimmer of up to $1.00 per CVR, net of applicable taxes and without interest.
Q:	Is it possible that I will not receive any payment under the CVR?
A:	Yes. There can be no assurance that the milestone will be achieved during the relevant period, and that the resulting milestone payment will occur.
Q:	Can I transfer my CVR?
A:
The CVRs are not transferable except under certain limited circumstances specified in the CVR agreement, will not be evidenced by a certificate or other instrument and will not be registered or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Zimmer, Merger Sub, Zimmer Biomet or any of their respective affiliates.

Q:	When and where is the special meeting of our stockholders?
A:
The special meeting of Company stockholders will be held on [  ], 2025 at [  ], Mountain time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. Company stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FNA2025SM and using the 16-digit control number included in the Notice, proxy card or instructions that accompanied the proxy materials. We encourage you to access the special meeting before the start time of [  ], Mountain time. Please allow ample time to log into the special meeting and test your computer systems.

Q:	Who is entitled to virtually attend and vote at the special meeting?
A:
Only Company stockholders of record at the close of business on [  ], 2025, the record date for the special meeting, or those with a valid proxy from a broker that held shares of Company common stock on the record date, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of Company common stock issued and outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.

•
If at the close of business on [  ], 2025, you were a “record” holder of Company common stock (in other words, if your shares were registered directly in your name with the transfer agent, Equiniti Trust Company, LLC), you may vote at the special meeting or vote by proxy. Whether or not you plan to virtually attend the special meeting, we encourage you to vote by proxy over the telephone or on the internet as instructed below or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

•
If at the close of business on [  ], 2025, you were the beneficial owner of Company common stock held in “street name” (in other words, if your Company common stock is held in the name of your broker, bank or other nominee), the proxy materials should be forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee is considered the stockholder of record for purposes of voting your shares at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You are also invited to virtually attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares at the special meeting unless you request and obtain, and present at the special meeting, a legal proxy from your broker, bank or other nominee.

For additional information on how to vote at the special meeting, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 30.
At the special meeting and for 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection by any Company stockholder, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., Mountain time, at the Company’s principal executive offices located at 14445 Grasslands Drive, Englewood, CO 80112, by contacting the Corporate Secretary of the Company. Participating Company stockholders who log on to the special meeting using their 16-digit control number will be able to examine the stockholder list during the special meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/FNA2025SM.
Q:	How do I virtually attend the special meeting?
A:
The special meeting will be a completely virtual meeting of stockholders and will be conducted via live webcast. You are entitled to virtually attend the special meeting only if you were a stockholder of record or were the beneficial owner of Company common stock held in “street name” at the close of business on [  ], 2025, the record date for the special meeting. Company stockholders of record will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FNA2025SM and using the 16-digit control number included in the Notice, proxy card or instructions that accompanied the proxy materials. Beneficial owners of Company common stock held in “street name” may virtually attend the special meeting, but may vote online at the special meeting only if they obtain a 16-digit control number from their broker (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker for instructions to access the special meeting.

The special meeting webcast will begin promptly at [  ], Mountain time on [  ], 2025. Online access will begin at [  ], Mountain time, and we encourage you to access the special meeting prior to the start time. The virtual meeting platform is fully supported across browsers and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. We will have technicians ready to assist you with any technical difficulties you may have. You will have the ability to test the systems before the special meeting starts, and a technical support phone number will be provided when the meeting opens.
Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, Company stockholders will be asked to consider and vote on the following proposals:
•	the merger agreement proposal;
•	the advisory compensation proposal; and
•	the adjournment proposal.
For additional information on the proposals, please see the section of this proxy statement entitled “Proxy Proposals” beginning on page 34.
Q:	What constitutes a quorum for purposes of the special meeting?
A:
The presence, in person or by proxy, at the special meeting of the holders of a majority in voting power of the shares of the capital stock of the Company issued and outstanding and entitled to vote in person, or by remote communication or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If a quorum is not present or represented by proxy at the special meeting, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the special meeting, present in person, or by remote communication or represented by proxy, have the power to adjourn the special meeting from time to time until a quorum is present or represented. At such adjourned special meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the special meeting as originally noticed.

Q:	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
A:
If you encounter technical difficulties accessing the special meeting during the check-in time or during the special meeting, a support line will be available on the login page of the virtual meeting website.

Q:	What vote of Company stockholders is required to approve each of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting (whether or not a quorum is present). Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. Because none of the proposals to be voted on at the special meeting is a routine matter for which nominees may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. If there are any broker non-votes, they would have the effect of a vote “AGAINST” the merger agreement proposal and have no effect on the advisory compensation proposal and the adjournment proposal.
Q:	How does the Board recommend that I vote?
A:	The Board recommends that Company stockholders vote:
•	“FOR” the merger agreement proposal;
•	“FOR” the advisory compensation proposal; and
•	“FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend “FOR” the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 52.
In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77.

Q:	How do the Company’s directors and executive officers intend to vote?
A:
As of [  ], 2025, the directors and executive officers of the Company beneficially owned in the aggregate [  ] shares of Company common stock, or approximately [  ]% of the outstanding shares of Company common stock as of [  ], 2025.

As described in the section of this proxy statement entitled “Voting Agreement” beginning on page 119, Mr. DaCosta and his stockholder affiliates have committed to vote in favor of the approval of the merger agreement proposal. Although none of the other directors or executive officers are obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares of Company common stock “FOR” each of the proposals to be presented at the special meeting.
Subject to certain termination rights as described in the section of this proxy statement entitled “Voting Agreement”, Mr. DaCosta and his stockholder affiliates entered into a voting agreement with Zimmer and Merger Sub pursuant to which Mr. DaCosta and his stockholder affiliates agreed, among other things, to vote or cause to vote all subject shares (i) in favor of approval and adoption of the merger agreement; (ii) against any takeover proposal; and (iii) against any other action that is intended or would reasonably be expected to materially impede, interfere with or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement; so long as the merger agreement is not amended or materially modified in such a way as to reduce the amount, change the form or otherwise adversely affect the consideration payable to any of the Company stockholders pursuant to the merger agreement. The subject shares represent approximately [  ]% of the total outstanding voting power of the Company common stock as of the record date. The voting agreement will terminate if the merger agreement is terminated. For additional information on the voting agreement, please see the section of this proxy statement entitled “Voting Agreement” beginning on page 119.
Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a Company stockholder?
A:
In considering the proposals to be voted on at the special meeting, you should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a Company stockholder. The members of the Board were aware of and considered these interests in reaching the determination to approve and declare advisable the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, and to recommend that Company stockholders approve the merger agreement proposal. These interests may include:

•	the treatment of Company equity awards as provided under the merger agreement (as described in the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards”);
•	severance and other benefits payable in the case of certain qualifying terminations of employment under the terms of individual agreements;
•	grants of Company RSUs with respect to fiscal year 2025, grants of cash deal bonuses and entry into annual compensation increases;
•	payment of pro-rated annual cash bonuses for calendar year 2025;
•
tax reimbursements for certain executives who may be subject to an excise tax under Section 4999 pursuant to a tax reimbursement plan that may be established by the Company prior to the effective time;

•
for Mr. DaCosta, entry into a new employment letter agreement and corresponding non-compete agreement with the Company, as a subsidiary of Zimmer Biomet, providing for the terms and conditions of his employment with the Company, as a subsidiary of Zimmer Biomet, and for Mr. Jarboe, an offer letter governing the terms of his employment with the Company, as a subsidiary of Zimmer Biomet, which, in each case, supersedes their prior employment agreements with the Company;

•	non-employee directors may be eligible for payment of any unpaid amount of their cash retainers for the calendar quarter in which the effective time occurs without proration; and
•
continued indemnification and insurance coverage under the merger agreement, the organizational documents of the Company and its subsidiaries and indemnification agreements the Company and any of its subsidiaries have entered into with each of their directors and executive officers.

These interests are described in more detail, and certain of them are quantified, in the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77.
Q:	What happens if I transfer or sell my Company common stock before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting. If you own Company common stock on the record date and transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares of Company common stock at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred or sold your shares of Company common stock.

Q:	What happens if I sell my shares of Company common stock before the completion of the merger?
A:
In order to receive the merger consideration, you must hold your shares of Company common stock through the completion of the merger. Consequently, if you transfer your shares of Company common stock before the completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration in the merger.
Q:	How do I vote if I am a Company stockholder of record or hold my shares in “street name”?
A:
If you are a Company stockholder of record, you may vote electronically during the special meeting, vote by proxy over the telephone, vote by proxy via the internet or vote by proxy card by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. You may still virtually attend the special meeting and vote online during the special meeting even if you have already voted by proxy, but your previous vote by proxy will not be counted.

If your shares of Company common stock are held in a stock brokerage account by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and you should have received a Notice or voting instruction card with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the voting instruction card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as indicated on the Notice and instructed by your broker, bank or other nominee. “Street name” holders may vote electronically at the special meeting if they obtain a legal proxy from their broker, bank or other nominee. They must follow the instructions from their broker, bank or other nominee included with these proxy materials, or contact their broker, bank or other nominee to request a legal proxy form. Without following the voting instructions provided by your broker, bank or other nominee, your Company common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal, assuming a quorum is present, and will not have any effect on the advisory compensation proposal and adjournment proposal.
For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 30.
Whether or not you plan to virtually attend the special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting and vote during the live webcast if you have already voted by proxy, but your previous vote by proxy will not be counted.
Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?
A:
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. If you abstain from voting, fail to authorize a proxy to vote your shares or fail to vote at the special meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Company common stock that you own will not be counted and will have the same effect as a vote “AGAINST” the merger agreement proposal.

The approval of the advisory compensation proposal and the adjournment proposal each requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on the proposal. Assuming a quorum is present at the special meeting, if you fail to authorize a proxy to vote your shares or vote at the special meeting, or fail to instruct your broker, bank, or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions will not be considered votes cast and therefore will have no effect on the outcome of the advisory compensation proposal or the adjournment proposal.
Q:	What if I return a proxy card or otherwise vote but do not make specific choices?
A:
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares of Company common stock will be voted in accordance with the recommendation of the Board: “FOR” the merger proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. For the Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
•
you may submit another properly completed proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section of this proxy statement entitled “The Special Meeting—Voting Procedures”;

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Paragon 28, Inc., 14445 Grasslands Drive, Englewood, CO 80112; or
•	you may virtually attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in and of itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you should follow the instructions provided by your broker, bank or other nominee to change your vote or revoke your proxy. If your shares are held of record by your broker, bank or other nominee you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with their procedures. For more information, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page 30.
Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company common stock. Please submit each proxy and voting instruction card that you receive in accordance with the instructions provided in this proxy statement to ensure that all of your shares of Company common stock are voted.

Q:	If I hold my Company common stock in certificated form, should I send in my stock certificates now?
A:
No. If you hold stock certificates representing shares of Company common stock, you should not send in such certificates at this time. If and when the merger is consummated, each holder of Company common stock, who holds share certificates or book-entry shares not held through the Depository Trust Corporation (“DTC”), entitled to the merger consideration will receive a letter of transmittal and instructions advising such Company stockholder how to surrender its Company common stock in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Payment for Stock” beginning on page 91.

Q:	Am I entitled to exercise appraisal or dissenters’ rights under Delaware law instead of receiving the merger consideration for my Company common stock?
A:
Yes. Company stockholders are entitled to exercise appraisal or dissenters’ rights under Section 262 so long as they take certain actions and meet certain conditions, including that they do not vote (in person or by proxy) in favor of the merger agreement proposal. For more information regarding appraisal rights, please see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 72. Failure to strictly comply with Section 262 may result in your loss or waiver of, or inability to exercise, appraisal rights. You are urged to consult your legal and financial advisors before attempting to exercise such rights.

Q:	When is the merger expected to be consummated?
A:
We are working towards completing the merger as soon as possible, and currently expect to consummate the merger during the first half of 2025, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver of the other conditions to the merger described in the merger agreement. See the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger” beginning on page 108 for additional information.

Q:	What effect will the merger have on the Company?
A:
If the merger is consummated, at the effective time, Merger Sub will be merged with and into the Company, with the Company surviving the merger as the surviving corporation and as a wholly owned subsidiary of Zimmer and an indirect wholly owned subsidiary of Zimmer Biomet. If the merger is consummated, Zimmer will use reasonable best efforts (and the Company will reasonably cooperate with Zimmer) to cause the Company common stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the effective time, and, accordingly, the Company’s common stock will no longer be publicly traded, and the Company will no longer be subject to the reporting requirements under the Exchange Act. If the merger is consummated, you will not own any shares of the capital stock of the surviving corporation.

Q:	What are the material U.S. federal income tax consequences of the Merger?
A:
The exchange of Company common stock for the merger consideration pursuant to the merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash and CVRs in exchange for Company common stock pursuant to the merger.

Q:	What will happen to outstanding Company equity awards in the merger?
A:
At the effective time, each outstanding (i) Company RSU and (ii) Company PSU will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such award (in the case of Company PSUs, assuming vesting of 140% of the target number of shares of Company common stock subject to such Company PSUs), (a) the cash consideration and (b) one CVR.

At the effective time, each outstanding and unexercised Company Option (other than Company Options granted pursuant to the Company’s Employee Stock Purchase Plan) will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such Company Option, (i) an amount in cash equal to the excess, if any, of the cash consideration over the per share exercise price of such Company Option and (ii) one CVR. Notwithstanding the foregoing, (a) any Company Option with a per share exercise price equal to or greater than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR agreement will be canceled as of the effective time for no consideration and (b) any Company Option with a per share exercise price that is equal to or greater than the cash consideration but less than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR agreement will be canceled and converted into the right to receive solely one CVR with respect to each share of Company common stock underlying such Company Option (where the amount payable pursuant to the CVR agreement, if any, shall be reduced by the portion of such Company Option’s per share exercise price that exceeds the cash consideration).

With respect to the awards described above, the payment of the cash consideration (or portion thereof) described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than the first regularly scheduled payroll date that occurs more than five business days following the effective time).
Finally, immediately prior to the effective time, the Company’s Employee Stock Purchase Plan will be terminated, and all accumulated contributions of each participant thereunder will, to the extent not used to purchase shares of Company common stock in accordance with an accelerated exercise date no later than ten business days prior to the effective time pursuant to the terms and conditions of the Company’s Employee Stock Purchase Plan, be refunded to such participant as promptly as practicable following the effective time (and in no event later than the first regularly scheduled payroll date that occurs more than five business days following the effective time).
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 91.
Q:	Is the closing of the merger subject to any conditions?
A:
Yes. The obligations of each of the Company and Zimmer to effect the merger are subject to the satisfaction or waiver, at or prior to the closing date, of certain conditions, including each of the following:

•	no restraints will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger;
•
(i) any waiting period under the HSR Act applicable to the consummation of the merger will have expired or been terminated and (ii) any waiting periods will have expired or been terminated, and any applicable approvals, consents or waivers will have been obtained, in each case, with respect to the applicable antitrust laws or foreign investment laws of South Africa, Germany, Italy and as otherwise set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub; and

•	the receipt of the Company stockholder approval will have been obtained.
In addition, each party’s obligation to effect the merger is subject to, among other things, the accuracy, truthfulness and correctness of certain representations and warranties of the other party, subject to certain materiality qualifications, and the compliance or performance by such other party in all material respects with its obligations required to be complied with or performed at or prior to the effective time.
For more information, please see the section of this proxy statement entitled “The Merger Agreement—Conditions of the Merger” beginning on page 108.
Q:	What happens if the merger is not consummated?
A:
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason and the merger agreement is terminated, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on the NYSE, the Company common stock will continue to be registered under the Exchange Act and Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock.

Under certain circumstances, if the merger agreement is terminated, the Company will be required to pay Zimmer a termination fee equal to $40 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement—Company Termination Fee” beginning on page 110.
Q:
What will happen if Company stockholders do not approve the advisory compensation proposal on certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger?

A:
The inclusion of this proposal is required by the SEC rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by Company stockholders and is not binding on the Company, Zimmer or Zimmer Biomet. If the merger agreement is adopted by the Company stockholders and the merger is completed, the merger-related compensation will be paid to the Company’s named executive officers in accordance with the terms of the applicable compensation agreements and arrangements even if the Company stockholders do not approve of this proposal.

Q:	Does the Company participate in householding?
A:
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more Company stockholders sharing the same address and Company stockholders that maintain more than one stockholder account on the books of our transfer agent by delivering a single proxy statement addressed to those Company stockholders. This procedure, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for companies.

Brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding”.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (i) notify your broker, (ii) direct your written request to: 14445 Grasslands Drive, Englewood, Colorado 80112 or (iii) request them from the Company by calling (720) 399-3400. Company stockholders who currently receive multiple copies of this proxy statement at their address and would like to request “householding” of their communications should contact their broker.
Q:	Should I send evidence of ownership now?
A:
No. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	Where can I find the voting results of the special meeting?
A:
The preliminary voting results for the special meeting are expected to be announced at the special meeting. In addition, within four business days following certification of the final voting results, the Company will file the final voting results of the special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company expects to pay Innisfree M&A Incorporated a fee of up to $60,000, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for certain out-of-pocket fees and expenses. The Company has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). The Company also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Company common stock. Directors, officers and employees of the Company also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What should I do now?
A:
You should read this proxy statement carefully and in its entirety, including the merger agreement (including the form of CVR agreement that is an exhibit thereto) along with the annexes of this proxy statement and all other documents that we refer to in this proxy statement, as they contain important information about, among other things, the merger and how it affects you. Then, return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the internet as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Who can help answer my questions?
A:	If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders may call toll-free: 1 (888) 750-5835
Brokers, banks, and other nominees may call collect: 1 (212) 750-5833
If your broker, bank or other nominee holds your shares of Company common stock, you should also call your broker, bank or other agent for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company, which involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate”, “estimate”, “believe”, “continue”, “could”, “intend”, “may”, “plan”, “potential”, “predict”, “should”, “will”, “expect”, “are confident that”, “objective”, “projection”, “forecast”, “goal”, “guidance”, “outlook”, “effort”, “target”, “would” or the negative of these terms or other comparable terms. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and similar expressions or variations that are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the proposed merger and related matters; the expected timetable for completing the proposed merger; prospective performance and opportunities; general business outlook; filings and approvals relating to the proposed merger; the ability to complete the proposed merger considering the various closing conditions; and any assumptions underlying any of the foregoing.
These forward-looking statements are based on certain assumptions and analyses made by the Company in light of the Company’s experience and the Company’s perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. These forward-looking statements also are based on the current expectations and beliefs of the management of the Company and are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, among other things, (i) risks related to the satisfaction of the conditions to closing the merger (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the Company stockholders will approve the merger and the possibility that the merger does not close; (ii) risks related to the possibility that competing offers or acquisition proposals for the Company will be made; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee; (iv) risks related to the ability to realize the anticipated benefits of the merger, including the possibility that the expected benefits from the merger will not be realized or will not be realized within the expected time period; (v) the risk that the businesses will not be integrated successfully; (vi) risks relating to the achievement, in part or at all, of the revenue milestone necessary for the payment of any CVRs; (vii) disruption from the merger making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies, and the Company’s ability to attract, motivate or retain key executives, employees and other associates; (viii) risk related to the merger diverting the Company’s management’s attention from ongoing business operations; (ix) negative effects of this announcement or the consummation of the merger on the market price of the Company’s common stock and on the Company’s operating results; (x) the risk of litigation, including stockholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the merger; and (xi) (A) other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q (in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such Annual Reports and Quarterly Reports) and (B) other risk factors identified from time to time in other filings with the SEC. Filings with the SEC are available on the SEC’s website at www.sec.gov. See the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 126.
The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law, and expressly disclaim any obligation to revise or update any forward-looking statement to reflect future events or circumstances. Company stockholders are advised to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.
All information contained in this proxy statement exclusively concerning Zimmer, Zimmer Biomet, Merger Sub and their affiliates has been supplied by Zimmer, Zimmer Biomet and Merger Sub and has not been independently verified by us.

THE PARTIES
Paragon 28, Inc.
The Company is a leading medical device company exclusively focused on the foot and ankle orthopedic segment and dedicated to improving patient lives. The Company’s innovative orthopedic solutions, procedural approaches and instrumentation cover a wide range of foot and ankle ailments including fracture fixation, forefoot, ankle, progressive collapsing foot deformity or flatfoot, charcot foot and orthobiologics. To treat these painful, debilitating or even life-threatening conditions, the Company provides a comprehensive portfolio of solutions that includes surgical implants and disposables, as well as surgical instrumentation. The Company’s principal executive offices are located at 14445 Grasslands Drive, Englewood, Colorado 80112 and its telephone number is (888) 728-1888. Shares of Company common stock are listed on NYSE under the trading symbol “FNA”.
Zimmer Biomet Holdings, Inc.
Zimmer Biomet is a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve health. Zimmer Biomet designs, manufactures and markets orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. Its products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues and it has operations in more than 25 countries around the world, selling products in more than 100 countries. Zimmer Biomet’s principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580 and its telephone number is (574) 373-3333. Shares of Zimmer Biomet’s common stock are listed on NYSE under the trading symbol “ZBH”.
Zimmer, Inc.
Zimmer is a direct, wholly owned subsidiary of Zimmer Biomet. Zimmer’s principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580 and its telephone number is (574) 373-3333.
Gazelle Merger Sub I, Inc.
Merger Sub was formed on January 23, 2025 as a Delaware corporation, solely for the purpose of entering into the merger agreement and related agreements and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any business other than in connection with its formation and the transactions contemplated by the merger agreement. Merger Sub is a direct, wholly owned subsidiary of Zimmer. Upon consummation of the merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 345 East Main Street, Warsaw, Indiana 46580 and its telephone number is (574) 373-3333.

THE SPECIAL MEETING
We are furnishing this proxy statement to the Company stockholders as part of the solicitation of proxies by the Board for exercise at the special meeting and at any postponements or adjournments thereof.
Date, Time and Place
The special meeting of Company stockholders will be held on [  ], 2025, at [  ], Mountain time (unless the special meeting is adjourned or postponed). The special meeting will be completely virtual. Company stockholders will be able to virtually attend and vote at the special meeting by visiting www.virtualshareholdermeeting.com/FNA2025SM and using the 16-digit control number included in the proxy materials. Company stockholders are entitled to virtually attend the special meeting; however, you will only be entitled to vote at the special meeting if you were a stockholder of record at the close of business on [  ], 2025, the record date for the special meeting, or if you were a beneficial owner of Company common stock as of the record date.
Purpose of the Special Meeting
The special meeting is being held for the following purposes:
•	to consider and vote on the merger agreement proposal;
•	to consider and vote on the advisory compensation proposal; and
•	to consider and vote on the adjournment proposal.
A copy of the merger agreement is attached as Annex A to this proxy statement and which we incorporate by reference into this proxy statement.
Recommendation of the Board
The Board has carefully reviewed and considered the terms and conditions of the merger agreement, the CVR agreement and the transactions contemplated by the merger agreement and the CVR agreement, including the merger. The Board unanimously (i) approved (including for the purposes of Section 203 of the DGCL) and declared advisable the merger agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the merger, and approved the CVR agreement and the transactions contemplated thereby, (ii) determined that the CVR agreement, the merger and the other transactions contemplated by the merger agreement and the CVR agreement are advisable, fair to, and in the best interests of, the Company and the Company stockholders, and (iii) resolved to recommend that the Company stockholders vote in favor of the adoption of the merger agreement and directed that the merger agreement be submitted to the Company stockholders entitled to vote thereon at the special meeting for the adoption thereof.
Accordingly, the Board recommends a vote “FOR” the merger agreement proposal, “FOR” the advisory compensation proposal and “FOR” the adjournment proposal.
For a discussion of the factors that the Board considered in determining to recommend the approval of the merger agreement proposal, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page 52.
Registering for the Special Meeting
Stockholders of Record
If, at the close of business on [  ], 2025, you were a record holder of Company common stock (in other words, if your Company common stock were registered directly in your name with the transfer agent, Equiniti Trust Company, LLC), you may vote at the special meeting or vote by proxy. You do not need to register to virtually attend and participate in the special meeting. You may virtually attend and participate by accessing www.virtualshareholdermeeting.com/FNA2025SM and selecting “I have a Control Number”. Enter the 16-digit control number shown on your proxy card.
Beneficial (“Street Name”) Stockholders
If at the close of business on [  ], 2025, you were the beneficial owner of Company common stock held in “street name” (in other words, if your Company common stock is held in the name of your broker, bank or other nominee), the proxy materials should be forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee is considered the stockholder of record for purposes of voting your shares at the special meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares of Company common stock by following their instructions for voting. You are also invited to virtually attend the special meeting. “Street name” holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker, bank, or other nominee (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker, bank or other nominee for instructions to access the meeting.
Record Date and Stockholders Entitled to Vote
Only Company stockholders of record at the close of business on [  ], 2025, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. As of the close of business on the record date, there were [  ] shares of Company common stock outstanding and entitled to vote. Each Company stockholder is entitled to one vote per share of Company common stock held by such Company stockholder on the record date on each of the proposals presented in this proxy statement.
At the special meeting and for 10 days prior to the special meeting, the names of Company stockholders entitled to vote at the special meeting will be available for inspection by any Company stockholder for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., Mountain time, at the Company’s principal executive offices located at 14445 Grasslands Drive, Englewood, Colorado 80112, by contacting the Corporate Secretary of the Company. Participating Company stockholders who log on to the special meeting using their 16-digit control number will be able to examine the stockholder list during the special meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/FNA2025SM.
Quorum
The presence, in person or by proxy, at the special meeting of the holders of a majority in voting power of the shares of the capital stock of the Company issued and outstanding and entitled to vote in person, or by remote communication or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting constitutes presence in person for quorum purposes at the special meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If a quorum is not present or represented by proxy at the special meeting, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the special meeting, present in person, or by remote communication or represented by proxy, have the power to adjourn the special meeting from time to time until a quorum is present or represented. At such adjourned special meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the special meeting as originally noticed. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies.
Vote Required
Approval of the Merger Agreement Proposal
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. Under Delaware law and the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal or adjournment proposal and vice versa.
Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
Approval of the Advisory Compensation Proposal
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The vote on the advisory compensation proposal is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the advisory compensation proposal is not a condition to the consummation of the merger. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the advisory compensation proposal and vice versa. The inclusion of the advisory compensation proposal is required by the SEC rules and is advisory only. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on the Company, the Board, Zimmer, Zimmer Biomet or the surviving corporation. Therefore, because the Company is contractually obligated to pay the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger, if the merger is approved by our stockholders, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the advisory compensation proposal.
Approval of the Adjournment Proposal
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting (whether or not a quorum is present). Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the adjournment proposal is not a condition to the consummation of the merger. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve the adjournment proposal and vice versa.
A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other “routine” items and submits votes for those matters. Because none of the proposals to be voted on at the special meeting is a routine matter for which nominees may have discretionary authority to vote, the Company does not expect any broker non-votes at the special meeting. If there are any broker non-votes, they would have the effect of a vote “AGAINST” the merger agreement proposal and have no effect on the advisory compensation proposal and the adjournment proposal.
Voting Procedures
Whether or not you plan to virtually attend the special meeting and regardless of the number of shares of Company common stock you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.
If, at the close of business on [  ], 2025, you were a record holder of Company common stock (in other words, you held Company common stock in your own name in the stock register maintained by our transfer agent, Equiniti Trust Company, LLC) and to ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to virtually attend the special meeting, using one of the following three methods.
•
Voting by Mail: To vote by mail using a proxy card, please complete, sign, date and mail the enclosed proxy card in the envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct. For your mailed proxy card to be counted, we must receive it before the start of the special meeting on [  ], 2025.

•
Voting by Telephone: To vote by telephone, dial the toll-free number on the enclosed proxy card or voting instruction form using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the 16-digit control number from the enclosed proxy card or voting instruction form. Your telephone vote must be received by 11:59 p.m. Eastern time on [  ], 2025, the day before the special meeting, to be counted.

•
Voting via the Internet: To vote via the internet, go to the website listed on the enclosed proxy card or voting instruction form and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m. Eastern time on [  ], 2025, the day before the special meeting, to be counted.

You may also vote by virtually attending the special meeting and voting during the live webcast.
If, at the close of business on [  ], 2025, you were the beneficial owner of Company common stock held in “street name” (in other words, if your Company common stock is held in the name of your broker, bank or other nominee), you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker, bank or other nominee to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker. “Street name” holders may vote online at the special meeting only if they obtain a 16-digit control number from their broker, bank or other nominee (typically found on their voting instruction form). If you hold your shares in street name and want to participate in the special meeting but did not receive a 16-digit control number, you must contact your broker, bank or other nominee for instructions to access the meeting. Without following the voting instructions provided by your broker, bank or other nominee, your shares of Company common stock held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the merger agreement proposal and will not have any effect on the advisory compensation proposal and adjournment proposal.
For additional questions about the merger, assistance in submitting proxies or voting, or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll-free at (888) 750-5835. Brokers and banks may call (212) 750-5833.
How Proxies Are Voted
If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies therein will vote in favor of the merger agreement proposal, the advisory compensation proposal and the adjournment proposal.
Revocation of Proxies
For Company stockholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:
•
you may submit another properly completed proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) in accordance with the instructions detailed in the section above entitled “—Voting Procedures”;

•	you may submit a written notice of revocation to the Company’s Corporate Secretary at Paragon 28, Inc., 14445 Grasslands Drive, Englewood, Colorado 80112; or
•	you may virtually attend the special meeting and vote during the live webcast. Attendance at the special meeting will not, in and of itself, constitute revocation of a previously granted proxy.
Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.
If you hold your shares in “street name”, you will need to revoke or resubmit your proxy in accordance with the instructions provided by your broker, bank or other nominee. If your broker, bank or other nominee allows you to submit a proxy via the internet or by telephone, you may be able to change your vote by submitting a new proxy via the internet or by telephone (or by mail). In order to virtually attend the special meeting and vote during the webcast, which will have the same effect as revoking any previously submitted voting instructions, follow the instructions provided by your broker, bank or other nominee for purposes of virtually attending and participating in the special meeting.
Solicitation of Proxies
The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. The Company expects to pay Innisfree M&A Incorporated a fee of up to $60,000, plus certain costs associated with additional services, as necessary, and Innisfree M&A Incorporated will be reimbursed for certain out-of-pocket fees and expenses. The Company has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). The Company also may reimburse brokers, banks and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Company common stock. Directors, officers and employees of the Company also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Adjournments
If a quorum is not present or represented at the special meeting then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the special meeting, present in person, or by remote communication or represented by proxy, have the power to adjourn the special meeting from time to time until a quorum is present or represented without notice, provided that the time and place of the adjourned meeting, if any, are announced at the special meeting at which the adjournment is taken. If, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, we will provide a notice of the adjourned meeting to each Company stockholder of record entitled to vote at the special meeting. In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be postponed or adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting.
Voting by Company Directors, Executive Officers and Principal Securityholders
As of [  ], 2025, the directors and executive officers of the Company beneficially owned in the aggregate [  ] shares of Company common stock, or approximately [  ]% of the outstanding shares of Company common stock as of [  ], 2025.
As described in the section of this proxy statement entitled “Voting Agreement” beginning on page 119, Mr. DaCosta and his stockholder affiliates have committed to vote in favor of the approval of the merger agreement proposal. Although none of the other directors or executive officers are obligated to vote to approve the merger agreement proposal, we currently expect that each of these individuals will vote all of his or her shares of Company common stock “FOR” each of the proposals to be presented at the special meeting.
Mr. DaCosta and his stockholder affiliates entered into a voting agreement with Zimmer and Merger Sub pursuant to which Mr. DaCosta and his stockholder affiliates agreed, among other things, to vote or cause to vote all subject shares (i) in favor of the approval and adoption of the merger agreement (ii) against any takeover proposal; and (iii) against any other action that is intended or would reasonably be expected to materially impede, interfere with or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement; so long as the merger agreement is not amended or materially modified in such a way as to reduce the amount, change the form or otherwise adversely affect the consideration payable to any of the Company stockholders pursuant to the merger agreement. The subject shares represent approximately [  ]% of the total outstanding voting power of the Company common stock as of the record date. The voting agreement will terminate if the merger agreement is terminated. For additional information on the voting agreement, please see the section of this proxy statement entitled “Voting Agreement” beginning on page 119.
Appraisal Rights
If the merger is consummated, holders of record and beneficial owners of shares of Company common stock who do not vote in favor of the merger agreement proposal and who do not wish to accept the merger consideration will have the right to demand an appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive an amount in cash equal to the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest (unless the Delaware Court in its discretion determines otherwise for good cause shown) to be paid upon the amount determined to be the fair value in lieu of receiving the merger consideration. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.

Stockholders who properly demand, and do not otherwise lose, withdraw or waive, appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Instead, they will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Persons considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, persons wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares on and from the date of the making of the demand through the effective time, (ii) properly submits a written demand for appraisal of their applicable shares of Company common stock to the Company before the vote is taken on the merger agreement proposal at the special meeting, (iii) has not consented to or otherwise voted in favor of the merger (including by executing and returning a proxy) or otherwise withdrawn, lost or waived appraisal rights, (iv) strictly complies with all other procedures for exercising appraisal rights under Section 262, (v) does not thereafter fail to perfect or effectively withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined in the section of this proxy statement entitled “The Merger—Appraisal Rights”), will be entitled to have their shares of Company common stock appraised by the Delaware Court and to receive payment in cash of the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest (unless the Delaware Court in its discretion determines otherwise for good cause shown) to be paid upon the amount determined to be the fair value from the effective time of the merger through the date of payment of the judgment. The summary included herein does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The foregoing summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. For more information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 72.
Other Matters
Pursuant to the DGCL and the Company’s bylaws, only the matters set forth in the notice of special meeting may be brought before the special meeting.
Assistance
If you have any questions or need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll-free at (888) 750-5835. Brokers and banks may call at (212) 750-5833.

PROPOSAL 1: MERGER AGREEMENT PROPOSAL
We are asking Company stockholders to vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger and the merger agreement, including the information set forth under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” beginning on pages 37 and 89, respectively. A copy of the merger agreement is attached as Annex A to this proxy statement and which we incorporate by reference into this proxy statement. You are urged to read the merger agreement carefully and in its entirety. Approval of this proposal is a condition to the consummation of the merger. In the event this proposal is not approved, the merger cannot be consummated.
The approval of the merger agreement proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter. Abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have the same effect as a vote “AGAINST” the merger agreement proposal.
The Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21) under the Exchange Act, we are asking Company stockholders to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to our named executive officers in connection with the consummation of the merger. As required by those rules, we ask the Company stockholders to vote on the approval of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the consummation of the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table entitled “Golden Parachute Compensation Table”, including the associated narrative discussion, and the agreements, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
The vote on executive compensation payable in connection with the consummation of the merger is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the advisory compensation proposal is not a condition to the consummation of the merger. Accordingly, you may vote to approve the merger agreement proposal and vote not to approve such compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board; as the Company is contractually obligated to pay such compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.
The approval of the advisory compensation proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the advisory compensation proposal.
The Board unanimously recommends a vote “FOR” the approval of the advisory compensation proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL
The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the merger agreement proposal. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes in favor of the merger agreement proposal.
The vote on the adjournment proposal is a vote separate and apart from the vote to approve the merger agreement proposal, and approval of the adjournment proposal is not a condition to the consummation of the merger.
The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the merger agreement proposal at the time of the special meeting.
The approval of the adjournment proposal requires the affirmative vote (in person or by proxy) of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions and broker non-votes) by the holders entitled to vote on such proposal at the special meeting (whether or not a quorum is present). Assuming a quorum is present at the special meeting, abstentions, failures to vote (including a failure to authorize a proxy to vote on a Company stockholder’s behalf) and broker non-votes will have no effect on the outcome of the adjournment proposal. The Company does not intend to call a vote on this proposal if the merger agreement proposal is approved at the special meeting.
The Board unanimously recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER
Overview
The Company is seeking the adoption by the Company stockholders of the merger agreement the Company entered into on January 28, 2025 with Zimmer, Merger Sub and, for certain provisions of the merger agreement, Zimmer Biomet. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Zimmer and indirect wholly owned subsidiary of Zimmer Biomet. The Board has unanimously approved and declared advisable the merger agreement, the CVR agreement and the transactions contemplated by the merger agreement and the CVR agreement, including the merger, and unanimously recommends that Company stockholders vote to adopt the merger agreement.
Background of the Merger
The Company’s management and the Board regularly review the Company’s performance and prospects in light of its business and developments in the medical device industry, orthopedic segment, and the macroeconomic environment. These reviews have included consideration, from time to time, of potential strategic transactions to enhance stockholder value, including potential sale or merger transactions. Such reviews have been accompanied by periodic conversations between senior executives of the Company and their counterparts at other companies in the medical device industry and orthopedic segment regarding such potential transactions and opportunities.
In addition, from time to time, Mr. Albert DaCosta, the Chairman, President and Chief Executive Officer of the Company, routinely engages in discussions with senior executives in the medical device industry and orthopedic segment to discuss the medical device industry, orthopedic segment, the macroeconomic environment, and the potential for strategic transactions between the Company and other companies in the industry.
On September 9, 2024, during one such discussion with Mr. Ivan Tornos, President and Chief Executive Officer of Zimmer Biomet, Mr. Tornos informed Mr. DaCosta that Zimmer Biomet was interested in pursuing a potential acquisition of the Company, and that Zimmer Biomet would be sending the Company an unsolicited non-binding letter of intent to acquire the Company after such discussion. Mr. Tornos and Mr. DaCosta had, from time to time, engaged in discussions about a potential combination of the Company and Zimmer Biomet, but such discussions had not materialized into a formal proposal. Later on September 9, 2024, the Company received a non-binding letter of intent from Zimmer Biomet pursuant to which Zimmer Biomet proposed to acquire 100% of the Company’s equity for $11.00 per share of Company common stock in cash (which we refer to as the “September 9 Proposal”). The September 9 Proposal represented an aggregate equity value of approximately $1.0 billion and a premium of approximately 51% over the closing trading price of Company common stock of $7.30 on September 6, 2024, the last trading day prior to the September 9 Proposal. Following receipt of the September 9 Proposal, Company management provided the proposal to the Board and a Board meeting was scheduled for September 15, 2024, to discuss the proposal.
On September 15, 2024, the Board held a virtual meeting with members of Company management and representatives of Cravath, Swaine & Moore LLP (which we refer to as “Cravath”), outside counsel to the Company, in attendance. Company management briefed the Board on the September 9 Proposal and the discussion with Mr. Tornos, and representatives of Cravath reviewed with the members of the Board their fiduciary duties under Delaware law and other legal matters in the context of a review of a potential sale transaction. The Board then discussed the potential retention of a financial advisor to assist the Board in evaluating the September 9 Proposal and potential alternatives to such proposal. At the request of the Board, the Board received presentations from two nationally recognized investment banks, Investment Bank A and Piper Sandler & Co. (which we refer to as “Piper Sandler”). Prior to the meeting, Mr. Thomas Schnettler, a member of the Board and the Company’s Lead Independent Director, recused himself from the presentations and deliberations regarding the retention of a financial advisor and was not present for the meeting because of a potential conflict arising from his role as Vice Chairman of Piper Sandler and Managing Director in Piper Sandler’s Merchant Banking Group, which was disclosed to the Board prior to the Board’s consideration of Piper Sandler as a potential financial advisor. Each of the financial advisors’ presentations included, among other things, representative work on comparable matters, the qualifications of the investment banks’ respective team, a preliminary overview of the market and preliminary views on the September 9 Proposal. In addition, prior to the Board meeting, each of Piper Sandler and Investment Bank A had provided to the Board a disclosure statement identifying prior and current engagements and relationships between such investment banks and Zimmer Biomet, the Company and their respective affiliates. After receiving and hearing the proposals from each investment bank, the Board deliberated and resolved to retain Piper Sandler to represent the Company in a potential sale transaction because of its reputation, expertise in the medical device industry, familiarity with the Company and other qualifications. Following such discussion, the Board discussed the potential of forming a transaction committee of the Board for convenience to oversee the evaluation of the September 9 Proposal and alternatives to such proposal. After discussion, the Board resolved to form a transaction committee (which we refer to as the “Transaction Committee”) comprised of Mr. DaCosta, Ms. Meghan Scanlon and Mr. Quentin Blackford and delegated to the Transaction Committee the authority to provide oversight and guidance regarding the evaluation of potential strategic transactions, including the negotiation of the terms thereof, and to report to the Board from time to time on the status of such evaluation. The Board then determined to further discuss the September 9 Proposal and alternatives to such proposal at the Board’s upcoming regular meetings scheduled for September 16 and 17, 2024.
On September 16, 2024, in connection with a regularly scheduled Board meeting, the Board held a dinner with members of Company management with representatives of Piper Sandler and Cravath in attendance. Representatives of Piper Sandler reviewed with the Board their preliminary analysis of the September 9 Proposal, including Piper Sandler’s preliminary valuation overview of the Company based on publicly available information and considerations for the Company on a standalone basis. Representatives of Piper Sandler also presented to the Board potential next steps to consider, including potential responses to the September 9 Proposal and whether to begin a market check process with alternative strategic partners or merger candidates. The Board discussed the proposed responses with Company management and its advisors. Following the discussions, the Board authorized Company management and its advisors to continue to evaluate the September 9 Proposal and any alternative transactions that may be available to the Company.
On September 17, 2024, the Board held an in-person meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. At the meeting, representatives of Cravath reviewed with the members of the Board their fiduciary duties under Delaware law and other legal matters in the context of a review of a potential sale transaction. During the meeting, the Board discussed with Company management and its advisors next steps in responding to the September 9 Proposal. Representatives of Piper Sandler presented to the Board a list of other potential counterparties that, in Piper Sandler’s view, may be interested in a potential acquisition of the Company in the event that the Board decided to contact additional potential counterparties. The Board discussed with Company management and its advisors the list of potential counterparties and proposed additional counterparties for consideration. Following discussions and careful deliberation, the Board determined that the price in the September 9 Proposal did not reflect the intrinsic and strategic value of the Company but that the Company should begin an exploratory process of seeking to improve the September 9 Proposal and also begin soliciting proposals from other potential counterparties and to compare any proposals received with the September 9 Proposal and the Company’s standalone outlook. The Board authorized Mr. DaCosta to contact Mr. Tornos to communicate that (i) the Board was open to continuing constructive dialogues between the two organizations, but that $11.00 per share was below the Company’s intrinsic and strategic value, and (ii) subject to the parties entering into a customary confidentiality agreement, the Company should present a management presentation to individuals from Zimmer Biomet to provide Zimmer Biomet with additional information, based upon which Zimmer Biomet may be able to increase the valuation of its proposal above $11.00 per share. The Board authorized Piper Sandler, Company management and a member of the Board to reach out to a list of potential counterparties, which included six strategic counterparties and one financial sponsor counterparty. The final list of other potential counterparties included parties with whom the Company had previously discussed potential strategic transactions and other parties which, based on their presence in the medical device industry, the Board and Piper Sandler believed were likely to be interested in a potential strategic transaction with the Company. Company management noted that one of the potential strategic counterparties on this list, a publicly listed medical device company which we refer to as “Party A”, had previously engaged in discussions with Company management regarding a potential combination of the Company and Party A from time to time in recent years, and that Company management had a pre-existing meeting with management of Party A scheduled for October 1, 2024. Finally, the Board directed Company management to prepare forecasts to be used by the Board in its consideration of a potential transaction and by Piper Sandler in preparation of a fairness opinion to be rendered in a potential transaction and to be provided to parties potentially interested in a transaction with the Company, and to present such forecasts to the Board at an upcoming Board meeting.
Later on September 17, 2024, Mr. DaCosta contacted Mr. Tornos to communicate the message instructed by the Board and to propose an in-person management meeting.

Between September 17 and 19, 2024, representatives of Piper Sandler contacted representatives of the potential strategic counterparties discussed with the Board, which we refer to as “Party B”, “Party C”, “Party D”, “Party E” and “Party F”, in each case on behalf of the Company and on a confidential basis to determine if such parties would be interested in exploring a potential strategic transaction with the Company. Also during this period, a member of the Board contacted the financial sponsor authorized by the Board on a confidential basis to determine if such party would be interested in pursuing a potential transaction with the Company. During this time, representatives of Piper Sandler also contacted representatives of Party A to confirm the previously scheduled October 1, 2024 meeting.
Between September 18 and 19, 2024, representatives of Piper Sandler spoke with Party B, Party C, Party D and Party E, in each case, to discuss the process with respect to the evaluation of a potential transaction. On September 19, 2024, representatives of Piper Sandler spoke with Party F on a no-names basis to provide a general orientation of a potential transaction and the industry, geographic domicile, and business profile of the Company and Party F informed representatives of Piper Sandler that it would revert with any potential interest after an internal discussion. Between September 17 and September 21, 2024, representatives of Piper Sandler, at the direction of the Board, sent draft confidentiality agreements to each of Zimmer Biomet, Party D and Party A, each of which included a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party.
On September 18, 2024, representatives of Piper Sandler spoke with Ms. Rachel Ellingson, Senior Vice President and Chief Administrative Officer of Zimmer Biomet, to discuss preliminary matters related to the potential transaction and to schedule the management presentation discussed between Mr. DaCosta and Mr. Tornos for September 26, 2024. Representatives of Piper Sandler also reiterated that, in the Board’s view, $11.00 per share was insufficient, and proposed using the in-person meeting as an opportunity to share the Company’s preliminary financial model and business update, including a preliminary view of potential synergies. Between September 18 and September 23, 2024, the parties exchanged drafts of the confidentiality agreement that had been delivered to Zimmer Biomet by Piper Sandler on behalf of the Company and, on September 23, 2024, the Company and Zimmer Biomet executed a confidentiality agreement that contained a customary standstill provision that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party.
Between September 19 and 23, 2024, each of Party B, Party C and Party E informed representatives of Piper Sandler that it was not interested in pursuing a strategic transaction with the Company at that time.
On September 23, 2024, representatives of Cravath spoke with external counsel of Party D to discuss the draft of the confidentiality agreement. On September 24, 2024, Party D notified representatives of Piper Sandler that Party D would not be executing the proposed confidentiality agreement at that time, but offered a meeting between Party D’s CEO and Mr. DaCosta to discuss next steps with respect to a potential strategic transaction, which was subsequently scheduled for September 25, 2024.
On September 23, 2024, representatives of Piper Sandler spoke with a member of the board of directors of Party A to discuss a potential strategic transaction with the Company on a confidential basis. Between September 21 and September 30, 2024, the Company and Party A exchanged drafts of the confidentiality agreement that had previously been shared by Piper Sandler. On September 30, 2024, the Company and Party A executed a confidentiality agreement that contained a customary mutual standstill provision that would automatically terminate upon the entry by the other party into a definitive acquisition agreement with a third party.
On September 24, 2024, the Board held a virtual meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. During the meeting, members of Company management presented for the Board the draft financial forecasts for fiscal years 2024 through 2029 that the Board had previously requested, noting that if such forecasts were approved by the Board, Company management would share such forecasts with Zimmer Biomet at the management meeting scheduled with Zimmer Biomet for September 26, 2024 and with Party A at the management meeting scheduled with Party A for October 1, 2024. The Board discussed with Company management and its advisors the assumptions underlying the draft financial forecasts, including the Company’s timeline to profitability and long-term revenue growth potential. After discussion of various factors, the Board requested that Company management prepare an additional forecast reflecting increased investment in sales growth (and increased top line revenue growth) for fiscal years 2024 through 2029. At the request of the Board, representatives of Piper Sandler then reviewed with the Board Piper Sandler’s perspectives on the draft forecast, including a comparison to Wall Street analyst consensus forecasts, as well as a preliminary financial analysis of the Company based on the draft management forecasts. Following the discussion, and after careful consideration, the

Board directed Company management to make certain adjustments to the assumptions in the draft forecasts, authorized the Transaction Committee to review and approve such revisions on behalf of the Board and authorized Company management to share such revised forecasts for fiscal years 2024 through 2029 (once approved by the Transaction Committee) with Zimmer Biomet and Party A in the upcoming management presentations.
On September 25, 2024, members of Company management presented a draft of the management presentation to the Transaction Committee which included the updated Company unaudited forecasts reflecting the changes requested by the Board for fiscal years 2024 through 2029 (which forecasts we refer to as the “Original Company Forecasts”). After reviewing the Original Company Forecasts, the members of the Transaction Committee communicated to Company management their approval of the Original Company Forecasts. Company management also prepared extrapolations of the Original Company Forecasts for fiscal years 2030 through 2034 (which we refer to as the “extrapolations”) for use by Piper Sandler in connection with the Board’s evaluation of the potential transaction. For additional information on the Original Company Forecasts and the extrapolations, see the section of this proxy statement entitled “Certain Unaudited Financial Forecasts” beginning on page 57.
Later on September 25, 2024, a representative of Piper Sandler had a call with Ms. Ellingson to discuss the potential transaction ahead of the management presentation. During the call, the representative of Piper Sandler indicated that there would need to be a substantial improvement of the September 9 Proposal for a transaction to be considered.
In the evening of September 25, 2024, Mr. DaCosta and Party D’s CEO had a dinner meeting where Party D’s CEO informed Mr. DaCosta that while Party D was interested in a potential strategic transaction with the Company, it was not in a position to pursue a potential transaction at this time and would not be submitting a proposal.
On September 26, 2024, members of Company management, with representatives of Piper Sandler in attendance, held an initial management presentation for members of Zimmer Biomet management and representatives of Goldman Sachs (who attended virtually), financial advisor to Zimmer Biomet. Company management presented a management presentation, which included the Original Company Forecasts, and discussed business and financial updates of the Company and preliminary views on synergy opportunities in a potential transaction. Near the end of the meeting, Mr. Tornos asked Mr. DaCosta what price per share would be necessary to reach a deal between the parties. Mr. DaCosta responded to Mr. Tornos that, while Mr. DaCosta could not speak on behalf of the Board, speaking in his own capacity as a significant stockholder of the Company, he would potentially support a transaction at a price near the Company’s 52-week high trading price (which was $14.79, reached on February 12, 2024).
Later on September 26, 2024, Mr. DaCosta and Mr. Tornos spoke to further discuss a potential transaction. Mr. Tornos expressed, in response to Mr. DaCosta’s prior statement regarding the Company’s 52-week high trading price, that Zimmer Biomet had room to improve its September 9 Proposal, but that Zimmer Biomet would not be willing to pay upfront consideration of $14.00 per share or higher. Mr. Tornos also noted that Zimmer Biomet could consider a structure that included a contingent value right (which we refer to as a “CVR”) to bridge any valuation gap. Mr. Tornos did not make a proposal for the economic terms of a potential transaction during this discussion. Following the management presentation and the discussion between Mr. DaCosta and Mr. Tornos, members of Company management apprised the Board.
On October 1, 2024, members of Company management, with representatives of Piper Sandler in attendance, held an in-person meeting with senior management of Party A. Company management presented a management presentation which included the Original Company Forecasts, and Company management and representatives of Piper Sandler provided preliminary views on the potential cost and revenue synergies that may be realized from a potential combination of the Company with Party A and the strategic fit of the two businesses and cultures.
On October 3, 2024, members of Company management held a virtual meeting with members of Zimmer Biomet management, with representatives of Piper Sandler and Goldman Sachs in attendance. During the meeting, the parties discussed preliminary financial due diligence that Zimmer Biomet would require in order to further advance Zimmer Biomet’s evaluation of a potential acquisition of the Company.
On October 4, 2024, representatives of Piper Sandler spoke with representatives of Goldman Sachs. The representatives of Goldman Sachs, on behalf of Zimmer Biomet, communicated a revised proposal of upfront consideration of $11.50 per share in cash plus a CVR representing the right to receive a future payment of up to $1.50 per share in cash, subject to the achievement of unspecified milestones (which we refer to as the “October 4

Proposal”). The upfront consideration in the October 4 Proposal represented approximately a 96% premium to the closing trading price of Company common stock of $5.88 on October 4, 2024. During the conversation, representatives of Goldman Sachs also noted that Zimmer Biomet would expect Mr. DaCosta to have a continued role at the combined company.
On October 5, 2024, the Board held a virtual meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. At the meeting, representatives of Cravath reviewed with the Board their fiduciary duties under Delaware law and other legal matters in the context of a potential sale transaction. Representatives of Piper Sandler reviewed with the Board the terms of the October 4 Proposal as compared to the September 9 Proposal. Representatives of Piper Sandler also discussed with the Board precedent CVR mechanisms and reviewed potential terms of a CVR, including what types of milestones or metrics a CVR could be linked to. The Board, Company management and its advisors discussed, among other things, the potential of a revenue-based CVR. Representatives of Piper Sandler also noted for the Board’s consideration Zimmer Biomet’s expectation that Mr. DaCosta would continue to have a role at the combined company. At the meeting, members of Company management updated the Board on the recent discussions with Zimmer Biomet and the other potential parties in a strategic transaction with the Company. Representatives of Piper Sandler informed the Board that Parties B, C, D and E were not interested in exploring a strategic transaction with the Company at this time and that Party F was also unlikely to be interested in exploring a strategic transaction at this time. The member of the Board who had contacted the financial sponsor also informed the other members of the Board that he had not heard back from the financial sponsor about their interest in exploring a potential strategic transaction with the Company. Members of Company management and representatives of Piper Sandler updated the Board on the status of discussions with Party A following the October 1, 2024 meeting and the potential for a merger with Party A, including management’s perspectives on integration and realization of synergy potential with Party A. Representatives of Piper Sandler also reviewed for the Board’s consideration Piper Sandler’s preliminary financial analyses of the October 4 Proposal and the Company on a standalone basis based on the Original Company Forecasts and extrapolations. The Board discussed with members of Company management and its advisors a number of potential paths forward for the Company, including a cash sale to Zimmer Biomet, a merger with Party A and the Company’s potential to continue on a standalone basis. Following the discussion, and careful deliberation, the Board determined that the price in the October 4 Proposal undervalued the Company and directed Company management and its advisors to: (i) communicate with Zimmer Biomet that the October 4 Proposal of $11.50 upfront cash per share plus $1.50 per share CVR was insufficient to move forward in a potential transaction and (ii) to continue to engage with Party A to explore a potential strategic transaction with Party A. The Board also directed Mr. DaCosta and the Company’s advisors not to negotiate any retention or post-combination agreements between Mr. DaCosta and Zimmer Biomet until the economic terms of a potential transaction had been negotiated and such negotiations had been authorized by the Board or the Transaction Committee.
On October 7, 2024, Mr. DaCosta spoke with Mr. Tornos to communicate the Board’s determination that the October 4 Proposal was insufficient to move forward in discussions for a potential transaction. Mr. DaCosta also noted that the October 4 Proposal was inconsistent with Mr. DaCosta’s impressions of the September 26 discussion between Mr. Tornos and Mr. DaCosta, and that Mr. DaCosta and the Board had expected a more substantial increase in the proposed price. Mr. Tornos indicated to Mr. DaCosta that Zimmer Biomet was potentially willing to increase its proposed price above the October 4 Proposal and inquired whether upfront consideration of $13.00 per share would be sufficient for the Board to approve a transaction. Mr. DaCosta noted that the Board would consider a revised offer, but did not have a counterproposal at that time.
Also on October 7, 2024, at the direction of the Board, representatives of Piper Sandler spoke with representatives of Goldman Sachs to discuss various valuation matters, during which the representatives of Goldman Sachs stated that Zimmer Biomet was not willing to make a significant increase in the upfront cash consideration to $13.00 per share or higher.
On October 9, 2024, the Transaction Committee held a virtual meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. During the meeting, Mr. DaCosta provided the Transaction Committee an update on the October 7, 2024 discussion with Mr. Tornos, and representatives of Piper Sandler provided the Transaction Committee an update on their discussion with Goldman Sachs. After discussion, the Transaction Committee confirmed its support for awaiting a revised proposal from Zimmer Biomet.
On October 14, 2024, the Chairman of the board of directors of Party A delivered a confidential non-binding letter of intent to Mr. DaCosta proposing a strategic transaction to combine the two companies (which we refer to as the “Party A Proposal”). The Party A Proposal was structured as a merger in which the Company’s stockholders would receive $1.50 per share of Company common stock in cash as well as equity in the combined company at an exchange ratio representing an implied total consideration for the Company’s stockholders equal to $8.25 per share of Company common stock based on the closing trading price of the common stock of the Company and Party A on October 11, 2024. The Party A Proposal represented an implied premium of approximately 44% based on the closing trading price of Company common stock of $5.72 on October 11, 2024. The Party A Proposal also expressed the potential for significant synergies in a combination between the companies. Following receipt of the proposal, members of Company management apprised the Board of the Party A Proposal.
On October 15, 2024, Mr. DaCosta held a call with the members of the Transaction Committee to brief the members of the Transaction Committee on the Party A Proposal and the status of discussions with Zimmer Biomet, with members of Company management and representatives of Piper Sandler and Cravath in attendance. During the briefing, the Transaction Committee discussed numerous ways to respond to the Party A Proposal and whether to advance discussions with Zimmer Biomet. Following the discussion and after careful deliberation, the Transaction Committee members determined that neither proposal reflected the intrinsic and strategic value of the Company and confirmed their support for pausing discussions with both Party A and Zimmer Biomet until after the release of the Company’s 2024 third-quarter earnings. The Transaction Committee members determined that such a pause would allow Company management to focus on its upcoming third-quarter filings, earnings call and execution of the Company’s business plan for the remainder of fiscal year 2024 undistracted by a potential transaction, and expressed that a positive market response following third-quarter earnings may improve the Company’s negotiating leverage given the recent negative trading performance of the Company common stock. Following the briefing, later on October 15, 2024, members of Company management updated the Board on the Party A Proposal and management’s recommendation, after discussion with the members of the Transaction Committee, to pause further discussions at this time and to instruct Piper Sandler to inform Zimmer Biomet and Party A of the same, and to apprise Company management and the Board on such parties’ response.
On October 16, 2024, representatives of Piper Sandler spoke with representatives of Goldman Sachs to inform them that the Company would be deferring further discussion on a potential transaction until after the Company’s 2024 third-quarter earnings call and related quarterly filings.
On October 18, 2024, a member of Party A management spoke with representatives of Piper Sandler to discuss the Party A Proposal. Party A indicated that they would be willing to structure the transaction as an all-stock combination with an improved exchange ratio for the equity component of the consideration reflected in the Party A Proposal, but that prior to submitting a revised offer, Party A needed to understand the Board’s feedback on the Party A Proposal. Following the discussion, representatives of Piper Sandler apprised Company management and the Board of Party A’s position.
On October 19, 2024, representatives of Piper Sandler spoke with a member of Party A management to inform them that the Company was focused on 2024 third-quarter earnings but would reengage on the Party A Proposal after the Company’s third-quarter earnings release.
Between November 4 and 6, 2024, representatives of Piper Sandler had a call scheduled with Ms. Ellingson on an unrelated topic. During the conversation, Ms. Ellingson expressed a reaffirmation of interest in resuming discussions with the Company following the Company’s third-quarter 2024 earnings release.
On November 12, 2024, the Company released its third quarter 2024 financial results and raised its full year 2024 net sales guidance.
On November 13, 2024, a representative of Party A reached out to representatives of Piper Sandler for an update on the potential strategic transaction process. The same day, Mr. Tornos reached out to Mr. DaCosta congratulating the Company on its third-quarter results.
On November 19, 2024, a representative of Piper Sandler spoke with a representative of Goldman Sachs during an unrelated business meeting. During the discussion, the representative of Goldman Sachs reiterated the October 4 Proposal as Zimmer Biomet’s current position on value. The representative of Goldman Sachs inquired about whether the Board was likely to support a deal to be signed by year end at $12.00 per share, all to be paid up front in cash with no CVR. The representative of Piper Sandler stated that they would need to discuss any proposal with the Board, but indicated that, based on prior discussions with the Board, it was unlikely that such price would be acceptable to the Board. The representative of Goldman Sachs requested that Piper Sandler discuss with the Board whether the Board was prepared to make a counterproposal at that time, and reiterated that Zimmer Biomet’s proposal was for $12.00 per share in upfront cash consideration.
On November 20, 2024, the Transaction Committee held a virtual meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. At the meeting, representatives of Piper Sandler discussed with the Transaction Committee the recent discussions with Party A and Zimmer Biomet.
On November 21, 2024, the Transaction Committee reconvened their virtual meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. At the meeting, representatives of Piper Sandler and Company management continued their discussion of the recent conversations with Zimmer Biomet and Goldman Sachs and the October 4 Proposal. Representatives of Piper Sandler also discussed with the Transaction Committee their perspectives on an acquisition of the Company by Zimmer Biomet, including an analysis of the Company under Zimmer Biomet’s publicly stated acquisition criteria and an overview of Zimmer Biomet’s current foot and ankle business and preliminary synergy estimates in a potential transaction. The representatives of Piper Sandler apprised the Transaction Committee of the continued interest from Party A, noting the significant valuation gap between the Party A Proposal and Zimmer Biomet’s October 4 Proposal. Following the discussions, and after careful deliberation, the Transaction Committee discussed a potential counterproposal to Zimmer Biomet of $13.00 per share in upfront cash consideration as well as a CVR, and discussed the potential valuation drivers for the Company’s business (on both a standalone basis and following a potential acquisition by Zimmer Biomet, including sales growth estimates and certain pipeline products). After discussion, the Transaction Committee directed Mr. DaCosta to contact Mr. Tornos directly to communicate (i) that there was the potential for significant synergies between the two companies and that the October 4 Proposal did not capture either the Company’s standalone valuation potential or the potential upside that Zimmer Biomet could realize following an acquisition of the Company, (ii) that the Transaction Committee was not supportive of a deal valued at $11.50 or $12.00 per share in upfront cash consideration and (iii) if appropriate, a potential counterproposal of $13.00 per share in upfront cash consideration plus a CVR of up to $1.50 or more per share. The Transaction Committee also suggested further discussion with the Board on the potential structure of a CVR.
On November 22, 2024, Mr. DaCosta contacted Mr. Tornos and communicated the Transaction Committee’s message. During the call, Mr. Tornos asked what price the Board could support. Mr. DaCosta responded that, speaking as a Company stockholder and not as a member of or on behalf of the Board, he could support a deal at a price of $13.00 per share in upfront cash consideration plus a CVR of up to $1.50 to $2.00 per share. Mr. Tornos indicated that he could personally support a deal price of $13.00 per share in upfront cash consideration with no CVR, but would have to discuss such price with Zimmer Biomet’s Board of Directors. Mr. Tornos also acknowledged that there may be room for a CVR on top of the upfront cash consideration. At the end of the conversation, Mr. DaCosta and Mr. Tornos agreed that they would further discuss the potential of a transaction with a CVR construct with their respective advisors over the weekend and reconnect the following Monday. Later that day, the Transaction Committee was apprised of the conversation between Mr. DaCosta and Mr. Tornos.
Later on November 22, 2024, representatives of Piper Sandler and representatives of Goldman Sachs spoke to discuss potential CVR structures.
On November 26, 2024, Mr. DaCosta and Mr. Tornos spoke to follow-up on their prior conversation. Mr. DaCosta (i) relayed to Mr. Tornos that he was confident that, as an independent company, the Company could meet and potentially exceed forecasts that were shared with Zimmer Biomet in the Original Company Forecasts and (ii) reiterated to Mr. Tornos that he personally as a stockholder, but not speaking as a member of or on behalf of the Board, could support a deal at $13.00 per share upfront plus a CVR of $1.50 tied to achievement of 20% revenue growth in fiscal year 2026, which would appropriately compensate the Company’s stockholders if the Company was able to achieve the revenue growth that he personally believed the Company’s stockholders expected the Company was capable of achieving. Mr. DaCosta noted that, if Mr. Tornos could agree to this construct, Mr. DaCosta would be ready to bring this proposal to the Board for approval. Mr. Tornos responded that the best price that Zimmer Biomet could provide was $12.50 per share in upfront cash consideration with a $1.00 CVR that would be achievable if the business performed as anticipated (which we refer to as the “November 26 Proposal”). Following the call, the members of the Transaction Committee were apprised of the conversation between Mr. DaCosta and Mr. Tornos.

Later on November 26, 2024, representatives of Piper Sandler spoke with representatives of Goldman Sachs. During the call, representatives of Goldman Sachs stated that Zimmer Biomet was unwilling to pay $13.00 per share in upfront cash consideration, and reiterated that Mr. Tornos’ proposal of $12.50 per share in upfront cash consideration plus a CVR of $1.00 per share was the best price that Zimmer Biomet could provide. The representatives of Goldman Sachs also outlined a revenue-based CVR structure tied to revenue in fiscal years 2026 and 2027, with a maximum payment of $0.50 per CVR in each year, at revenue thresholds that were based on the Original Company Forecasts but which reflected revenue synergies proposed by the Company in excess of the Company's standalone sales forecasts.
Also on November 26, 2024, the Board held a virtual meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. At the meeting, members of Company management and representatives of Piper Sandler updated the Board on the recent interactions between the Company and Zimmer Biomet, and Piper Sandler provided to the Board its preliminary analysis of a potential transaction with Zimmer Biomet. Members of Company management and its advisors also discussed with the Board the potential terms of a CVR and potential responses to Zimmer Biomet’s November 26 Proposal. The Board discussed the difficulty of achieving the CVR milestones outlined by Goldman Sachs on November 26, 2024, and therefore the difficulty of ascribing value to the proposed CVR as a means of bridging the parties’ differences in valuation. Following the discussion, and after careful deliberation, the Board directed Company management and its advisors to communicate to Zimmer Biomet that the Board would be supportive of a transaction at $13.75 per share in upfront cash consideration with no CVR.
On November 26, 2024, at the direction of the Board, Mr. DaCosta spoke with Mr. Tornos and communicated the message that the Board was supportive of a deal at $13.75 per share in upfront cash consideration with no CVR.
On December 5, 2024, a representative of Piper Sandler spoke with Ms. Ellingson in-person during a conference. During the conversation, Ms. Ellingson told the representative of Piper Sandler that Zimmer Biomet and its advisors were continuing to evaluate a potential transaction and expected to submit a counterproposal.
Also on December 6, 2024, representatives of Piper Sandler received an email from a member of Party A’s board of directors stating that Party A had decided to discontinue its exploration of a strategic transaction with the Company.
On December 9, 2024, Ms. Ellingson contacted a representative of Piper Sandler and orally communicated a revised proposal of upfront cash consideration of $13.00 per share plus a CVR representing a contractual right to a future payment of up to $1.00, subject to the achievement of a revenue-based milestone tied to achievement of 20% net sales growth over a two fiscal year period between 2025 and 2027 (which we refer to as the “December 9 Proposal”). The upfront consideration in the December 9 Proposal represented a 30% premium to the closing trading price of Company common stock of $10.00 on December 9, 2024.
Later on December 9, 2024, the Board held a dinner meeting with members of Company management and representatives of Piper Sandler and Cravath in attendance. During the dinner, representatives of Piper Sandler reviewed the December 9 Proposal. The Board discussed the December 9 Proposal and potential issues to reaching a definitive agreement, including potential regulatory risks, deal structure and expected diligence.
On December 10, 2025, the Board held an in-person meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. At the meeting, representatives of Cravath reviewed with the Board their fiduciary duties under Delaware law and other legal matters in the context of a review of a potential sale transaction. Company management and representatives of Piper Sandler reviewed recent updates in discussions with Zimmer Biomet, including the December 9 Proposal, Party A’s decision to discontinue exploring a potential transaction with the Company and other process matters. At the meeting, representatives of Piper Sandler presented to the Board preliminary considerations regarding the CVR component of Zimmer Biomet’s December 9 Proposal, potential responses and other potential CVR structures. Representatives of Piper Sandler also reviewed with the Board Piper Sandler’s updated analysis of potential synergies with Zimmer Biomet and Piper Sandler’s preliminary financial analyses of the December 9 Proposal based on the Original Company Forecasts. Following the discussion of the December 9 Proposal and the potential CVR structures, and after careful deliberation, the Board authorized Company management and its advisors to engage with Zimmer Biomet and explore a potential transaction with an upfront cash consideration of $13.00 per share and a CVR representing up to $1.00 per share, paid ratably and linearly upon achievement of a revenue-based milestone tied to 20% revenue growth in fiscal years 2025 and 2026, with a target signing date prior to the J.P. Morgan Healthcare Conference on January 13, 2025.

Later on December 10, 2024, a representative of Piper Sandler contacted Ms. Ellingson to communicate the Board’s message.
On December 13, 2024, members of Zimmer Biomet management shared with representatives of Piper Sandler a confidential letter of intent from Zimmer Biomet, which included a preliminary, written nonbinding indication of interest (which we refer to as the “December 13 Proposal”). The December 13 Proposal provided upfront cash consideration of $13.00 per share plus a CVR representing the right to receive a one-time cash payment of up to $1.00 per share, paid ratably and in a linear progression upon the Company achieving revenue in fiscal year 2026 between $346 million and $361 million. The December 13 Proposal also noted that the retention of certain of the Company’s key team members would be important to the success of the combined company, and requested that Mr. DaCosta sign a retention agreement concurrent with the signing of a definitive agreement (which retention agreement would become effective upon the closing of the proposed transaction). The December 13 Proposal stated that Zimmer Biomet expected to be able to complete its due diligence within six weeks after being granted due diligence access, and requested exclusivity for a period of six weeks. The upfront cash consideration in the December 13 Proposal represented an equity value of approximately $1.1 billion and $1.2 billion, assuming the achievement of the maximum CVR payment. The December 13 Proposal represented approximately a 25% premium to the closing trading price of Company common stock of $10.42 on December 13, 2024 (taking into account only the upfront cash consideration), and approximately a 34% premium inclusive of the maximum potential CVR payment of $1.00. Following receipt of the letter setting forth the December 13 Proposal, members of Company management apprised the Board of the December 13 Proposal.
Later on December 13, 2024, representatives of Cravath received a draft exclusivity agreement from representatives of Hogan Lovells US LLP (which we refer to as “Hogan Lovells”), outside counsel to Zimmer Biomet. The exclusivity agreement proposed a 45-calendar day initial exclusivity period, subject to an automatic 15-calendar day extension upon Zimmer Biomet’s reaffirmation of the price and terms of the December 13 Proposal. Later that day, representatives of Cravath discussed the terms of the proposed exclusivity agreement with representatives of Hogan Lovells in order to ask clarifying questions before discussing the requested exclusivity agreement with the Board.
On December 14, 2024, representatives of Piper Sandler contacted Ms. Ellingson to discuss the exclusivity period, and after discussion, Ms. Ellingson communicated that Zimmer Biomet was willing to agree to a reduced 30-calendar day initial exclusivity period, subject to an automatic 15-calendar day extension based on a reaffirmation of price and terms. Between December 13 and December 15, 2024, representatives of Cravath and Hogan Lovells exchanged drafts of the exclusivity agreement to reflect this proposal.
On December 15, 2025, the Board held a virtual meeting with members of Company management with representatives of Piper Sandler and Cravath in attendance. At the meeting, representatives of Piper Sandler provided an overview of the December 13 Proposal and subsequent discussions with representatives of Zimmer Biomet, including the request for exclusivity, the formula for calculating the CVR payment and the fact that Zimmer Biomet had reiterated in the December 13 Proposal that it would require Mr. DaCosta to enter into a retention agreement with Zimmer Biomet (effective as of closing) concurrent with the signing of a definitive transaction agreement. Representatives of Cravath then reviewed with the Board the terms of the draft exclusivity agreement that had been negotiated with Hogan Lovells, and noted for the Board that Zimmer Biomet had indicated that it was not willing to proceed with detailed due diligence with respect to the Company without being granted exclusivity. Representatives of Piper Sandler then reviewed Piper Sandler’s preliminary financial analysis of the December 13 Proposal as well as a summary of the process conducted by the Board to date, including the list of potential counterparties that had previously been contacted by Piper Sandler or other representatives of the Company and the feedback from such counterparties, noting that at that time, following the withdrawal by Party A of its prior interest, no other party had expressed a continued interest in a transaction with the Company. Representatives of Piper Sandler also expressed Piper Sandler’s view that, based on previous discussions with the Company’s management and other potential acquirors, it was unlikely that any other potential acquiror would be in a position to provide superior value in the near term. Representatives of Cravath then reviewed legal matters in the context of a review of a potential sale transaction and with respect to granting exclusivity to a potential acquiror. The Board then engaged in a discussion of the proposed terms of the exclusivity agreement, including whether granting exclusivity to Zimmer Biomet for the term requested would be likely to secure the highest value reasonably attainable for the Company’s stockholders. Following the discussion, and after careful deliberation, the Board directed the members of Company management and its advisors to: (i) execute the proposed exclusivity agreement with Zimmer Biomet and (ii) to begin sharing due diligence materials with Zimmer Biomet following the execution of the exclusivity agreement. Following the discussions, representatives of Cravath reviewed with the Board a summary of proposed terms of draft definitive transaction agreements, including a draft merger agreement and draft CVR agreement, which had been previously circulated to the Board. After discussion, the Board authorized representatives of Cravath to share such draft agreements with Hogan Lovells following execution of the exclusivity agreement. The Board also reiterated the instruction for Mr. DaCosta and the Company’s advisors not to negotiate any retention or post-combination agreements between Mr. DaCosta and Zimmer Biomet until such negotiations had been authorized by the Board or the Transaction Committee.
Later on December 15, 2024, the Company and Zimmer Biomet executed an exclusivity agreement, which provided for an exclusivity period from December 15, 2024 through 11:59 p.m. Eastern Time on January 14, 2025, which period would be automatically extended for an additional period of 15 calendar days upon Zimmer Biomet’s reaffirmation of the price and terms of the December 13 Proposal.
On December 17, 2024, members of Company management and Zimmer Biomet management, along with representatives of Piper Sandler, Goldman Sachs, Hogan Lovells and Cravath held a virtual meeting to discuss transaction timing and process, including the anticipated timing for making documentary diligence materials available in a virtual data room.
On December 19, 2024, Zimmer Biomet and its representatives were granted access to a virtual data room containing the Original Company Forecasts and other due diligence materials. From December 19, 2024 until January 16, 2025, members of Company management and its advisors uploaded due diligence materials in response to questions from Zimmer Biomet and its advisors, and members of Company management and its advisors had numerous calls and in-person meetings with members of Zimmer Biomet management and its advisors regarding various diligence subjects.
On December 20, 2024, members of Company management held a virtual meeting with members of Zimmer Biomet management and other representatives of Zimmer Biomet to present an updated management presentation (including the Original Company Forecasts).
Also on December 20, 2024, Cravath sent the draft of the merger agreement that had previously been approved by the Board to representatives of Hogan Lovells on behalf of the Company. The draft of the merger agreement was structured as a “two step” merger and provided for, among other things, a customary “no-shop” provision restricting the Board’s ability to solicit potential transactions with other third parties, subject to a “fiduciary out”; a termination fee payable by the Company upon the occurrence of certain circumstances, including the Company’s termination of the merger agreement to accept a superior proposal (which we refer to as a “termination fee”), of 2.0% of the Company’s fully diluted equity value based on the purchase price (inclusive of the maximum value of the CVR); a reverse termination fee payable by Zimmer Biomet of 8.0% of the Company’s fully diluted equity value based on the purchase price (inclusive of the maximum value of the CVR), payable, among other circumstances, in the event that the merger agreement was terminated due to a failure to obtain regulatory approvals; and a “regulatory efforts” obligation requiring Zimmer Biomet to take all actions necessary to obtain requisite regulatory approvals. Between December 20, 2024, and January 28, 2025, representatives of Cravath and Hogan Lovells exchanged several drafts of the merger agreement and had several calls to discuss the terms of the merger agreement.
On December 27, 2024, representatives of Hogan Lovells sent representatives of Cravath a proposed amendment to the previously executed exclusivity agreement. The amendment would extend the initial exclusivity period to January 16, 2025, with an automatic extension to January 29, 2025 upon Zimmer Biomet’s reaffirmation of the price and terms set forth in the December 13 Proposal. Representatives of Hogan Lovells also communicated to representatives of Cravath that, based on the timing of availability of certain due diligence materials, Zimmer Biomet anticipated that it would require until January 16, 2025 to complete its initial due diligence review and be in a position to reaffirm the terms of the December 13 Proposal, but that the overall exclusivity term (including the automatic extension) was not being extended.
On December 27, 2024, the Transaction Committee held a meeting, with members of Company management with representatives of Piper Sandler and Cravath in attendance. Representatives of Cravath reviewed the terms of the proposed amendment to the exclusivity agreement. After discussion, the Transaction Committee authorized Company management to execute the proposed amendment to the exclusivity agreement.
Later on December 27, 2024, the parties executed the amendment to the exclusivity agreement.

On December 29, 2024, representatives of Cravath sent a draft of the CVR agreement, which had previously been approved by the Board, to representatives of Hogan Lovells on behalf of the Company. The draft CVR agreement provided for a contingent payment of up to $1.00 per share, payable upon the terms set forth in the December 13 Proposal, and would require Zimmer Biomet to expend specified efforts to achieve the maximum CVR payment. Between December 29, 2024, and January 28, 2025, representatives of Cravath and Hogan Lovells exchanged several drafts of the CVR agreement and had several calls to discuss the terms of the CVR agreement.
On January 7, 2025, the Compensation Committee of the Board (which we refer to as the “Compensation Committee”) held a virtual meeting with members of Company management and representatives of Cravath in attendance. During the meeting, members of management and representatives of Cravath reviewed with the Compensation Committee, among other things, certain employment compensation and other employee benefit arrangements with respect to the employees of the Company in connection with the potential transaction, including proposed transaction bonuses that may be allocated to the Company’s employees and proposed amounts for the Company’s ordinary course equity grants for the 2025 grant cycle, which would be made in March 2025. The Compensation Committee authorized Company management and representatives of Cravath to communicate to Zimmer Biomet a quantum of proposed transaction bonuses, as well as a proposal for the Company to make its annual equity grants for the 2025 grant cycle in the ordinary course (and for such grants to be accelerated at the closing of the transaction).
Later on January 7, 2025, representatives of Hogan Lovells shared a revised draft of the merger agreement with representatives of Cravath on behalf of Zimmer Biomet. The draft merger agreement specified that Mr. DaCosta and certain other stockholders would enter into a tender and support agreement with respect to the shares beneficially owned by them in connection with the potential transaction, and that Mr. DaCosta and certain other members of the Company’s management would enter into retention agreements and/or offer letters with Zimmer Biomet with respect to post-closing employment at Zimmer Biomet. The draft merger agreement was structured as a “two-step” merger, though such structure was noted as subject to conclusion of Zimmer Biomet’s regulatory analysis, and provided for, among other things, a limited “regulatory efforts” obligation that would not have required Zimmer Biomet to agree to any remedy actions or defend litigation in order to obtain required regulatory approvals. The January 7, 2025 draft of the merger agreement did not include a reverse termination fee payable by Zimmer Biomet in the event of a failure to obtain regulatory approvals for the transaction and did not specify a proposed termination fee payable by the Company if the merger agreement is terminated upon certain circumstances.
On January 13, 2025, ahead of the Company’s participation at the J.P. Morgan Healthcare Conference, the Company issued a press release announcing a range of its preliminary unaudited net revenue for the fourth quarter and full year ended December 31, 2024.
On January 16, 2025, Ms. Ellingson sent Mr. DaCosta a letter reaffirming Zimmer Biomet’s continued interest in pursuing the potential transaction with the Company at the purchase price proposed in the December 13 Proposal, subject to Zimmer Biomet’s completion of certain remaining diligence items and the finalization of the definitive transaction documents.
From January 17 until January 27, 2025, the Company and its representatives uploaded confirmatory diligence materials to the virtual data room in response to questions from Zimmer Biomet and its representatives and held confirmatory diligence calls with members of Zimmer Biomet management, representatives of Goldman Sachs, Hogan Lovells and other advisors of Zimmer Biomet.
On January 17, 2025, representatives of Hogan Lovells shared a revised draft of the CVR agreement with representatives of Cravath on behalf of Zimmer Biomet.
Later on January 17, 2025, the Transaction Committee held a virtual meeting with other members of the Board, members of Company management and representatives of Piper Sandler and Cravath in attendance to review and discuss the process of the potential transaction to date and to discuss proposed responses to the draft definitive transaction documents received from Hogan Lovells on behalf of Zimmer Biomet. During the meeting, representatives of Piper Sandler reviewed with the Transaction Committee, and the other members of the Board that were present, the proposed timing for announcing the potential transaction, noting that the parties were working toward a targeted signing date on or before January 30, 2025. Representatives of Company management also discussed with the Transaction Committee, and the other members of the Board that were present, certain updates to the Original Company Forecasts and extrapolations to correct certain mathematical discrepancies identified in the Original Company Forecasts during the due diligence process (but utilizing the same assumptions used in the preparation of the Original Company Forecasts and extrapolations), resulting in updated unaudited financial forecasts for fiscal years 2024 through 2034 (which we refer to as the “Updated Company Forecasts”). For additional information on the Updated Company Forecasts, see the section of this proxy statement entitled “Certain Unaudited Financial Forecasts” beginning on page 57. During the discussion that ensued, representatives of Piper Sandler confirmed that the revisions reflected in the Updated Company Forecasts would not be expected to have a material impact on certain of their financial analyses of the Company on a standalone basis. Following the discussion and careful deliberation, the Transaction Committee approved the Updated Company Forecasts (subject to further approval by the full Board) for use by Piper Sandler in its financial analyses and fairness opinion with respect to the potential transaction. Representatives of Cravath then reviewed with the Transaction Committee, and the other members of the Board that were present, Zimmer Biomet’s positions on key issues related to the definitive transaction documents and the Company’s proposed responses. These issues included, among other things, the regulatory efforts standard; the quantum of the termination fee payable by the Company; the types of intervening events that would trigger the Board’s “fiduciary out” to change its recommendation regarding the proposed transaction; and Zimmer Biomet’s proposal with respect to the CVR agreement, which had removed any required efforts by Zimmer Biomet in order to achieve the maximum CVR payment and limited the scope of products that would count towards the calculation of net revenue. Additionally, representatives of Cravath discussed with the Transaction Committee, and other members of the Board that were present, Zimmer Biomet’s request that Mr. DaCosta enter into a support agreement with respect to the potential transaction and the request that Mr. DaCosta and certain other members of Company management enter into retention agreements with Zimmer Biomet at the signing of the potential transaction with respect to their post-closing employment at Zimmer Biomet. The Transaction Committee discussed with the advisors whether to authorize Mr. DaCosta to begin individual employment negotiations with Zimmer Biomet, noting that given Zimmer Biomet had reaffirmed the terms of the December 13 Proposal it was unlikely that there would be further negotiation regarding the acquisition price with Zimmer Biomet. Following the discussion, and after careful deliberation, the Transaction Committee directed the members of Company management and representatives of Cravath to, among other things: (i) share a revised draft of the merger agreement with Zimmer Biomet and (ii) have Mr. DaCosta reach out to Zimmer Biomet to discuss the outstanding issues related to the CVR agreement. Additionally, the Transaction Committee authorized Mr. DaCosta to begin discussions with Zimmer Biomet regarding his potential post-closing employment with Zimmer Biomet.
On January 18, 2025, representatives of Cravath sent a revised draft of the merger agreement to representatives of Hogan Lovells on behalf of the Company. The draft of the merger agreement provided for, among other things, a termination fee payable by the Company of 2.0% to be calculated on upfront equity value and a heightened “regulatory efforts” obligation which would have required Zimmer Biomet to take certain actions in order to obtain required regulatory approvals unless such actions would have a material adverse effect on the combined company (measured relative to the size of the Company). The draft merger agreement did not include a reverse termination fee payable by Zimmer Biomet.
Also on January 18, 2025, Mr. DaCosta spoke with Mr. Brian Hatcher, President of Zimmer Biomet’s Sports, Upper Extremities and Restorative Therapies and CMFT businesses. Mr. DaCosta and Mr. Hatcher discussed the structure of the CVR, including the efforts Zimmer Biomet would be required to expend to achieve the maximum CVR milestone payment and which products would count towards the 2026 revenue calculations. Mr. DaCosta and Mr. Hatcher also had a preliminary discussion about Mr. DaCosta’s post-closing role at Zimmer Biomet, but compensation terms were not yet proposed by Zimmer Biomet.
On January 19, 2025, Mr. DaCosta spoke with a member of Zimmer Biomet management to discuss the process for Zimmer Biomet to begin talking with other members of Company management regarding post-closing offer/retention plans at Zimmer Biomet. The parties agreed that they would first discuss Mr. DaCosta’s arrangements and that Mr. DaCosta would have discussions with other members of Company management before Zimmer Biomet would have direct discussions with other members of Company management.
On January 21, 2025, representatives of Cravath shared a revised draft of the CVR agreement with representatives of Hogan Lovells on behalf of the Company. The revised draft of the CVR agreement would have required Zimmer Biomet to take certain specific actions towards achieving the maximum CVR milestone payment and would include additional product sales by Zimmer Biomet towards the 2026 revenue calculations.
On January 22, 2025, Mr. DaCosta spoke with Mr. Hatcher to further refine the discussions with respect to the CVR construct, including the efforts Zimmer Biomet would be required to expend to support the achievement of the maximum CVR milestone payment and which products would count towards the 2026 revenue calculations.

On January 23, 2025, representatives of Hogan Lovells shared revised drafts of the CVR agreement and merger agreement with representatives of Cravath on behalf of Zimmer Biomet along with an initial draft of Mr. DaCosta’s voting agreement. The revised draft of the merger agreement was structured as a “one-step” merger. The revised draft of the merger agreement also provided for, among other things, a termination fee payable by the Company equal to 3.80% of the upfront equity value; a proposed “outside date” to be four months from the execution of the merger agreement (extended to eight months from the execution of the merger agreement if all other conditions other than certain regulatory-related conditions were satisfied at the original outside date); and a “regulatory efforts” obligation that would not have required Zimmer Biomet to agree to any remedy actions in order to obtain required regulatory approvals.
Also on January 23, 2025, representatives of Piper Sandler spoke with Ms. Ellingson to discuss the timing of announcing the potential transaction and the possibility of announcing the potential transaction as early as pre-market January 27, 2025.
Between January 23, 2025 and the execution of the merger agreement, representatives of Cravath had several calls and exchanged several correspondences with representatives of Hogan Lovells related to the draft merger agreement and other related draft transaction documents.
On January 24, 2025, representatives of the Company and Zimmer Biomet, along with certain of their advisors, held a virtual meeting to discuss the communication plan with respect to the announcement of the potential transaction.
Also on January 24, 2025, after conversations with Company management, representatives of Cravath sent a revised draft of the CVR agreement to representatives of Hogan Lovells on behalf of the Company.
On January 25, 2025, the Compensation Committee held a virtual meeting with members of Company management with representatives of Cravath in attendance. During the meeting, the Compensation Committee discussed with the members of Company management and the Company’s advisors certain transaction-related compensation matters, including the quantum for deal-related bonuses, calculations of potential excise tax payments under Section 280G, and other employee compensation and employee benefits arrangements with respect to the employees of the Company in connection with the proposed draft of the merger agreement, including the proposed treatment of Company equity awards.
Later on January 25, 2025, after conversations with Company management, representatives of Cravath sent a revised draft of the merger agreement to representatives of Hogan Lovells on behalf of the Company along with a revised draft of the voting agreement to representatives of Hogan Lovells on behalf of Mr. DaCosta. The revised draft of the merger agreement provided, among other things, that the termination fee payable by the Company would be equal to 2.50% of the upfront equity value; an “outside date” to be nine months from the execution of the merger agreement (extended to fifteen months from the execution of the merger agreement if all other conditions other than certain regulatory-related conditions were satisfied); and a heightened “regulatory efforts” obligation with respect to Zimmer Biomet’s obligations to receive regulatory approvals. The revised draft of the voting agreement provided, among other things, that Mr. DaCosta’s obligation to vote his shares would terminate if the Board changed its recommendation with respect to the potential transaction.
On January 26, 2025, Zimmer Biomet sent Mr. DaCosta an offer letter with respect to his post-closing employment at Zimmer Biomet, offering him the position of Global President, Foot and Ankle at the Company (as a wholly-owned indirect subsidiary of Zimmer Biomet). Between January 26, 2025 and the execution of the merger agreement, Mr. DaCosta and his personal legal advisors had several calls and exchanged several correspondences with representatives of Zimmer Biomet related to the post-closing employment of Mr. DaCosta.
Later on January 26, 2025, Mr. DaCosta spoke with Mr. Tornos to discuss open items in the draft transaction documents, including, among other things, Mr. DaCosta’s retention agreement and the proposals related to post-signing and post-closing Company employee matters, including the quantum of transaction-related bonuses that may be payable to Company employees and the Company’s ability to make its annual equity grants for the 2025 grant cycle in the ordinary course.
On January 27, 2025, representatives of Hogan Lovells sent revised drafts of the merger agreement, voting agreement and CVR agreement to representatives of Cravath on behalf of Zimmer Biomet. The draft of the merger agreement provided for, among other things, a termination fee payable by the Company equal to 3.50% of the upfront equity value; an “outside date” to be ten months from the execution of the merger agreement (extended to twelve months from the execution of the merger agreement if all other conditions other than certain regulatory-related conditions were satisfied); and a more limited “regulatory efforts” obligation with respect to Zimmer Biomet’s obligations to receive regulatory approvals. The voting agreement provided for, among other things, that Mr. DaCosta’s obligation to vote his shares in favor of the proposed transaction would not terminate if the Board changed its recommendation with respect to the potential transaction. The draft CVR agreement provided for, among other things, that Zimmer Biomet products sold by the Company’s salesforce would count towards the 2026 net revenue calculation used for determining the milestone achievement and that Zimmer Biomet would retain a dedicated “Foot & Ankle” business unit.
Later on January 27, 2025, the Board held a virtual meeting, with members of Company management and representatives of Piper Sandler and Cravath in attendance. During the meeting, members of Company management summarized negotiations with Zimmer Biomet to date. Representatives of Cravath reviewed with the Board key open items in the draft transaction documents, which included, among other things, the “regulatory efforts” obligation, the quantum of the termination fee and certain employee compensation matters that had been discussed between Mr. DaCosta and Mr. Tornos the prior day. Representatives of Piper Sandler and members of Company management then reviewed the Updated Company Forecasts for the Board. After discussion, the Board approved the Updated Company Forecasts for use by Piper Sandler in its financial analyses and fairness opinion with respect to the potential transaction. Representatives of Piper Sandler then reviewed its preliminary fairness analysis of the proposed transaction based on the Updated Company Forecasts. Following the discussion, and after careful deliberation, the Board authorized Company management and the Company’s advisors to move forward with finalizing negotiation of the transaction agreements on the terms discussed with the Board. Representatives of Piper Sandler and members of management (other than Mr. DaCosta) then exited the meeting, and Mr. DaCosta provided the Board with an update on his discussions with Zimmer Biomet regarding his individual role and post-closing organization design and integration commitments. The Board directed Mr. DaCosta to speak directly with Mr. Tornos to resolve the remaining deal points, including the employee compensation matters, on terms acceptable to the Board. Mr. DaCosta then exited the meeting, and the independent directors continued in executive session with representatives of Cravath participating. During this executive session, the independent directors discussed with representatives of Cravath priorities for finalizing the transaction agreements, including ensuring that the transaction agreements provided sufficient flexibility for the Company to make compensation decisions in the ordinary course of business through the closing of the transaction in order to retain key personnel through the closing and incentivize employees to contribute to the revenue growth necessary for the CVR milestones to be achieved. After discussion, the Board instructed Cravath to finalize negotiations of the open issues in the merger agreement and CVR agreement with Hogan Lovells.
Later on January 27, 2025, representatives of Cravath and Hogan Lovells held a virtual meeting to discuss the open items in the merger agreement and other transaction documents. Later that evening, between January 27 and January 28, 2025, representatives of Cravath sent revised drafts of the merger agreement and CVR agreement to representatives of Hogan Lovells on behalf of the Company. The draft merger agreement provided for, among other things, a heightened “regulatory efforts” obligation with respect to Zimmer Biomet’s obligations to receive regulatory approvals and accepted Zimmer Biomet’s proposed 3.50% termination fee payable by the Company.
In the morning of January 28, 2025, Mr. DaCosta spoke with Mr. Tornos to discuss the remaining outstanding deal points in the draft merger agreement, including the outstanding employee compensation matters. During the call, Mr. Tornos informed Mr. DaCosta that Zimmer Biomet would largely accept the proposed terms, including a similar regulatory efforts standard, reflected in the Company’s latest proposals, and Mr. DaCosta and Mr. Tornos agreed in principal on the terms of Mr. DaCosta’s individual employment as well as aggregate limits for the Company’s compensation grants (including transaction-related bonuses, tax reimbursement payments and annual equity grants) between signing and closing.
In the afternoon of January 28, 2025, representatives of Hogan Lovells sent a revised drafts of the merger agreement and CVR agreement to representatives of Cravath on behalf of Zimmer Biomet. The revised draft of the merger agreement provided for, among other things, the regulatory efforts obligation with respect to Zimmer Biomet’s obligations to receive regulatory approvals that is set forth in the executed merger agreement that is attached to this proxy statement as Annex A and as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 103.
Later in the afternoon of January 28, 2025, the Board held a virtual meeting with Company management with representatives of Piper Sandler and Cravath in attendance. Company management presented an overview of the proposed acquisition of the Company by Zimmer Biomet to the Board and the discussions that had taken place that morning between Mr. DaCosta and Mr. Tornos. Representatives of Cravath delivered a legal presentation and reviewed with the Board its fiduciary duties under Delaware law and other legal matters in connection with a potential sale transaction. Representatives of Cravath then reviewed with the Board the terms of the proposed merger agreement, CVR agreement and voting agreement, including, among other things, the regulatory efforts obligations, the termination fee payable by the Company, and the other key terms that had been discussed the prior evening, including the agreed terms with respect to employee compensation matters. Following the legal presentation, representatives of Piper Sandler reviewed with the Board its financial analyses of the proposed transaction and rendered to the Board its oral opinion, which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated January 28, 2025, which is attached to this proxy statement as Annex C, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth in its written opinion and such other factors Piper Sandler considered relevant, the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock pursuant to the merger agreement with Zimmer Biomet was fair, from a financial point of view, to the holders of Company common stock. For a detailed discussion of Piper Sandler’s opinion, see the section of this proxy statement entitled “The Merger—Opinion of Piper Sandler” beginning on page 61.
Following additional discussion and consideration of the proposed merger agreement and the merger and other transactions contemplated by the merger agreement, including those discussed in “—Reasons for the Merger” beginning on page 52, the Board resolved to proceed with the proposal from Zimmer Biomet and unanimously (i) approved (including for the purposes of Section 203 of the DGCL) and declared advisable the merger agreement, the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and approved the CVR agreement and the transactions contemplated thereby, (ii) determined that the terms of the merger agreement, the CVR agreement, the merger and the other transactions contemplated by the merger agreement and the CVR agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and (iii) recommended that the stockholders of the Company vote to adopt the merger agreement and directed that the merger agreement be submitted to the Company’s stockholders at the special meeting.
Following the conclusion of the meeting of the Board, on January 28, 2025, representatives of the Company and Zimmer Biomet finalized and executed the merger agreement and CVR agreement and Mr. DaCosta, in his individual capacity, finalized and executed the voting agreement along with an offer letter related to his post-closing employment at Zimmer Biomet and a non-competition agreement and non-solicitation agreement with Zimmer Biomet.
Later on January 28, 2025, the Company and Zimmer Biomet issued a joint press release announcing the execution of the merger agreement and the proposed terms of the acquisition by Zimmer Biomet.
Recommendation of the Board
At the special meeting of the Board held on January 28, 2025, after consideration of the non-exhaustive list of material factors described below in the section of this proxy statement entitled “—Reasons for the Merger”, and detailed discussions with members of Company management, outside legal counsel and financial advisors, at such meeting and prior meetings of the Board, the Board unanimously (i) approved (including for the purposes of Section 203 of the DGCL) and declared advisable the merger agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the merger, and approved the CVR agreement and the transactions contemplated thereby and (ii) determined that the CVR agreement, the merger and the other transactions contemplated by the merger agreement and the CVR agreement are advisable, fair to, and in the best interests of, the Company and the stockholders of the Company, and:
•	directed that the merger agreement be submitted to the Company’s stockholders entitled to vote thereon at the special meeting for the adoption thereof;
•
recommended that the Company’s stockholders entitled to vote thereon: (i) vote in favor of the adoption of the merger agreement at the special meeting; (ii) approve, by a non-binding, advisory vote, the specified compensation arrangements disclosed in this proxy statement that may be paid or become payable to the Company’s named executive officers in connection with the merger; and (iii) vote their shares of Company common stock in favor of the proposal to adjourn the special meeting to another date, time or place, if necessary to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting; and

•
called for a special meeting of the holders of Company common stock for the purpose of (i) submitting the merger agreement to such stockholders for adoption; (ii) submitting to such stockholders the non-binding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and (iii) submitting to such stockholders a proposal to adjourn the special meeting to another date, time or place, if necessary to solicit additional proxies in favor of the proposal to adopt the merger agreement at the time of the special meeting.

Reasons for the Merger
As described above in the section of this proxy statement entitled “—Background of the Merger” beginning on page 37, prior to and in reaching the unanimous determinations set forth above, the Board consulted with and received the advice of the Company’s outside legal counsel and financial advisors, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, the merger agreement, the CVR agreement and the transactions contemplated by the merger agreement and the CVR agreement, including the following non-exhaustive list of material factors (not necessarily in order of relative weight or importance):
•
the Board’s understanding of the Company’s industry, business, operations, risks, financial condition, earnings, cash flow, strategy and prospects, as well as the Company’s historical and projected financial performance;

•
the fact that (i) the upfront cash consideration of $13.00 per share of Company common stock to be received by Company stockholders provides immediate and certain value and liquidity and does not expose them to any further risks related to the Company’s business, and (ii) the CVR consideration provides the ability to participate in additional value if the revenue-based milestone is achieved in fiscal year 2026 in accordance with the terms of the CVR agreement;

•
the current and historical prices of Company common stock, including the fact that the upfront cash consideration of $13.00 per share price (without interest and subject to any required withholding taxes) of Company common stock to be paid in cash represented a premium of approximately:

•	11% over the closing share price on January 27, 2025, the last full trading day prior to the Board meeting to approve the proposed merger;
•	20% over the Company’s 30-day volume-weighted average share price on January 27, 2025, the last full trading day prior to the Board meeting to approve the proposed merger; and
•	40% over the Company’s 90-day volume-weighted average share price on January 27, 2025, the last full trading day prior to the Board meeting to approve the proposed merger;
•
the fact that, in addition to the upfront cash consideration, stockholders of the Company will receive one CVR per share of Company common stock held, which provides the Company’s stockholders an opportunity to realize additional value of up to $1.00 per share of Company common stock (net of applicable taxes and without interest), in cash, to the extent the revenue-based milestone is achieved in fiscal year 2026 in accordance with the terms of the CVR agreement, as well as the estimated likelihood of achieving such milestone, taking into account the Company’s standalone revenue growth potential, potential revenue synergies from the proposed merger and the extensive experience and resources of Zimmer Biomet;

•
the fact that the Board was able to negotiate an increase from Zimmer Biomet’s initial proposal of $11.00 per share offered in the September 9 Proposal to the total merger consideration of $13.00 per share (without interest and subject to any required withholding taxes), plus one CVR per share representing the right to receive up to an additional $1.00 per share of Company common stock (net of applicable taxes and without interest) (as further described above under the section of this proxy statement entitled “—Background of the Merger”), representing an increase of approximately 18% for the upfront cash consideration and up to approximately 27% for the total potential merger consideration (assuming the full achievement of the CVRs);

•
the Board’s belief that, based on discussions with Zimmer Biomet and other potential counterparties, the merger consideration was the highest price that could reasonably be obtained from Zimmer Biomet or any other potential counterparty, that the terms set forth in the merger agreement were the most favorable terms to which Zimmer Biomet would be willing to agree and that further negotiations or requests for a further price increase would create a risk of causing Zimmer Biomet to abandon the transaction altogether, in which event Company stockholders would lose the opportunity to obtain the merger consideration, including the proposed upfront cash consideration of $13.00 per share of Company common stock being offered and the potential to receive up to an additional $1.00 per share of Company common stock represented by the CVR consideration (in each case, without interest and subject to applicable taxes);
•
the fact that (i) the Company has, in the past, explored various strategic alternatives reasonably available to the Company, (ii) following receipt of the September 9 Proposal, the Company explored various strategic alternatives reasonably available to the Company and engaged in a process for soliciting and responding to offers from third parties in connection with a potential sale transaction or other strategic alternatives, (iii) following receipt of the September 9 Proposal, the Company engaged in, or attempted to initiate, discussions regarding a potential sale transaction with other third parties, including substantial negotiations with Party A, and (iv) none of the third parties had expressed a willingness, as of December 15, 2024, the date the Company entered into the exclusivity agreement with Zimmer Biomet, to pay the Company stockholders consideration per share that was equal to or greater than the upfront cash consideration of $13.00 per share of Company common stock plus one CVR per share of Company common stock, which provides the Company’s stockholders an opportunity to realize additional value of up to $1.00 per share of Company common stock, offered by Zimmer Biomet as further described above under the section of this proxy statement entitled “—Background of the Merger”;

•	the Board’s understanding of the risks and uncertainties in the industry in which the Company competes, including:
•
risks relating to the operation of the Company, including, but not limited to, industry trends resulting in increased downward pricing pressure on medical services and products, which may affect the Company’s ability to sell its products at prices necessary to support its current business strategy;

•
risks relating to operating in a very competitive business environment, and that if the Company is unable to compete successfully against its existing or potential competitors, its business, financial condition and results of operations may be adversely affected;

•
other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended December 31, 2024;

•
the fact that the Company’s standalone business plan entailed years of negative cash flow and the substantial funding necessary for the Company’s operation and growth strategy, including the potential that the Company may need to raise additional capital in the future in order to fund its operations prior to achieving positive cash flow; and

•	the risks that the Company could fall short of its long term cash flow forecasts and the significant impact that any shortfall in forecasts could have on cash flow and stockholder value;
•	the Board’s understanding of the risks that the Company would face if it continued to operate on a standalone public company basis, including:
•
risks relating to the Company’s long-term indebtedness of approximately $111 million, including the potential significant negative consequences of limitations on the Company’s ability to obtain additional debt or equity financing on favorable terms, or at all, instances in which the Company would be unable to comply with the covenants contained in the Company’s credit agreement or to generate cash sufficient to make required debt payments, which circumstances have the potential of accelerating the maturity of some or all of its outstanding indebtedness, the allocation of a substantial portion of the Company’s cash flow from operations to service debt, thus reducing the amount of the Company’s cash flows available for other purposes, including capital expenditures that would otherwise improve its competitive position, results of operations or stock price or requiring the Company to sell debt or equity securities or to sell some of the Company’s core assets, possibly on unfavorable terms, to meet payment obligations;

•
the Board’s consideration of the current state of the economy, financial markets and uncertainty surrounding forecasted economic conditions in the near-term and the long-term, which could negatively affect the Company’s financial performance;

•
the Board’s assessment of the risks and costs associated with developing and commercializing the Company’s products in development and the costs associated with successfully scaling commercial operations and sales within the United States and internationally;

•	the outcome, timing and costs of seeking regulatory approval for the Company’s products in development in the United States and internationally; and
•	the risk that the Company has not historically been profitable and may not be able to achieve or sustain profitability;
•
the Board’s assessment of the potential risks, rewards and uncertainties associated with remaining an independent public company as a possible strategic alternative to the sale of the entire Company (including the potential value to Company stockholders based on the Company’s strategic plan that could be expected to be generated from remaining an independent public company), and the Board’s resulting determination that such alternative did not represent a more attractive alternative to the structure proposed by Zimmer Biomet;

•
the fact that the Company’s stock price since the Company’s initial public offering has been volatile, including reaching a 52-week low of $4.65 per share on October 29, 2024, and that this volatility may impact the Company’s ability to raise capital in the public markets on attractive terms;

•
the fact that the substantial majority of the merger consideration is the upfront consideration and is all cash, which provides certain value and, upon consummation of the merger, liquidity to Company stockholders, especially when viewed against any internal or external risks and uncertainties associated with the Company’s standalone strategy, immediately upon the closing of the merger;

•
the fact that the merger consideration, while providing relative certainty of value with respect to the upfront cash consideration, will also allow the Company stockholders to participate in a portion of the possible value created by the merger through the CVR consideration, if the revenue-based milestone is achieved pursuant to the CVR agreement;

•
the financial analysis reviewed and discussed with the Board by representatives of Piper Sandler, as well as the oral opinion of Piper Sandler rendered to the Board on January 28, 2025 (which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion dated January 28, 2025), that, as of that date and based on and subject to the various assumptions and limitations set forth in its written opinion and such other factors Piper Sandler considered relevant, the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock in connection with the merger was fair, from a financial point of view, to such holders of Company common stock;

•
the Board’s assessment, taking into account the other factors described herein, of the Company’s value on a standalone basis relative to the upfront cash consideration of $13.00 per share of Company common stock to be paid in cash in connection with the merger, and the possibility that the trading price of shares of Company common stock would not reach and sustain such price, or that doing so could take a considerable period of time;

•
the Company’s operating and financial performance and its prospects, including certain prospective forecasts for the Company prepared by the Company’s senior management, which reflect an application of various assumptions of senior management, and the inherent uncertainty of achieving the Company’s prospective forecasts, as set forth below under the section of this proxy statement entitled “—Certain Unaudited Financial Forecasts”, and that, as a result, the Company’s actual financial results in future periods could differ materially from senior management’s forecasts;

•	the size and financial strength of Zimmer Biomet and its ability to fund the aggregate merger consideration;
•	the fact that the merger is not subject to a financing condition;

•
the fact that the merger would be subject to receipt of the Company stockholder approval and that the Company’s stockholders would be free to reject the merger by voting against adoption of the merger agreement;

•	the fact that the merger is not subject to approval by Zimmer Biomet’s stockholders;
•
the fact that Zimmer and the Company have both agreed to use their respective reasonable best efforts, pursuant to the terms of the merger agreement, to consummate the merger as promptly as reasonably practicable, subject to certain limitations;

•
the provisions of the merger agreement that, subject to the conditions therein, permit the Company to seek specific performance of Zimmer’s and Merger Sub’s obligations to consummate the merger pursuant to the terms of the merger agreement;

•
the provisions of the merger agreement that permit the Company, in response to certain unsolicited written takeover proposals, to furnish information to and conduct discussions and negotiations with third parties prior to receipt of the Company stockholder approval under certain circumstances and, under certain conditions, to accept a superior proposal, and the Company’s corresponding right to terminate the merger agreement (subject to the payment by the Company to Zimmer of a termination fee of $40 million), and that the amount of the termination fee payable by the Company is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;

•
the provisions of the merger agreement that permit the Board, prior to obtaining the Company stockholder approval, to withhold, withdraw, amend, qualify or modify its recommendation to approve the merger under certain circumstances relating to a superior proposal or an intervening event, subject to payment by the Company to Zimmer of a termination fee of $40 million if Zimmer elects to terminate the merger agreement in such circumstances;

•
the provisions of the merger agreement that permit the Company to terminate the merger agreement if the merger is not consummated by November 28, 2025 (subject to an automatic two-month extension if certain closing conditions have not been satisfied), and the Board’s belief that such outside date for completing the merger allows for sufficient time to consummate the merger and the transactions contemplated by the merger agreement;

•	the likelihood and speed of obtaining the required regulatory approvals and anticipated timing for consummating the merger in light of the scope of the conditions to closing;
•
the availability of appraisal rights under the DGCL to Company stockholders who comply with all of the required procedures for perfecting appraisal rights under the DGCL in connection with the merger, including the fact that such stockholders will have the right to demand appraisal and payment of the fair value of their shares as determined by the Delaware Court, as further described in the section below entitled “—Appraisal Rights”;

In the course of its deliberations and in reaching the determinations described above, the Board also considered, in consultation with the Company’s legal and financial advisors, a variety of risks and other countervailing factors related to the merger, the merger agreement, the CVR agreement and the transactions contemplated by the merger and the CVR agreement, including the following material factors (not necessarily in order of relative weight or importance):
•	the potential upside in the Company’s standalone strategic plan;
•	the potential of continuing to pursue a strategic transaction with Party A, as further described above in the section of this proxy statement entitled “—Background of the Merger”;
•
the possibility that the merger might not be completed on the terms or timeline currently contemplated or at all due to a failure of certain conditions, including with respect to the required approval of the merger by the necessary regulatory authorities;

•
the limitations on Zimmer’s commitments under the merger agreement to take certain actions necessary to obtain the required regulatory approvals, including the fact that Zimmer is not required to accept any restrictions: (i) with respect to any assets, categories of assets or portions of any business of the Company or any of its subsidiaries, if any such restrictions would, in the aggregate, reasonably be expected to (x) be material to the business, assets or financial condition of the Company and its subsidiaries, taken as a whole, or (y) be materially detrimental to the benefits that Zimmer (or any of its affiliates) expects as a result of the transactions contemplated by the merger agreement; or (ii) with respect to any assets, categories of assets or portions of any business of Zimmer or any of its affiliates;
•	the risks and costs to the Company if the merger does not close in a timely manner or at all, including:
•
the trading price of Company common stock may decline (relative to the 30-day volume-weighted average share price of $10.79 on January 27, 2025, the last full trading day prior to the Board meeting to approve the proposed merger) to the extent that the market price of the Company common stock currently reflects positive market assumptions that the merger will be consummated;

•
the potential negative impact on the Company’s ability to attract, hire and retain key employees, as current and prospective employees may experience uncertainty about their future roles with the Company if the merger is not consummated;

•
the potential disruption to the Company’s business and distraction of its workforce and management team from day-to-day operations and from pursuing other opportunities that could be beneficial to the Company, in each case without realizing any of the benefits of having the merger completed and the potential adverse effects on the financial and other results of the Company as a result of such disruption; and

•
reputational harm to the Company’s relationships with investors, customers, suppliers, business partners and other third parties due to the adverse perception of any failure to successfully complete the merger;

•
the fact that Company stockholders will have no ongoing equity interest in the surviving corporation following the merger, meaning that the holders of shares of Company common stock will not (by virtue of their holding shares of Company common stock) participate in Zimmer Biomet’s or the Company’s potential future earnings or growth (other than with respect to the potential to receive up to an additional $1.00 per share of Company common stock (without interest and subject to applicable taxes) to the extent that the revenue-based milestone in fiscal year 2026 is achieved within the required timeframe in accordance with the CVR agreement);

•
the fact that the achievement of the revenue-based milestone necessary to trigger the milestone payment under the CVR agreement may not be achieved within the required timeframe, if at all, and if it is not achieved within such timeframe, no payment will be made pursuant to the CVRs, as well as the fact that the CVRs are not freely transferrable and, accordingly, will not be registered with the SEC or listed on any securities exchanges;

•
the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking certain significant financing transactions or business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company, even if such actions would prove beneficial to the Company;

•
the risk that the parties may incur significant costs and material delays resulting from seeking regulatory approvals and other clearances, consents and approvals necessary for consummation of the merger, or that such clearances, consents and approvals are unable to be obtained;

•
the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative takeover proposals with third parties, subject to specified exceptions, and that require the Company to negotiate with Zimmer (if Zimmer desires to negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

•
the possibility that the Company’s obligation to pay a termination fee of $40 million to Zimmer upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company;

•
the significant costs involved in connection with negotiating the merger agreement and consummating the merger, such as legal, accounting, financial advisory and integration costs, and the fact that if the merger is not consummated, the Company may still be required to bear a portion of such costs;

•	the risk of litigation in connection with the execution of the merger agreement and the consummation of the merger and the other transactions contemplated therein;
•
the possibility that, although the merger provides the Company’s stockholders the opportunity to realize a premium to the price at which Company common stock traded prior to the public announcement of the proposed merger, the price of Company common stock might have increased in the future to a price greater than the upfront cash consideration or the total merger consideration;

•
the possibility that the merger, if approved by the Company’s stockholders, will not be consummated by the end of the first half of 2025 due to delays in receiving required regulatory approvals, and, pursuant to the terms of the merger agreement, may be consummated as late as January 28, 2026, and Company stockholders will not receive the merger consideration until the merger is consummated;

•	the fact that an all-cash transaction would be taxable to the Company stockholders; and
•
various other risks associated with the merger and the business of the Company, as more fully described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward—Looking Statements” beginning on page 26.

In addition, the Board was aware of and considered the fact that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company stockholders generally, as described more fully in the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77.
The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its determination and recommendation, and in view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determinations as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and the Company’s and the Board’s legal and financial advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.
This explanation of the Board’s reasons for its recommendation and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward—Looking Statements” beginning on page 26.
Certain Unaudited Financial Forecasts
Other than annual guidance for net revenue, including the guidance for net revenue for fiscal year 2024 included in the Company’s press release date November 12, 2024 (which we refer to as the “2024 net revenue guidance”), which guidance the Company presents as a range, the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to, among other things, the unpredictability of the underlying assumptions and estimates. The Company is especially reluctant to disclose projections for extended periods due to the increasing uncertainty, unpredictability and subjectivity of such assumptions and estimates when applied to time periods further in the future. The Company has, however, included in this proxy statement certain unaudited financial forecasts of the Company that, to the extent described herein, were furnished to (i) the Board, Piper Sandler (the Company’s financial advisor), and Zimmer Biomet and its affiliates, in connection with the evaluation of, and the discussions concerning, the proposed merger and (ii) certain other parties potentially interested in a transaction with the Company.

These Company Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”). A summary of this information is presented below.
The Company Forecasts were, in the view of the Company’s management, prepared on a reasonable basis and in good faith, and reflect the best available estimates and judgments at the time of preparation. However, no assurances can be made regarding future events and the estimates and assumptions underlying the Company Forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized or undertaken and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, the availability of capital to fund the Company’s operations, the timeline of regulatory approval or commercial launch of the Company’s products under development, and the other risks and uncertainties described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward—Looking Statements” beginning on page 26, all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the transactions contemplated by the merger agreement, many of which will be beyond the control of Zimmer, Zimmer Biomet and the surviving corporation. Company stockholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that any projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the Company Forecasts, whether or not the merger is consummated. The inclusion in this proxy statement of the Company Forecasts should not be regarded as an indication that the Company, the Board, Zimmer Biomet or its affiliates or their board of directors or any of their respective financial advisors considered, or now consider, these forecasts to be a reliable predictor of future results. The Company Forecasts are not fact, and neither they nor any underlying assumptions should be relied upon as being indicative of future results. Readers of this proxy statement are cautioned not to place reliance on this information.
The Company Forecasts include certain non-GAAP financial measures, including Adjusted EBITDA (as defined below) and Unlevered Free Cash Flow (as defined below). In addition to the Company’s results and measures of performance determined in accordance with the GAAP, the Company’s management included forecasts of non-GAAP financial measures in the Company Forecasts because the Company’s management believes that non-GAAP financial measures can be useful in evaluating and comparing the Company’s financial and operational performance over multiple periods, identifying trends affecting the Company’s business, formulating business plans and making strategic decisions. Company stockholders should also note that the non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Company stockholders should also note that the non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to Company stockholders. Because of the non-standardized definitions, the non-GAAP financial measures in this proxy statement and the accompanying footnotes may be calculated differently from, and may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by Zimmer Biomet and its affiliates.
Due to the inherent limitations of non-GAAP financial measures, Company stockholders should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of the non-GAAP financial measures.
The Company Forecasts included in this document have been prepared by, and are the responsibility of, the Company’s management. Neither the Company's independent registered public accounting firm, Deloitte & Touche LLP (which we refer to as “Deloitte”), nor any other independent accounts, have compiled, examined, or performed any procedures with respect to the preliminary financial information regarding fiscal year 2024 and the Company Forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial

information. The Deloitte report dated [   ], 2025 and incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the preliminary financial information regarding fiscal year 2024 and the Company Forecasts and should not be read to do so.
The non-GAAP financial measures included in the Company Forecasts were prepared by the management of the Company and directed by the Board for use by Piper Sandler in connection with its financial analysis and the preparation of its opinion, were used by the Board for its consideration of the merger and were provided to Zimmer Biomet and its affiliates and certain other parties potentially interested in a transaction with the Company. Financial measures provided to a financial advisor or counterparty in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures, and reconciliations of non-GAAP financial measures were not relied upon by the Board or Piper Sandler in connection with their respective evaluations of the merger. In addition, none of Zimmer Biomet or its affiliates or any other potentially interested party who received the Company Forecasts, including non-GAAP financial measures, was provided with any such reconciliation. Accordingly, the Company has not provided in this proxy statement a reconciliation of the non-GAAP financial measures included in the Company Forecasts to the relevant GAAP financial measures.
By including the Company Forecasts in this proxy statement, none of the Company, Zimmer Biomet or its affiliates or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Company Forecasts. Accordingly, the Company Forecasts should not be construed as financial guidance, nor relied upon as such, and the Company Forecasts may differ in important respects from the 2024 net revenue guidance, which guidance is presented as a range, and which the Company’s management prepared based on a different set of assumptions. The inclusion of the Company Forecasts in this proxy statement does not constitute an admission or representation by the Company that the information contained therein is material. The Company Forecasts summarized in this section reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any changes since such Company Forecasts were prepared.
NONE OF THE COMPANY, ZIMMER BIOMET OR ITS AFFILIATES OR, AFTER CONSUMMATION OF THE MERGER, THE SURVIVING CORPORATION, UNDERTAKES ANY OBLIGATION, EXCEPT AS REQUIRED BY LAW, TO UPDATE OR OTHERWISE REVISE THE COMPANY FORECASTS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION, CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS OR THE OCCURRENCE OF UNANTICIPATED EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. IN LIGHT OF THE FOREGOING FACTORS AND UNCERTAINTIES INHERENT IN THE COMPANY FORECASTS, READERS OF THIS PROXY STATEMENT ARE CAUTIONED NOT TO PLACE RELIANCE ON THIS INFORMATION.
Unaudited Company Forecasts
The Company’s management, at the direction of the Board, prepared nonpublic, unaudited prospective financial information for fiscal years 2024 through 2029 (which we refer to as the “Original Company Forecasts”) for the Company’s internal use in connection with the evaluation of potential strategic alternatives, including the merger, which were reviewed, discussed and approved by the Board for use in September 2024. In addition, for purposes of certain of Piper Sandler’s financial analyses, in September 2024, the Company’s management prepared extrapolations of the Original Company Forecasts for fiscal years 2030 through 2034 (which we refer to as the “extrapolations”). The Board directed Piper Sandler to use and rely on the Original Company Forecasts for purposes of providing financial analyses in connection with the Board’s evaluation of any potential strategic alternatives, including the merger. Subsequently, in January 2025, the Company’s management made certain updates to the Original Company Forecasts and extrapolations to correct certain mathematical discrepancies identified in the Original Company Forecasts during the due diligence process (but utilizing the same assumptions used in the preparation of the Original Company Forecasts and the extrapolations), resulting in updated unaudited financial forecasts for fiscal years 2024 through 2034 (which we refer to as the “Updated Company Forecasts” and, together with the Original Company Forecasts, the “Company Forecasts”). The Board subsequently approved the Updated Company Forecasts and directed Piper Sandler to use and rely on the Updated Company Forecasts for purposes of providing financial analyses in connection with the Board’s evaluation of any potential strategic alternatives, including the merger.
Neither Deloitte, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Updated Company Forecasts was relied upon by the Board in reaching its unanimous determination on January 28, 2025, to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that the Company’s stockholders vote to adopt the merger agreement. The Updated Company Forecasts were the only forecasts prepared by management of the Company that was approved by the Board and directed by the Board for use by Piper Sandler in connection with rendering its oral opinion delivered to the Board on January 28, 2025, which was subsequently confirmed by delivery of the written opinion dated as of January 28, 2025, and performing its financial analyses in connection therewith, as summarized below in the section entitled “—Opinion of the Financial Advisor of the Company” beginning on page 61. The Company Forecasts assume that the Company would continue to operate as a standalone company and do not reflect any impact of the proposed merger, including any impact of the negotiation or execution of the proposed merger, the expenses that may be incurred in connection with the proposed merger or the consummation thereof, any revenue or cost synergies that may be achieved as a result of the proposed merger or the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or in anticipation of the proposed merger. The Original Company Forecasts were also made available to Zimmer Biomet and its affiliates and certain other parties potentially interested in a transaction with the Company.
The following tables set forth summaries of the Original Company Forecasts, together with the extrapolations, and the Updated Company Forecasts. The summaries are not included in this proxy statement to induce any Company stockholder to vote in favor of adopting the merger agreement proposal or approving any other proposals to be voted on at the special meeting.
Original Company Forecasts

	(unaudited) Fiscal Year ending December 31,
	Original Company Forecasts						Extrapolations
($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Revenue	257	301	350	407	470	541	620	707	803	908	1,026
Gross Profit	195	234	274	320	372	431	496	565	642	726	821
Adjusted EBITDA(1)	(21)	(3)	16	40	65	96	131	164	203	247	299
Unlevered Free Cash Flow(2)	N/A	1	(4)	4	25	40	49	79	113	143	176

(1)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization (burdened by stock-based compensation expense) and other adjustments. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or of cash flows or as a measure of liquidity.

(2)
“Unlevered Free Cash Flow” is defined as earnings before interest and taxes (“EBIT”) plus depreciation and amortization (burdened by stock-based compensation expense), less capital expenditures, and plus or less changes in working capital. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income or cash flows from operating activities as a measure of operating performance or of cash flows or as a measure of liquidity.

Updated Company Forecasts

	(unaudited) Fiscal Year ending December 31,
($ in millions)	2024E(1)	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Net Revenue	256	301	351	408	473	545	625	714	812	920	1,039
Gross Profit	193	234	275	322	375	434	500	571	650	736	831
Adjusted EBITDA(2)	(20)	(3)	15	38	64	94	127	164	204	250	302
Unlevered Free Cash Flow(3)	N/A	(1)	(5)	(1)	22	37	43	76	113	143	178

(1)
Figures for the fiscal year ending December 31, 2024, included in the Updated Company Forecasts reflect the Company’s preliminary unaudited estimates of actual financial results for fiscal year 2024, based on estimates available to the Company’s management as of January 2025.

(2)
“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation and amortization (burdened by stock-based compensation expense) and other adjustments. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance of cash flows or as a measure of liquidity.

(3)
“Unlevered Free Cash Flow” is defined as EBIT plus depreciation and amortization (burdened by stock-based compensation expense), less capital expenditures, and plus or less changes in working capital. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to net income, operating income or cash flows from operating activities as a measure of operating performance or of cash flows or as a measure of liquidity.

Opinion of Piper Sandler
The Company retained Piper Sandler to act as its financial advisor in connection with a potential transaction such as the merger. At a meeting of the Board on January 28, 2025, Piper Sandler rendered its oral opinion to the Board, which was subsequently confirmed in writing by delivery of Piper Sandler’s written opinion, dated the same date, to the effect that, as of such date, and based upon, and subject to, the various assumptions and limitations set forth in its written opinion and such other factors Piper Sandler considered relevant, the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock was fair, from a financial point of view, to the holders of Company common stock.
The full text of Piper Sandler’s written opinion dated January 28, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference herein. Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of Company common stock, of the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, and does not address the fairness, from a financial point of view, to the holders of Company common stock of the proposed CVR consideration, or any other terms or agreements relating to the merger or any other terms of the merger agreement. Piper Sandler’s opinion was provided to the Board in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any Company stockholder as to how such stockholder should act or vote with respect to the merger or any other matter. The Company stockholders are urged to read the opinion in its entirety. Piper Sandler’s opinion was approved for issuance by the Piper Sandler Opinion Committee.
In connection with rendering the opinion described above and performing its related financial analyses, Piper Sandler, among other things:
•	reviewed and analyzed the financial terms of the merger agreement;
•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;
•
reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to Piper Sandler by the Company;

•
conducted discussions with members of senior management and representatives of the Company concerning the financial condition, results of operations and prospects of the Company, as well as the Company’s business and prospects before and after giving effect to the merger;

•
reviewed the current and historical reported prices and trading activity of shares of Company common stock and similar information for certain other companies deemed by Piper Sandler to be comparable to the Company;

•	compared the financial performance of the Company with that of certain other publicly traded companies that Piper Sandler deemed relevant; and
•	reviewed the financial terms, to the extent publicly available, of certain previous business combination transactions that Piper Sandler deemed relevant.
In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.
The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion and reviewed with the Board at a meeting thereof held on January 28, 2025.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses conducted by Piper Sandler. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to any of these analyses by Piper Sandler or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 27, 2025 and is not necessarily indicative of current market conditions.
Unless the context indicates otherwise, for purposes of the financial analyses described below, Piper Sandler calculated enterprise value (which we refer to as “EV”, defined as the relevant company’s fully diluted common equity value (determined using the treasury stock method), plus, where applicable, book value of preferred stock, plus fair value of contingent consideration, plus debt, plus capital and operating leases, less cash and cash equivalents, less investments in partnerships, and less short and long term investments (which we refer to as “net debt”), plus, where applicable, book value of non-controlling interests).
More specifically, Piper Sandler calculated EV for (i) each publicly traded company included in the selected public companies analysis described below under the heading “—Selected Public Companies Analysis”, based on (a) the market value of the relevant company’s common equity, using closing stock prices on January 27, 2025 and (b) the relevant company’s net debt as of such company’s most recently reported quarter end, and (ii) each target company included in the selected M&A transactions analysis described below under the heading “—Selected M&A Transactions Analysis”, based on (a) the implied value of the relevant target company’s common equity using the implied purchase price paid for such target company’s common equity in the relevant M&A transaction and the relevant target company’s net debt as of such target company’s most recently reported quarter end immediately prior to announcement of the relevant M&A transaction (in the case of M&A transactions involving the acquisition of public companies) or otherwise (b) the publicly announced EV for the target company at the time of announcement of the relevant M&A transaction.
References to (i) “LTM” historical financial information are references to (a) for each publicly traded company included in the selected public companies analysis described below under the heading “—Selected Public Companies Analysis”, the last twelve-month period for which financial information was publicly available as of January 27, 2025, based on such publicly available information, and (b) for each target company included in the selected M&A transactions described below under the heading “—Selected M&A Transactions Analysis”, the last twelve-month period for which financial information was (x) publicly available as of immediately prior to the announcement of the relevant M&A transaction, based on such publicly available information, or (y) available to Piper Sandler as of immediately prior to the announcement of the relevant M&A transaction, based on such internal non-public transaction information, and (ii) “FTM” projected financial information are references to (a) for each target company included in the selected M&A transactions analysis described below, the twelve-month period immediately following the LTM period, based on Wall Street consensus research estimates (which we refer to as the “Consensus Estimates”), disclosure by such target company or otherwise available to Piper Sandler, at the time of announcement of the relevant transaction, and (b) for the Company, the twelve-month period immediately following the LTM period, based on the Updated Company Forecasts furnished to Piper Sandler by the Company and summarized in the heading “—Certain Unaudited Financial Forecasts”. Diluted shares of Company common stock were calculated using the treasury stock method as of January 27, 2025, the last full trading day of shares of Company common stock prior to the date on which the merger was approved by the Board, and in the case of the Company, included restricted stock units and performance stock units, and in-the-money options.
Selected Public Companies Analysis
Orthopedic Implants—Business Profile
Piper Sandler reviewed, among other things, historical LTM financial information for the Company and projected financial data prepared by the Company’s management as included in the Updated Company Forecasts, and compared such data to corresponding financial information for the public companies that Piper Sandler deemed to be comparable to the Company based on certain criteria, including, among other things, publicly listed companies focused on orthopedic implants with LTM revenue between $50 million and $750 million. No company used in the selected public companies analysis is identical to the Company and, as a result, the summary below and underlying financial analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.
Based on these criteria, Piper Sandler selected the following public companies:
•	Alphatec Holdings, Inc.
•	Medacta International SA
•	Medartis AG
•	OrthoPediatrics Corp.
•	SI-BONE, Inc.
•	Treace Medical Concepts, Inc.
For this selected public companies analysis, based upon historical financial information and Consensus Estimates for each selected company available as of January 27, 2025 and using the closing prices as of January 27, 2025 for shares of the selected companies, Piper Sandler compared, among other things, the implied EV as a multiple of revenue (which we refer to as the “EV/Revenue Multiples”) for the Company and EV as a multiple of gross profit (which we refer to as the “EV/Gross Profit Multiples”) for the Company, in each case for each of fiscal years 2024 and 2025, based on the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, to the corresponding multiples for the selected companies.
For purposes of this analysis, Piper Sandler calculated EV for each selected public company based on such company’s (i) fully diluted market capitalization, calculated per the treasury stock method using closing stock prices on January 27, 2025 and outstanding dilutive securities as of such company’s most recently reported quarter end, and (ii) net debt and minority interest (as applicable) as of such company’s most recently reported quarter end.
The analysis indicated the following implied multiples:

	EV/Revenue		EV/Gross Profit
($ in millions)	2024	2025	2024	2025
75th Percentile	3.9x	3.4x	5.4x	4.7x
Mean	3.7x	3.2x	4.9x	4.2x
Median	3.5x	3.0x	4.8x	4.1x
25th Percentile	3.4x	2.9x	4.3x	3.8x
Upfront Cash Consideration ($13.00)	4.8x	4.1x	6.3x	5.2x

Piper Sandler then applied such multiples to the Company’s estimated revenue and gross profit for fiscal years 2024 and 2025 as included in the Updated Company Forecasts in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per share values based on the balance sheet and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for the Company, as compared to the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, were as follows:

Implied Per-Share Value of the Company’s Common Stock
EV/2024 Revenue	$9.38–$9.84
EV/2025 Revenue	$9.54–$9.99
EV/2024 Gross Profit	$9.63–$9.91
EV/2025 Gross Profit	$9.92–$10.40
Upfront Cash Consideration	$13.00

Medical Technology—Financial Profile
Piper Sandler also reviewed, among other things, the financial information prepared by the Company’s management and included in the Updated Company Forecasts for the years ending December 31, 2024, and December 31, 2025, and compared such data to corresponding historical financial information and Consensus Estimates for the public companies, for which financial information was publicly available, that Piper Sandler considered to be publicly listed companies in the medical technology industry with (i) LTM revenue between $50 million and $750 million, (ii) 2024 and 2025 revenue growth between 10% and 30%, and (iii) LTM gross margin greater than 70%.
Based on these criteria, Piper Sandler selected the following public companies:
•	AtriCure, Inc.
•	AxoGen, Inc.
•	Glaukos Corp.*
•	Iradimed Corp.
•	Medartis AG
•	NeuroPace Inc.
•	OrthoPediatrics Corp.
•	Pulmonx Corp.
•	SI-BONE, Inc.
The selected public company marked with an asterisk (*) above was excluded from comparable company statistical metrics given it was a substantial outlier from the other selected financial profile public companies.
For this selected public companies analysis, based upon historical financial information and Consensus Estimates for each selected company available as of January 27, 2025 and using the closing prices as of January 27, 2025 for shares of the selected companies, Piper Sandler compared, among other things, the implied EV/Revenue Multiples for the Company and EV/Gross Profit Multiples for the Company, in each case for each of fiscal years 2024 and 2025, based on the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, to the corresponding multiples for the selected companies.
For purposes of this analysis, Piper Sandler calculated EV for each selected public company based on such company’s (i) fully diluted market capitalization, calculated per the treasury stock method using closing stock prices on January 27, 2025 and outstanding dilutive securities as of such company’s most recently reported quarter end, and (ii) net debt and minority interest (as applicable) as of such company’s most recently reported quarter end.
The analysis indicated the following implied multiples:

	EV/Revenue		EV/Gross Profit
($ in millions)	2024	2025	2024	2025
75th Percentile	5.0x	4.4x	6.7x	5.8x
Mean	5.1x	4.5x	6.7x	5.8x
Median	4.3x	3.8x	5.7x	5.0x
25th Percentile	3.4x	2.9x	4.4x	3.8x
Upfront Cash Consideration ($13.00)	4.8x	4.1x	6.3x	5.2x

Piper Sandler then applied such multiples to the Company’s estimated revenue and gross profit for fiscal years 2024 and 2025 as included in the Updated Company Forecasts in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per share values based on the balance sheet and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for the Company, as compared to the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, were as follows:

Implied Per-Share Value of the Company’s Common Stock
EV/2024 Revenue	$11.76–$13.86
EV/2025 Revenue	$12.13–$14.34
EV/2024 Gross Profit	$11.54–$13.73
EV/2025 Gross Profit	$12.35–$14.61

Implied Per-Share Value of the Company’s Common Stock
Upfront Cash Consideration	$13.00

Selected M&A Transactions Analysis
Extremities—Business Profile
Piper Sandler reviewed M&A transactions announced since January 1, 2012, involving those public and private target companies for which Piper Sandler had access to sufficient financial information and that Piper Sandler considered to be an extremities-focused business in the medical technology industry with LTM revenue greater than $50 million.
Based on these criteria, Piper Sandler selected the following transactions:

Date Announced	Target	Acquiror
September 25, 2023	LimaCorporate S.p.A.	Enovis Corporation
September 29, 2020	Integra LifeSciences (Extremity Orthopaedics)	Smith & Nephew plc
November 4, 2019	Wright Medical Group N.V.	Stryker Corporation
December 23, 2015	LimaCorporate S.p.A.	EQT Private Equity
October 27, 2014	Tornier N.V.	Wright Medical Group, Inc.

For this selected M&A transactions analysis, Piper Sandler compared, among other things, the implied (i) EV/Revenue Multiple for each of LTM and FTM and (ii) EV/LTM gross profit multiple for the Company, to the corresponding multiples for each selected M&A transaction. Piper Sandler compared multiples for the Company to the corresponding multiple for each selected M&A transaction, and the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock.
This analysis indicated the following implied multiples:

	EV/LTM Revenue Multiple	EV/FTM Revenue Multiple	EV/LTM Gross Profit Multiple
75th Percentile	3.9x	3.6x	5.8x
Mean	3.9x	3.5x	5.3x
Median	3.8x	3.0x	5.0x
25th Percentile	3.1x	2.9x	4.4x
Upfront Cash Consideration ($13.00)	4.8x	4.1x	6.3x

Piper Sandler then applied such multiples to the Company’s LTM revenue, FTM revenue and LTM gross profit in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per share values based on the balance sheet and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for the Company, as compared to the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, were as follows:

Implied Per-Share Value of the Company’s Common Stock
EV / LTM Revenue	$10.18–$10.38
EV / FTM Revenue	$9.44–$10.96
EV / LTM Gross Profit	$10.16–$10.80
Upfront Cash Consideration	$13.00

Orthopedic Implants—Business Profile
Piper Sandler also reviewed M&A transactions announced since January 1, 2012, involving those public and private target companies for which Piper Sandler had access to sufficient financial information and that Piper Sandler considered to be an orthopedic implant-focused business in the medical technology industry with (i) LTM revenue greater than $50 million, and (ii) FTM revenue growth greater than 0%.

Based on these criteria, Piper Sandler selected the following transactions

Date Announced	Target	Acquiror
September 25, 2023	LimaCorporate S.p.A.	Enovis Corporation
October 11, 2022	SeaSpine Holdings Corporation	Orthofix Medical Inc.
September 29, 2020	Integra LifeSciences (Extremity Orthopaedics)	Smith & Nephew plc
November 4, 2019	Wright Medical Group N.V.	Stryker Corporation
May 9, 2019	Titan Spine, Inc.	Medtronic plc
August 30, 2018	K2M Group Holdings, Inc.	Stryker Corporation
May 9, 2018	Corin Orthopaedics Holding Ltd.	Permira
October 23, 2017	Exactech, Inc.	TPG Capital
June 7, 2016	LDR Holding Corporation	Zimmer Biomet Holdings, Inc.
December 23, 2015	LimaCorporate S.p.A.	EQT Private Equity
October 27, 2014	Tornier N.V.	Wright Medical Group, Inc.
October 7, 2013	Lanx, Inc.	Biomet, Inc.
April 3, 2012	DePuy Orthopaedics (Trauma Business)	Biomet, Inc.

For this selected M&A transactions analysis, Piper Sandler compared, among other things, the implied (i) EV/Revenue Multiple for each of LTM and FTM and (ii) EV/LTM gross profit multiple for the Company, to the corresponding multiples for each selected M&A transaction. Piper Sandler compared multiples for the Company to the corresponding multiple for each selected M&A transaction, and the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock.
This analysis indicated the following implied multiples:

	EV/LTM Revenue Multiple	EV/FTM Revenue Multiple	EV/LTM Gross Profit Multiple
75th Percentile	4.0x	3.6x	6.2x
Mean	3.4x	3.0x	4.8x
Median	3.1x	2.9x	4.7x
25th Percentile	2.0x	1.9x	3.7x
Upfront Cash Consideration ($13.00)	4.8x	4.1x	6.3x

Piper Sandler then applied such multiples to the Company’s LTM revenue, FTM revenue and LTM gross profit in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per share values based on the balance sheet and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for the Company, as compared to the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, were as follows:

Implied Per-Share Value of the Company’s Common Stock
EV / LTM Revenue	$8.10–$9.00
EV / FTM Revenue	$9.02–$9.33
EV / LTM Gross Profit	$9.48–$9.74
Upfront Cash Consideration	$13.00

Medical Technology—Financial Profile
Piper Sandler reviewed precedent M&A transactions announced since January 1, 2012 involving U.S. based public or private target companies in the medical technology industry that Piper Sandler deemed relevant. Piper Sandler selected these transactions based on information obtained by searching SEC filings, publicly available disclosures and company presentations, press releases, and other sources and by applying the following criteria: (i) LTM revenue between $50 million and $750 million, (ii) FTM revenue growth between 10% and 30%, (iii) LTM gross margin greater than 70%. Based on these criteria, Piper Sandler selected the following transactions.

Date Announced	Target	Acquiror
January 7, 2025	Inari Medical, Inc.	Stryker Corporation
June 18, 2024	Silk Road Medical, Inc.	Boston Scientific Corporation
May 29, 2024	Surmodics, Inc.	GTCR, LLC
October 28, 2020	Z-Medica, LLC	Teleflex Incorporated
September 29, 2020	Integra LifeSciences (Extremity Orthopaedics)	Smith & Nephew plc
December 20, 2019	Clinical Innovations	LABORIE Medical Technologies
March 12, 2019	Osiris Therapeutics, Inc.	Smith & Nephew plc
December 7, 2017	Entellus Medical, Inc.	Stryker Corporation
February 13, 2017	ZELTIQ Aesthetics, Inc.	Allergan plc
June 7, 2016	LDR Holding Corporation	Zimmer Biomet Holdings, Inc.
May 18, 2016	Smith & Nephew plc (Gynecology)	Medtronic plc
December 8, 2013	Given Imaging Ltd.	Covidien Public Limited Company
October 29, 2013	Vidacare Corp.	Teleflex
October 7, 2013	Lanx, Inc.	Biomet, Inc.
April 29, 2013	Conceptus, Inc.	Bayer AG
July 17, 2012	United States Endoscopy Group, Inc.	STERIS Corporation

For this selected M&A transactions analysis, Piper Sandler compared, among other things, the implied (i) EV/Revenue Multiple for each of LTM and FTM and (ii) EV/LTM gross profit multiple for the Company, to the corresponding multiples for each selected M&A transaction. Piper Sandler compared multiples for the Company to the corresponding multiple for each selected M&A transaction, and the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock.
This analysis indicated the following implied multiples:

	EV/LTM Revenue Multiple	EV/FTM Revenue Multiple	EV/LTM Gross Profit Multiple
75th Percentile	7.3x	6.1x	9.2x
Mean	5.8x	5.0x	7.5x
Median	6.2x	5.3x	7.3x
25th Percentile	4.7x	3.9x	6.1x
Upfront Cash Consideration ($13.00)	4.8x	4.1x	6.3x

Piper Sandler then applied such multiples to the Company’s LTM revenue, FTM revenue and LTM gross profit in order to derive implied enterprise values for the Company, after which Piper Sandler derived implied per share values based on the balance sheet and diluted share information described above. Piper Sandler observed that based on the mean and median for each analysis, the ranges of implied per share values for the Company, as compared to the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock, were as follows:

Implied Per-Share Value of the Company’s Common Stock
EV / LTM Revenue	$15.95–$16.99
EV / FTM Revenue	$16.08–$17.13
EV / LTM Gross Profit	$15.17–$15.58
Upfront Cash Consideration	$13.00

Discounted Cash Flow Analysis
Using a discounted cash flow analysis, Piper Sandler calculated an estimated range of theoretical enterprise values for the Company based on the net present value of (i) projected unlevered after tax free cash flows from December 31, 2024, to December 31, 2034 (which included the impact of current and estimated future NOLs usage available to the Company), discounted back to December 31, 2024, and (ii) a projected terminal value at December 31, 2034, calculated using perpetuity growth rates ranging from 4.0% to 5.0%, discounted back to

December 31, 2024. The after-tax free cash flows for each year were calculated based on the Updated Company Forecasts. Piper Sandler calculated the range of net present values as of December 31, 2024 for unlevered free cash flows for such periods, as well as the range of terminal values, based on a range of discount rates ranging from 11.0% to 13.0%, based on its estimation of the Company’s weighted average cost of capital using the capital asset pricing model, together with a size premium, in order to derive a range of implied enterprise values for the Company. Piper Sandler then derived a range of implied per share values for the Company common stock using the balance sheet data and diluted share information described above. The analysis indicated the range of implied per share values for the Company common stock was $8.91—$14.79, as compared to the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock.
Other Information
Piper Sandler also noted for the Board the following additional information that was not relied upon in rendering its opinion, but was provided for reference only.
Premiums Paid Analysis
Piper Sandler reviewed selected M&A transactions involving acquisitions of public target companies since January 1, 2012 in the medical technology industry, excluding all-stock transactions, resulting in 28 total transactions. Piper Sandler then reviewed the implied premiums paid in those selected M&A transactions in the 1-day, 1-week and 4-weeks preceding the announcement date of the applicable transaction or, if applicable, preceding the publication of rumors or other statements regarding a potential transaction involving the target company in the applicable transaction (which we refer to as the “implied premiums”).
This analysis indicated the following implied premiums:

	1-Day Prior	Share Price Premium (%) 1-Week Prior	4-Weeks Prior
75th Percentile	56%	53%	50%
Mean	39%	38%	43%
Median	28%	29%	34%
25th Percentile	20%	22%	27%
Upfront Cash Consideration ($13.00)	12%	19%	27%

Piper Sandler then applied, as a low to high range, the 25th percentile and 75th percentile and mean and median of each implied premium for the selected M&A transactions, as a group, to the Company’s closing price for the same periods as of January 27, 2025, which implied a mean and median range of values for the Company common stock of approximately $14.82 to $16.12 per share for the 1-day prior, $14.00 to $15.02 per share for the 1-week prior, and $13.73 to $14.67 per share for the 4-weeks prior.
Historical Trading Analysis
Piper Sandler reviewed the historical closing stock prices for the Company common stock over the twelve months preceding and including January 27, 2025, which reflected low and high closing prices during such period ranging from $4.65 to $14.79 per share, respectively, as compared to the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock.
Miscellaneous
The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler and reviewed with the Board. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in Piper Sandler’s opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of the Company.

None of the selected companies or transactions used in the analyses above is directly comparable to the Company or the merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target businesses in the selected transactions and other factors that could affect the public trading values of such companies or transaction values of such businesses.
Piper Sandler performed its analyses for purposes of providing its opinion to the Board. In performing its analyses, Piper Sandler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Sandler were based upon the Updated Company Forecasts furnished to Piper Sandler by the Company’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. The Updated Company Forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Sandler does not assume responsibility if future results are materially different from projected financial results.
Piper Sandler’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the merger agreement. While Piper Sandler provided advice to the Board during the Company’s negotiations with Zimmer Biomet, Piper Sandler did not recommend any specific amount or type of consideration.
Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of the Company’s management that the financial information provided was prepared on a reasonable basis in accordance with industry practice, and that the Company’s management was not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Sandler assumed that with respect to the Updated Company Forecasts, estimates and other forward-looking information reviewed by Piper Sandler, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the Company’s management as to the expected future results of operations and financial condition of the Company. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Sandler relied, with the consent of the Board, on advice of the outside counsel and accountants of the Company, and on the assumptions of the Company’s management, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the merger agreement.
In arriving at its opinion, Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the merger.
In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither the Company nor Zimmer was party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of Piper Sandler’s opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler expressed no opinion as to the price at which shares of Company common stock may trade following the announcement of the merger or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.
Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of Company common stock of the $13.00 per share upfront cash consideration to be received by the holders of shares of Company common stock set forth in the merger agreement and did not address any other terms or agreements relating to the merger or any other terms of the merger agreement. Piper Sandler was not requested to opine as to, and its opinion does not address, the fairness, from a financial point of view, to the holders of Company common stock of the proposed CVR consideration, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to the Company, Zimmer’s ability to fund the merger consideration, or any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director, or employee of any party to the merger, or any class of such persons, relative to the compensation to be received by the holders of Company common stock in the merger or with respect to the fairness of any such compensation.
Information about Piper Sandler
As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses in medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the merger on the basis of such experience and its familiarity with the Company. Piper Sandler acted as a financial advisor to the Company in connection with the merger and will receive a fee from the Company for providing its services, currently estimated to be approximately $17.6 million, which is contingent upon the consummation of the merger. The Company has also agreed to pay Piper Sandler a fee of $2.0 million for rendering its fairness opinion, which became due and owing as of January 28, 2025, the date Piper Sandler rendered its fairness opinion to the Board. The opinion fee is to be paid no later than the earlier of the closing date of the merger or termination of the merger agreement. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Sandler’s opinion. The Company has also agreed to indemnify Piper Sandler against certain liabilities and to reimburse Piper Sandler for certain expenses in connection with its services.
In the two-year period preceding the delivery of Piper Sandler’s opinion, Piper Sandler and its affiliates have provided financial advisory and financing services to the Company. In January 2023, Piper Sandler participated as an underwriter in a follow-on offering by the Company, which offering included both primary and secondary shares of Company common stock. Piper Sandler received gross underwriting fees from the Company of approximately $2.3 million in connection with its role as an underwriter of the January 2023 offering. One of Piper Sandler’s affiliated private funds, Piper Sandler Merchant Banking Fund II, L.P. (“MB Fund II”) was a selling shareholder in the follow-on offering. Mr. Schnettler, a member of the Board, is currently Vice Chairman of Piper Sandler, and a Managing Director in Piper Sandler’s Merchant Banking Group. In his merchant banking role, Mr. Schnettler serves as a Managing Director of PSC Capital Partners LLC, the registered investment advisor to Piper Sandler’s Merchant Banking funds. Mr. Schnettler recused himself from the Board’s deliberations regarding the Company’s retention of Piper Sandler as financial advisor in connection with the transaction. The total holdings of MB Fund II amounted to approximately 1.23% of the issued and outstanding shares of Company common stock as of January 28, 2025. Piper Sandler and its affiliates may trade the securities of the Company and Zimmer Biomet for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financing advisory services to the Company, Zimmer Biomet or entities that are affiliated with the Company or Zimmer Biomet, for which Piper Sandler would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to the Company and the merger and other participants in the merger that differ from the views of Piper Sandler’s investment banking personnel.
Certain Effects of the Merger
If the Company stockholder approval is obtained, the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived and the merger is consummated, at the effective time, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement and in accordance with the DGCL, with the Company as the surviving corporation in the merger. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Zimmer and an indirect wholly owned subsidiary of Zimmer Biomet.
At the effective time, each share of Company common stock that is issued and outstanding as of immediately prior to the effective time (other than excluded shares and appraisal shares) will be converted automatically into, and will thereafter represent only, the right to receive the merger consideration, which consists of (i) the cash consideration ($13.00 in cash, without interest and subject to any applicable withholding taxes), and (ii) the CVR consideration (one CVR representing the right to receive an amount in cash of up to $1.00 per share, net of applicable taxes and without interest, subject to the achievement of the revenue-based milestone set forth in the form CVR agreement). At the effective time, you will be entitled to receive the merger consideration for each of your shares of Company common stock unless you have properly exercised, perfected and not validly withdrawn or otherwise lost your appraisal rights under the DGCL with respect to such shares of Company common stock, and certain other conditions under the DGCL are satisfied (as described in more detail in the section of this proxy statement entitled “—Appraisal Rights” beginning on page 72). Following the merger, all of the common stock of the surviving corporation will be beneficially owned by Zimmer, and none of the current Company stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation, Zimmer or Zimmer Biomet. As a result, the current Company stockholders will no longer benefit from any increase in the value (other than any contingent payment of up to $1.00 per share made pursuant to the CVR agreement), nor will they bear the risk of any decrease in the value, of the Company following the merger. Following the merger, Zimmer will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value. For additional information, please see the section of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 90.
For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section of this proxy statement entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 77 and the section of this proxy statement entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 91.
Shares of Company common stock are currently registered under the Exchange Act and listed on NYSE under the trading symbol “FNA”. Following the consummation of the merger, shares of Company common stock are expected to be delisted and will no longer be traded on NYSE or any other public market in accordance with applicable law, rules and regulations. In addition, the registration of Company common stock under the Exchange Act is expected to be terminated, and, upon such termination, the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common stock in accordance with applicable law, rules and regulations.
Effects on the Company if the Merger is not Consummated
In the event that the Company stockholder approval is not obtained or if the merger is not consummated for any other reason, Company stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the Company common stock will continue to be listed and traded on NYSE, the Company common stock will continue to be registered under the Exchange Act, the Company will continue to file periodic reports with the SEC and Company stockholders will continue to own their shares of Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the Company common stock, including, among other things, general industry, economic and market conditions.
If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of the Company common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, from time to time, the Board will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 109.
Under certain circumstances, if the merger is not consummated, the Company may be obligated to pay to Zimmer a $40 million termination fee, as described in the section of this proxy statement entitled “The Merger Agreement—Company Termination Fee” beginning on page 110.
Financing of the Merger
There is no financing condition to the consummation of the merger. Zimmer has represented in the merger agreement that Zimmer Biomet has the funds sufficient to consummate the merger and the other transactions contemplated by the merger agreement on the terms contemplated by the merger agreement and that, at the effective time, Zimmer and Merger Sub will have access to sufficient funds necessary for the acquisition of all shares of Company common stock to be acquired pursuant to the merger and to pay all fees and expenses in connection therewith and to perform their respective obligations under the merger agreement.
Appraisal Rights
If the merger is consummated, holders of record and beneficial owners of shares of Company common stock who do not vote in favor of the merger agreement proposal and who do not wish to accept the merger consideration will have the right to demand an appraisal of their shares of Company common stock under Section 262 and, if all procedures described in Section 262 are strictly complied with, to receive an amount in cash equal to the fair value of their shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest (unless the Delaware Court in its discretion determines otherwise for good cause shown) to be paid upon the amount determined to be the fair value in lieu of receiving the merger consideration. The “fair value” of your shares of Company common stock as determined by the Delaware Court may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the merger agreement. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262.
Stockholders who properly demand, and do not otherwise lose, withdraw or waive, appraisal rights under Section 262 will not receive the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Instead, they will receive an amount determined to be the “fair value” of their shares of Company common stock following petition to, and an appraisal by, the Delaware Court. Stockholders considering seeking appraisal should recognize that the fair value of their shares of Company common stock determined under Section 262 could be more than, the same as or less than the merger consideration they would otherwise be entitled to receive pursuant to the merger agreement. Strict compliance with the procedures set forth in Section 262 is required. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the withdrawal, loss or waiver of appraisal rights. Consequently, and in view of the complexity of the provisions of Section 262, stockholders wishing to exercise appraisal rights are urged to consult their legal and financial advisors before attempting to exercise such rights.
A copy of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 and any amendments thereto after the date of this proxy statement. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 and is urged to consult his, her or its legal and financial advisors before electing or attempting to exercise such rights. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a stockholder’s appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement.

A holder of record or a beneficial owner of shares of Company common stock who (i) continuously holds such shares on and from the date of the making of the demand through the effective time, (ii) properly submits a written demand for appraisal of their applicable shares of Company common stock to the Company before the vote is taken on the merger agreement proposal at the special meeting, (iii) has not consented to or otherwise voted in favor of the merger (including by executing and returning a proxy) or otherwise withdrawn, lost or waived appraisal rights, (iv) strictly complies with all other procedures for exercising appraisal rights under Section 262, (v) does not thereafter fail to perfect or effectively withdraw his, her or its demand for appraisal of such shares or otherwise lose his, her or its rights to seek appraisal and (vi) in the case of a beneficial owner, a person who (A) reasonably identifies in his, her or its demand the holder of record of the shares for which the demand is made, (B) provides documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (C) provides an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below), will be entitled to have their shares of Company common stock appraised by the Delaware Court and to receive payment in cash of the fair value of his, her or its shares of Company common stock exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest (unless the Delaware Court in its discretion determines otherwise for good cause shown) to be paid upon the amount determined to be the fair value from the effective time of the merger through the date of payment of the judgment.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders must be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. Such notice must include either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes the Company’s required notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the taking of the vote on the merger, which demand must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock and, for beneficial owners only, such demand must be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and must provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the Chancery List (as defined below); you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; you must hold your shares of Company common stock continuously through the effective time; and you must comply in all respects with the other applicable requirements of Section 262.
A Company stockholder who elects to exercise appraisal rights must mail his, her or its written demand for appraisal to the following address:
Paragon 28, Inc.
14445 Grasslands Drive
Englewood, CO 80112
Attention: Robert McCormack
General Counsel and Corporate Secretary
Demands for appraisal may not be submitted by electronic transmission. Such written demands must be delivered to and received by the Company before the vote on the adoption of the merger agreement at the special meeting.
A record holder who holds shares of Company common stock as a nominee for others, such as a broker, fiduciary, depositary or other nominee, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the demand must set forth the number of shares of Company common stock covered by such demand. Where the number of shares of Company common stock is not expressly stated, the demand will be presumed to cover all shares of Company common stock outstanding in the name of such record owner.

Within 10 days after the effective time, the surviving corporation must give written notice that the merger has become effective to (i) each Company stockholder and (ii) each beneficial owner of Company common stock, in each case who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time, or thereafter with the written approval of the Company, any holder of record or beneficial holder entitled to appraisal rights who properly made a written demand for appraisal in accordance with section 262 and who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for some or all of that person’s shares of Company common stock, without interest and less applicable tax withholdings, by delivering to the surviving corporation a written withdrawal of the demand for appraisal. A withdrawal of a holder of records or beneficial owner’s demand for appraisal will be deemed to be acceptance of the terms of the merger agreement, which terms are summarized in this proxy statement and which merger agreement is attached in its entirety to this proxy statement as Annex A. However, any such attempt to withdraw made more than 60 days after the effective time will require the surviving corporation’s written approval.
Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has properly and timely demanded appraisal and otherwise complied with Section 262 and who is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Company common stock held by all stockholders that have demanded appraisal. The surviving corporation is under no obligation, and there is no present intent on the part of the Company or the surviving corporation, to file an appraisal petition. Stockholders seeking to exercise appraisal rights should assume that the Company and the surviving corporation will not file such a petition or initiate any negotiations with respect to the fair value of shares of Company common stock. Accordingly, stockholders who desire to have their shares of Company common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. If, within 120 days after the effective time, no petition has been filed as provided above, all rights to appraisal will cease and any stockholder that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement, without interest.
No appraisal proceeding in the Delaware Court will be dismissed as to any holder of record or beneficial owner without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that this shall not affect the right of any holder of record or beneficial owner who has properly made an appraisal demand but who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If the surviving corporation does not approve a holder of record’s or beneficial owner’s request to withdraw a demand for appraisal when that approval is required or, except with respect to any holder of record or beneficial owner who withdraws such person’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court does not approve the dismissal of an appraisal proceeding with respect to a holder of record or beneficial owner, the holder of record or beneficial owner will be entitled to receive only the appraised value of such holder’s shares of Company common stock determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.
In addition, within 120 days after the effective time, any person who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the approval of the adoption of the merger agreement and with respect to which demands for appraisal were received by the surviving corporation and the aggregate number of holders of such shares (provided that, where a beneficial owner makes a demand pursuant to Section 262, the holder of record of such shares of Company common stock shall not be considered a separate stockholder holding such shares of the Company for purposes of such aggregate number). Such statement must be given within 10 days after the written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
Upon the filing of a petition by a holder of record or beneficial holder, service of a copy of such petition must be made upon the surviving corporation by such holder. The surviving corporation shall be required, within 20 days after such service, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Company common stock and with whom the surviving corporation has not reached agreements as to the value of such shares (which we refer to as the “Chancery List”). The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to all such stockholders set forth on the Chancery List.
If a petition for an appraisal is timely filed by a holder of record or beneficial holder, at the hearing on such petition, the Delaware Court will determine which stockholders have complied with Section 262 and have become entitled to appraisal rights provided thereby. The Delaware Court may require the stockholders who have demanded an appraisal of their shares of Company common stock and who hold shares represented by certificates to submit their certificates of shares of Company common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such person. If immediately before the merger, the shares of the class or series of stock of the corporation were listed on a national securities exchange (which we expect to be the case), the Delaware Court will dismiss the appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.
Upon application by the surviving corporation or any stockholder entitled to participate in the appraisal proceedings, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to appraisal. Any stockholder whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262.
Where proceedings are not dismissed, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceedings the Delaware Court shall determine the fair value of shares of Company common stock taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest (unless the Delaware Court in its discretion determines otherwise for good cause shown) to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of Company common stock as determined by the Delaware Court, and (ii) interest theretofore accrued, unless paid by the surviving corporation as part of the pre-judgment payment to the stockholder.
When the fair value of the shares of Company common stock is determined, the Delaware Court will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same.
Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the surviving corporation does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant shares of Company common stock is less than the merger consideration.
In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.
In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
The cost of the appraisal proceeding may be determined by the Delaware Court and allocated among the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each party is responsible for his, her or its attorneys’ and expert witness fees, although, upon application of a stockholder whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court may order that all or a portion of such expenses, including, without limitation, reasonable attorneys’ and expert witness fees, be charged pro rata against the value of all shares of Company common stock entitled to appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court are subject to appellate review by the Delaware Supreme Court.
If any holder of record or beneficial owner who demands appraisal of his, her or its shares of Company common stock under Section 262 fails to perfect, effectively withdraws, or otherwise waives or loses such stockholder’s right to appraisal, such stockholder’s shares of Company common stock will be deemed to have been converted on the effective time of the merger into the right to receive the merger consideration as provided in the merger agreement, without interest. A holder of record or beneficial owner will fail to perfect, effectively withdraw or otherwise waive or lose such stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the holder of record or beneficial owner delivers to the surviving corporation a written withdrawal of such stockholder’s or beneficial owner’s demand for appraisal and an acceptance of the merger consideration as provided in the merger agreement in accordance with Section 262 within 60 days of the effective time of the merger.
Any holder of record or beneficial holder who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares of Company common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to Company stockholders of record at a date prior to the effective time.
No appraisal proceeding in the Delaware Court shall be dismissed as to any person without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court made under Section 262(j) of the DGCL; provided, however, that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time, all rights to appraisal will cease and any stockholder that previously demanded appraisal will become entitled only to the merger consideration under the merger agreement.
FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF A HOLDER OF RECORD’S OR BENEFICIAL OWNER’S STATUTORY APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT, WITHOUT INTEREST AND LESS ANY APPLICABLE WITHHOLDING TAXES. CONSEQUENTLY, ANY HOLDER OF RECORD OR BENEFICIAL OWNER WISHING TO EXERCISE APPRAISAL RIGHTS IS ENCOURAGED TO CONSULT FINANCIAL AND LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern. The summary included herein does not constitute legal or other advice, nor does it constitute a recommendation that persons seek to exercise their appraisal rights under Section 262. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of a person’s appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the merger consideration under the merger agreement, without interest and subject to any applicable withholding taxes.
Interests of the Company’s Directors and Executive Officers in the Merger
The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company stockholders generally. The members of the Board were aware of and considered these interests in reaching the determination to adopt the merger agreement and to recommend that Company stockholders approve the merger agreement proposal.
The Company’s non-employee directors for purposes of the discussion below are Mr. Quentin S. Blackford, Mr. David M. Demski, Mr. Alf Grunwald, Mrs. B. Kristine Johnson, Dr. Stephen N. Oesterle, M.D., Ms. Meghan Scanlon, Mr. Thomas P. Schnettler and Mrs. Kristina Wright.
The Company’s executive officers for purposes of the discussion below are Mr. Albert DaCosta (Chairman, President and Chief Executive Officer), Mr. Chadi Chahine (Chief Financial Officer and Executive Vice President of Supply Chain Operations), Mr. Matthew Jarboe (Chief Commercial Officer), Mr. Robert S. McCormack (General Counsel and Corporate Secretary), Mr. Andrew James Hill (Executive Vice President of Research and Development), Mr. Stephen Deitsch (Former Chief Financial Officer) and Mr. Erik E. Mickelson (Former Chief Accounting Officer).
Treatment of Company Equity Awards
For information regarding beneficial ownership of shares of Company common stock by each of the Company’s current directors and executive officers and all of such directors and executive officers as a group, please see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Management and Directors”, beginning on page 121. Each of the Company’s directors and executive officers will be entitled to receive, for each share of Company common stock he or she holds, the same per share cash consideration in the same manner as other Company stockholders and the same CVR consideration in the same manner as other Company stockholders.
At the effective time, each outstanding (i) Company RSU and (ii) Company PSU will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such award (in the case of Company PSUs, assuming vesting of 140% of the target number of shares of Company common stock subject to such Company PSUs), (x) the cash consideration and (y) one CVR.
At the effective time, each outstanding and unexercised Company Option (other than Company Options granted pursuant to the Company’s Employee Stock Purchase Plan) will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such Company Option, (i) an amount in cash equal to the excess, if any, of the cash consideration over the per share exercise price of such Company Option and (ii) one CVR. Notwithstanding the foregoing, (a) any Company Option with a per share exercise price equal to or greater than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR will be canceled as of the effective time for no consideration, and (b) any Company Option with a per share exercise price that is equal to or greater than the cash consideration but less than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR will be canceled and converted into the right to receive solely one CVR with respect to each share of Company common stock underlying such Company Option (where the amount payable pursuant to the CVR agreement, if any, shall be reduced by the portion of such Company Option’s per share exercise price that exceeds the cash consideration).
With respect to the awards described above, the payment of the cash consideration (or portion thereof) described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than the first regularly scheduled payroll date that occurs more than five business days following the effective time).
Finally, immediately prior to the effective time, the Company’s Employee Stock Purchase Plan will be terminated, and all accumulated contributions of each participant thereunder will, to the extent not used to purchase shares of Company common stock in accordance with an accelerated exercise date no later than ten business days prior to the effective time pursuant to the terms and conditions of the Company’s Employee Stock Purchase Plan, be refunded to such participant as promptly as practicable following the effective time (and in no event later than the first regularly-scheduled payroll date that occurs more than five business days following the effective time).

As of February 24, 2025 (the latest practicable date to determine such amounts before the filing of this proxy statement), and assuming that (i) all Company RSUs, Company PSUs (assuming vesting of 140% of the target number of shares of Company common stock subject to such Company PSUs) and Company Options (other than Company Options granted under the Company’s Employee Stock Purchase Plan) are valued based on the cash consideration of $13.00 per share (in the case of Company Options, less the applicable exercise price of such Company Options), (ii) the maximum value that may become payable pursuant to the CVR agreement with respect to Company RSUs, Company PSUs (assuming vesting of 140% of the target number of shares of Company common stock subject to such Company PSUs) and Company Options (other than Company Options granted under the Company’s Employee Stock Purchase Plan) is received and (iii) the merger had closed on February 24, 2025, which is the assumed closing date only for purposes of this compensation-related disclosure, the estimated values of the equity awards held by each executive officer and director are as follows:

Name	Number of Company RSUs(1)	Value of cash consideration for Company RSUs	Value of maximum CVR consideration for Company RSUs	Number of Company PSUs	Value of cash consideration for Company PSUs	Value of maximum CVR consideration for Company PSUs	Number of Company Options	Value of cash consideration for Company Options(2)(3)	Value of maximum CVR consideration for Company Options
	(#)	($)	($)	(#)	($)	($)	(#)	($)	($)
Executive Officers
Albert DaCosta	684,249	8,895,237	684,249	233,694	3,038,022	233,694	487,500	4,555,000	487,500
Chadi Chahine	520,213	6,762,769	520,213	174,769	2,271,997	174,769	—	—	—
Matthew Jarboe	278,048	3,614,624	278,048	27,588	358,644	27,588	412,500	3,255,000	412,500
Robert McCormack	203,501	2,645,513	203,501	20,014	260,182	20,014	—	—	—
Andrew Hill	114,279	1,485,627	114,279	10,818	140,634	10,818	—	—	—
Stephen Deitsch	—	—	—	—	—	—	—	—	—
Erik Mickelson	—	—	—	—	—	—	—	—	—

(1)
Includes the 2025 RSUs (as defined below) approved for each of the executive officers, which were calculated based on the aggregate values approved by the Compensation Committee for each named executive officer divided by the Company’s closing price of $13.04 on February 24, 2025.

(2)
Company Options granted to Mr. DaCosta had an exercise price per share as follows: Company Options granted on (i) January 1, 2015 and December 31, 2015 had an exercise price per share of $0.60, (ii) December 31, 2016 had an exercise price per share of $1.20, (iii) December 31, 2017 had an exercise price per share of $4.60, (iv) December 31, 2018 had an exercise price per share of $5.40, and (v) December 31, 2019 and December 31, 2020 had an exercise price per share of $6.60. The Company Options granted on October 14, 2021 had an exercise price of $16.00 per share and as such are not in the money and are therefore excluded.

(3)
Company Options granted to Mr. Jarboe have an exercise price per share as follows: Company Options granted on December 31, 2016 and January 1, 2017 had an exercise price per share of $1.20, (i) December 31, 2017 had an exercise price per share of $4.60, (ii) December 31, 2018 had an exercise price per share of $5.40, and (iii) December 31, 2019 and December 31, 2020 had an exercise price per share of $6.60. The Company Options granted on October 14, 2021 had an exercise price of $16.00 per share and as such are not in the money and are therefore excluded.

Name	Number of Company RSUs	Value of cash consideration for Company RSUs	Value of maximum CVR consideration for Company RSUs	Number of Company Options	Value of cash consideration for Company Options(1)	Value of maximum CVR consideration for Company Options
	(#)	($)	($)	(#)	($)	($)
Non-Employee Directors
Quentin Blackford	21,335	277,355	21,335	—	—	—
Dave Demski	34,207	444,691	34,207	—	—	—
Alf Grunwald	15,906	206,778	15,906	—	—	—
B. Kristine Johnson	15,906	206,778	15,906	—	—	—
Stephen Oesterle, M.D.	15,906	206,778	15,906	250,000	1,600,000	250,000
Meghan Scanlon	21,854	284,102	21,854	—	—	—
Thomas Schnettler	15,906	206,778	15,906	—	—	—
Kristina Wright	15,906	206,778	15,906	—	—	—

(1)	Company Options granted to Dr. Stephen Oesterle on January 1, 2021 had an exercise price per share of $6.60.

Severance Entitlements
The Company has entered into employment agreements (which we refer to, collectively, as the “Employment Agreements”, and each an “Employment Agreement”) with each of Mr. DaCosta, Mr. Chahine, Mr. Jarboe, Mr. McCormack, and Mr. Hill. The Employment Agreements provide, among other things, for severance payments in the event of a qualifying termination in connection with a change in control such as the merger.
Under the Employment Agreements, if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason”, in each case, within three months prior to, or two years following, a change in control, and provided that the executive executes (and does not revoke) a release of claims and complies with applicable restrictive covenants, then the executive will be entitled to the following severance payments and benefits, in addition to accelerated vesting of all outstanding equity awards granted prior to such change in control:
(i) For Mr. DaCosta, (A) 24 months of the sum of his then-current base salary, plus his annual target bonus for the year in which such termination occurred (payable over the 24 month period following his termination of employment), and (B) up to 24 months of reimbursement of COBRA premiums for healthcare coverage at levels the same or similar to the coverage provided prior to the executive’s termination of employment; (ii) For Mr. Chahine, (A) 18 months of his then-current base salary (payable over the 18 month period following his termination of employment), (B) an amount equal to 1.5 times his earned annual bonus for the year in which the termination of employment occurs (payable in a lump sum cash payment at the same time such bonuses are generally paid to other executives), (C) up to 18 months of reimbursement for the cost of COBRA premiums for healthcare coverage at levels the same or similar to the coverage provided prior to the executive’s termination of employment, and (D) the remaining installments of his sign-on bonus to the extent the change in control occurs during the term of his agreement and prior to August 5, 2026; (iii) For Mr. Jarboe, (A) 18 months of the sum of his then-current base salary, plus his annual target bonus for the year in which such termination occurred (payable over the 18 month period following his termination of employment), and (B) up to 18 months of reimbursement for the cost of COBRA premiums for healthcare coverage at levels the same or similar to the coverage provided prior to the executive’s termination of employment; (iv) For Mr. McCormack, (A) 18 months of his then-current base salary (payable over the 18 month period following his termination of employment), (B) an amount equal to 1.5 times his earned annual bonus for the year in which the termination of employment occurs (payable in a lump sum cash payment at the same time such bonuses are generally paid to other executives), and (C) up to 18 months of reimbursement for the cost of COBRA premiums for healthcare coverage at levels the same or similar to the coverage provided prior to the executive’s termination of employment; and (v) For Mr. Hill, (A) 18 months of his then-current base salary (payable over the 12 month period following his termination of employment), (B) an amount equal to 1.0 times his earned annual bonus for the year in which the termination of employment occurs (payable in a lump sum cash payment at the same time such bonuses are generally paid to other executives), and (C) up to 12 months of reimbursement for the cost of COBRA premiums for healthcare coverage at levels the same or similar to the coverage provided prior to the executive’s termination of employment.
In the event that any payment or benefit constitutes a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and the Company does not or cannot take mitigation action, the Employment Agreements provide a “best net cutback” approach whereby the executive will receive the greater of (i) after-tax payments reflecting any excise taxes and (ii) after-tax payments reduced to the safe harbor threshold.
The Employment Agreements also require the executive to execute a confidentiality agreement, which requires the executive to protect the Company’s confidential information and trade secrets and for the period during and the one-year period after the executive’s termination of employment with the Company for any reason, (i) not to compete with the Company by becoming employed by or otherwise affiliated with or provide services to any person, organization or entity in the foot-and-ankle industry who competes with the Company’s business, (ii) not solicit or induce any customers, vendors, suppliers or consultants of the Company for whom the executive worked or knew as a result of his employment relationship with the Company (including any prospective clients within the six months preceding the executive’s termination of employment), or (iii) not solicit, induce, influence or interfere in any way with the Company’s relationships with employees, agents, representations or sub-representatives with whom the executive worked or knew as a result of his employment to change or terminate their relationships with the Company.

Section 280G Mitigation Actions
The Company, in consultation with Zimmer, is permitted to take certain actions before the effective time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the Code). If, following such mitigation, a disqualified individual would be subject to excise tax under Section 4999 of the Code and subject to Zimmer’s review and approval, the Company anticipates implementing a tax reimbursement plan (which we refer to as the “Tax Reimbursement Plan”) to provide those individuals with tax reimbursement payments, in an amount that will provide the recipient with the same after-tax amount that the recipient otherwise would have received had such excise tax not applied. The maximum aggregate amount payable under the Tax Reimbursement Plan is capped as described below in the section of this proxy statement entitled “—Interim period compensatory payments”. As of the date of this proxy statement, no determinations have been made as to any such arrangements, but the Company anticipates that certain executive officers, including Mr. DaCosta and Mr. Chahine, will receive payments under the Tax Reimbursement Plan in amounts to be determined.
Director and Officer Indemnification
Pursuant to the terms of the merger agreement, each current or former director or officer of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 106.
Further Actions and Other Interests
Interim period compensatory payments. As described in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub, the Company may, prior to the closing of the merger, (i) increase annual base salaries or base wage rates (including annual base salaries of the executive officers) in the ordinary course of business consistent with past practice in connection with its annual review of compensation up to certain aggregate and individual limits (including a corresponding increase of the target bonus amount but not an increased target bonus percentage), (ii) grant time-based vesting Company RSUs to employees or other service providers of the Company and its subsidiaries with respect to fiscal year 2025 in the ordinary course of business consistent with past practice, (iii) grant cash deal bonuses and (iv) enter into arrangements to provide for tax reimbursement payments as described above in the section of this proxy statement entitled “—Section 280G Mitigation Actions”. Payments made with respect to clauses (ii), (iii) and (iv) of the preceding sentence may not exceed $29 million in the aggregate. As of the date of this proxy statement, none of the executive officers is expected to receive a deal bonus.
Pro-Rated Annual Cash Bonuses. In connection with the closing of the merger, each employee of the Company (including the executive officers) is eligible to receive a pro-rated portion of his or her annual bonus for calendar year 2025 based on actual performance through the portion of the calendar year that has elapsed at the effective time (as determined by the Board in good faith prior to the effective time).
Zimmer Biomet’s Offer Letter with Albert DaCosta. Concurrently with entry into the merger agreement, Mr. DaCosta entered into an offer letter with Zimmer Biomet, which will be effective at the effective time and pursuant to which Mr. DaCosta will serve as Global President, Foot and Ankle of the Company, as a wholly-owned indirect subsidiary of Zimmer Biomet (which we refer to as the “offer letter”). Pursuant to the offer letter, (i) Mr. DaCosta will have an annual base salary of $740,000 and (ii) will be eligible to earn an annual bonus under Zimmer Biomet’s Executive Performance Incentive Plan, for which his 2025 annual target bonus is 100% of his eligible earnings. If he remains continuously employed by Zimmer Biomet through the second anniversary of the closing of the merger or is terminated without “cause” (as defined in the offer letter) prior to such date, Mr. DaCosta will receive a cash retention bonus of $2,000,000. Furthermore, Mr. DaCosta is eligible to receive (i) for 2025, Zimmer Biomet restricted stock units with a grant date fair market value of approximately $2,600,000 and (ii) beginning in 2026, long-term cash and/or equity awards with a grant date fair market value of at least $4,600,000, in each case, subject to the terms of the applicable Zimmer Biomet plan and the discretion of the Zimmer Biomet Compensation and Management Development Committee of the Zimmer Biomet Board of Directors. Mr. DaCosta will be eligible to participate in (i) Zimmer Biomet’s Deferred Compensation Plan and (ii) Zimmer Biomet’s Restated Executive Severance Plan (which we refer to as the “Severance Plan”). Mr. DaCosta will also be eligible to receive change in control benefits consistent with those offered to Zimmer Biomet’s Section 16 Officers.

New Restrictive Covenant Agreement with Albert DaCosta. Simultaneously with his entry into the offer letter, Mr. DaCosta entered into a Non-Competition and Non-Solicitation Agreement with Zimmer Biomet (which we refer to as the “non-compete agreement”). The non-compete agreement provides for the five years following the closing of the merger, Mr. DaCosta will not, directly or indirectly, (i) compete with Zimmer Biomet’s foot and ankle orthopedics, soft tissue, or biologics business or become affiliated with any competitor of such business, subject to certain limited exceptions as set forth in the non-compete agreement, (ii) solicit employees, individual service providers, partners, suppliers or vendors of the Company, Zimmer Biomet or any of their respective affiliates or (iii) disparage Zimmer Biomet, the Company or any of their respective affiliates.
Offer Letter by and between Zimmer Biomet and Matthew Jarboe. The Company, as a subsidiary of Zimmer Biomet, and Mr. Jarboe are expected to execute an offer letter governing the terms of Mr. Jarboe’s employment with the Company, as a subsidiary of Zimmer Biomet, as Vice President, Foot & Ankle, effective as of the closing date of the merger. As of the date of this proxy statement, the terms of Mr. Jarboe’s offer letter are under negotiation and an offer letter has not been executed.
2025 Equity Award Grants. The Compensation Committee approved Company RSU grants with respect to fiscal year 2025 (which we refer to as the “2025 RSUs”) in an aggregate amount of approximately $18 million. As agreed between the Company and Zimmer Biomet, the 2025 RSUs will be granted to individuals in March 2025 in the ordinary course of business consistent with past practice. As of the date of this proxy statement, no 2025 RSUs have been granted. However, for purposes of the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”, the 2025 RSU grant amounts approved for each of the named executive officers are included as outstanding Company RSUs based on the aggregate values approved by the Compensation Committee for each named executive officer divided by the Company’s closing price of $13.04 on February 24, 2025.
Interests in our Financial Advisor. Mr. Schnettler is currently Vice Chairman of Piper Sandler, our financial advisor in connection with the transactions contemplated by the merger agreement, and a Managing Director in Piper Sandler’s Merchant Banking Group. In his merchant banking role, Mr. Schnettler serves as a Managing Director of PSC Capital Partners LLC, the registered investment advisor to Piper Sandler’s Merchant Banking funds. Piper Sandler receives a fee in connection with the transactions contemplated by the merger, a portion of which became due and owing as of January 28, 2025, the date Piper Sandler rendered its fairness opinion to the Board, and the remainder of which is contingent upon the closing of the merger. The aggregate fee expected to be received by Piper Sandler in connection with the transactions contemplated by the merger agreement constitute less than 1% of Piper Sandler’s consolidated annual revenue. For additional information on Piper Sandler’s fee, see the section of this proxy statement entitled “—The Opinion of Piper Sandler & Co” beginning on page 61.
Former Employment at Zimmer Biomet. Prior to joining the Company on August 5, 2024, Mr. Chahine was employed by Zimmer Biomet, most recently serving as Group CFO – Global Business Group for Zimmer Biomet from August 2022 to March 2024. As of the date of this proxy statement, Mr. Chahine beneficially owns $203,374 worth of vested shares of Zimmer Biomet common stock, based on the February 24, 2025 closing price of Zimmer Biomet common stock, and has $567,710 of deferred compensation outstanding under the applicable Zimmer Biomet compensation plan.
Non-Employee Director Fees. As described in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub, in addition to the other actions the Company is permitted to take prior to the consummation of the transactions contemplated by the merger agreement, the Company is permitted to continue to pay to each non-employee director his or her unpaid cash retainer for the calendar quarter in which the effective time of the merger occurs without proration. If the effective time of the merger does not occur prior to June 30, 2025, the Company is also permitted to grant to each current non-employee director of the Company his or her equity retainer in the ordinary course of business consistent with past practice.
Quantification of Payments and Benefits
In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are payable in connection with or otherwise relate to the merger. The Company stockholders are being asked to approve, on a non-binding, advisory basis, such compensation. Because the vote to approve such compensation is advisory only, it will not be binding on any of the Company, the Board, Zimmer, Zimmer Biomet or the surviving corporation. Accordingly, if the merger agreement proposal is approved by the Company stockholders and the merger is consummated, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.
The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the merger had been consummated on February 24, 2025, (ii) (A) the per share cash consideration of $13.00 plus (B) the maximum value that may become payable pursuant to the CVR agreement, (iii) the named executive officers’ salary as in effect as of February 24, 2025, (iv) the number of unvested Company RSUs and Company PSUs held by the named executive officers as of February 25, 2025, the latest practicable date to determine such amounts before the filing of this proxy statement and (v) an assumption that each named executive officer experiences a qualifying termination of employment immediately following the consummation of the merger under circumstances that entitle such named executive officer (other than Mr. DaCosta) to receive change in control severance payments (and in the case of Mr. DaCosta, a retention bonus), as described above under the section of this proxy statement entitled “—Severance Entitlements” or in the case of Mr. DaCosta, as described in the section of this proxy statement entitled “—Zimmer Biomet’s Offer Letter with Albert DaCosta”. As such, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before the consummation of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation

Name	Severance ($)(2)(5)	Equity Awards ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(6)	Total ($)
Albert DaCosta	3,505,000(1)	12,851,202	36,389	113,077	16,505,668
Chadi Chahine	1,630,950	9,729,748	35,519	61,277	11,457,494
Matthew Jarboe	1,450,950	4,278,904	35,519	61,277	5,826,650
Robert McCormack	1,048,500	3,129,210	35,519	35,846	4,249,075
Andrew Hill	792,000	1,751,358	23,679	30,462	2,597,499

(1)
The amounts shown in this represent the estimated value of the cash severance Mr. DaCosta is eligible to receive upon a termination without cause pursuant to the terms of the offer letter and the Severance Plan, which consists of (i) one times the sum of his annualized base salary and target annual bonus, (ii) a maximum of $25,000 of reasonable outplacement services and (iii) accelerated payment of his $2,000,000 cash retention bonus. Payments with respect to clauses (i) and (ii) are due as soon as administratively feasible upon on a termination without cause of Mr. DaCosta’s employment by Zimmer Biomet or its subsidiaries or affiliates, and payable in lump-sum, provided that Mr. DaCosta signs and does not revoke a general release of claims on the form provided by Zimmer Biomet. Payment with respect to clause (iii) are due if Mr. DaCosta remains continuously employed by Zimmer Biomet or one of its subsidiaries and affiliates through the second anniversary of the closing of the merger, or earlier, if his employment is terminated without “cause” (as defined in the offer letter) prior to the second anniversary of the closing of the merger, in which case Mr. DaCosta would be eligible to receive the cash retention bonus as a lump cash payment within 30 days of the earlier of the second anniversary of the closing of the merger or the date of Mr. DaCosta’s qualifying termination of employment. Under the Severance Plan, Mr. DaCosta is also eligible to receive an enhanced bonus amount based on the approximate value of the anticipated bonus payment he would have been eligible to receive under the Executive Performance Incentive Plan had he remained employed through the bonus payment date, subject to adjustment once such bonus payment calculations are finalized for the year. We have assumed that Mr. DaCosta would not be eligible for this bonus payment if his employment is terminated as of the effective time. These payments are “double-trigger”. Accordingly, such payments (other than the cash retention bonus) will not be payable solely as a result of the occurrence of the effective time, but would also require a qualifying termination of employment. We have assumed the cash retention bonus is “double-trigger” as it could be paid earlier upon a qualifying termination of employment.

(2)
The amounts shown in this column represent the estimated value of the cash severance each named executive officer (other than Mr. DaCosta) is eligible to receive upon a termination without cause or a resignation for good reason in connection with a change in control, pursuant to the terms of the Employment Agreements and subject to the applicable named executive officer’s execution and non-revocation of a release of claims in the case of all named executive officers, other than Mr. DaCosta, and consists of (i) in the case of Mr. Chahine and Mr. Hill, (A) 18 months of their then-current base salary (payable over the 18 month period (or 12 month period in the case of Mr. Hill) following their termination of employment), (B) an amount equal to 1.5 times (or 1.0 times in the case of Mr. Hill) their earned annual bonus for the year in which the termination of employment occurs (payable in a lump sum cash payment at the same time such bonuses are generally paid to other executives), and (C) in the case of Mr. Chahine, the remaining installments of his sign-on bonus to the extent the change in control occurs during the term of his agreement and prior to August 5, 2026; and (ii) For Mr. Jarboe and Mr. McCormack, 18 months of the sum of their then-current base salary, plus their respective annual target bonus for the year in which such termination occurs (payable over the 18 month period following their respective termination of employment) (each as described in the section of this proxy statement entitled “—Severance Entitlements”). These payments are “double-trigger”. Accordingly, such payments will not be payable solely as a result of the occurrence of the effective time, but would also require a qualifying termination of employment within 24 months of the effective time.

(3)
The amounts shown in this column represent the estimated aggregate value attributable to the accelerated vesting of each named executive officer’s unvested Company RSUs and Company PSUs. None of the named executive officers hold unvested in the money Company Options. Treatment of outstanding Company RSUs and Company PSUs held by the named executive officers is described above in the section of this proxy statement entitled “—Treatment of Company Equity Awards”. The table below sets forth the estimated value attributable to the accelerated vesting of each award type held by each named executive officer in connection with the consummation of the merger. Each named executive officer’s unvested Company RSUs and Company PSUs are “single-trigger” pursuant to the terms of the merger agreement. Accordingly, such payments will be payable solely as a result of the occurrence of the effective time.

(4)
The amounts shown in this column represents the estimated aggregate value of the reimbursement of COBRA premiums for healthcare coverage (which we refer to as the “COBRA Benefits”) under each Employment Agreement (other than for Mr. DaCosta), for a period of 18 months for all named executive officer’s, other than Mr. Hill who is eligible for COBRA Benefits for a period of 12 months, and Mr. DaCosta. For Mr. DaCosta, the COBRA Benefits are determined based on the terms of the Severance Plan and include 12 months of then-current monthly COBRA premium under the Zimmer Biomet group health insurance plans (medical and dental, but excluding vision) in effect the day prior to his termination of employment. For purposes of this disclosure and as a conservative approach, we have assumed Mr. DaCosta’s COBRA Benefit would be determined based on the highest possible COBRA premium amount for both medical and dental for 2025. For the named executive officers (other than for Mr. DaCosta), the COBRA Benefits are described more fully in the section of this proxy statement entitled “—Severance Entitlements”. The COBRA Benefits are “double-trigger”. Accordingly, such payments will not be payable solely as a result of the occurrence of the effective time, but would also require a qualifying termination of employment.

(5)
As described above in the section of this proxy statement entitled “—Severance Entitlements”, the severance payments and benefits described above (other than Mr. DaCosta’s) are generally subject to the applicable executive’s compliance with restrictive covenants in favor of the Company, which include a perpetual restriction on disclosing confidential information and restrictions on competing with the Company and soliciting employees for one year post-termination as well as the executive’s timely execution and non-revocation of a release of claims in favor of the Company. If the applicable executive breaches or attempts to breach a restrictive covenant, the Company will be entitled to injunctive and other legal and equitable relief. The severance payments and benefits described above for Mr. DaCosta are generally subject to his compliance with the non-compete agreement, which includes restrictions on competing with Zimmer Biomet, soliciting its employees, suppliers and vendors and disparaging Zimmer Biomet, the Company or any of their respective affiliates for five years following the closing of the merger, as described above in the section of this proxy statement entitled “—New Restrictive Covenant Agreement with Albert DaCosta”. If Mr. DaCosta breaches any of the restrictive covenants, the term of such covenant will be extended by the period of the duration of such breach.

(6)
Pursuant to the terms of the merger agreement, each named executive officer is eligible to receive a pro-rated portion of his annual bonus for calendar year 2025 based on the Company’s actual performance through the portion of the calendar year that has elapsed at the effective time with respect to the named executive officer’s service with the Company through such date. This column reflects the estimated pro-rated annual cash bonus payments, assuming actual achievement at the target level as of February 24, 2025. This payment will be payable solely as a result of the occurrence of the effective time no later than the first regularly-scheduled payroll date that occurs more than five business days after the effective time. These payments and benefits are described in the section of this proxy statement entitled “—Pro-Rated Annual Cash Bonuses”. Each named executive officer’s pro-rated annual cash bonus payment are “single-trigger” pursuant to the terms of the merger agreement. Accordingly, such payments will be payable solely as a result of the occurrence of the effective time. Moreover, pursuant to the terms of his offer letter, if Mr. DaCosta remains continuously employed by Zimmer Biomet or its subsidiaries or affiliates through the second anniversary of the closing of the merger or if Zimmer Biomet or one of its subsidiaries or affiliates terminates his employment without “cause” (as defined in the offer letter) prior to the second anniversary of the closing of the merger, he will receive a cash retention bonus of $2,000,000, payable in lump-sum, within 30 days. This column does not include the $2,000,000 cash retention bonus payment because it is included under the “Severance” column. We have assumed the cash retention bonus is “double-trigger” as it could be paid earlier upon a qualifying termination of employment. These payments and benefits are described in the section of this proxy statement entitled “—Zimmer Biomet’s Offer Letter with Albert DaCosta”.

	Value of cash consideration for Company RSUs	Equity ($)		Value of maximum CVR consideration for Company PSUs	Total
Name		Value of maximum CVR consideration for Company RSUs	Value of cash consideration for Company PSUs
Albert DaCosta	8,895,237	684,249	3,038,022	233,694	12,851,202
Chadi Chahine	6,762,769	520,213	2,271,997	174,769	9,729,748
Matthew Jarboe	3,614,624	278,048	358,644	27,588	4,278,904
Robert McCormack	2,645,513	203,501	260,182	20,014	3,129,210
Andrew Hill	1,485,627	114,279	140,634	10,818	1,751,358

Material U.S. Federal Income Tax Consequences of the Merger
The following is a general summary of material U.S. federal income tax consequences of the merger to Company stockholders whose shares of Company common stock are converted into the right to receive the merger consideration (or cash as a result of exercising appraisal rights). This summary applies only to Company stockholders who hold their shares of Company common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular Company stockholder. This summary does not address tax considerations applicable to Company stockholders that may be subject to special tax rules including, without limitation, the following: (a) persons that are subject to special expatriation rules; (b) financial institutions; (c) insurance companies;

(d) dealers or traders in securities or currencies or notional principal contracts; (e) tax-exempt entities; (f) persons that hold Company common stock as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (g) Company stockholders subject to the alternative minimum tax; (h) regulated investment companies; (i) real estate investment trusts; (j) persons that own (or are deemed to own) 5% or more of the outstanding Company common stock; (k) partnerships and other pass-through entities and persons who hold Company common stock through such partnerships or other pass-through entities; (l) persons that have a “functional currency” other than the U.S. dollar; (m) Company stockholders that acquired (or will acquire) Company common stock through exercise of employee stock options or otherwise as compensation; and (n) persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement.
This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Code, existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.
For purposes of the merger, a “U.S. Holder” means a beneficial owner of Company common stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all the substantial decisions of the trust or (ii) that has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. For purposes of the merger, a “Non-U.S. Holder” is a beneficial owner of Company common stock that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Company common stock should consult their own tax advisors.
The descriptions of U.S. federal income tax consequences set forth below are for general information only. Holders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.
Consequences of the Merger to U.S. Holders. The exchange of Company common stock for the merger consideration pursuant to the merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes and the timing and character of a portion of such gain or loss depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR or payment with respect to a CVR generally will not be available with respect to the disposition of Company common stock pursuant to the merger because shares of Company common stock are traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the merger. The receipt of the CVRs pursuant to the merger might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.
Pursuant to U.S. Treasury Regulations dealing with contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable”, a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. The following sections discuss the U.S. federal income tax consequences of the receipt of cash and CVRs in exchange for Company common stock in the event it is treated as a “closed transaction” and, alternatively, in the event it is treated as an “open transaction”. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as a “closed transactions” or “open transactions”, and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the availability of “open transaction”

treatment and other possible characterizations of the receipt of a CVR. Zimmer Biomet intends to treat the CVRs received with respect to Company common stock pursuant to the merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid as part of a “closed transaction”.
Treatment as Closed Transaction. If the receipt of the CVRs is treated as, or determined to be, part of a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss on a sale of Company common stock for the merger consideration pursuant to the merger (or for cash upon exercise of appraisal rights), in an amount equal to the difference, if any, between (i) the amount of cash the U.S. Holder receives plus the “reasonably ascertainable” fair market value of any CVRs the U.S. Holder receives and (ii) the U.S. Holder’s adjusted tax basis in the U.S. Holder’s Company common stock. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of the Company’s stock would be considered along with other factors in making that determination. Gain or loss generally will be calculated separately for each block of Company common stock (that is, Company common stock acquired at the same cost in a single transaction) exchanged for the merger consideration pursuant to the merger (or for cash upon exercise of appraisal rights). Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Company common stock exceeds one year. Long-term capital gains for non-corporate U.S. Holders are generally eligible for a reduced rate of federal income taxation. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.
Under the “closed transaction” method, a U.S. Holder’s initial tax basis in a CVR will equal the fair market value of such CVR upon receipt. The holding period for the CVR will begin on the day following the date of the closing of the merger.
There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. Zimmer Biomet intends to treat any CVR payment (except to the extent of any imputed interest, as described below under “Imputed Interest”) as additional consideration for Company common stock exchanged pursuant to the merger. U.S. Holders should consult their own tax advisors with respect to the treatment of the CVRs, including any payments made on the CVRs.
Treatment as Open Transaction. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Company common stock at the time the CVRs are received in the merger and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Such payments (less any imputed interest under Section 483 of the Code, as described below under “Imputed Interest”) may be treated, in general, as additional consideration for the disposition of the Company common stock. Payments of cash pursuant to the merger, plus the portion of payments on the CVRs not treated as imputed interest, generally first would be applied to reduce a U.S. Holder’s adjusted tax basis in the Company common stock. A U.S. Holder then would recognize gain to the extent of any cash received pursuant to the merger or the portion of CVR payments not treated as imputed interest received after the U.S. Holder’s adjusted tax basis was reduced to zero. A U.S. Holder would recognize loss to the extent of any remaining basis after the basis reduction described in the previous sentence, although it is possible that such holder would not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such holder’s abandonment of the holder’s CVRs. Gain or loss generally would be calculated separately for each block of Company common stock (that is, Company common stock acquired at the same cost in a single transaction). Any such gain or loss would be long-term if the Company common stock were held for more than one year prior to such disposition. Long-term capital gains for non-corporate U.S. Holders are generally eligible for a reduced rate of federal income taxation. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.
Imputed Interest. Under either the “closed transaction” or “open transaction” treatment, a portion of any payment with respect to a CVR may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of the payment treated as imputed interest under Section 483 of the Code would be determined at the time such payment is made and generally would equal the excess of (i) the amount of the CVR payment over (ii) the present value of such amount as of the effective time, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate would be the lower of the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date on which the merger agreement was signed or the lowest applicable federal rate in effect during the three-month period ending with the month that includes the date of the consummation of the merger. A U.S. Holder would include in its taxable income interest imputed pursuant to Section 483 of the Code using such holder’s regular method of accounting for U.S. federal income tax purposes.
As discussed above, the U.S. federal income tax treatment of the CVRs is unclear. U.S. Holders should consult their own tax advisors regarding such treatment.
Consequences of the Merger to Non-U.S. Holders. Subject to the discussions below under “Backup Withholding” and “FATCA”, payments a Non-U.S. Holder receives with respect to Company common stock that the Non-U.S. Holder exchanges pursuant to the merger (or as a result of exercising appraisal rights) generally will be exempt from U.S. federal income tax, unless:
•
the Non-U.S. Holder’s gain, if any, on Company common stock is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which case (i) the Non-U.S. Holder will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. Holder (except that the non-U.S. Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non-U.S. Holder is a corporation, the Non-U.S. Holder may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

•
the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Company common stock (net of certain losses recognized during such year).

Generally, if CVR payments are made to a Non-U.S. Holder more than one year after the effective time, unless such a holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty (generally, by providing a properly completed IRS Form W-8BEN or W-8BEN-E or other applicable form), then an amount equal to 30% (or lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above) may be subject to withholding. As discussed above, the tax treatment of the CVRs and payments on the CVRs are unclear, and it is possible that Zimmer Biomet or an applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs. Non-U.S. Holders are urged to consult their own tax advisors with respect to the treatment of the CVRs and payments on the CVRs.
Backup Withholding. All payments to which a holder would be entitled pursuant to the merger (or as a result of exercising appraisal rights) and amounts received in respect of CVRs will be subject to backup withholding, currently at a rate of 24%, unless the holder (i) is a corporation, a Non-U.S. Holder or another exempt recipient or (ii) provides the holder’s taxpayer identification number (“TIN”) and certifies that no loss of exemption from backup withholding has occurred. If a holder is a U.S. Holder, the holder should complete and sign an IRS Form W-9 to be returned to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. If a holder is a Non-U.S. Holder, the holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to the holder’s exempt foreign status in order to qualify as an exempt recipient.
If a holder does not provide a correct TIN, the holder may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against the holder’s U.S. federal income tax liability, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a holder may obtain a refund by filing a U.S. federal income tax return. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.
FATCA. Pursuant to Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations promulgated thereunder (the provisions commonly known as “FATCA”), if a Non-U.S. Holder exchanges Company common stock pursuant to the merger, the gross proceeds payable to such Non-U.S. Holder from such sale generally would be subject to withholding at a rate of 30% unless such Non-U.S. Holder complies with the documentation, registration, due diligence and reporting requirements of FATCA. However, proposed U.S. Treasury Regulations have eliminated the application of FATCA withholding to payments of gross proceeds from the disposition of a stock interest in a domestic corporation (such as the Company common stock). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders may also be subject to FATCA withholding with respect to imputed interest amounts. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules.
Regulatory Approvals in Connection with the Merger
The parties to the merger agreement intend to, and are obligated to, cooperate with each other and use reasonable best efforts to, as promptly as reasonably practicable (and in any event, prior to the outside date (as defined in section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement”)), among other things, (i) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority necessary to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by the merger agreement and (ii) defend or contest in good faith any action or judgment that would otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement, in each case, as described in the section of this proxy statement entitled “The Merger Agreement—Reasonable Best Efforts” beginning on page 103. The Company, Zimmer and Zimmer Biomet currently believe that the necessary regulatory approvals can be obtained during the first half of 2025; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.
HSR Act Clearance
Consummation of the merger is subject to the requirements of the HSR Act and the rules promulgated by the FTC, which prevent transactions such as the merger from being consummated until (i) certain information and materials are furnished to the DOJ and the FTC and (ii) the applicable waiting period under the HSR Act has expired or been terminated. The Company, Zimmer and Zimmer Biomet filed their respective Notification and Report Forms with the FTC and the Antitrust Division of the DOJ on February 7, 2025.
At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.
Foreign Regulatory Clearances
The parties have also filed and will file merger notifications pursuant to antitrust, competition and foreign investment laws with the appropriate regulators in South Africa, Germany, Italy and as set forth in the confidential disclosure schedules to the merger agreement. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents pursuant to the foreign antitrust, competition and foreign investment laws of South Africa, Germany and Italy, as applicable, and as otherwise set forth in the confidential disclosure schedules to the merger agreement, before completing the merger.
The parties filed the requisite merger notification pursuant to the German Competition Act with the FCO on February 12, 2025, and received the requisite clearance from the FCO with respect to the merger on February 24, 2025 (after which the merger notification was withdrawn).
Foreign antitrust, competition and investment authorities may take action under the laws of their jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the section of this proxy statement entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 108.
Additional Approvals
The Company, Zimmer and Zimmer Biomet intend to make all required filings under the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, or obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.
Delisting and Deregistration of the Common Stock
If the merger is consummated, Zimmer will use reasonable best efforts (and the Company will reasonably cooperate with Zimmer) to cause the Company common stock to be delisted from NYSE and deregistered under the Exchange Act as soon as reasonably practicable following the effective time.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summarizes the material provisions of the merger agreement. This summary does not purport to be complete, may not contain all of the information about the merger agreement that is or may be important to you and is qualified in its entirety by reference to the full merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We strongly recommend that you read the merger agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and such documents and not by this summary or any other information contained in this proxy statement.
The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement and not to provide you with any other factual information regarding the Company, Zimmer Biomet, Zimmer, Merger Sub or their respective subsidiaries, affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:
•	have been made only for purposes of the merger agreement;
•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company, from and after October 1, 2023, and on or prior to January 27, 2025;
•	have been qualified by confidential disclosures made by the Company in connection with the merger agreement;
•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;
•	are subject to knowledge qualifiers contained in the merger agreement, which qualifiers are tied to the actual knowledge of certain persons after due inquiry;
•	were made only as of January 28, 2025, or such other date as is specified in the merger agreement; and
•
have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Zimmer and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Zimmer Biomet, Zimmer, Merger Sub or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may have changed (and may continue to change) after January 28, 2025, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. The Company will provide additional disclosure in its public reports of any material information necessary to provide the Company stockholders with a materially complete understanding of the disclosures relating to the merger agreement. See the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page 126.
Effects of the Merger
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time, Merger Sub, a wholly owned subsidiary of Zimmer, will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will be the surviving corporation in the merger.
Closing and Effective Time of the Merger
Unless the merger agreement has been terminated pursuant to its terms, or the parties agree in writing otherwise, the closing of the merger will take place at 8:00 a.m. (New York City time) on the fifth business day following the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing of the merger).

The merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable law, at such later date and time as is agreed to in writing by Zimmer and the Company prior to the filing of such certificate of merger and specified therein.
At the effective time, by virtue of the merger and without any action on the part of Zimmer, Merger Sub the Company or any holder of any securities of the Company, Zimmer or Merger Sub, the certificate of incorporation of the Company, as in effect immediately prior to the effective time, will be amended and restated to read in its entirety as set forth on Exhibit B to the merger agreement, and as so amended and restated will be the certificate of incorporation of the surviving corporation until thereafter amended in accordance with applicable law and the certificate of incorporation of the surviving corporation (and subject to compliance with the requirements of the merger agreement described under the section of this proxy statement entitled “—Indemnification and Insurance” below). At the effective time, the parties will take the actions necessary so that the bylaws of the Company will be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the effective time, except that references to Merger Sub’s name will be replaced with references to the surviving corporation’s name, and as so amended will be the bylaws of the surviving corporation until thereafter amended in accordance with applicable law and the certificate of incorporation and bylaws of the surviving corporation (and subject to compliance with the requirements of the merger agreement described under the section of this proxy statement entitled “—Indemnification and Insurance” below). The Company and Zimmer Biomet currently expect to consummate the merger during the first half of 2025, subject to receipt of the Company stockholder approval and the required regulatory approvals and the satisfaction or waiver (to the extent permitted by applicable law) of the other conditions to the merger described under the section of this proxy statement entitled “—Conditions of the Merger” below. For additional information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals in Connection with the Merger” beginning on page 87.
Directors and Officers of the Surviving Corporation
The parties will take all requisite action so that, from and after the effective time, the directors of Merger Sub immediately prior to the effective time, or such other individuals designated by Zimmer as of the effective time, will become the directors of the surviving corporation immediately following the effective time, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or designated and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.
The parties will take all requisite action so that, from and after the effective time, the officers of Merger Sub immediately prior to the effective time will be the officers of the surviving corporation from and after the effective time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.
Prior to the closing of the merger, the Company will use reasonable best efforts to cause (i) each director of the Company and (ii) if requested by Zimmer, each officer of the Company and each officer and director of each of the Company’s subsidiaries to execute and deliver a letter effectuating his or her resignation as an officer or as a member of the board of directors of the Company or applicable subsidiary, respectively, to be effective as of immediately prior to and contingent upon the occurrence of the effective time.
Consideration To Be Received in the Merger
The merger agreement provides that, at the effective time, each share of Company common stock that is issued and outstanding as of immediately prior to the effective time (other than excluded shares and appraisal shares) will be converted automatically into, and will thereafter represent only, the right to receive the merger consideration, which consists of (i) the cash consideration ($13.00 in cash per share of Company common stock, without interest and subject to applicable withholding taxes) and (ii) the CVR consideration (one CVR per share of Company common stock, which represents the right to receive the milestone payment amount, in cash, net of applicable taxes and without interest). As of the effective time, each holder of Company common stock will cease to have any rights with respect thereto, except the right to receive the merger consideration to be paid in consideration therefor.
If, between January 28, 2025 and the effective time, any change in the outstanding shares of Company common stock, or securities exchangeable into or exercisable for shares of Company common stock, occurs as a result of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to reflect such event.
Excluded Shares
Each share of Company common stock that is owned by the Company as a treasury share immediately prior to the effective time or then held by Zimmer or Merger Sub or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the effective time will be canceled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor.
Treatment of Company Equity Awards
At the effective time, each outstanding (i) Company RSU and (ii) Company PSU will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such award (in the case of Company PSUs, assuming vesting of 140% of the target number of shares of Company common stock subject to such Company PSUs), (a) the cash consideration and (b) one CVR.
At the effective time, each outstanding and unexercised Company Option (other than Company Options granted pursuant to the Company’s Employee Stock Purchase Plan) will vest and be canceled, and the holder thereof will be entitled to receive, with respect to each share of Company common stock underlying such Company Option, (i) an amount in cash equal to the excess, if any, of the cash consideration over the per share exercise price of such Company Option and (ii) one CVR. Notwithstanding the foregoing, (a) any Company Option with a per share exercise price equal to or greater than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR agreement will be canceled as of the effective time for no consideration and (b) any Company Option with a per share exercise price that is equal to or greater than the cash consideration but less than the sum of the cash consideration and the maximum milestone payment amount pursuant to the CVR agreement will be canceled and converted into the right to receive solely one CVR with respect to each share of Company common stock underlying such Company Option (where the amount payable pursuant to the CVR agreement, if any, will be reduced by the portion of such Company Option’s per share exercise price that exceeds the cash consideration).
With respect to the awards described above, the payment of the cash consideration (or portion thereof) described above will be made, subject to any applicable withholding taxes, as promptly as reasonably practicable following the effective time (and in no event later than the first regularly scheduled payroll date that occurs more than five business days following the effective time).
Finally, immediately prior to the effective time, the Company’s Employee Stock Purchase Plan will be terminated, and all accumulated contributions of each participant thereunder will, to the extent not used to purchase shares of Company common stock in accordance with an accelerated exercise date no later than ten business days prior to the effective time pursuant to the terms and conditions of the Company’s Employee Stock Purchase Plan, be refunded to such participant as promptly as practicable following the effective time (and in no event later than the first regularly scheduled payroll date that occurs more than five business days following the effective time).
Payment for Stock
Prior to the effective time, Zimmer will designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the aggregate merger consideration in accordance with the merger agreement. At or prior to the closing date of the merger agreement, Zimmer will deposit or cause to be deposited with the paying agent an amount in cash sufficient to pay the aggregate cash consideration. Zimmer will not be required to deposit any funds related to the CVR unless and until such deposit is required pursuant to the terms of the CVR agreement.
As promptly as practicable after the effective time (but in no event more than five business days thereafter), Zimmer and the surviving corporation will cause the paying agent to deliver to each person who was, immediately prior to effective time, a holder of a share certificate or book-entry shares not held, directly or indirectly, through DTC (other than excluded shares and appraisal shares) (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of such share certificate or book-entry shares to the paying agent in exchange for payment of the merger consideration as provided in the merger agreement.
Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the paying agent) and either (i)

surrender to the paying agent of share certificates (or affidavits of loss in lieu thereof in accordance with the merger agreement) or (ii) transfer of book-entry shares not held through DTC, by book receipt of an “agent’s message” in customary form by the paying agent in connection with the surrender of book-entry shares (or such other reasonable evidence, if any, of surrender with respect to such book-entry shares, as the paying agent may reasonably request), in each case as contemplated in the merger agreement, the holder of such share certificates or book-entry shares will be entitled to receive, in exchange therefor, the merger consideration for each share of Company common stock formerly represented by such share certificates or book-entry shares, subject to any applicable withholding taxes, and the share certificates or book-entry shares so surrendered will forthwith be canceled.
With respect to book-entry shares held, directly or indirectly, through DTC, Zimmer and the Company will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the effective time, upon surrender of book-entry shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and other procedures as agreed by Zimmer, the Company, the paying agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate merger consideration to which the beneficial owners thereof are entitled to receive as a result of the merger.
HOLDERS OF SHARE CERTIFICATES OR BOOK-ENTRY SHARES NOT HELD, DIRECTLY OR INDIRECTLY, THROUGH DTC, SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.
Transfer Books; No Further Ownership Rights
The merger consideration paid in respect of the shares of Company common stock in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all ownership rights in such common stock, and at the effective time, the transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the transfer books of the surviving corporation of the shares of Company common stock that were outstanding immediately prior to the effective time. From and after the effective time, the holders of the shares of Company common stock outstanding immediately prior to the effective time will cease to have any rights with respect to such shares, except as otherwise provided for in the merger agreement or by applicable law. If, at any time after the effective time, share certificates or book-entry shares are presented to the surviving corporation, for any reason, they will be canceled and exchanged as provided in the merger agreement.
Lost, Stolen or Destroyed Certificates
If any share certificate has been lost, stolen or destroyed, the holder of such share certificate that has been lost, stolen or destroyed will have to make an affidavit of that fact and, if required by the surviving corporation, post a bond, in such reasonable amount as Zimmer may direct, as indemnity against any claim that may be made against it with respect to such share certificate, upon which the paying agent will pay, in exchange for such lost, stolen or destroyed share certificate, the applicable merger consideration (less any amounts entitled to be deducted or withheld pursuant to the merger agreement).
Termination of Payment Fund
At any time following the first anniversary of the closing date of the merger, Zimmer will be entitled to require the paying agent to deliver to Zimmer any portion of the payment fund (including any interest received with respect thereto) which has not been disbursed to holders of share certificates or book-entry shares, and thereafter such holders who have not theretofore complied with the requirements described in the section of this proxy statement entitled “—Payment for Stock” will be entitled to look only to the surviving corporation (subject to abandoned property, escheat and other similar law) as general creditors thereof with respect to payment of their claims for the merger consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Zimmer or its designee, free and clear of all claims or interest of any person previously entitled thereto.
No Liability
Notwithstanding any provision of the merger agreement to the contrary, none of the Company, Zimmer, Merger Sub, the surviving corporation or the paying agent will be liable to any person for merger consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar law. If any share certificate has not been surrendered prior to the date on which the merger consideration in respect of such share certificate would otherwise escheat to or become the property of any governmental authority, any merger consideration in respect of such share certificate will, to the extent permitted by applicable law, immediately prior to such date, become the property of the surviving corporation, subject to the claims of any holder of Company common stock entitled to payment of merger consideration who has not heretofore complied with the terms of the merger agreement.
Appraisal Rights
Shares of Company common stock that are outstanding immediately prior to the effective time and that are held by any holder of record or beneficial holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 will not be converted into the right to receive the merger consideration as provided in the merger agreement, but instead will be canceled and will represent the right to receive only those rights provided under Section 262. For additional information, please see the section of this proxy statement entitled “The Merger—Appraisal Rights” beginning on page 72. Prior to the effective time, the Company will not, without the prior written consent of Zimmer, settle or offer to settle, approve any withdrawal or make any payment or deliver any consideration with respect to, or settle or compromise, any demands or notices of dissent, or approve of any withdrawal of any such demands or agree to commit to do any of the foregoing. Prior to the effective time, Zimmer will not, without the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.
Representations and Warranties
The merger agreement contains representations and warranties that the Company, on the one hand, and Zimmer and Merger Sub, on the other hand, have made to one another, which are qualified in many cases by knowledge, materiality or Material Adverse Effect. With respect to the representations and warranties made by the Company, they are further qualified by (i) confidential disclosures to the merger agreement delivered to Zimmer and Merger Sub and (ii) certain sections of documents filed with, or furnished to, the SEC by the Company, from and after October 1, 2023, and on or prior to January 27, 2025.
The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.
For purposes of the merger agreement, a “Material Adverse Effect” means, with respect to the Company and its subsidiaries, any effect, change, event, circumstance, condition, development, state of facts or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances, conditions, developments, state of facts or occurrences (i) has, or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) prevents, materially impairs or materially delays the consummation of all of the transactions contemplated by the merger agreement and the CVR agreement, including the merger (which we refer to as the “transactions”) on a timely basis and in any event on or before the outside date (as defined below); provided, however, that, solely with respect to clause (i), none of the following, and no effect, change, event, circumstance, condition, development, state of facts or occurrence to the extent arising out of, or resulting from, the following, will constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions (other than for purposes of certain representations or warranties set forth in the merger agreement), including the impact thereof on relationships, contractual or otherwise, with customers, payors, suppliers, distributors, partners, sales agents, agencies, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions, (3) acts of war (whether or not declared), cyberattacks, military activity, sabotage, civil disobedience or terrorism or any escalation or worsening of any such acts of war (whether or not declared), cyberattacks, military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events or other comparable events, (5) any action taken by the Company or its subsidiaries that is expressly required by the merger agreement or with Zimmer’s written consent or at Zimmer’s written request, or the failure to take any action by the Company or its subsidiaries if that action is expressly prohibited by the merger agreement, (6) any change or prospective change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the definition of Material Adverse Effect, (7) any decline in the market price, or change in trading volume, of the shares of the Company; provided that the underlying causes of any such decline or change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in the definition of Material Adverse Effect, or (9) any epidemic, pandemic or disease outbreak; provided further, however, that any effect, change, event, circumstance, condition, development, state of facts or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9), if not otherwise falling within any of the exceptions provided by clauses (B)(2), (5), (6), (7) or (8), may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, circumstance, condition, development, state of facts or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
A Material Adverse Effect with respect to Zimmer Biomet, Zimmer and Merger Sub means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Zimmer or Merger Sub of any of the transactions, including the merger on a timely basis and in any event on or before the outside date, (ii) the ability of Zimmer Biomet to perform any of its material obligations set forth in the merger agreement required to consummate the transactions on or before the outside date or (iii) the ability of Zimmer or Merger Sub to perform any of its material obligations under the merger agreement required to consummate the transactions on or before the outside date.
The representations and warranties made by the Company relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct business with respect to the Company and its subsidiaries;
•	capitalization of the Company and its subsidiaries;
•	authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, and the binding nature of the merger agreement;
•
the absence of any conflict with or violation of the Company’s or its subsidiaries’ organizational documents or applicable laws resulting from the execution of the merger agreement and consummation of the merger;

•	governmental approvals;
•	compliance with SEC filing requirements;
•	conformity with GAAP and SEC requirements with respect to reports and other documents filed with the SEC;
•	no undisclosed liabilities;
•	existence of internal controls and disclosure controls and procedures;
•	accuracy and completeness of the information supplied for the purposes of this proxy statement;
•
the absence of certain actions or circumstances since September 30, 2024, the absence of any material adverse effect since December 31, 2023, and the conduct of the business in the ordinary course in all material respects since December 31, 2023;

•	the absence of certain legal proceedings;

•	compliance with applicable laws and holding of required permits;
•	certain tax matters;
•	certain employee benefits matters;
•	certain labor matters;
•	certain environmental matters;
•	certain intellectual property matters;
•	certain data privacy laws and technology and information security matters;
•	certain matters relating to the Company’s owned real property and leased real property;
•	material contracts;
•	insurance coverage;
•	certain matters related to compliance and healthcare laws and other regulations applicable to the Company and its subsidiaries and their products;
•	absence of rights agreements and inapplicability of anti-takeover laws;
•
receipt of opinions from the financial advisor to the Company regarding the fairness, from a financial point of view, of the cash consideration to be received by holders of shares of Company common stock;

•	brokers and other advisors; and
•	absence of affiliate transactions.
The representations and warranties made by Zimmer and Merger Sub relate to, among other topics, the following:
•	the organization, valid existence, good standing, authority and qualification to conduct their respective businesses;
•
the absence of any conflict with or violation of Zimmer or Merger Sub’s organizational documents or applicable laws resulting from the execution of the merger agreement, the CVR agreement and consummation of the merger and the other transactions contemplated by the merger agreement and the CVR agreement;

•	authority to enter into the merger agreement and the CVR agreement and to consummate the transactions contemplated by the merger agreement and the CVR agreement, including the merger;
•	governmental approvals;
•	ownership and operations of Merger Sub;
•	the availability of sufficient funds to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions;
•	the absence of certain arrangements with Company management or the Board;
•	brokers and other advisors;
•	the accuracy of information supplied for inclusion in this proxy statement;
•	the absence of certain legal proceedings; and
•	non-ownership of Company common stock.
In addition, with respect to its obligations under the merger agreement, Zimmer Biomet made certain representations and warrants related to, among other topics, the following:
•	the organization, valid existence, good standing authority and qualifications to conduct its business;
•	the absence of any conflict with or violation of Zimmer Biomet’s organizational documents or applicable laws resulting from the performance of its obligations under the merger agreement;

•	authority to enter into the provisions of the merger agreement applicable to it and to perform its obligations under the merger agreement;
•	governmental approvals;
•	the absence of certain legal proceedings; and
•	brokers and other advisors.
Covenants Regarding Conduct of Business by the Company Pending the Effective Time
Under the merger agreement, in general, subject to certain exceptions (including as required by applicable law or judgment, as expressly required by the merger agreement or as set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub) and unless Zimmer otherwise consents in writing (which consent is not to be unreasonably withheld, delayed or conditioned), the Company has agreed, and has agreed to cause each of its subsidiaries to use reasonable best efforts: (i) to carry on its business in the ordinary course consistent with past practices and in compliance with applicable law and (ii) to preserve substantially intact its and each of its subsidiaries’ material assets, properties, contracts and permits, current business organizations, current employees and consultants (other than any terminations for cause or voluntary resignations), relationships and goodwill with customers, suppliers, licensors, licensees, distributors, contractors, partners and others having material business dealings with the Company or any of its subsidiaries.
The Company has also agreed under the merger agreement, subject to certain exceptions (including as required by applicable law or judgment, as expressly required by the merger agreement or as set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub) and unless Zimmer otherwise consents in writing (which consent is not to be unreasonably withheld, delayed or conditioned), to certain restrictions on its activities during the period from January 28, 2025 to the effective time or earlier termination of the merger agreement. These restrictions on the Company’s activities are summarized below. In general, subject to certain exceptions, the Company will not, and will not permit any of its subsidiaries to, without Zimmer’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned):
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issue, sell, grant deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer or encumbrance or grant of any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), with certain specified exceptions;

•
directly or indirectly redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of the Company’s capital stock or other equity or voting interests) (other than pursuant to the forfeiture of, or withholding to satisfy the exercise price or tax obligations with respect to, equity-based awards outstanding as of January 28, 2025, or the forfeiture of equity-based awards granted after January 28, 2025, in accordance with the merger agreement);

•
establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other equity or voting interests (other than dividends paid by a wholly owned subsidiary to the Company or to another wholly owned subsidiary of the Company);

•	split, combine, subdivide or reclassify any shares of the Company’s capital stock or other equity or voting interests;
•
forgive any loan or incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or other arrangement having the economic effect of any of the foregoing (which we refer to, collectively, as “indebtedness”), except for (i) intercompany indebtedness among the Company and its subsidiaries, (ii) extensions of trade credit in the ordinary course of business and (iii) additional indebtedness incurred under existing revolving credit facilities, lines of credit or other existing arrangements (including in respect of letters of credit issued in the ordinary course of business), in each case, for working capital and other purposes in the ordinary course of business consistent with past practice (and excluding incurrence under any delayed draw term loan facilities or other incremental credit facilities with respect to the Company’s existing credit agreement) and not to exceed $10 million;
•	enter into any swap or hedging transaction or other derivative agreements;
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make any loans, capital contributions, investments in or advances to any person other than (i) to the Company or any subsidiary of the Company, (ii) as permitted under the acquisition covenant of the merger agreement described in the 11th bullet point of this list or (iii) advances of commission payments in the ordinary course of business consistent with past practice;

•
transfer, sell, lease, pledge or otherwise dispose of, in a single transaction or series of related transactions, any material properties or assets (excluding intellectual property owned by, or exclusively licensed to, the Company), except (i) between and among the Company and its subsidiaries, (ii) dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its subsidiaries or (iii) dispositions of assets for consideration not to exceed $2 million individually or $5 million in the aggregate;

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(i) transfer, sell, lease, license or subject to an encumbrance (other than encumbrances permitted under the merger agreement) any of the intellectual property owned by, or exclusively licensed to, the Company (or any of the rights, including under any contract, of the Company or any of its subsidiaries in the foregoing) or (ii) except, in each case, in the ordinary course of business consistent with past practice or at the end of its statutory life, cancel, abandon or allow to lapse or expire any of the intellectual property owned by the Company;

•	grant any encumbrance (other than encumbrances permitted under the merger agreement) on any of its material assets, other than to a wholly owned subsidiary of the Company;
•
make any acquisition, directly or indirectly (including by merger, consolidation, acquisition of stock or assets or any other business combination), if the aggregate amount of consideration paid by the Company and its subsidiaries in connection with all such transactions would exceed $5 million or, if such acquisition involves stock or a business combination, and the Company (or the applicable subsidiary of the Company) is not the sole stockholder, member or other equity holder following the acquisition;

•
except as required pursuant to the terms of any Company benefit plan or compensation arrangement in effect on January 28, 2025, that was made available to Zimmer or adopted, established, entered into or amended after January 28, 2025, not in violation of the merger agreement, (i) grant to any current or former director, officer, employee or other individual service provider of the Company or any of its subsidiaries any increase in compensation (including bonus compensation, base salary compensation or other incentive compensation) or any other benefits (including any increase in severance, termination pay, change in control, retention, or other similar compensation or benefits), (ii) grant to any current or former director, officer, employee, or other individual service provider of the Company or any of its subsidiaries any new or increase to compensation or benefits or any tax gross-up payment that would not be deductible by reason of Section 280G of the Internal Revenue Code of 1986, as amended, or that would otherwise be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (iii) establish, negotiate, adopt, enter into, amend in any material respect or terminate any collective bargaining agreement or Company benefit plan or compensation arrangement, (iv) take any action to accelerate any rights or benefits under any Company benefit plan or compensation arrangement or the funding of any payments or benefits under any Company benefit plan or compensation arrangement, (v) terminate the employment or services of any current director, officer, employee or other individual service provider of the Company or any of its subsidiaries (other than for cause) or change the terms of employment or services of any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries such as to create good reason for such individual to resign, (vi) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, equity-based awards or any other equity or equity-based compensation, or (vii) hire any new employee or individual service provider of the Company or any of its subsidiaries; provided, however, that, subject to such limitations set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub, the foregoing will not restrict the Company or any of its subsidiaries from providing employees who are newly hired with plans, agreements, benefits and compensation arrangements that have a value that is consistent with the value of the plans, agreements, benefits and compensation arrangements previously provided to newly hired employees in similar positions, other than any severance, termination pay, change in control, retention, equity-based awards, other equity or equity-based compensation or other similar compensation or benefits;
•
make any material changes in financial accounting methods, principles or practices, except insofar as may be required (i) by GAAP (or any interpretation thereof), (ii) by any applicable law, including Regulation S-X under the Securities Act or (iii) by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•
make, change or revoke any material tax election, adopt or change any tax accounting method or change any tax accounting period, settle or compromise any audit or proceeding in respect of any material tax liability, file any material amended tax return, fail to timely file any income or other material tax return required to be filed or pay any tax that is due or payable, enter into any “closing agreement” within the meaning of Section 7121 of the Internal Revenue Code of 1986, as amended (or any similar provision of state, local or foreign law), surrender any right to claim a material tax refund, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes, or enter into any tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to taxes);

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(i) amend the Company’s certificate of incorporation and bylaws, (ii) form any person that would constitute a subsidiary or affiliate of the Company or (iii) acquire any equity interest in any other person or enter into any joint venture, development, partnership or similar arrangement; except, in the case of clause (iii), as permitted under the acquisition covenant of the merger agreement described in the 11th bullet point of this list;

•
settle, release, pay, discharge, waive, compromise or satisfy any pending or threatened legal, regulatory or administrative action against the Company or any of its subsidiaries, other than any pending or threatened legal, regulatory or administrative action that both (i) does not relate to any legal, regulatory or administrative action or claim brought by the Company stockholders against the Company or its directors relating to the transactions or a breach of merger agreement or any other agreements contemplated by the merger agreement, and either (ii) (x) (1) results solely in a monetary obligation involving only the payment of monies by the Company of not more than $100,000 individually or $500,000 in the aggregate (excluding any settlements made under the following clause (2)) or would obligate the Company to take any action or impose restrictions on the business of the Company; (2) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that are not more than $100,000 individually or $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (3) results in no monetary obligation of the Company or the Company’s receipt of payment and (y) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct, remedy or injunctive relief applicable to the Company (other than customary releases of claims and non-disclosure obligations), whether before, on or after the effective time;

•
make or authorize any capital expenditure other than capital expenditures in the ordinary course of business consistent with past practice that do not exceed, in the aggregate, 125% of capital expenditures budgeted for in the Company’s plan set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub;

•
except as otherwise permitted by the merger agreement or otherwise in the ordinary course of business, (i) accelerate, terminate, consent to the termination of, amend or modify in any material respect, grant any waiver of any material right under, or voluntarily terminate, any Material Contract (as defined in the merger agreement), or any contract that, if entered into prior to January 28, 2025, would have been a Material Contract or (ii) enter into any contract that, if entered into prior to January 28, 2025, would have been a Material Contract;

•	adopt or implement any stockholder rights plan (or similar plans or arrangements);
•
terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material permit used in or required for the operation of the business of the Company and its subsidiaries (as currently conducted or planned by the Company to be conducted);

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;
•	acquire any real property; or
•	commit or agree, in writing or otherwise, to take any of the foregoing actions.
Nothing contained in the merger agreement is intended to give Zimmer or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time. Prior to the effective time, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.
No Solicitation; Change in Board Recommendation
Except as otherwise permitted by the merger agreement, from January 28, 2025 until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, the Company will, and will cause each of its subsidiaries and its and their respective officers, directors and employees to, and will instruct, and use reasonable best efforts to cause, its other representatives retained by it and acting on its behalf to, (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a takeover proposal (as defined below) or any proposal that would reasonably be expected to lead to a takeover proposal, and cease providing any information to any such person or its representatives; (ii) not, directly or indirectly, take any of the actions set forth in the bulleted list below; or (iii) resolve or agree to do any of the foregoing.
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Initiate, solicit or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations with any person regarding any takeover proposal (except to notify any person of the provisions of the non-solicitation restrictions described in the merger agreement);

•
furnish to any other person any non-public information concerning the Company or any of its subsidiaries to any person, or afford access to the business, assets, properties, books or records, other information or employees or other representatives of the Company or any of its subsidiaries in connection with, for the purpose of encouraging or facilitating, with the intent to induce, or that would reasonably be expected to lead to, a takeover proposal;

•
approve, adopt, endorse or recommend or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a takeover proposal or any proposal or offer that would reasonably be expected to lead to a takeover proposal (other than an acceptable confidentiality agreement (as defined below));

•
take any action to exempt any person (other than Zimmer and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the Company’s organizational and other governing documents;

•
terminate, waive, amend or modify any provision of any existing acceptable confidentiality agreement with respect to a potential takeover proposal or any proposal that would reasonably be expected to lead to a takeover proposal; or

•
waive or release any person from, forebear in the enforcement of or amend any standstill agreement or any standstill provisions of any other contract (it being understood that the Company may waive or release any such standstill provision solely to the extent reasonably necessary to permit the applicable person (if such person has not been solicited in breach of the non-solicitation restrictions described in the merger agreement) to make, on a confidential basis, a takeover proposal, if the Board has determined in good faith, after consultation with outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable law).

Additionally, the Company was required to (i) promptly following January 28, 2025 (and in any event no later than January 29, 2025), discontinue all electronic or physical data room access (or other diligence access) granted to any person and its representatives (other than Zimmer Biomet and Zimmer, their affiliates and their respective representatives) and (ii) promptly following January 28, 2025 (and in any event no later than January 30, 2025), request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information or documents previously furnished to any person (other than Zimmer Biomet and Zimmer, their affiliates and their respective representatives) and all material incorporating such information created by any such person.
Notwithstanding the foregoing, if at any time from January 28, 2025 until receipt of the Company stockholder approval or if earlier, the valid termination of the merger agreement in accordance with its terms, the Company or any of its representatives receives a written bona fide takeover proposal, which did not result from a material breach of the non-solicitation restrictions described above, (i) the Company and its representatives may contact such person or group of persons making such takeover proposal or its or their representatives solely to the extent reasonably necessary to clarify the terms and conditions thereof or to notify such person or group of persons or its or their representatives of the provisions of the Company’s obligations described above and (ii) if the Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such takeover proposal constitutes, or would reasonably be expected to result in, a superior proposal (as defined below) and that the failure to take such action described below would be inconsistent with the directors’ fiduciary duties under applicable law, then the Company and any of its representatives may:
•
enter into an acceptable confidentiality agreement with the person or group of persons making such takeover proposal and furnish pursuant to an acceptable confidentiality agreement information (including non-public information) with respect to the Company and its subsidiaries to the person or group of persons who has made such takeover proposal and its or their respective representatives; provided that such information has previously been made available to Zimmer or, if such information has not previously been made available to Zimmer, the Company will as promptly as practicable (and in any event within 24 hours) provide to Zimmer any such non-public information concerning the Company or any of its subsidiaries that is provided to any person given such access which was not previously provided to Zimmer or its representatives; and

•	engage in or otherwise participate in discussions or negotiations with the person or group of persons making such takeover proposal and its or their representatives.
In addition, concurrently with the Company furnishing any information to, or participating in any discussions or negotiations with, any person, the Company will provide written notice to Zimmer of such determination in good faith by the Board that such takeover proposal constitutes, or would reasonably be expected to result in, a superior proposal as provided above.
From January 28, 2025 until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, the Company will promptly (and, in any event, within 24 hours) notify Zimmer orally and in writing in the event that: (i) the Company or any of its representatives receives a takeover proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a takeover proposal; (ii) any non-public information is requested in connection with any potential takeover proposal; or (iii) any discussions or negotiations with respect to a takeover proposal or that would reasonably be expected to lead to a takeover proposal are sought to be initiated or continued with the Company, and will promptly disclose to Zimmer the material terms and conditions of any such proposals or offers (including a copy of any written takeover proposal (including any proposed term sheet, letter of intent, acquisition or other agreement with respect thereto, or any written communication or materials provided to the Company)), a summary of any unwritten material terms and conditions thereof and the identity of the person or group of persons making such takeover proposal, and the Company will keep Zimmer reasonably informed of the status and terms of any such proposals or offers (including any material changes thereto) and the status of any material developments, discussions or negotiations with respect to any such takeover proposal (including copies of all communications delivered by or on behalf of such person in connection with such proposal or offer) on a prompt basis (and in any event within 24 hours of receipt).

Except as described below, from January 28, 2025 until the effective time, or, if earlier, the valid termination of the merger agreement in accordance with its terms, the Board has agreed that neither it, nor any duly authorized committee thereof, will:
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(i) fail to include the Board’s recommendation that the Company stockholders adopt the merger agreement (which we refer to as the “Board recommendation”) in this proxy statement, (ii) withdraw or withhold (or modify or qualify in a manner adverse to Zimmer or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Zimmer or Merger Sub), the Board recommendation, (iii) declare advisable, recommend the approval or adoption of or approve or adopt, or publicly propose to declare advisable, recommend, approve or adopt, any takeover proposal, (iv) after public announcement of a takeover proposal (other than a tender offer or exchange offer), fail to publicly reaffirm the Board recommendation (or refer to the prior Board recommendation) within five business days after a written request by Zimmer to do so (or, if relating to any takeover proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed takeover proposal that are publicly disclosed within the last five business days prior to the then-scheduled special meeting, by the close of business on the business day immediately preceding the then-scheduled special meeting); provided that Zimmer may only make such request once with respect to any takeover proposal (provided that each time a determination notice (as defined below) is given Zimmer will, subject to the following provision, be entitled to make a new such request); provided further that the Company will not be required to provide any such reaffirmation (or reference to the prior Board recommendation) during the three or four business day periods, as applicable, following the giving of a determination notice, or (v) following the commencement of a tender offer or exchange offer relating to the shares of Company common stock by a person unaffiliated with Zimmer, fail to publicly reaffirm (including in any statement under Rule 14d-9(f) or Rule 14e-2 promulgated under the Exchange Act) the Board recommendation (or refer to the prior Board recommendation) and recommend that the Company stockholders reject such tender offer or exchange offer within 10 business days after the commencement of such tender offer or exchange offer (or, if earlier, by the close of business on the business day immediately preceding the then-scheduled special meeting) (we refer to any action as described in this bullet point as an “adverse recommendation change”); or

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approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, or cause or allow the Company to execute or enter into (or cause or permit the Company or any of its subsidiaries to execute or enter into) any contract, letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement or other similar agreement providing for, or that is intended to or would reasonably be expected to lead to, a takeover proposal (we refer to each, as a “Company acquisition agreement”) or would reasonably be expected to cause the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions (other than an acceptable confidentiality agreement).

Notwithstanding the foregoing, from January 28, 2025 until the Company stockholder approval is obtained, but not after, the Board (or any duly authorized committee thereof), may (i) make an adverse recommendation change or (ii) with respect to a takeover proposal that did not result from a material breach of the non-solicitation restrictions described above, cause the Company to enter into a Company acquisition agreement with respect to such takeover proposal and terminate the merger agreement in accordance with the terms thereof, in either case, if and only if the Board (or any duly authorized committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that:
•
in the case of clause (i) above where the adverse recommendation change is not made in response to a takeover proposal, such adverse recommendation change is made in response to an intervening event (as defined below), and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and

•
in the case of (x) clause (i) above where such adverse recommendation change is made in response to a takeover proposal or (y) clause (ii) above, such takeover proposal constitutes a superior proposal;

provided, however, that the Board (or any duly authorized committee thereof) will not, and will cause the Company not to, take any action set forth in clause (ii) above or, in the event such action is proposed to be taken in connection with an intervening event or a superior proposal, take any action set forth in clause (i) above unless: (1) the Company has given Zimmer at least four business days’ prior written notice of its intention to take such action (which notice must state that the Company has received a written takeover proposal that constitutes a superior proposal, specify the identity of the person or group of persons making such superior proposal and the material terms and conditions thereof or, if in response to an intervening event, must specify in reasonable detail the facts and circumstances describing the intervening event and the rationale for the adverse recommendation change, and must state that the Board has determined to make an adverse recommendation change) (we refer to each such notice as a “determination notice”), (2) prior to making such an adverse recommendation change or terminating the merger agreement in accordance with the terms of the merger agreement, as applicable, the Company has negotiated, and has caused its representatives to negotiate, in good faith with Zimmer during such notice period, to the extent Zimmer wishes to negotiate, to enable Zimmer to propose in writing a binding offer to effect revisions to the terms and conditions of the merger agreement or make another proposal such that it would cause such superior proposal to no longer constitute a superior proposal or, if in the case of an intervening event, to effect revisions to the merger agreement or make another proposal so that the adverse recommendation change would no longer be necessary and (3) following the end of such notice period, the Board (or any duly authorized committee thereof) must have considered in good faith such binding offer, and must, after consultation with its financial advisors and outside legal counsel, have determined that the superior proposal would continue to constitute a superior proposal if the revisions proposed in such binding offer were to be given effect or, if the determination notice related to an intervening event, taking into account any revised terms committed to in writing by Zimmer, that failure to make an adverse recommendation change would be inconsistent with the directors’ fiduciary duties under applicable law (it being understood that foregoing provisions also apply to any material change to the facts and circumstances specified by the Company in a determination notice and require a new determination notice; provided that, for the purposes of such subsequent notice, all references to “four business days” are deemed to be “three business days”).
Any purported termination of the merger agreement in connection with the Company’s entry into a Company acquisition agreement with respect to a takeover proposal will be void and of no force and effect unless the termination is in accordance with the termination provisions described in the section of this proxy statement entitled “—Termination of the Merger Agreement” beginning on page 109 and, to the extent required under the terms of the merger agreement, the Company pays or causes to be paid to Zimmer a termination fee (to the extent due and payable thereunder) prior to or concurrently with such termination so long as Zimmer has provided the Company with wire instructions for such payment.
For purposes of the merger agreement, “acceptable confidentiality agreement” means (i) any confidentiality agreement entered into by the Company after January 28, 2025, that (x) contains provisions that are not less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and Zimmer Biomet, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to takeover proposals and (y) does not prohibit the Company from providing any information to Zimmer in accordance with the terms described above or otherwise prohibit the Company from complying with its obligations under the non-solicitation restrictions in the merger agreement described above, or (ii) any confidentiality agreement entered into prior to January 28, 2025.
For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group (other than Zimmer Biomet and Zimmer and their subsidiaries), including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any direct or indirect:
•
acquisition or license of 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board (or any duly authorized committee thereof)), including through the acquisition of one or more subsidiaries of the Company owning such assets;

•
issuance or acquisition of securities representing 20% or more of the voting power of the then outstanding Company common stock or 20% or more of any class of equity securities of one or more subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries;

•
tender offer or exchange offer that if consummated would result in any person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company common stock or 20% or more of any class of equity securities of one or more subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries; or

•
merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board (or any duly authorized committee thereof)) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or 20% or more of any class of equity securities of one or more subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its subsidiaries, in each case, other than the transactions.

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal made after January 28, 2025, that the Board (or any duly authorized committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, (i) would, if consummated, be more favorable to the Company stockholders (solely in their capacity as such) than the transactions from a financial point of view (including after giving effect to additional proposals, if any, made by Zimmer pursuant to the provisions described above) and (ii) is reasonably likely to be completed in accordance with its terms, taking into account all legal, regulatory, financial, financing and other aspects of such proposal that the Board deems relevant, the person making the proposal and the terms of the merger agreement (provided that, for purposes of the definition of “superior proposal”, the references to “20%” in the definition of takeover proposal will be deemed to be references to “50%”).
For purposes of the merger agreement, an “intervening event” means any change, event, circumstance, condition, development, state of facts or occurrence arising or occurring after January 28, 2025, that was not known or reasonably foreseeable to the Board as of January 28, 2025, or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable to the Board as of January 28, 2025, which event, fact, occurrence, circumstance, condition, development or change becomes known to the Board prior to the receipt of the Company stockholder approval, other than (i) changes in the market price of the Company common stock, in and of itself; provided that the underlying causes of any such change may be considered in determining whether a intervening event has occurred, (ii) any takeover proposal or the receipt, existence or terms thereof or (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an intervening event if they are not otherwise excluded from the definition of intervening event).
Reasonable Best Efforts
Each of the parties to the merger agreement has agreed to cooperate with the other parties and use, and will cause its affiliates to use, reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the merger agreement) to, as promptly as reasonably practicable, and in any event, prior to the outside date:
•
take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to closing of the merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents;

•
obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third-party necessary, proper or advisable to consummate the transactions;

•	execute and deliver any additional instruments necessary to consummate the transactions; and
•
defend or contest in good faith any action brought by any governmental authority or a third-party or any judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions.

In connection therewith, each of the parties has agreed to, and to cause their affiliates to:
•	file a notification and report form under the HSR Act with respect to the transactions no later than February 7, 2025;
•
make appropriate filings with the governmental authorities set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub no later than February 12, 2025; and

•
use reasonable best efforts to supply, as promptly as reasonably practicable, any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable antitrust law or foreign investment laws and to use reasonable best efforts to promptly take, and to cause its affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any laws that may be required by any foreign or U.S. federal, state or local governmental authority, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions.

Additionally, the parties have also agreed to use, and to cause their respective affiliates to use, reasonable best efforts to:
•
promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ or any other governmental authority in connection with the transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other governmental authority relating to the transactions or any proceeding initiated by a private person;

•
keep the other parties informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions;

•
subject to applicable laws and the confidentiality agreement between Zimmer Biomet and the Company relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties with respect to information relating to the other parties to the merger agreement and their respective affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or the FTC, the DOJ or any other governmental authority in connection with the transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act;

•
to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, promptly give the other parties the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise); and

•
promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other governmental authority.

Each of the Company, Zimmer and Merger Sub has agreed to not knowingly take (and each of the Company and Zimmer has agreed to cause their respective affiliates not to knowingly take) any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary.
Zimmer and the Company will use reasonable best efforts to cooperate and coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental authority in connection with the transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental authority relating to the transactions and of all other regulatory matters incidental thereto. Zimmer will be entitled to direct, devise and implement the strategy and defense of the transactions in any action by, or negotiations with, any governmental authority or other person relating to the transactions or regulatory filings, and will lead all communications with any governmental authority. Zimmer will also have the unilateral right to determine whether to commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable antitrust laws, pull and refile under the HSR Act or any other applicable antitrust laws or enter into a timing agreement with any governmental authority; provided that such action would not be reasonably expected to delay the closing of the merger beyond the outside date. Zimmer is not required to obtain the Company’s consent but will consult with the Company on the foregoing and consider in good faith the Company’s views. Zimmer will use reasonable best efforts to respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any governmental authority with respect to the transactions.
If any action or judgment or other order, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging, hindering, impeding, interfering with or delaying any transaction contemplated by the merger agreement as violating any antitrust law or foreign investment law, each of the Company (and its subsidiaries) and Zimmer (and its subsidiaries and affiliates) will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger.
In connection with the foregoing, Zimmer and Company will use reasonable best efforts to promptly take, and cause their respective affiliates to take, all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other applicable antitrust law or foreign investment laws and resolve any objections asserted with respect to the transactions under the Federal Trade Commission Act or any other applicable law raised by any governmental authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any restraint that would prevent, prohibit, restrict or delay the consummation of the merger and the other transactions contemplated by the merger agreement, including:
•	executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other person;
•
agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its subsidiaries contemporaneously with or subsequent to the effective time;

•
permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its subsidiaries prior to the effective time;

•	terminating existing relationships, contractual rights or obligations of (x) the Company or its affiliates or (y) Zimmer Biomet, Zimmer, their subsidiaries or any of their respective affiliates;
•	creating any relationship, contractual right or obligation of (x) the Company or its affiliates or (y) Zimmer Biomet, Zimmer, their subsidiaries or any of their respective affiliates; or
•
effectuating any other change or restructuring of (x) the Company or its affiliates or (y) Zimmer Biomet, Zimmer, their subsidiaries or any of their respective affiliates (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the FTC, the Antitrust Division of the DOJ or any other governmental authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under the merger agreement with respect to such action));

provided that any such action may, at the discretion of the Company, be conditioned upon the closing of the merger (we refer to any such action described in the above bullet points as a “restriction”). Additionally, Zimmer and Company will use reasonable best efforts to defend through litigation any claim asserted in court or administrative or other tribunal by any person (including any governmental authority) in order to avoid the entry of, or to have vacated or terminated, any restraint that would prevent the closing of the merger prior to the outside date.

Notwithstanding the foregoing or anything else to the contrary in the merger agreement, nothing in the merger agreement will (i) require Zimmer Biomet, Zimmer or any of their subsidiaries or the Company or any of its subsidiaries or (ii) permit the Company or any of its subsidiaries without the prior written consent of Zimmer to agree to, accept or undertake (or to consent to the Company or any its subsidiaries agreeing to, accepting or undertaking) any restriction:
•
with respect to any assets, categories of assets or portions of any business of the Company or any of its subsidiaries if, in each case, any such restriction would, individually or when taken together with all other actions undertaken with respect to the matters contemplated by the reasonable best efforts provision described above and in the merger agreement, reasonably be expected to (x) be material to the business, assets or financial condition of the Company and its subsidiaries, taken as a whole, or (y) be materially detrimental to the benefits that Zimmer or any of its affiliates (including Zimmer Biomet) expect as a result of the transactions contemplated by the merger agreement; or

•	with respect to any assets, categories of assets or portions of any business of Zimmer or any of its affiliates (including Zimmer Biomet).
Financing Cooperation
The Company has agreed that, prior to the closing date, it will use (and cause its subsidiaries to use) commercially reasonable efforts to provide to Zimmer, at Zimmer’s sole cost and expense, all cooperation and assistance that is customary and reasonably requested by Zimmer, as more fully set forth in the merger agreement, in connection with (i) the repayment of any outstanding indebtedness of the Company or any of its subsidiaries and (ii) any financing sought by Zimmer in connection with the transaction.
Zimmer or its affiliates obtaining financing is not a condition to the consummation of the merger.
Indemnification and Insurance
The merger agreement provides that for a period of six years immediately after the effective time, Zimmer will cause the surviving corporation to, in each case to the fullest extent permissible by applicable law, (i) indemnify and hold harmless each current or former director or officer of the Company or its subsidiaries and each other person who immediately prior to the effective time is serving at the request of the Company or any of its subsidiaries as a director or officer of another person who is indemnified or entitled to be indemnified by the Company or its subsidiaries pursuant to the Company’s articles of incorporation and bylaws and the organizational documents of the Company’s subsidiaries or any indemnification agreement between such director or officer or other person and the Company or any of its subsidiaries, in each case, as in effect on January 28, 2025, or in any agreement in existence as of January 28, 2025, providing for indemnification or advancement of expenses between the Company or any of its subsidiaries and such person, in each case, as made available to Zimmer or disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC prior to January 28, 2025 (which we refer to each as an “indemnitee” and, collectively, as the “indemnitees”), with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (x) the fact that an indemnitee is or was a director, officer or manager of the Company or such subsidiary or (y) acts or omissions by an indemnitee in the indemnitee’s capacity as such (including in connection with serving at the request of the Company or such subsidiary as a representative of another person (including any employee benefit plan)), in each case under clause (x) or (y), at, or at any time prior to, the effective time (including any action relating in whole or in part to the transactions or relating to the enforcement of this provision of the merger agreement or any other indemnification or expense advancement right of any indemnitee) and (ii) assume (in the case of the surviving corporation, in the merger without any further action) all obligations of the Company and such subsidiaries to the indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time as provided in the Company’s articles of incorporation or bylaws and the organizational documents of such subsidiaries or any indemnification agreement between the Company or its subsidiaries and such indemnitee, in each case as in effect on January 28, 2025.
For a period of six years immediately after the effective time, to the fullest extent permissible by applicable law, Zimmer will cause the certificate of incorporation and bylaws of the surviving corporation, and the surviving corporation will cause the organizational documents of its subsidiaries, to contain provisions no less favorable to the indemnitees with respect to limitation of liabilities, indemnification, advancement of expenses and exculpation, in each case, than are set forth as of January 28, 2025, in the Company’s articles of incorporation and bylaws and the organizational documents of such subsidiaries as in effect on January 28, 2025, which provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the indemnitees. In addition, from the effective time, Zimmer will, and will cause the surviving corporation to advance any expenses (including reasonable fees and expenses of legal counsel of any indemnitee) provided under the applicable provisions of the merger agreement, in each case in accordance with and as required by the Company’s articles of incorporation and bylaws; provided that, if and only to the extent any indemnitee to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such indemnitee is not entitled to indemnification.
Pursuant to the merger agreement, Zimmer agreed that it will not, and will cause the surviving corporation and its subsidiaries not to, settle, compromise or consent to the entry of any judgment in any threatened or actual action relating to any acts or omissions (each, a “claim”) for which indemnification could be sought by an indemnitee under the merger agreement, unless such settlement, compromise or consent includes an unconditional release of such indemnitee from all liability arising out of such claim or such indemnitee otherwise consents in writing to such settlement, compromise or consent. Zimmer also agreed to cause the surviving corporation and its subsidiaries to cooperate in the defense of any claim and to provide access to properties and individuals as reasonably requested and to furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
The merger agreement requires, subject to certain limits on the premium to be paid, from and for six years after the effective time, Zimmer to cause the surviving corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to those individuals who are, as of January 28, 2025, or prior to the effective time become, covered under such policy on terms and scope with respect to such coverage, and in an amount, no less favorable to such individuals than those of such policies in effect on January 28, 2025 (provided that Zimmer may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the effective time, including a “tail” policy); provided that, prior to the effective time, the Company may obtain a prepaid “tail” policy (subject to certain limits on the premium to be paid) on terms and conditions providing at least substantially equivalent benefits as the policies of directors’ and officers’ liability insurance in effect on January 28, 2025, maintained by the Company and its subsidiaries with respect to matters existing or occurring prior to the effective time, covering without limitation the transactions and, in such event, the foregoing obligations of the surviving corporation will be deemed satisfied and the surviving corporation will be required to use reasonable best efforts to cause such tail policy to be maintained in full force and effect, for its full six year term, and to honor all of its obligations thereunder. In no event will the Company or surviving corporation be required to pay an annual premium for such policies in excess of 300% of the current annual premiums paid by the Company for such insurance.
The obligations of Zimmer and the surviving corporation with respect to indemnification under the merger agreement (i) survive the consummation of the merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the indemnitees) and his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such person may have by contract or otherwise. The obligations of Zimmer and the surviving corporation with respect to indemnification under the merger agreement will not be terminated or modified in such a manner as to adversely affect the rights of any indemnitee to whom such provisions apply unless (x) such termination or modification is required by applicable law or (y) the affected indemnitee will have consented in writing to such termination or modification. In the event that (i) the surviving corporation or any of its respective successors or assigns (A) consolidates with or merges into any other person, entity or group and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any person, group or entity or (ii) Zimmer or any of its successors or assigns dissolves the surviving corporation, then, in each such case, proper provision will be made so that the successors and assigns of the surviving corporation will assume all of the obligations thereof with respect to indemnification set forth in the merger agreement.
Employee Benefits Matters
The merger agreement provides that for a period beginning at the effective time and ending on the second anniversary of the effective time, or if earlier, the date of termination of each employee of the Company or any of its subsidiaries as of immediately prior to the effective time (we refer to each as a “continuing employee” and such period as the “comparability period”), Zimmer is required to, and will cause the surviving corporation and its subsidiaries to, provide the following to each continuing employee: (i) a base salary or wage rate that is no less favorable, in each case, than those in effect immediately prior to the effective time, (ii) target cash incentive or target cash commission opportunities that are substantially similar to those in effect immediately prior to the effective time (with specified exclusions and a pro-rated opportunity for the calendar year that includes the effective time), (iii) a long-term incentive opportunity with a grant date fair value that is substantially similar to the target grant date fair value provided in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub based on the continuing employee’s title at the Company and (iv) for continuing employees who are not subject to an individualized agreement providing for severance protections, severance benefits that are no less favorable than those provided to similarly situated employees of Zimmer under Zimmer’s broad-based severance plan. Through the end of calendar year 2025, Zimmer will provide the continuing employees with retirement and health and welfare benefit plans and arrangements that are substantially comparable in the aggregate to those provided to such continuing employees immediately prior to the effective time (excluding, in each case, severance, long-term incentive, nonqualified deferred compensation, defined benefit plans and retiree health and welfare benefits).
For each continuing employee who is eligible to receive an annual bonus immediately prior to the effective time, Zimmer is required to, and will cause the surviving corporation and its subsidiaries to, pay such continuing employee a bonus payment pro-rated for the portion of fiscal year 2025 that has elapsed as of the effective time.
Certain Additional Covenants and Agreements
The merger agreement also contains additional covenants between the Company, Zimmer and Merger Sub relating to, among other things, (i) public announcements with respect to the transactions; (ii) access to information and confidentiality; (iii) coordination with respect to litigation relating to the merger; (iv) communications and interactions with certain regulatory authorities and with respect to certain legal proceedings set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub; (v) covenants relating to the de-listing of the shares of Company common stock from NYSE and deregistering such Company common stock under the Exchange Act; (vi) the filing of this proxy statement; (vii) restrictions on the Company’s ability to adjourn the special meeting without Zimmer’s consent and a prohibition on postponing the special meeting without Zimmer’s consent; (viii) repayment of the Company’s indebtedness; and (ix) the Company’s requirement to use commercially reasonable efforts to properly prepare and timely file any filings reports required under the Exchange Act.
Conditions of the Merger
Mutual Closing Conditions
Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law), at or prior to the closing date of the merger, of certain conditions, including:
•	no restraints will be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the merger;
•
(i) any waiting period under the HSR Act applicable to the consummation of the merger will have expired or been terminated and (ii) any waiting periods will have expired or been terminated, and any applicable approvals, consents or waivers will have been obtained, in each case, with respect to the applicable antitrust laws or foreign investment laws of South Africa, Germany, Italy and as otherwise set forth in the confidential disclosure schedules to the merger agreement delivered to Zimmer and Merger Sub; and

•	the receipt of the Company stockholder approval will have been obtained.
Conditions of Zimmer and Merger Sub to Closing
The obligations of Zimmer and Merger Sub to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver by Zimmer or Merger Sub) on or prior to the closing date of the merger of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of the Company to the extent specified in the merger agreement;

•	the Company having complied with or performed in all material respects all obligations to be performed by the Company at or prior to the effective time under the merger agreement; and
•
the absence of any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Conditions of the Company to Closing
The obligations of the Company to effect the merger are subject to the satisfaction (or, to the extent permitted by law, waiver by the Company) on or prior to the closing date of the merger of certain additional conditions, including:
•	subject to certain materiality qualifiers, the truthfulness and correctness of representations and warranties of Zimmer and Merger Sub to the extent specified in the merger agreement; and
•	Zimmer and Merger Sub having complied with or performed in all material respects all obligations to be performed by them at or prior to the effective time under the merger agreement.
The consummation of the merger and the transactions is not conditioned upon Zimmer’s receipt of financing. Each party may waive any of the conditions to its obligations to consummate the merger except where waiver is not permitted by law.
Termination of the Merger Agreement
The merger agreement may be terminated, and the transactions abandoned, at any time prior to the effective time (except as otherwise noted) by the mutual written consent of the Company and Zimmer.
Termination by Either the Company or Zimmer
In addition, the Company, on the one hand, or Zimmer, on the other hand, may terminate the merger agreement and abandon the merger at any time prior to the effective time (except as otherwise noted), if:
•
the effective time has not occurred on or before the November 28, 2025 (as it shall be automatically extended to January 28, 2026 if, on November 28, 2025, all of the conditions to the merger closing have been satisfied other than those conditions related to the HSR Act, other required regulatory approvals or the absence of legal restraints related thereto) (which date, we refer to as the “outside date”); provided that this right to terminate the merger agreement will not be available to any party if the failure to consummate the merger by the outside date was principally caused by or is primarily the result of a material breach of merger agreement by such party (treating Zimmer and Merger Sub as one party);

•
any restraint having the effect of permanently preventing or prohibiting the consummation of the merger is in effect and has become final and non-appealable; provided that this right to terminate the merger agreement will not be available to a party if such party’s (treating Zimmer and Merger Sub as one party) material breach of the merger agreement is the principal cause of or resulted in such final and non-appealable restraint; or

•
the Company stockholder approval was not obtained at the special meeting (or any adjournment or postponement thereof) and at which a vote by the Company’s stockholders on the adoption of the merger agreement was taken.

Termination by Zimmer
Zimmer may also terminate the merger agreement and abandon the transactions by written notice to the Company at any time prior to the effective time (except as otherwise noted):
•
if the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth under the first and second bullet points described in the section of this proxy statement entitled “—Conditions of the Merger—Conditions of Zimmer and Merger Sub to Closing” and (ii) is incapable of being cured or, if capable of being cured by the outside date, has not been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Zimmer stating Zimmer’s intent to terminate the merger agreement pursuant to this bullet point; provided that Zimmer will not have the right to terminate the merger agreement pursuant to this bullet point if Zimmer or Merger Sub is then in material breach of its representations, warranties, covenants or agreements under the merger agreement, which breach has not been cured; or
•	prior to receipt of the Company stockholder approval, if the Board (or any duly authorized committee thereof) has made an adverse recommendation change.
Termination by the Company
The Company may also terminate the merger agreement and abandon the transactions by written notice to Zimmer at any time prior to the effective time (except as otherwise noted):
•
whether before or after receipt of the Company stockholder approval, if either of Zimmer or Merger Sub have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the merger agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured by the outside date, has not been cured within 30 days following receipt by Zimmer of written notice of such breach or failure to perform from the Company; provided that the Company will not have the right to terminate the merger agreement pursuant to this bullet point if the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which breach has not been cured; or

•
prior to receipt of the Company stockholder approval, in order to enter into a binding written Company acquisition agreement providing for a superior proposal in compliance with the terms of the merger agreement, including the non-solicitation restrictions of the merger agreement; provided that prior to or concurrently with such termination the Company pays or causes to be paid the termination fee so long as Zimmer has provided the Company with wire instructions for such payment.

Company Termination Fee
The Company will be required to pay to Zimmer a termination fee of $40 million if:
•
the merger agreement is terminated by the Company or Zimmer pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Either the Company or Zimmer” or the merger agreement is terminated by Zimmer pursuant to the provision described in the first bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Zimmer” as a result of a knowing and intentional breach by the Company of the provisions described in the section of this proxy statement entitled “No Solicitation; Change in Board Recommendation”; provided that, in each case, (i) a bona fide takeover proposal has been publicly made, proposed or communicated by a third-party (or such takeover proposal has otherwise been made known to the Board and has become publicly known) after January 28, 2025, and such takeover proposal has not been unconditionally withdrawn prior to the time the merger agreement is terminated and (ii) within 12 months after such termination, the Company consummates any transaction included within the definition of takeover proposal or the Company enters into a definitive agreement with respect to any transaction included within the definition of takeover proposal and such transaction is subsequently consummated at any time, in each case, whether or not involving the same takeover proposal or the person or group making the Company the takeover proposal referred to in clause (i); provided that, for purposes of clause (ii) of this bullet point, the references to “20%” in the definition of takeover proposal are deemed to be references to “50%”; or

•
the merger agreement is terminated (i) by Zimmer pursuant to the provision described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by Zimmer” or, if Zimmer would have been entitled to terminate the merger agreement pursuant to such provision prior to or at the time the Company terminates the merger agreement pursuant to the provisions described in the first or third bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company or Zimmer” or (ii) by the Company pursuant to the provision described in the second bullet point described above in the section of this proxy statement entitled “—Termination of the Merger Agreement—Termination by the Company”.

Limitation of Liability
Except in the case of fraud or a knowing and intentional breach of the merger agreement by the Company and subject in all respects to Zimmer’s injunction, specific performance and equitable relief rights and related rights set forth in the provisions described below in the section of this proxy statement entitled “—Specific Performance” and certain reimbursement obligations of the Company, if the termination fee is paid to Zimmer in circumstances for which such fee is payable pursuant to the provisions described above in the section entitled “—Company Termination Fee”, payment of the termination fee will constitute the sole and exclusive monetary damages remedy of Zimmer against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates (which we refer to, collectively, as the “Company related parties”) for any loss suffered as a result of the failure of the transactions to be consummated or for a breach or failure to perform under the merger agreement or otherwise, and upon payment of such amount none of the Company related parties have any further liability or obligation relating to or arising out of the merger agreement or the transactions.
While each of the Company and Zimmer may pursue both a grant of specific performance in accordance with the provisions described below in the section of this proxy statement entitled “—Specific Performance” and the payment of the termination fee under the provision described above in the section entitled “—Company Termination Fee”, under no circumstances will Zimmer be permitted or entitled to receive both a grant of specific performance that results in the closing of the merger and any money damages, including all or any portion of the termination fee.
Fees and Expenses
Whether or not the transactions are consummated, all fees and expenses incurred in connection with the merger agreement and the transactions will be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in the merger agreement.
Withholding Taxes
Each of Zimmer, Merger Sub, the Company, the surviving corporation, the rights agent, the paying agent and their respective affiliates are entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to the merger agreement or the CVR agreement (including any milestone payment in respect of the CVR) such amounts as are required to be deducted or withheld under applicable tax law (including with respect to any amounts treated as interest under Section 483 of the Internal Revenue Code of 1986, as amended). Except with respect to compensatory amounts, if any of Zimmer, Merger Sub, the Company, the surviving corporation, the rights agent, the paying agent or their respective affiliates determines that it is required to deduct and withhold any amount payable pursuant to the merger agreement, then it will reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of, or relief from, such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the relevant governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.
Amendment or Supplement
Subject to compliance with applicable law, at any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects by written agreement of the Company, Zimmer, Merger Sub and Zimmer Biomet; provided that following receipt of the Company stockholder approval, there will be no amendment or change of the provisions of the merger agreement which by law would require further approval by the Company stockholders without such approval having first been obtained.
Extension of Time, Waiver, etc.
At any time prior to the effective time, Zimmer and the Company may, subject to applicable law, (i) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, (ii) extend the time for the performance of any of the obligations or acts of the other party or (iii) waive compliance by the other party with any of the agreements contained in the merger agreement applicable to such party or, except as otherwise provided in the merger agreement, waive any of such party’s conditions (it being understood that Zimmer and Merger Sub will be deemed a single party for purposes of the foregoing clauses (i) through (iii)).

Governing Law; Jurisdiction
The merger agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. Any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action arising out of or relating to the merger agreement or the transactions will be heard and determined in the Delaware Court (or, if the Delaware Court lacks subject matter jurisdiction over any action, any state or federal court within the State of Delaware).
Notwithstanding anything to the contrary in the merger agreement, the parties to the merger agreement have agreed that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any financing parties (as defined below) or their affiliates arising out of or relating to the merger agreement, any financing or any of the agreements entered into in connection with the financing or any transactions contemplated by the merger agreement or the financing agreements or performance will be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof, and that any legal action, whether at law or in equity, whether in contract or in tort or otherwise, against any debt financing sources or their affiliates will be governed by, and construed in accordance with, the laws of the State of New York.
Specific Enforcement
The parties agreed that irreparable damage for which monetary relief (including the termination fees described above in the section of this proxy statement entitled “—Termination Fees”), even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to consummate the merger agreement and the transactions.
Subject to certain limitations, the parties acknowledged and agreed that the parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement; that the termination fees described above in the section entitled “—Termination Fees” will not be construed to diminish or otherwise impair a party’s right to specific enforcement (other than that Zimmer shall not be permitted or entitled to receive both a grant of specific performance that results in the merger close and any money damages, including all or any portion of the termination fee); and that the right of specific enforcement is an integral part of the transactions, and without that right, neither the Company nor Zimmer would have entered into the merger agreement. The parties agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to law for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
Notwithstanding the foregoing, the Company agreed that no person that is an agent, arranger, lender or underwriter of, or otherwise a third-party counterparty of Zimmer or Merger Sub with respect to any actual or potential financing or any affiliate of such person (each, a “financing party” and together the “financing parties”) for the purpose of financing the transactions, will have any liability for any claims or damages to the Company or its affiliates in its capacity as a financing party in connection with the merger agreement, any financing party obtained by Zimmer or Merger Sub (or any of its affiliates on its behalf) for the purpose of financing the transactions or any agreement related to such debt financing or the transactions contemplated thereby, whether in law or in equity, whether in contract or in tort or otherwise.
Zimmer Biomet and Zimmer Undertaking
Pursuant to the merger agreement, Zimmer has guaranteed the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under the merger agreement in accordance with the terms thereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the effective time by the surviving corporation.
Pursuant to the merger agreement, Zimmer Biomet unconditionally and irrevocably guaranteed to the Company, the surviving corporation and their successors and assigns the payment and performance of each of the covenants, obligations and liabilities applicable to Zimmer, Merger Sub or the surviving corporation, as applicable, and their respective affiliates, successors and assigns under the merger agreement.

CONTINGENT VALUE RIGHTS AGREEMENT
Explanatory Note Regarding the Form of CVR Agreement
The following summarizes the material provisions of the CVR agreement. The CVR agreement will be executed at the closing of the merger by Zimmer, a rights agent (which we refer to as the “rights agent”), and Zimmer Biomet, for certain provisions provided therein. This summary does not purport to be complete, may not contain all information about the CVR agreement that is or may be important to you and is qualified in its entirety by reference to the full form of the CVR agreement, a copy of which is attached to this proxy statement as Exhibit A to the merger agreement attached as Annex A and which we incorporate by reference into this proxy statement. We strongly recommend that you to read the CVR agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the CVR agreement and such documents related thereto and not by this summary or any other information contained in this proxy statement.
The CVR agreement is included with this proxy statement only to provide you with information regarding the terms of the CVR agreement and not to provide you with any other factual information regarding the Company, Zimmer Biomet, Zimmer, Merger Sub or their respective subsidiaries, affiliates or businesses.
Contingent Value Rights
Each CVR represents the right of its holder to receive a contingent cash payment pursuant to the CVR agreement if the conditions to such payment are satisfied. The initial holders will be the (i) holders of shares of Company common stock converted into the right to receive the merger consideration pursuant to the merger agreement and (ii) former holders of Company RSUs, former holders of Company PSUs and former holders of Company Options (other than options granted pursuant to the Company’s Employee Stock Purchase Plan) that are (x) in-the-money as of immediately prior to the effective time or (y) out-of-the-money as of immediately prior to the effective time but in-the-money when taking into account the sum of the cash consideration and the maximum milestone payment amount, in each case, that are unexercised and outstanding as of immediately prior to the effective time (we refer to such Company RSUs, Company PSUs and applicable Company Options, collectively, as the “Company covered equity awards”) whose awards and stock options, as applicable, converted into the right to receive the merger consideration pursuant to the merger agreement.
The CVRs will not have voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any holder. The CVRs will not represent any equity or ownership interest in Zimmer Biomet, Zimmer, the Company, the surviving corporation or any of their respective subsidiaries or affiliates.
Milestone Payment
While no guarantee or assurance can be given that any proceeds will be received, each CVR represents the right to receive a cash payment of up to $1.00 per CVR, net of applicable taxes and without interest. The milestone payment amount, in cash, will become payable upon achievement of net revenue (as defined below) in excess of $346 million (which we refer to as the “milestone”) during the milestone measurement period from January 1, 2026 through December 31, 2026 and will be determined linearly based on net revenue in excess of the minimum milestone threshold of $346 million up to the maximum milestone threshold of $361 million, with no payment being payable if net revenue during the milestone measurement period is less than $346 million and the full cash payment of $1.00 per CVR, net of applicable taxes and without interest, being payable if net revenue during the milestone measurement period is at least $361 million. In no event shall the milestone payment amount be greater than $1.00 per CVR.
For the purposes of the CVR agreement, “net revenue” means, in each case as determined in accordance with the accounting methodology set forth in the CVR agreement, the gross amount billed or invoiced by or on behalf of Zimmer or any of its affiliates for sales of the CVR products (as defined below) to a third-party purchaser in an arm’s-length transaction (including any amounts billed or invoiced with respect to related service agreements or service charges for such CVR products) less certain permitted deductions set forth in the CVR agreement; provided that the transfer of CVR products between or among any of Zimmer or its affiliates will not be considered a sale, except where Zimmer or such affiliate is an end-user of, and does not further sell, the CVR products (in which case net revenue will be calculated in accordance with the accounting methodology set forth in the CVR agreement based on the value charged or invoiced to such purchasing entity).

For the purposes of the CVR agreement, “CVR products” means collectively, (i) (a) any product sold by the Company or its subsidiaries as of the closing date of the merger; (b) those products in development or planned for development as of the closing date of the merger, including those set forth on the confidential schedule attached as Schedule A to the CVR agreement; and (c), in the case of each of clauses (a) and (b), any extensions thereof (we refer to such products in clause (i), collectively, as the “Company CVR products”) and (ii) any products of Zimmer Biomet or its affiliates that are sold by any sales personnel who (a) were employed (or contracted) by the Company or any of its subsidiaries on the closing date of the merger or (b) are employed (or contracted) by the surviving corporation, or otherwise primarily dedicated to sales of Company CVR products (we refer to any such employees as the “Company salesforce”), during the milestone measurement period.
Non-Transferability
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of other than under the following specified circumstances:
•	upon death of a holder by will or intestacy;
•	pursuant to a court order;
•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

•	in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC;
•	if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or
•	upon a holder’s abandonment of all of such holder’s remaining rights in a CVR by transferring such CVR to Zimmer.
Every request to transfer CVRs must be in writing in accordance with the CVR agreement.
Evidence of CVR; Registration
The CVRs will not be evidenced by a certificate or other instruments. The rights agent will keep an up-to-date register (which we refer to as the “CVR register”) for the purpose of identifying the holders of the CVRs and registering CVRs and permitted transfers thereof. The CVR register will initially show one position for Cede & Co. representing all of the CVRs that are issued to holders of shares of Company common stock that are held by DTC on behalf of street name holders of the shares of Company common stock held by such holders as of immediately prior to the effective time. In the case of holders of Company covered equity awards, the CVRs will initially be registered in the name and address of the holder of such Company covered equity awards as set forth in the records of the Company at the effective time and in a denomination equal to the number of shares of Company common stock subject to such Company covered equity awards canceled in connection with the merger. No transfer of a CVR will be valid, even if permitted under the CVR agreement, until it is registered in the CVR register in accordance with the CVR agreement.
A holder may make a written request to the rights agent to change such holder’s address of record in the CVR register. The written request must be duly executed by the holder. Upon receipt of such written request, the rights agent is authorized to, and will promptly record the change of address in the CVR register.
Payment Procedures
On or prior to March 31, 2027, Zimmer will deliver or cause to be delivered to the rights agent (i) a written notice (which we refer to as the “milestone notice”) indicating whether or not the milestone was attained and, only if the milestone was attained, (ii) cash, by wire transfer of immediately available funds to an account specified by the rights agent, equal to the aggregate amount necessary to pay the milestone payment amount to all holders (other than holders who received CVRs in consideration of the Company covered equity awards, who will be paid through the payroll system of Zimmer, the surviving corporation or their respective affiliates, or an applicable third-party payroll provider). After receipt of the wire transfer, the rights agent will promptly (and in any event, within 10 business days) pay the CVR holders of record:

•	by check mailed to the address of such holder reflected in the CVR register as of 5:00 p.m. Eastern time on the date of the milestone notice; or
•
with respect to any such holder that is due an amount in excess of $100,000 in the aggregate who has provided the rights agent wiring instructions in writing as of the close of business on the date of the milestone notice, by wire transfer of immediately available funds to the account specified on such instructions.

Each of Zimmer and the rights agent may require payment, from any holder of a CVR and any transferee of such holder, of a sum sufficient to cover any stamp or other tax or similar charge that is imposed with such registration of transfer. The rights agent will have no duty or obligation to take any action under any section of the CVR agreement that requires the payment of applicable taxes or charges unless and until the rights agent is satisfied that all such taxes or charges have been paid.
Tax Withholding
Zimmer (or its applicable affiliate) will be entitled to deduct or withhold, or cause the rights agent to deduct or withhold, from any payments made pursuant to the CVR agreement such amounts as are required to be deducted or withheld therefrom under applicable law. Any such withholding with respect to holders who received CVRs in consideration of the Company covered equity awards will be made, or caused to be made, through making payments through an applicable payroll system. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any holder (other than payroll withholding and reporting with respect to the Company covered equity awards), Zimmer will instruct the rights agent to solicit from such holder an IRS Form W-9, IRS Form W-8 or other applicable tax form within a reasonable amount of time in order to provide the opportunity for the holder to provide any necessary tax forms in order to avoid or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld and paid over to the appropriate tax authority, such amounts will be treated for all purposes under the CVR agreement and the merger agreement as having been paid to the holder to whom such amounts would otherwise have been paid.
Undistributed Payments; Imputed Interest
If any funds delivered to the rights agent for payment to the holders as a milestone payment amount remain undistributed to the holders on the date that is six months after the date of the milestone notice, Zimmer will be entitled to require the rights agent to deliver to Zimmer or its designee any funds that had been made available to the rights agent in connection with such milestone payment amount and not disbursed to the holders (including all interest and other income received by the rights agent in respect of all funds made available to it), and, thereafter, such holders will be entitled to look to Zimmer or any successor in interest of Zimmer (subject to abandoned property, escheat and other similar laws) only as general unsecured creditors thereof with respect to the milestone payment amounts that may be payable, without interest.
Neither Zimmer, the rights agent nor any of their affiliates will be liable to any person (including any holder) for any milestone payment amounts delivered to a public official pursuant to any abandoned property, escheat or other similar laws. Zimmer agrees to indemnify and hold harmless the rights agent with respect to any liability, penalty, cost or expense the rights agent may incur or be subject to in connection with transferring such property to Zimmer.
Except as otherwise required by applicable law, including to the extent any portion of any milestone payment amount is required to be treated as imputed interest pursuant to applicable law, the parties to the CVR agreement intend to treat, for all U.S. federal and applicable state and local income tax purposes, (i) any CVRs and milestone payment amounts received with respect to shares of Company common stock pursuant to the merger agreement as additional consideration for such shares and (ii) milestone payment amounts paid in respect of each CVR that was received with respect to Company covered equity awards pursuant to the merger agreement, and not the receipt of such CVR, as wages in the year in which the applicable milestone payment amount is made.
Enforcement of Rights of Holders
Any actions seeking the enforcement of the rights of holders under the CVR agreement may only be brought either by the rights agent or the holders of at least a majority of the outstanding CVRs as set forth on the CVR register (which we refer to as the “acting holders”).

Rights Agent
The rights agent will be a person selected by Zimmer and reasonably acceptable to the Company. Zimmer will (i) pay the fees and expenses of the rights agent in connection with the CVR agreement as agreed upon in writing by the rights agent and Zimmer on or prior to the execution of the CVR agreement and (ii) reimburse the rights agent for all taxes and governmental charges, reasonable and necessary documented out-of-pocket expenses and other charges of any kind and nature incurred by the rights agent in the execution of the CVR agreement (other than withholding taxes owed by holders and taxes imposed on or measured by the rights agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The rights agent will also be entitled to reimbursement from Zimmer for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the rights agent of its duties under the CVR agreement.
The rights agent may resign at any time by notifying Zimmer in writing at least 60 days before the resignation takes effect and Zimmer may remove the rights agent at any time by notifying the rights agent in writing at least 30 days before the removal takes effect, which removal will not become effective until a successor rights agent has been appointed and accepted such appointment in accordance with the terms of the CVR agreement.
Covenants by Zimmer
Among other things, the CVR agreement provides for certain covenants made by Zimmer.
List of Holders
Zimmer or the surviving corporation will furnish, or cause to be furnished, to the rights agent, as promptly as practicable upon the effective time, and in no event later than 30 days following the effective time, the names and addresses of the holders in such form as Zimmer receives from the paying agent or, in the case of holders who held Company covered equity awards, the Company.
Payment of Milestone Payment
If the milestone has been achieved in accordance with the CVR agreement, Zimmer will promptly (but in any event no later than March 31, 2027) deposit or cause to be deposited with the rights agent, for payment to the holders, the aggregate amount necessary to pay the milestone payment amounts to all holders (other than holders who received CVRs in consideration of the Company covered equity awards).
Operational Matters
The CVR agreement provides that, from the closing date of the merger through December 31, 2026 (i) Zimmer will maintain the Foot and Ankle Business Unit that will contain the business operations of the Company and its subsidiaries and (ii) neither Zimmer nor any of its affiliates will act in bad faith with the specific intent of avoiding achievement of the minimum milestone threshold, the maximum milestone threshold or the incurrence of the milestone payment obligation.
No Obligation
The CVR agreement provides that, except as expressly set forth in the CVR agreement, none of Zimmer Biomet, Zimmer or any of their respective affiliates will have any obligation to make any particular level of efforts or engage in any particular activities in connection with the ownership of the surviving corporation or any other person relevant to the milestone payment, the CVR products or Foot and Ankle Business Unit or otherwise in connection with achieving the milestone.
Net Revenue Statement
The CVR agreement provides that, prior to March 31, 2027, Zimmer (i) must compile a written statement setting forth in reasonable detail the calculation of net revenue in the milestone measurement period, which will include (a) an itemized calculation of the net revenue for all CVR products during the milestone measurement period and (b) to the extent that sales for CVR products are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars (which written statement we refer to as the “net revenue statement”) and (ii) will keep such net revenue statement in its books and records

Change of Control; Carve-Out Transactions
In the event that either Zimmer or Zimmer Biomet consummates a change of control prior to the end date (as defined below) or the payment of the milestone payment amounts in accordance with the CVR agreement, whichever occurs earlier, Zimmer Biomet, Zimmer or the surviving corporation, as applicable depending upon the structure of the change of control, will cause the person acquiring Zimmer Biomet or Zimmer to assume Zimmer Biomet’s or Zimmer’s, as applicable, and the surviving corporation’s (as applicable depending upon the structure of the change of control) obligations, duties and covenants under the CVR agreement to the extent not effected by operation of law.
In the event that Zimmer Biomet or any of its subsidiaries desires to consummate a carve-out transaction prior to the end date or the payment of the milestone payment amounts in accordance with the CVR agreement, whichever occurs earlier, Zimmer Biomet or Zimmer will cause the person acquiring the rights to such Company CVR product to either (i) assume Zimmer’s obligations, duties and covenants under the CVR agreement pursuant to a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the rights agent or (ii) provide the information to Zimmer necessary for Zimmer to comply with its obligations under the CVR agreement. If a carve-out transaction is consummated with a person and such person does not assume all of Zimmer’s obligations, duties and covenants under the CVR agreement, Zimmer will retain all such obligations, duties and covenants; provided that, for the avoidance of doubt, any net revenue of such person who acquired such Company CVR products during the milestone measurement period will be included in the net revenue calculation for the milestone measurement period pursuant to the CVR agreement.
Audit Rights
If the milestone is not attained, Zimmer will deliver to the rights agent, on or before Mach 31, 2027, a written notice (which we refer to as the “expiry notice”) indicating that the milestone was not attained and that the milestone payment is not payable to the holders, and include in such notice the net revenue statement. The rights agent will promptly, and in any event within 10 business days of receipt of the expiry notice, send each holder at its registered address a copy of such expiry notice.
During the 60-day period following the delivery of the milestone notice to the holders or the expiry notice (the earlier such date we refer to as the “end date”), upon the reasonable written request from the acting holders, Zimmer will provide the acting holders with reasonable documentation to support Zimmer’s calculation of net revenue and will, subject to certain conditions set forth in the CVR agreement, make its financial personnel reasonably available to a designated representative of the acting holders to discuss and answer the acting holders’ questions regarding such calculations. If the acting holders do not agree with Zimmer’s calculations, the acting holders may, no later than 30 business days after the acting holders request such documentation supporting Zimmer’s calculation, submit a written dispute notice to Zimmer setting forth the specific disputed items in the net revenue statement and a reasonably detailed explanation thereof (which notice we refer to as the “dispute notice”). If the acting holders and Zimmer fail to agree on the matter under dispute within 20 business days after the acting holders deliver the dispute notice to Zimmer (which period we refer to as the “review request period”), subject to certain conditions set forth in the CVR agreement, Zimmer will permit, will cause its controlled affiliates to permit and will use commercially reasonable efforts to cause its other affiliates to permit, an independent certified public accounting firm of nationally recognized standing selected by such acting holders and reasonably acceptable to Zimmer (which we refer to as the “independent accountant”) to have access, with reasonable advance notice and at reasonable times during normal business hours, to the books and records of Zimmer and its subsidiaries as may be reasonably necessary to evaluate and verify Zimmer’s calculation of the net revenue in the milestone measurement period as set forth in the net revenue statement. If the independent accountant concludes that the milestone payment should have been paid but was not paid when due, or the milestone payment amount paid should have been greater than the amount paid based on the amounts set forth in the net revenue statement, Zimmer will cause the applicable milestone payment amount (less any amounts deposited with the rights agent prior to such date) to be paid (plus interest at the 30-day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such milestone payment amount should have been paid to the date of actual payment) promptly to each holder, and in any event within 30 days of the date the independent accountant delivers to Zimmer the independent accountant’s written report.
If, at the end date, the acting holders have not requested a review of the net revenue statement, or if the acting holders have not delivered a timely dispute notice, the calculations set forth in the net revenue statement will be conclusive upon the holders.

Amendments
Amendments Without the Consent of Holders
Without the consent of any holders or the rights agent, Zimmer, at any time and from time to time, may enter into one or more amendments to the CVR agreement, for any of the following purposes:
•	to evidence the succession of another person as a successor rights agent and the assumption by any such successor of the covenants and obligations of the rights agent set forth in the CVR agreement;
•
to add to the covenants of Zimmer such further covenants, restrictions, conditions or provisions as Zimmer considers to be for the protection of the holders; provided that, in each case, such provisions do not adversely affect the interests of the holders;

•
to cure any ambiguity, to correct or supplement any provision of the CVR agreement that may be defective or inconsistent with any other provision in the CVR agreement or in the merger agreement or to make any other provisions with respect to matters or questions arising under the CVR agreement; provided that, in each case, such provisions do not adversely affect the interests of the holders;

•	as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;
•	to evidence the assignment of the CVR Agreement by Zimmer in accordance with the CVR agreement; or
•
any other amendments to the CVR agreement for the purpose of adding, eliminating or changing any provisions of the CVR agreement, unless such addition, elimination or change is adverse to the interests of the holders.

Without the consent of any holders, Zimmer and the rights agent, at any time and from time to time, may enter into one or more amendments to the CVR agreement to reduce the number of CVRs, in the event any holder agrees to renounce such holder’s rights under the CVR agreement in accordance with the CVR agreement or to transfer CVRs to Zimmer in accordance with the CVR agreement.
Promptly after the execution by Zimmer and the rights agent of any amendment pursuant to conditions bulleted above, Zimmer will transmit (or cause the rights agent to transmit) a notice through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the holders at their addresses as they appear on the CVR register, setting forth such amendment.
Amendments with the Consent of Holders
With the consent of the acting holders, whether evidenced in writing or taken at a meeting of the holders, Zimmer and the rights agent may enter into one or more amendments to the CVR agreement for the purpose of adding, eliminating or changing any provisions of the CVR agreement, even if such addition, elimination or change is materially adverse to the interest of the holders. Promptly after the execution by Zimmer and the rights agent of any such amendment, Zimmer will mail (or cause the rights agent to mail) a notice thereof by first class mail to the holders at their addresses as they appear on the CVR register, setting forth such amendment.
Termination
The CVR agreement will be terminated upon the earliest to occur of (i) the payment by the rights agent to each holder of the milestone payment amount required to be paid under the terms of the CVR agreement, (ii) the delivery of a written notice of termination duly executed by Zimmer and the acting holders and (iii) if the milestone is not attained, the later of the expiration of the review request period and the decision of the independent accountant with respect to any dispute notice. For the avoidance of doubt, (a) the termination of the CVR agreement will not affect or limit (x) the right to receive the milestone payment amount to the extent earned prior to termination of the CVR agreement or (y) the right of acting holders to submit a dispute notice during the review request period and (b) the provisions applicable thereto will survive the expiration or termination of the CVR agreement.

VOTING AGREEMENT
The following summarizes the material provisions of the voting agreement. This summary does not purport to be complete, may not contain all information about the voting agreement that is or may be important to you and is qualified in its entirety by reference to the full voting agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this proxy statement. We strongly recommend that you read the voting agreement and documents related thereto carefully and in their entirety, as the rights and obligations of the parties are governed by the express terms of the voting agreement and such other related documents and not by this summary or any other information contained in this proxy statement.
The voting agreement is included with this proxy statement only to provide you with information regarding the terms of the voting agreement and not to provide you with any other factual information regarding the Company, Zimmer Biomet, Zimmer, Merger Sub or their respective subsidiaries, affiliates or businesses.
As a condition to Zimmer Biomet, Zimmer and Merger Sub entering into the merger agreement, Mr. DaCosta and his stockholder affiliates executed and delivered to Zimmer and Merger Sub the voting agreement, dated January 28, 2025. At the close of business on [   ], 2025, the record date of the special meeting, the subject shares consisted of [   ] shares of Company common stock, which represent approximately [   ]% of the voting power of the Company common stock. In connection with the execution and delivery of the voting agreement, Zimmer Biomet and its affiliates did not pay any of Mr. DaCosta and his stockholder affiliates any consideration in addition to the consideration they may receive pursuant to the merger agreement in respect of their Company common stock or, as applicable, any equity-based awards. The voting agreement is attached hereto as Annex B.
Under the voting agreement, Mr. DaCosta and his stockholder affiliates agreed, among other things, to:
•
(i) cause all of the subject shares to be counted as present at any such annual or special meeting or adjournment or postponement thereof for purposes of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted if another person is the holder of record of any subject shares beneficially owned by Mr. DaCosta and his stockholder affiliates) at any such annual or special meeting or adjournment or postponement thereof, or deliver (or cause to be delivered) a written consent with respect to, all of the subject shares (x) in favor of the adoption of the merger agreement and the approval of the merger, (y) against any takeover proposal and (z) against any other action that is intended or would reasonably be expected to materially impede, interfere with or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•
not to directly or indirectly, (i) subject to certain exceptions, create or permit to exist any encumbrances on all or any portion of the subject shares or subject equity awards, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “transfer”), all or any portion of the subject shares or subject equity awards, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract with respect to any transfer of the subject shares or subject equity awards, or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the subject shares, (v) deposit or permit the deposit of all or any portion of the subject shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the subject shares or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of Mr. DaCosta and his stockholder affiliates’ obligations under the voting agreement or the transactions contemplated by the voting agreement or otherwise make any representation or warranty of Mr. DaCosta and his stockholder affiliates in the voting agreement untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other person to take any of the foregoing actions.

Under the voting agreement, Mr. DaCosta and his stockholder affiliates irrevocably granted and appointed Zimmer, and any individuals designated in writing by Zimmer, as their proxy and attorney-in-fact to vote (A) in favor of the approval and adoption of the merger agreement and (B) against any takeover proposal if Mr. DaCosta and his stockholder affiliates fail to be counted as present or fail to vote all of the subject shares at the special meeting in accordance with the first bullet point above.

The voting agreement will terminate automatically, without any notice or other action by any person, upon the first to occur of:
•	the valid termination of the merger agreement in accordance with its terms;
•	the effective time;
•
the entry, without the prior written consent of Mr. DaCosta and his stockholder affiliates, into any material modification or amendment to the merger agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to any of Mr. DaCosta and his stockholder affiliates pursuant to the merger agreement as in effect on January 28, 2025; and

•	the mutual written consent of all of the parties to the voting agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS
The following table sets forth certain information regarding the beneficial ownership of Company common stock as of February 24, 2025, by:
•	each director;
•	each current named executive officer;
•	all of our current executive officers and directors as a group; and
•	all stockholders known to us to be beneficial owners of 5% or more of Company common stock (based on a review of filings made with the SEC on Schedules 13D, 13G and Form 4).
As of February 24, 2025, there were approximately 83,894,974 million shares of Company common stock issued and outstanding. Except as otherwise set forth below, the address of each beneficial owner is: c/o Paragon 28, Inc., 14445 Grasslands Drive, Englewood, CO 80112.
Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares that the stockholder has the right to acquire within 60 days of February 24, 2025, whether through the vesting of Company PSUs, Company RSUs or the exercise or conversion of any Company Option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

	Beneficial Ownership
Name	Number of Shares (#)	Percent of Total (%)
5%+ Beneficial Stockholders
Bird-B, AG(1)	13,998,680	16.69%
Entities affiliated with MVM Partners LLC(2)	10,229,518	12.19%
Entities affiliated with First Light Asset Management, LLC(3)	10,589,508	12.62%
Directors(4)
Quentin Blackford	29,219	*
Dave Demski	40,100	*
Alf Grunwald	36,029	*
B. Kristine Johnson	31,441	*
Stephen Oesterle, M.D.	274,310	*
Meghan Scanlon	26,207	*
Thomas Schnettler	29,129	*
Kristina Wright	16,212	*
Director and Named Executive Officer
Albert DaCosta(5)	12,043,717	14.36%
Other Named Executive Officers
Chadi Chahine	333	*
Matthew Jarboe(6)	893,856	1.07%
Robert McCormack(7)	25,600	*
Andrew Hill	12,080	*
All directors and executive officers as a group (13 persons)	13,458,233	16.04%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	The number of shares is as of February 23, 2023, and based on a Form 4 filing of Bird-B, AG. The address of Bird-B, AG is Bahnhofstrasse 7, CH-6300, Zug, Switzerland.
(2)
The number of shares is as of January 28, 2025, and based on a Form 4 filing of MVM Partners, LLC concerning (i) 5,350,592 shares of Company common stock owned by MVM V (2020) LP; (ii) 4,720,257 shares of Company common stock held by MVM V LP; and (iii) 158,669 shares of Company common stock held by MVM GP (No. 5) LP. MVM Partners may be deemed to beneficially own all of the shares held by these entities and reports sole voting and dispositive power over all of these shares. The principal business address and principal office of MVM Partners is 45

School Street, Boston, MA 02108. According to the latest information available to the Company, the principal business address and principal office of MVM V LP and MVM V (2020) is 38 Wigmore Street, Fourth Floor, Suite 2, London W1U 2RU, United Kingdom and the principal office of MVM GP (No. 5) LP is 50 Lothian Road, Festival Square, Edinburgh, Scotland EH3 9WJ.
(3)
The number of shares is as of December 31, 2024, and based on Amendment No. 1 to the Schedule 13G filed on January 19, 2025, by First Light Asset Management, LLC and Matthew P. Arens. Such Schedule 13G/A discloses that Matthew P. Arens has sole power to vote or direct the vote of 276,000 shares of Company common stock and sole power to dispose or to direct the disposition of 276,000 shares of Company common stock, that Matthew P. Arens has shared power to vote or direct the vote of 10,313,508 shares of Company common stock and shared power to dispose or to direct the disposition of 10,313,508 shares of Company common stock and that First Light Asset Management, LLC has shared power to vote or direct the vote of 10,150,508 shares of Company common stock and shared power to dispose or to direct the disposition of 10,150,508 shares of Company common stock. The business address of both beneficial owners is 3300 Edinborough Way, Suite 201, Edina, MN 55435.

(4)
Amounts shown for each non-employee director other than Dr. Oesterle and Ms. Scanlon consist of shares of Company common stock held directly by the applicable non-employee director, whether acquired upon the vesting of Company RSUs or other share purchases. Amount shown for Dr. Oesterle consists of (i) 24,310 shares of Company common stock held by Dr. Oesterle and (ii) 250,000 shares of Company common stock issuable pursuant to Company Option exercisable within 60 days of February 24, 2025. Amount shown for Ms. Scanlon consists of (i) 20,259 shares of Company common stock held by Ms. Scanlon and (ii) 5,948 Company RSUs vesting within 60 days of February 24, 2025.

(5)
Consists of (i) 313,692 shares of Company common stock held directly by Mr. DaCosta, (ii) 341,665 shares of Company common stock held in an IRA for the benefit of Mr. DaCosta, (iii) 5,000,000 shares of Company common stock held by DaCosta Investment Company, LLC that Mr. DaCosta holds investment and voting decision control over, (iv) 5,339,110 shares of Company common stock held by The DaCosta Family Trust that Mr. DaCosta holds investment and voting decision control over, (v) 75,000 shares of Company common stock held in an IRA for the benefit of Mr. DaCosta’s spouse, (vi) 25,000 shares of Company common stock held directly by Mr. DaCosta’s spouse, (vii) 67,325 Company RSUs vesting within 60 days of February 24, 2025 and (viii) 881,925 shares of Company common stock issuable pursuant to Company Option exercisable within 60 days of February 24, 2025. Mr. DaCosta reports shared voting and dispositive power over 10,439,110 shares of Company common stock and sole voting and dispositive power over 1,604,607 shares of Company common stock.

(6)
Consists of (i) 228,716 shares of Company common stock held directly by Mr. Jarboe, (ii) 83,335 shares of Company common stock held in an IRA for the benefit of Mr. Jarboe, (iii) 33,482 Company RSUs vesting within 60 days of February 24, 2025, and (iv) 548,323 shares of Company common stock issuable pursuant to Company Option exercisable within 60 days of February 24, 2025.

(7)	Consists of (i) 7,729 shares of Company common stock held directly by Mr. McCormack and (ii) 17,871 Company RSUs vesting within 60 days of February 24, 2025.
To our knowledge, except as noted above, no person or entity is the beneficial owner of 5% or more of the voting power of the Company common stock.

MARKET PRICE AND DIVIDEND INFORMATION
Shares of Company common stock are listed on NYSE under the trading symbol “FNA”. The table below provides the high and low intra-day trading prices for shares of common stock, as reported by NYSE for the periods specified below.

	High	Low
2025
January 1, 2025 through [ ], 2025	[ ]	$9.44
2024
Fourth quarter	$11.01	$4.65
Third quarter	$9.07	$6.11
Second quarter	$12.41	$5.55
First quarter	$14.79	$8.80
2023
Fourth quarter	$13.26	$7.95
Third quarter	$18.50	$11.81
Second quarter	$19.72	$16.48
First quarter	$21.49	$15.79
2022
Fourth quarter	$21.36	$16.13
Third quarter	$21.15	$15.53
Second quarter	$20.50	$12.35
First quarter	$19.22	$12.84

On January 28, 2025, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing price for shares of Company common stock was $12.00 per share. The $13.00 per share in upfront cash consideration to be paid for each share of Company common stock pursuant to the merger agreement represents a premium of approximately 8% over the closing price on January 28, 2025. On [  ], 2025, the latest practicable trading day before the filing of this proxy statement, the reported closing price for shares of common stock on NYSE was $[  ]. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.
As of the close of business on [  ], 2025, the record date, there were [  ] shares of Company common stock outstanding and entitled to vote, held by [  ] Company stockholders of record. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.
The Company has never declared or paid cash dividends on shares of Company common stock. The Company has no intention to pay dividends on Company common stock at any time in the foreseeable future and under the terms of the merger agreement, the Company is prohibited from establishing a record date for, declaring, setting aside for payment or paying any dividend on, or making any other distribution (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other equity or voting interests (other than dividends paid by a wholly owned subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company).

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more Company stockholders sharing the same address and Company stockholders that maintain more than one stockholder account on the books of our transfer agent by delivering a single proxy statement addressed to those Company stockholders. This procedure, which is commonly referred to as “householding”, potentially means extra convenience for Company stockholders and cost savings for companies.
Brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple Company stockholders sharing an address unless contrary instructions have been received from the affected Company stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding”.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (i) notify your broker, (ii) direct your written request to: 14445 Grasslands Drive, Englewood, Colorado 80112 or (iii) request them from the Company by calling (720) 399-3400. Company stockholders who currently receive multiple copies of this proxy statement at their address and would like to request “householding” of their communications should contact their broker.

FUTURE STOCKHOLDER PROPOSALS
If the merger is consummated, we will not have public stockholders and there will be no public participation in any future stockholders’ meetings. Until the merger is consummated, you will continue to be entitled to attend and participate in stockholders’ meetings, including the Company’s annual meetings of Company stockholders, and we will provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting of stockholders will be held.
The Company expects to hold an annual meeting in 2025 only if the merger has not already been completed.
Proposals of Company stockholders intended to be presented at our 2025 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must have been received by us at our offices at 14445 Grasslands Drive, Englewood, CO 80112 in writing not later than December 6, 2024, the date that is 120 days prior to the first anniversary of the release of our proxy statement to stockholders in connection with our 2024 annual meeting of stockholders, in order to be included in the proxy statement and proxy card relating to the 2025 annual meeting of stockholders.
Company stockholders are entitled to present proposals for action and director nominations at the 2025 annual meeting of Company stockholders, if held, only if they comply with the applicable requirements of the proxy rules established by the SEC and the advance notice procedures under the Company’s bylaws. Our bylaws establish advance notice procedures for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy materials.
Company stockholders intending to present a proposal at the 2025 annual meeting of stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that we receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must have received notice of such a proposal or nomination for the 2025 annual meeting of stockholders no earlier than the close of business on January 17, 2025, and no later than the close of business on February 16, 2025. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Corporate Secretary. In the event that the date of the 2025 annual meeting of stockholders is more than 30 days before or more than 60 days after May 17, 2025, then we must receive such written notice not later than the 90th day prior to the 2024 annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and in certain other cases notwithstanding the stockholder’s compliance with this deadline.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, Company stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2025 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 18, 2025. Any proposal, nomination or notice must contain the information required by our bylaws and should be addressed to the Corporate Secretary and be delivered to our principal executive offices at:
Paragon 28, Inc.
c/o Robert McCormack
14445 Grasslands Drive
Englewood, CO 80112

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Exchange Act, and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. Our SEC filings are available over the internet at the SEC’s website at www.sec.gov.
Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference, and the information that we later file with the SEC may update and supersede the information in this proxy statement. This proxy statement incorporates by reference the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed with the SEC on [ ], 2025);
•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2024 annual meeting of Company stockholders (filed with the SEC on April 5, 2024) that are incorporated by reference in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023; and

•	our Current Reports on Form 8-K (excluding information and exhibits furnished under Items 2.02 or 7.01) filed with the SEC on January 29, 2025 and January 29, 2025.
For the avoidance of doubt, information furnished by the Company on any Current Report on Form 8-K, including the related exhibits that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed incorporated by reference into this proxy statement.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us:
Paragon 28, Inc.
Attention: Investor Relations
14445 Grasslands Drive
Englewood, Colorado 80112
(730) 399-3400
In order for you to receive timely delivery of documents in advance of the special meeting, you must make such request by no later than [  ], 2025. Please note that you will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov. In addition, as soon as reasonably practicable after such materials are furnished to the SEC, we make copies of these documents available to the public, free of charge, on the Investor Relations page of our website at ir.paragon28.com.
We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

By and Among

ZIMMER, INC.,

GAZELLE MERGER SUB I, INC.,

PARAGON 28, INC.

and, solely for purposes of Section 8.15,

ZIMMER BIOMET HOLDINGS, INC.

Dated as of January 28, 2025

A-i

A-ii

EXHIBITS

Exhibit A	Form of CVR Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of January 28, 2025 (this “Agreement”), is by and among (i) Zimmer, Inc., a Delaware corporation (“Parent”), (ii) Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), (iii) Paragon 28, Inc., a Delaware corporation (the “Company”) and (iv) solely as provided by Section 8.15, Zimmer Biomet Holdings, Inc., a Delaware corporation (“Guarantor”). Certain capitalized terms used in this Agreement are defined in Section 8.12.
WHEREAS, pursuant to this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”) with the Company surviving the Merger as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) as of the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07), shall be converted into the right to receive an amount equal to (i) $13.00 per share of Company Common Stock (the “Cash Amount”), without interest and subject to applicable withholding Taxes, plus (ii) one contractual contingent value right per share of Company Common Stock (each, a “CVR”), which shall represent the right to receive a Milestone Payment (as such term is defined in the CVR Agreement) (the Cash Amount plus the CVR, collectively, being the “Merger Consideration”), in cash, net of applicable Taxes and without interest, on the terms and subject to the conditions set forth in this Agreement and the CVR Agreement;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously adopted resolutions (i) approving (including for the purposes of Section 203 of the DGCL) and declaring advisable this Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated hereby, including the Merger, and approving the CVR Agreement and the transactions contemplated thereby, (ii) determining that the CVR Agreement, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement are advisable, fair to, and in the best interests of, the Company and the stockholders of the Company, and (iii) resolving to recommend that the holders of Company Common Stock approve the adoption of this Agreement (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders entitled to vote thereon at the Company Stockholders Meeting for approval of the adoption thereof;
WHEREAS, the Board of Directors of each of Parent and Guarantor have duly approved the execution, delivery and performance of this Agreement and the CVR Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, and declared it advisable to enter into this Agreement;
WHEREAS, the sole member of the Board of Directors of Merger Sub has acted by written consent (i) approving and declaring advisable this Agreement, the execution, delivery and performance thereof and the CVR Agreement, (ii) resolving to submit this Agreement and the transactions contemplated thereby, including the Merger, to the sole stockholder of Merger Sub approval of the adoption thereof, and (iii) resolving to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement and the CVR Agreement;
WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement, the CVR Agreement, and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement and the CVR Agreement by written consent immediately following the execution of this Agreement;
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the CVR Agreement and the Merger and also prescribe various conditions to the CVR Agreement and the Merger; and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Guarantor’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, certain holders of the Company Common Stock are entering into a voting and support agreement (the “Voting Agreement”) with Parent and Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:
ARTICLE I

The Merger
Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.
Section 1.02. Merger Closing. Unless this Agreement has been terminated pursuant to Article VII, the closing of the Merger (the “Merger Closing”) shall take place at 8:00 a.m. (New York City time), at the offices of Cravath, Swaine & Moore LLP, Two Manhattan West, 375 Ninth Avenue, New York, New York 10001 or remotely by exchange of documents and signatures (or their electronic counterparts), on the date that is the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date as shall be agreed to in writing by the parties hereto. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.
Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Merger Closing Date, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”) executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL to effectuate the Merger. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of Delaware or, to the extent permitted by applicable Law, at such later date and time as is agreed to in writing by Parent and the Company prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
Section 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of Company, Parent or Merger Sub, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the certificate of incorporation of the Surviving Corporation (and subject to the requirements set forth in Section 5.07).
(b) Subject to Section 5.07, the parties shall take the actions necessary so that, at the Effective Time, the bylaws of the Company shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation (and subject to the requirements set forth in Section 5.07).
Section 1.06. Directors and Officers of the Surviving Corporation. (a) The parties shall take all requisite action so that, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or designated and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(b) The parties hereto shall take all requisite action so that, from and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.
(c) Prior to the Merger Closing, the Company shall use reasonable best efforts to cause (x) each director of the Company and, (y) if so requested by Parent, each officer of the Company and each officer and director of each of the Company’s Subsidiaries to execute and deliver a letter effectuating his or her resignation as an officer or as a member of the board of directors of the Company or applicable Subsidiary, respectively, to be effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time.
ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;
Equity-Based Awards
Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any securities of Company, Parent or Merger Sub:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation upon consummation of the Merger.
(b) Cancelation of Certain Shares of Capital Stock. Each issued share of Company Common Stock that is owned by the Company as a treasury share as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor. Each issued and outstanding share of Company Common Stock held by Parent or Merger Sub or any of their respective direct or indirect wholly owned Subsidiaries as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.
(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) shall be converted automatically into and shall thereafter represent only the right to receive the Merger Consideration, subject to any applicable withholding Taxes. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Share Certificate”) or uncertificated shares of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.
Section 2.02. Exchange Matters. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the aggregate Merger Consideration to which holders of such shares of Company Common Stock shall become entitled to receive in accordance with this Article II and, in connection therewith, prior to the Effective Time shall enter into an agreement with the Paying Agent, in a form reasonably acceptable to the Company. On or prior to the Merger Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to make payment of the aggregate Merger Consideration (the “Payment Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to the CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Pending its disbursement in accordance with this Section 2.02, the Payment Fund shall be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate. In the event the Payment Fund shall be insufficient to pay the aggregate Merger Consideration, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration in accordance herewith, except as otherwise expressly provided for in this Agreement. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.
(b) Payment Procedures.
(i) As promptly as practicable after the Effective Time (but in no event more than five Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to deliver to each Person who was, immediately prior to the Effective Time, a holder of a Share Certificate or Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) (other than a Share Certificate representing (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) (x) a letter of transmittal, which shall be in reasonable and customary form (and which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent or, in the case of such Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (y) instructions for use in effecting the surrender of the Share Certificates or Book-Entry Shares to the Paying Agent, as applicable, in exchange for payment of the Merger Consideration as provided in Section 2.01(c).
(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), and either (A) surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)) or (B) transfer of Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares as the Paying Agent may reasonably request), in each case as contemplated in subsection (i) of this Section 2.02(b), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Share Certificates or Book-Entry Shares, and the Share Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Share Certificates or Book-Entry Shares for the benefit of the holder thereof. Until surrendered as contemplated by this Section 2.02, each Share Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.
(iii) The Persons who were, immediately prior to the Effective Time, holders of Book-Entry Shares (other than (i) shares of Company Common Stock to be canceled in accordance with Section 2.01(b) or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.07) held, directly or indirectly, through DTC shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Section 2.02. With respect to such Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Section 2.02.

(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition of payment that the Share Certificate (or effective affidavits of loss in lieu thereof) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent and Parent that any applicable stock transfer or similar Taxes have been paid or are not applicable. None of Parent, Merger Sub and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in the immediately preceding sentence under any circumstance. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Persons in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.
(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of the shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all ownership rights in such common stock and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to the Surviving Corporation, for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable Merger Consideration to be paid (less any amounts entitled to be deducted or withheld pursuant to this Agreement) in respect of the shares of Company Common Stock formerly represented by such Share Certificate as contemplated by this Article II, and subject to the terms and conditions of this Agreement.
(e) Termination of Payment Fund. At any time following the first anniversary of the Merger Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not heretofore complied with this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to payment of their claims for the Merger Consideration pursuant to the provisions of this Article II. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. If any Share Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Share Certificate would otherwise escheat to or become the property of any Governmental Authority, any Merger Consideration in respect of such Share Certificate shall, to the extent permitted by applicable Law, immediately prior to such date, become the property of the Surviving Corporation, subject to the claims of any holder of Company Common Stock entitled to payment of Merger Consideration who has not heretofore complied with this Article II.
(g) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Rights Agent, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement (including any Milestone Payment in respect of the CVR) such amounts as are required to be deducted or withheld under applicable Tax Law (including with respect to any amounts treated as interest under Section 483 of the Code). Except with respect to compensatory amounts, if any of Parent, Merger Sub, the Company, the

Surviving Corporation, the Rights Agent, the Paying Agent or their respective Affiliates determines that it is required to deduct and withhold any amount payable pursuant to this Agreement, then it shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of, or relief from, such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.03. Treatment of Equity-Based Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Equity Plans) shall adopt such resolutions and take such other actions as may be required (under the Equity Plans and the applicable award agreements, applicable Law or otherwise) to (i) effect the treatment of the Equity-Based Awards pursuant to Section 2.03(a)-(c) (including amending the Company’s 2011 Omnibus Stock Option and Award Plan to permit the treatment of such holder’s Company Stock Options pursuant to Section 2.03(b)), (ii) terminate the Equity Plans, as of immediately prior to the Effective Time and (iii) ensure that, on and following the Effective Time, no holder of any Equity-Based Awards shall have any rights to receive any payments, benefits, or property (including the right to acquire or receive any equity interest in Parent, Merger Sub, the Company, the Surviving Corporation, or any of their respective Subsidiaries or Affiliates) in respect thereof, other than as set forth in this Agreement.
(a) Each restricted stock unit with respect to Company Common Stock subject solely to time-based vesting conditions (each, a “Company RSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, (i) the Cash Amount, and (ii) one CVR issued pursuant to and in accordance with the CVR Agreement.
(b) Each restricted stock unit with respect to Company Common Stock that was granted subject to both performance-based and time-based vesting conditions (each, a “Company PSU”) outstanding immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (with the number of shares subject to such Company PSU determined as provided on Section 2.03(b) of the Company Disclosure Letter, (i) the Cash Amount, and (ii) one CVR issued pursuant to and in accordance with the CVR Agreement.
(c) Each option to purchase shares of Company Common Stock other than options granted pursuant to the Company ESPP (each, a “Company Stock Option”) outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, vest and be canceled, and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company Common Stock underlying such Company Stock Option, (i) an amount in cash, without interest, equal to the excess, if any, of the Cash Amount over the per share exercise price of such Company Stock Option, and (ii) one CVR issued pursuant to and in accordance with the CVR Agreement; provided, however, that any such Company Stock Option with a per share exercise price that is equal to or greater than the sum of the Cash Amount and the maximum Milestone Payment shall be canceled as of the Effective Time for no consideration; provided, further, however, that any such Company Stock Option with a per share exercise price that is equal to or greater than the Cash Amount but less than the sum of the Cash Amount and the maximum Milestone Payment shall be cancelled (and the holder shall not be entitled to any payment of the Cash Amount at the Effective Time) and converted into the right to receive solely, in full satisfaction of the rights of such holder with respect thereto for each share of Company Common Stock underlying such Company Stock Option, one CVR issued pursuant to and in accordance with the CVR Agreement.
Section 2.04. Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, (a) any payments in respect of the Cash Amount payable pursuant to Section 2.03(a)-(c) shall be paid as promptly as reasonably practicable after the Effective Time (but in any event, no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Effective Time) by (or caused to be paid by) the Surviving Corporation or any of its Subsidiaries through an applicable payroll system, less applicable Tax withholdings and other required deductions, to the holders of the Equity-Based Awards (or such other method as the Company typically utilizes for such payments), and (b) any payments in respect of the Milestone Payment for each CVR issued to holders of Equity-Based Awards shall be paid, less applicable Tax withholdings and other required deductions, in accordance with the CVR Agreement; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall instead be paid at the earliest time such payment would not cause or reasonably be expected to cause an impermissible acceleration event under Section 409A.
Section 2.05. Treatment of Company ESPP. In connection with execution of this Agreement or as soon as reasonably practicable following thereafter, the Company shall take all actions required pursuant to the terms of the Company ESPP or otherwise (including, as the case may be, amending the Company ESPP) to (i) ensure that no new “offering period” or “purchase period” (as such terms are defined in the Company ESPP) shall be commenced under the Company ESPP after the date of this Agreement, (ii) provide that no new participants may elect to participate in the Company ESPP after the date of this Agreement, (iii) provide that no participant may increase their payroll deductions as of the date of this Agreement and (iv) if the Effective Time shall occur prior to the end of any offering period in existence under the Company ESPP as of the Effective Time, the Company shall take all reasonable actions required to (A) cause a new exercise date to be set under the Company ESPP, which date shall be no later than ten Business Days prior to the Effective Time, for the automatic exercise of such options on such date, (B) provide that the amount of the accumulated contributions of each participant under the Company ESPP shall, to the extent not used to purchase Company Common Stock in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 2.05), be refunded to such participant as promptly as practicable following the Effective Time (but no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Effective Time). Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering the Company ESPP) shall adopt such resolutions and take such other actions as may be required to terminate the Company ESPP, as of immediately prior to the Effective Time.
Section 2.06. Adjustments. If during the time period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the Merger Consideration and any other amounts payable pursuant to this Article II shall be equitably adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that nothing in this Section 2.06 shall be construed to permit or require the Company to take any action with respect to the shares of Company Common Stock that is prohibited by the terms of this Agreement.
Section 2.07. Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who (i) has not voted in favor of the Merger or consented to it in writing and (ii) is entitled to demand and has properly demanded appraisal rights with respect to such shares pursuant to, and who complies in all respects with, all provisions of Section 262 of the DGCL concerning the rights of Persons holding shares of Company Common Stock to demand appraisal of such shares of Company Common Stock in connection with the Merger (such shares, “Appraisal Shares” and such section of the DGCL, “Section 262”) (until such time as such Person fails to perfect, effectively withdraws, waives or otherwise loses such Person’s appraisal rights under the DGCL with respect to his or her Appraisal Shares, at which time such shares shall cease to be Appraisal Shares, as applicable) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such Person shall have failed to perfect or shall have effectively withdrawn, waived or otherwise lost such Person’s right to appraisal under the DGCL, but instead and in lieu thereof the Persons holding Appraisal Shares shall be entitled to receive only those rights and payments provided to Persons holding Appraisal Shares under Section 262 with respect to the Appraisal Shares. From and after the Effective Time, all Appraisal Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each Person holding Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if, after the Effective Time, any such Person holding Appraisal Shares shall have failed to properly perfect or shall have effectively withdrawn, waived or otherwise lost the right to appraisal under Section 262, or a court of competent jurisdiction determines that such Person is not entitled to the relief provided by Section 262 with respect to any shares of Company Common Stock, then the right of such Person to receive those rights under Section 262 and to be paid the fair value of such Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive the applicable Merger Consideration as provided in Section 2.01(c), without interest thereon and subject to any withholding of Taxes required by applicable Law, and shall not thereafter be deemed to be Appraisal Shares.
(b) Prior to the Effective Time, the Company shall give prompt notice to Parent of any written demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of any such demand and any other documents or instruments served pursuant to applicable Law and received by the Company relating to rights of appraisal in accordance with Section 262, and Parent shall have the right to direct and participate in all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, settle or offer to settle, approve any withdrawal, or make any payment or deliver any consideration with respect to, or settle or compromise, any such demands or notices of dissent, or approve of any withdrawal of any such demands, or agree or commit to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.
Section 2.08. Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article II as soon as practicable following the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions). If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement (x) to which there is a cross-reference to such information, item or matter or (y) to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company since October 1, 2023 and publicly available at least one Business Day prior to the execution of this Agreement (the “Filed SEC Documents”), other than any general cautionary or forward-looking statements contained in the “Risk Factors” section of any such Filed SEC Document; provided that this clause (B) shall not apply to the representations and warranties set forth in Section 3.02 (Capitalization), Section 3.03 (Authority; Noncontravention), and Section 3.22 (Brokers and Other Advisors):
Section 3.01. Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own and use its assets in the manner in which its assets are currently owned and used, except (other than with respect to the Company’s due organization and valid existence) has not had, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents. The Company is not in violation of any provision of the Company Charter Documents.
(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and to own and use its assets in the manner in which its assets are currently owned and used, except where the failure to be so organized, existing and in good standing would not have, individually or in the aggregate, a Material Adverse Effect. The Company has delivered or made available to Parent true and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Company’s Subsidiaries as in effect as of the date hereof, including all amendments thereto. No Subsidiary of the Company is in violation of any provision of its organizational documents, except as would not have, individually or in the aggregate, a Material Adverse Effect.
(c) The Company (and each of its Subsidiaries) is qualified or licensed to do business as a foreign corporation, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.02. Capitalization. (a) The authorized shares of the Company consist of 300,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on January 24, 2025 (the “Capitalization Date”), (i) 83,860,532 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. As of the Capitalization Date, 18,914,725 shares of Company Common Stock were reserved and available for issuance pursuant to the Equity Plans, of which amount (A) 2,527,040 shares of Company Common Stock were subject to outstanding Company RSUs, (B) 345,078 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the target level of performance) and 804,827 shares of Company Common Stock were subject to outstanding Company PSUs (assuming attainment of the maximum level of performance) and (C) 4,679,409 shares of Company Common Stock were subject to outstanding Company Stock Options. As of the Capitalization Date, 4,307,605 shares of Company Common Stock where reserved and available for issuance under the Company ESPP. From the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has issued any Company Securities other than, in each case, pursuant to the vesting, settlement or exercise of Equity-Based Awards, or the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards, in all cases, in accordance with their terms. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b) Section 3.02(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of each holder of an Equity-Based Award, including the holder’s jurisdiction, the date of grant of each such Equity-Based Award, the number of shares of Company Common Stock subject to each Equity-Based Award (including both the target and the maximum number of shares of Company Common Stock subject to each Company PSU), the exercise or purchase price per share of Company Common Stock subject to each Equity-Based Award, the expiration date of such Equity-Based Award, the Equity Plan under which such Equity-Based Award was granted, the vesting schedule of such Equity-Based Award and the performance conditions associated with any Equity-Based Award that is subject to performance-based vesting, whether such Equity-Based Award is intended to be treated as an “incentive stock option” pursuant to Section 422 of the Code, and whether such Equity-Based Award is subject to Section 409A.
(c) Except as described in Section 3.02(a) and Section 3.02(b), as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities.
(d) Other than the Equity Plans, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the forfeiture of, or withholding of Taxes with respect to, Equity-Based Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Securities. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.
(e) Each Equity-Based Award (i) was granted under an Equity Plan, (ii) was granted in compliance with all applicable securities Laws or exemptions therefrom and in accordance with the terms of the applicable Equity Plan and (iii) is evidenced by a written award agreement substantially in a form that has been made available to Parent. Each Company Stock Option has an exercise price per share that is no less than the fair market value, as of the grant date of such Company Stock Option, per share of Company Common Stock subject to such Company Stock Option, determined in a manner consistent with Section 409A.
(f) All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary are owned directly or indirectly, beneficially and of record, by the Company or its Subsidiaries free and clear of all Encumbrances and transfer restrictions, except for Permitted Encumbrances and such Encumbrances and transfer restrictions as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary.
Section 3.03. Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval and assuming the representations and warranties set forth in Section 4.10 are true and correct, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming the representations and warranties set forth in Section 4.10 are true and correct and, subject to obtaining the Company Stockholder Approval, the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Guarantor, Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).
(b) The Company Board (at a meeting duly called and held) has unanimously adopted resolutions (i) approving (including for the purposes of Section 203 of the DGCL) and declaring advisable this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and approving the CVR Agreement and the transactions contemplated thereby, (ii) determining that the terms of this Agreement, the CVR Agreement, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement are fair to, and in the best interests of, the Company and the stockholders of the Company, (iii) resolving to recommend the Company Board Recommendation and direct that this Agreement be submitted to the Company’s stockholders at the Company Stockholders Meeting for approval of the adoption of this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way.
(c) Assuming the representations and warranties set forth in Section 4.10 are true and correct, except for the approval of the adoption of this Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement at the Company Stockholders Meeting, or any adjournment or postponement thereof (the “Company Stockholder Approval”), no other vote or approval of the holders of Company Common Stock or any other equity interests of the Company or any other corporate action (except as contemplated in Section 3.03(a)) on the part of the Company is necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby.
(d) The execution and delivery of this Agreement by the Company, the consummation of the Merger and the other transactions contemplated by this Agreement, and the performance or compliance by the Company with any of the terms or provisions hereof, will not (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 3.04 are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries, (y) require any approval under, conflict with, result in a breach of, violate or constitute a default under any of the terms or provisions of any Material Contract or Permit, or give rise to any right of termination, acceleration, cancellation or give others any right to receive any payment (in all cases, with or without notice or lapse of time or both) any of the terms or provisions of any Material Contract or Permit or (z) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.04. Governmental Approvals. Except for (a) the filings required under and compliance with other applicable requirements of the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws, (b) the filing with the SEC of (i) the letter to stockholders, notice of meeting, form of proxy and proxy statement relating to the Company Stockholders Meeting and any annexes, schedules or exhibits filed in connection therewith, in each case as amended or supplemented from time to time (collectively, the “Proxy Statement”) and (ii) such filings under the Securities Act or Securities Exchange Act of 1934 (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement or the CVR Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) such filings as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”) and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.05. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2022 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as (x) may be indicated in the notes thereto or (y) as permitted by Regulation S-X) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not, individually or in the aggregate, material).
(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2023 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred pursuant to the terms of this Agreement or in connection with the Transactions or (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.
(d) The Company maintains, and since January 1, 2022 has maintained, disclosure controls and procedures and a system of “internal controls over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, that assessment concluded that those controls were effective and disclosed to the Company’s independent registered public accounting firm and audit committee of the Company Board (A) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting utilized by the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of (i) any “significant deficiencies”, “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting utilized by the Company which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) or any fraud that involves the management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
(e) The Company maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(f) There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents are the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened in writing, in each case regarding any accounting practices of the Company.
(g) Neither the Company nor any of its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, (i) any securitization transaction, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand) or (ii) any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K under the Exchange Act).
(h) Since January 1, 2022, to the Knowledge of the Company, the Company has not received any material complaint, allegation, assertion or claim (whether written or oral), regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.
Section 3.06. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time such document is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The information with respect to the Company (or any of its Subsidiaries) that the Company furnishes to Parent or Merger Sub specifically for use in the Proxy Statement, at the time of the filing of, at any time the Proxy Statement is amended or supplemented and at the time of any distribution or dissemination of the Proxy Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Section 3.07. Absence of Certain Changes. (a) From the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business.
(b) From the Balance Sheet Date through the date of this Agreement, there has not been or occurred any effect, change, event, circumstance, condition, development, state of facts or occurrence that has had, individually or in the aggregate, a Material Adverse Effect.
(c) From September 30, 2024 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have constituted a breach of Section 5.01(b)(ii), Section 5.01(b)(iii), Section 5.01(b)(iv), Section 5.01(b)(vi), Section 5.01(b)(viii), Section 5.01(b)(xi), Section 5.01(b)(xiii), Section 5.01(b)(xiv), Section 5.01(b)(xv), Section 5.01(b)(xvi), Section 5.01(b)(xix) or Section 5.01(b)(xxi) had such action been taken after the execution of this Agreement without the prior consent of Parent.
Section 3.08. Legal Proceedings. Except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no (i) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), charge, complaint, claim, demand, counterclaim, litigation, suit, investigation, arbitration, audit or action, or any appeal therefrom (an “Action”) against the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, pending, or threatened, Action against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such or (iii) outstanding order, judgment, injunction (whether pending, preliminary or permanent), ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in the cases of each of clauses (i), (ii) and (iii), by or before any Governmental Authority. Except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no investigation or review (excluding routine inquiries and inspections) by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or is being threatened.
Section 3.09. Compliance with Laws; Permits. (a) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all state, federal, local, municipal, international, multinational, supranational or other Laws or Judgments, applicable to the Company or any of its Subsidiaries, except for instances of non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 2022, neither the Company nor any of its Subsidiaries has been given written notice of, or been charged with, any violation of, any applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, consents, approvals, identification numbers and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses (including to lawfully own, lease or otherwise hold and operate their properties and business), except where the failure to hold the same would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Permits held by the Company or any of its Subsidiaries are valid and in full force and effect, and the Company and its applicable Subsidiary are in compliance in with the terms and requirements thereof.
(c) The Company, each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their other agents acting on its or their behalf are, and have been since January 1, 2022, in compliance with the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery, corruption, kick-backs or money laundering (collectively, “Anti-Bribery Laws”). Neither the Company, nor any of its Subsidiaries, have received any written communication that alleges material violation of any Anti-Bribery Law. To the Knowledge of the Company there is not currently and, since January 1, 2022, there has not been, any audit or investigation by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Anti-Bribery Law. Since January 1, 2022, none of the Company, any of its Company Subsidiaries any of its or their respective directors or officers, nor to the Knowledge of the Company any of its or their respective employees, or agents, has offered, paid, authorized or promised to pay anything of value to any Person for the purpose of improperly influencing any decision of any officer, employee, representative or body of any Governmental Authority (including any entity owned or controlled by any Governmental Authority) or improperly obtaining or retaining business or a business advantage in violation of any Anti-Bribery Law.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, the Company and each of its Subsidiaries have complied in all respects with all applicable Export Laws. Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, neither the Company nor any of the Company’s Subsidiaries has (i) received written notice of any actual, alleged or potential violation of any Export Law or (ii) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action, or, to the Knowledge of the Company, any audit or investigation, by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.
Section 3.10. Tax Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:
(a) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate.
(b) All Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c) Neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings that are pending or have been threatened in respect of any Taxes.
(d) No written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
(e) Since January 1, 2020, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).
(f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing an affiliated, consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign Law), by reason of having been a member of an affiliated, consolidated, combined, unitary, group relief or similar Tax group, as a transferee or successor. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.
(g) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, or any liability with respect to, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.
(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment, collection, or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j) The Company and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.
(k) There are no Encumbrances for Taxes upon the assets or properties of the Company nor any of its Subsidiaries except for Taxes not yet due and payable.
(l) The Company will not be required to include any items of income in a taxable period ending after the Merger Closing Date as a result of: (i) any installment sale that occurred prior to the Merger Closing Date, (ii) any prepaid amounts or deferred revenue received outside the ordinary course of business received prior to the Merger Closing Date, an intercompany transaction (within the meaning of the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or foreign Tax Law)) or an excess loss account (within the meaning of the Treasury Regulations under Section 1502 of the Code (or any similar provision of U.S. state or local or foreign Tax Law)) existing at the Merger Closing or (iii) any change in accounting method pursuant to Section 481 of the Code or comparable provisions of state, local or foreign applicable Law as a result of transactions or events occurring prior to the Merger Closing Date.
(m) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any (i) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company, as applicable, after the Merger Closing Date or (ii) private letter ruling of the IRS or comparable ruling of any Governmental Authority.
(n) The Company and each of its Subsidiaries have complied with Section 482 of the Code or any similar provision of U.S. state or local or foreign Tax Law relating to transfer pricing.

Section 3.11. Employee Benefits. (a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan.
(b) The Company shall provide to Parent within 10 Business Days following the date of this Agreement, (i) a true and complete list of each Company Plan that provides compensation or benefits exclusively or primarily to Persons whose services for the Company or any of its Subsidiaries are performed exclusively or primarily in a country other than the United States (a “Non-U.S. Benefit Plan”) and (ii) copies of each of the documents set forth in Section 3.11(c) applicable to such Non-U.S. Benefit Plan; provided, notwithstanding this Section 3.11(b), Section 3.11(a) of the Company Disclosure Letter shall include any Non-U.S. Benefit Plan that provides non-statutory, unfunded, defined benefit pension, defined benefit leave or other similar obligations.
(c) With respect to each Company Plan that is not a Non-U.S. Benefit Plan, the Company has made available to Parent true and complete copies (to the extent applicable and including all amendments, schedules, attachments and riders) of the following: (i) the current plan document, or if the Company Plan is not written a written summary of the material terms thereof, (ii) the current summary plan description (and all summaries of material modifications thereon), (iii) the most recent determination letter (or opinion letter for pre-approved plan) received from the IRS, (iv) copies of the three most recently filed Form 5500 annual reports (including all schedules and attachments thereto), (v) the three most recent actuarial valuation or similar reports, (vi) the results of coverage and non-discrimination testing for the three most recently-completed plan years, (vii) all current trust agreements and funding agreements, (viii) all material notices to or from the IRS or any office or representative of the United States Department of Labor or any other applicable Governmental Authorities and (ix) each insurance or group annuity contract or other funding vehicle.
(d) Each Company Plan has been established, administered and funded in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(e) Except as would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Company Plan, all contributions and premiums to, and payments from, such Company Plan required to be made in accordance with the terms of such Company Plan, and, when applicable, the applicable Laws of the jurisdiction in which such Company Plan is maintained, have been timely made.
(f) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion letter issued by the IRS. No such determination letter or opinion letter has been revoked, no Governmental Authority has threatened to revoke any such determination or opinion letter, and to the Knowledge of the Company no circumstances exist nor have any events occurred that will or could reasonably be expected to cause the loss of any such qualification status.
(g) There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or other Actions, by, on behalf of or against any Company Plan or any trust related thereto and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, any fiduciary thereof or any service provider thereto. Neither the Company, any of its Subsidiaries nor any of their respective directors, employees or agents has, with respect to any Company Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4875 of the Code or Section 406 of ERISA, that could reasonably be expected to result in the imposition of a future penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code applicable to the Company, any of its Subsidiaries or any of their respective directors, employees or agents, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(h) Neither the Company, nor any Commonly Controlled Entity maintains, sponsors, contributes to or is required to contribute to, or within the past six years has maintained, sponsored, contributed to or been required to contribute to, or has or may have any direct or indirect liability under or with respect to, any (i) plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (whether or not subject to ERISA), (ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), or (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control or that is otherwise treated together with the Company as a single employer within the meaning of Section 414 of the Code. Neither the Company nor any Commonly Controlled Entity has incurred any Controlled Group Liability that has not been paid in full, nor to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in any Controlled Group Liability becoming a liability of Parent or Merger Sub or any of their respective Affiliates. No Company Plan holds or invests in any “qualifying employer securities” within the meaning of Section 407(d)(5) of ERISA.
(i) No Company Plan provides, and neither the Company nor any of its Subsidiaries has or may have any obligations to provide, benefits or coverage in the nature of health, life disability insurance or any similar benefits following employment or retirement for retired, former or current officers, directors, managers, consultants, employees, or individual contractors of the Company (or any of their eligible dependents or beneficiaries), other than benefits or coverage (i) required to be provided under COBRA and (ii) the full cost of which is borne by the recipient (or any of their beneficiaries).
(j) Except as set forth in this Agreement, the consummation of the Transactions will not, either alone or in combination with another event, (i) accelerate the time of payment or vesting, or trigger any payment or funding, or increase the amount of compensation due to any director, officer, employee or any other individual service provider of the Company or any of its Subsidiaries under any Company Plan, (ii) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan, (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, (iv) entitle any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries to any new type of compensation or benefit or (v) result in the payment or provision of any amount (whether in cash or property or the vesting of property) to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries under any Company Plan or otherwise that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
(k) Neither the Company nor any of its Subsidiaries is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement (or similar “make whole” payments or indemnities) of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax) or otherwise.
(l) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have complied with all applicable filing, reporting, and notice requirements, (ii) each Non-U.S. Benefit Plan which is intended to qualify for special Tax treatment meets all requirements for such Tax treatment, and (iii) each Non-U.S. Benefit Plan that is intended to be funded or book reserved, is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.
Section 3.12. Labor Matters. (a) The Company has made available to Parent a list of all current Company Employees, which accurately sets forth with respect to each such Company Employee such Company Employee’s (i) employing entity, (ii) date of hire; (iii) position; (iv) current annual base salary or hourly wage; (v) work location; (vi) status as a full-time or part-time employee; (vii) Fair Labor Standards Act or applicable state law classification as exempt or non-exempt; (viii) status as a temporary or permanent employee; (ix) status as a regular or leased employee; (x) status as an active or inactive employee and, if such employee is inactive, the date of commencement of leave and expected return date; (xi) any other compensation payable to such employee (including any housing allowance and any compensation payable pursuant to any bonus, target incentive compensation, deferred compensation or commission arrangement or other compensation); (xii) the value of such employee’s accrued vacation time and sick leave or other paid time off; (xiii) whether such employee is a U.S. Company Employee working in the United States or working outside the United States (a “Non-U.S. Company Employee”) and, if such employee is a Non-U.S. Company Employee, the country in which such Non-U.S. Company Employee exclusively or primarily performs services for the Company and (xiv) employing entity. The Company (including its Subsidiaries) is not, and since January 1, 2022 has not been party to, nor has, and since January 1, 2022, has not had a duty to bargain for or negotiate in connection with entering into, any Collective Bargaining Agreements. There is no pending or threatened labor strike, lockout, slowdown or work stoppage by or with respect to any Company Employees. There is no unfair labor practice charge or complaint or other Action presently pending or, to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries before the National Labor Relations Board or any equivalent state or local Governmental Authority.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022, have been in compliance with all applicable Laws relating to wages, hours, benefits, labor, leave, harassment, retaliation, overtime compensation, equal employment opportunity, reasonable accommodations, break and meal periods, occupational safety and health, workers’ compensation, immigration, promotion and termination of employees, pay transparency, and other terms and conditions of employment (including the proper classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state and local Laws), Laws in respect of any reduction in force, including notice, information, and consultation requirements, and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no labor- or employment-related Action against the Company or any of its Subsidiaries pending, or, to the Knowledge of the Company, threatened. All employees of the Company are lawfully authorized to work in the country in which the applicable employee provides services, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(c) To the Knowledge of the Company, since January 1, 2022, (i) no Governmental Authority has threatened or initiated any complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings or other proceeding(s) or investigation(s) with respect to the Company or its Subsidiaries arising out of, in connection with, or otherwise relating to any Laws governing labor or employment and (ii) no Governmental Authority has issued or, to the Knowledge of the Company, threatened to issue any citation, order, Judgment, fine or decree against the Company or any of its Subsidiaries with respect to any Laws governing labor or employment, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022 (i) no allegation, complaint, charge, or claim, whether formal or informal, of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination or similar behavior (a “Misconduct Allegation”) has been made against any Person who is or was an officer, director or other managerial employee of the Company or its Subsidiaries in such Person’s capacity as such, or in any such capacity and (ii) the Company has not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating directly or indirectly to any Misconduct Allegation against the Company or its Subsidiaries, or any Person who is or was an officer, director or other managerial employee of the Company or its Subsidiaries.
(e) Since January 1, 2022, the Company has complied with WARN, and it has no plans to undertake any action that would trigger WARN.
(f) The Company and its Subsidiaries are in material compliance with Section 503 of the Rehabilitation Act, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, and other Laws administered by the Department of Labor’s Office of Federal Contract Compliance Programs, whether as a prime contractor or subcontractor.
(g) To the Knowledge of the Company, no employee, contractor or consultant of the Company or any of its Subsidiaries is (i) bound by or otherwise subject to any Contract restricting them from performing their duties for the Company or any of its Subsidiaries or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to their activities as an employee, contractor or consultant of the Company or any of its Subsidiaries.
Section 3.13. Environmental Matters. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and since January 1, 2022, has been in compliance with all applicable Environmental Laws, and the Company has not received any written notice since January 1, 2022 (or earlier for any unresolved matters) alleging that the Company or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, (ii)(A) the Company and its Subsidiaries possess and are in compliance with all Permits issued or required under Environmental Laws for the operation of their respective businesses as presently operated, all of which Permits are valid and in full force and effect, and (B) no Action is pending or, to the Knowledge of the Company, threatened to revoke, materially modify, suspend or terminate any such Permit, (iii) there is no, and since January 1, 2022, has not been any, pending or, to the Knowledge of the Company, threatened (A) information request from a Governmental Authority to the Company or any of its Subsidiaries; or (B) Action against the Company or any of its Subsidiaries under any Environmental Law or with respect to any Release of or exposure to Hazardous Substances, (iv) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws or with respect to any Release of or exposure to Hazardous Substances, and (v) (A) there has been no Release of any Hazardous Substances at the Real Property or any real property formerly leased, owned or operated by the Company or any of its Subsidiaries and (B) neither the Company nor any of its Subsidiaries has arranged, by Contract or otherwise, for the disposal or treatment of Hazardous Substances at any third-party location.
(b) The Company has made available to Parent all material Phase I and Phase II environmental site assessments, material Permits issued to the Company or any of its Subsidiaries under any Environmental Law and material written audits, in each case that relate to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws since January 1, 2022, or to the environmental condition of the Real Property or any real property the Company or any of its Subsidiaries formerly owned, operated or leased, and that are in the possession or control of the Company.
Section 3.14. Intellectual Property. (a) Section 3.14(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all material Registered Company Intellectual Property. Section 3.14(a) of the Company Disclosure Letter includes for each item of Registered Company Intellectual Property: (A) the record owner; (B) the jurisdiction in which it was registered or filed; (C) the application, registration or serial number and filing or registration date; and (D) any other Person that has an ownership interest in it and the nature of such ownership interest. The Company and its Subsidiaries own all right, title and interest in and to the Owned Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and all of the Registered Company Intellectual Property is subsisting, valid and enforceable.
(b) Each item of material Registered Company Intellectual Property is in compliance with all requirements relating to registrations, filings, payments (including maintenance fees), renewals and other actions that are or have been required to be paid, made or taken with the relevant Governmental Authority or domain name registrar in the U.S. or non-U.S. jurisdictions, as the case may be. All registrations, filings, payments, maintenance, renewal and other actions with respect to each item of material Registered Company Intellectual Property have been paid, made or taken by the applicable deadline.
(c) The Company and its Subsidiaries own, or have a valid license or other right to use and otherwise exploit (in the manner used or otherwise exploited by, or necessary for the conduct of business by, the Company and its Subsidiaries), all material Intellectual Property used or otherwise exploited in, or necessary for, the conduct of the business of the Company and its Subsidiaries (including the business of the Company and its Subsidiaries related to the Products); provided that nothing in this Section 3.14(c) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement, misappropriation or dilution of any of the Intellectual Property of any other Person, which is the subject of Section 3.14(g). Other than pursuant to this Agreement, the Company and its Subsidiaries have not agreed to grant to any Person (other than Parent or its Affiliates), as a result of the Merger, any ownership interest, license or other right with respect to any Intellectual Property used or otherwise exploited in, or necessary for, the conduct of the business of the Company and its Subsidiaries (including the business of the Company and its Subsidiaries related to the Products). The Company and its Subsidiaries collectively own, or have a valid license or other right to use and otherwise exploit, all material Intellectual Property incorporated or embodied in each Product.
(d) Section 3.14(d) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which the Company or any of its Subsidiaries has been granted any license, under, in or to, or has otherwise received or acquired any right, title, or interest (including a right to receive a license) under, in or to any Intellectual Property (“Inbound License”) or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person any license under, in or to, or has otherwise granted any right, title or interest (including a right to receive a license) under, in or to any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (“Outbound License”), excluding (A) solely in the case of clause (i), non-exclusive licenses to off-the-shelf Software or other Software generally available on standard terms and conditions for less than $10,000, which is not distributed or made available by the Company or any of its Subsidiaries to any third party and is not incorporated into any Product and is not otherwise material to the business of the Company and its Subsidiaries, (B) solely in the case of clause (ii), non-exclusive licenses granted to end customers solely for their internal use of Products purchased from the Company or its Subsidiaries or to suppliers solely for their provision of components or parts to the Company or any of its Subsidiaries, in each case in the ordinary course of business and which do not otherwise limit or restrict the ability of the Company or any of its Subsidiaries to assert or enforce any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, (C) solely in the case of clause (i), non-exclusive licenses to the Company or any of its Subsidiaries of the Intellectual Property of any other Person that are incidental to the transaction contemplated in the Contract under which such licenses are granted and where such Intellectual Property is not distributed or made available by the Company or any of its Subsidiaries to any third party and is not incorporated by or for the Company or any of its Subsidiaries into any Product and is not otherwise material to the business of the Company and its Subsidiaries, (D) in the case of each of clauses (i) and (ii), confidentiality and non-disclosure agreements entered into in the ordinary course of business that do not contain an express license; and (E) solely in the case of clause (i), Contracts with employees, contractors, and consultants on the Company’s standard form of Intellectual Property assignment agreement provided to Parent. The Company has made available to Parent true, complete and correct copies of all Inbound Licenses and Outbound Licenses, including all material modifications, amendments and supplements thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Inbound License and each Outbound License is valid and binding on the Company or one of its Subsidiaries in accordance with its terms and is in full force and effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company or any of its applicable Subsidiaries nor, to the Company’s Knowledge, any other party to any material Inbound License or Outbound License (i) is or has been in material breach of or default under any such Inbound License or Outbound License, (ii) has provided or received any notice of breach of, or default under, any such Inbound License or Outbound License or (iii) has provided or received any intention to terminate any material Inbound License or Outbound License. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no event, circumstance or condition exists which (with or without notice, lapse of time or both) would constitute a material breach or default under the provisions of any Inbound License or Outbound License or would give rise to any right to terminate any material Inbound License or Outbound License. For purposes of this Section 3.14, any covenant not to assert, waiver or other immunity in, to or under any Intellectual Property will be deemed to constitute a license.
(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are taking and, since January 1, 2022, have taken, reasonable measures to secure, protect and maintain the confidentiality and value of any and all Trade Secrets material to the business conducted by the Company and its Subsidiaries or included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or which a third party has provided to the Company or any of its Subsidiaries under an obligation of confidentiality, including measures designed to protect against unauthorized disclosure and requiring each Person with access to such Trade Secrets to execute a written and binding confidentiality agreement to the extent such Person is not otherwise bound by substantially similar confidentiality obligations by virtue of such Person’s role or status. To the Knowledge of the Company, there has been no material misappropriation, violation, or infringement of, or unauthorized access to or disclosure of, any Trade Secret material to the business conducted by the Company and its Subsidiaries or included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or which a third party has provided to the Company or any of its Subsidiaries under an obligation of confidentiality.
(f) All current and former employees, contractors and consultants of the Company and its Subsidiaries who have made material contributions to the creation or development of any material Intellectual Property for the Company or any of its Subsidiaries (including Intellectual Property in or pertaining to any Product) (each such current or former employee, contractor or consultant, a “Contributor”) have entered into valid and binding agreements containing a present assignment of all right, title and interest in such Intellectual Property to the Company or any of its Subsidiaries and confidentiality provisions protecting the Trade Secrets of the Company and its Subsidiaries. No Contributor owns (or has any claim or right, whether or not currently exercisable, to any ownership interest in or to) any Intellectual Property which would otherwise be considered Owned Company Intellectual Property.
(g) The Company and its Subsidiaries are not infringing, diluting, misappropriating or otherwise violating and, since January 1, 2022, have not infringed, diluted, misappropriated or otherwise violated any Intellectual Property of any other Person (directly, contributorily, by inducement or otherwise). None of the Products infringes upon, dilutes, misappropriates or otherwise violates any Intellectual Property of any other Person (directly, contributorily, by inducement or otherwise). No adverse third-party Actions are, and since January 1, 2022, there have been no adverse third-party Actions, pending or threatened against the Company or any of its Subsidiaries (i) challenging the ownership, scope, validity, enforceability or use by the Company or any of its

Subsidiaries of any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (including any interference, opposition, reissue, reexamination or other Actions) or (ii) alleging that the Company or any of its Subsidiaries is or has been infringing, misappropriating or diluting the Intellectual Property of any Person (directly, contributorily, by inducement or otherwise) in any material respect. Since January 1, 2022, neither the Company nor any of its Subsidiaries have received any written notices or written requests for indemnification from any Person related to any obligation of the Company or any of its Subsidiaries to indemnify, defend, hold harmless or reimburse any other Person with respect to any existing or potential Intellectual Property infringement, dilution, misappropriation or violation. Neither the Company nor any of its Subsidiaries is subject to any Action that restricts, or if adversely determined could restrict, in any material manner the use, transfer, assignment, registration or licensing of, or adversely affect the validity or enforceability of, any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property.
(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Person is or, since January 1, 2022, has been, infringing, misappropriating or otherwise violating or diluting the rights of the Company or any of its Subsidiaries with respect to any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property. None of the Company or any of its Subsidiaries has made any written claims, filed any Actions or given written notice to any other Person related to any of the foregoing.
(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are complying, and since January 1, 2022, have complied with the requirements of the licenses for any Open Source Software incorporated into, linked with or distributed or made available with any Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property and (ii) neither the Company nor any of its Subsidiaries is required (including by Contract) to provide any source code of Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (other than the third-party Open Source Software itself) to any party pursuant to any of the licenses for Open Source Software or as a result of using modifying, creating a derivative work of or distributing any Open Source Software.
(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no funding, facilities or personnel of any Governmental Authority or any university, college or other academic organization has been used to create, in whole or in part, any material Intellectual Property where such funding or use of facilities or personnel results in the Governmental Authority or academic organization obtaining (i) ownership of or other exclusive rights in Intellectual Property that is, or would otherwise constitute, Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, (ii) license rights, pricing rights or access rights to Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, (iii) march-in rights or rights to share in revenue associated with Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or (iv) rights to direct manufacturing, or require manufacturing in the U.S. or other specific jurisdiction, of products incorporating or embodying Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property. No Contributor has, to the Knowledge of the Company, performed services for a Governmental Authority or academic institution related to the business of the Company and its Subsidiaries during which time such Contributor was also performing services for the Company or any of its Subsidiaries.
(k) The Company and each of its Subsidiaries (i) is not, and since January 1, 2022, has not been, a member of, or subject to any Contract with, any forum, consortium, patent pool or standards body, in each case, as a result of which the Company or any of its Subsidiaries is or will be obligated to grant or offer a license or other right or immunity in, to or under any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property, or the ownership or control by the Company or any of its Subsidiaries of any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property is or will be impaired; and (ii) since January 1, 2022, has not received a request in writing from any Person for any license or other right or immunity in, to or under any Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property in connection with the Company’s or any of its Subsidiaries’ membership of, submission or contribution to, or Contract with any patent pool, forum, consortium, or standards body. No material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property is subject to any FRAND, RAND, compulsory licensing or similar commitment that requires or will require the grant of any license or right or immunity in, to or under any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property to any Person or otherwise limits or will limit the Company’s or any of its Subsidiaries’ control of any material Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property.
(l) Neither the Company nor any of its Subsidiaries has (i) sold, assigned or otherwise transferred any ownership interest in, (ii) abandoned, canceled or allowed to lapse (other than, in the case of this clause (ii), as would not be material), (iii) exclusively licensed, or (iv) pledged, encumbered or otherwise subjected to any Encumbrance (other than, in the case of this clause (iv), any Permitted Encumbrance) any Intellectual Property in or pertaining to any Product. Neither the Company nor any of its Subsidiaries is a party to any Contract that restricts in any material respect the right or ability of the Company or any of its Subsidiaries (and, following the Merger Closing, Parent and its Affiliates), to conduct any activities with respect to any Product or any Intellectual Property in or pertaining to any Product.
(m) To the Knowledge of the Company, none of the Software included in the Owned Company Intellectual Property or any Exclusively Licensed Company Intellectual Property contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “malware,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or impeding the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging, destroying, encrypting or denying access to any data or file without the user’s consent.
(n) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property is fit for its intended uses and conforms in all material respects with its documentation.
(o) No source code for any Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property has been delivered, licensed or made available (and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or making available of any source code for any Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property) to any escrow agent or other Person who is not, as of the date of this Agreement, subject to a binding, written agreement imposing on such Person confidentiality and non-use obligations with respect to such source code in favor of the Company or any of its Subsidiaries and that prohibits disclosure outside the Company or any of its Subsidiaries or any use other than for the conduct of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any source code for Software included in the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property to any (i) other Person who is not, as of the date of this Agreement, subject to a binding, written agreement imposing on such Person confidentiality and non-use obligations with respect to such source code in favor of the Company or any of its Subsidiaries and that prohibits disclosure outside the Company or any of its Subsidiaries or any use other than for the conduct of the business of the Company and its Subsidiaries, or (ii) escrow agent.
Section 3.15. Data Privacy and Technology; Information Security. (a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in material compliance with (i) applicable Data Protection Laws regarding the collection, storage, processing, disclosure and use of Personal Information, (ii) all obligations regarding the collection, storage, processing, disclosure and use of Personal Information to which it is bound under Contract or consents obtained from individuals who are the subject of that Personal Information, and (iii) the Company’s and its Subsidiaries’ publicly posted external privacy policies regarding the Company’s and its Subsidiaries’ collection, storage, processing, disclosure and use of Personal Information. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries has at all times since January 1, 2022 made all disclosures to, and obtained any necessary consents from, users, consumers, customers, employees, contractors, and other applicable individuals as required to comply with applicable Data Protection Laws and has filed any required registrations required to comply with applicable Data Protection Laws with the applicable data protection authority. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have entered into any required “business associate agreements” under HIPAA (whether acting as “business associate” or “subcontractor business associate”) and any required data processing instruments governing the international transfer of Personal Information.
(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, neither the Company nor any of its Subsidiaries has experienced any breaches, outages or unauthorized uses of or accesses to the Company IT Assets or any breaches or unauthorized uses of or accesses to Protected Information within the possession or control of the Company or any of its Subsidiaries.
(c) Since January 1, 2022, the Company and each of its Subsidiaries has implemented and maintains an information security plan that: (i) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information; (ii) monitors and protects Protected Information and all IT Assets against any unauthorized use, access, interruption, modification or corruption; (iii) implements, monitors and maintains reasonable administrative, technical, and physical safeguards to control those risks; and (iv) maintains incident response and notification procedures in the case of any breach of security compromising Protected Information. The Company and each of its Subsidiaries takes and, since January 1, 2022, has taken commercially reasonable steps to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of the Company or its Subsidiary has been collected or handled with similar safeguards, in each case, in compliance with applicable Data Protection Laws and consistent with general industry standards.
(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company IT Assets operate and perform as necessary to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof. Since January 1, 2022, the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to protect the Company IT Assets from unauthorized access, interruption or disruption and from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement or destruction of, Software or proprietary data.
(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, since January 1, 2022, there has been no breach or other violation of HIPAA by the Company or its “workforce” (as defined under HIPAA) with respect to “protected health information” (as defined under HIPAA) in the possession or under the control of the Company and its Subsidiaries and no unauthorized access, use, acquisition or disclosure of any “protected health information” (as defined under HIPAA) processed by or on behalf of the Company or its Subsidiaries.
(f) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and each of its Subsidiaries has entered into a business associate agreement with the applicable third party in each instance where the Company or its Subsidiaries (as the case may be) provides protected health information (as defined in 45 C.F.R. § 160.103) to that third party, in each case, as required by, and in conformity with HIPAA and the applicable Contracts to which the Company or its Subsidiaries is a party.
(g) Since January 1, 2022, employees of each of the Company and each of its Subsidiaries who have access to Personal Information have received documented training (in accordance with industry standards) with respect to compliance in all material respects with all applicable Data Protection Laws and, to the extent applicable, the PCI DSS.
Section 3.16. Property. (a) Section 3.16(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Owned Real Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title to each Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), (ii) no Owned Real Property is subject to any lease, sublease, license or use and occupancy agreement pursuant to which the Company or any Subsidiary has granted any third party the right to use or occupy all or any portion of any Owned Real Property (other than Permitted Encumbrances), (iii) there are no outstanding options or rights of first offer or refusal for the benefit of a third party to purchase any Owned Real Property and (iv) neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Owned Real Property.
(b) Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property and the Company Lease with respect thereto. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or license interest (as lessee, sublessee or licensee) in each Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances), subject to the terms of the applicable Company Lease, (ii) neither the Company nor any of its Subsidiaries has received written notice of any Actions in eminent domain, condemnation or other similar Actions that are pending, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any portion of the Leased Real Property and (iii) no Leased Real Property is subject to any license, sublease or use and occupancy agreement pursuant to which the Company has granted any third party the right to use or occupy all or any portion of any Leased Real Property.
(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all buildings, structures, fixtures and other improvements located on the Owned Real Property or on the Leased Real Property for which the Company or any Subsidiary is responsible (i) are in good operating condition and repair, are free of any material defect, (ii) are adequate for use in the ordinary course of business consistent with past practice of the Company and (iii) do not materially encroach on any real property (that is not part of the Owned Real Property or Leased Real Property which it is on) and there are no buildings or improvements that encroach onto the Real Property that materially impair the ability to use any such Real Property in the ordinary course of business consistent with past practice of the Company.
(d) Except as would not, individually on in the aggregate, have a Material Adverse Effect, (i) each Real Property has adequate rights of way and access to water, sanitary sewer and storm drain facilities and all other public utilities necessary for the current use and occupancy of the Company, (ii) neither the Company nor any Subsidiary has received any written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for the Real Property and (iii) the Real Property has access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from such property.
Section 3.17. Contracts. (a) Section 3.17(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract and identifies, with respect to each Material Contract, the clause of Section 3.17(a) to which it applies. For purposes of this Agreement, “Material Contract” means any Contract (but excluding any Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:
(i) is filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii) is a joint venture, collaboration partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, other than with respect to any partnership that is wholly owned by the Company or any of its Subsidiaries;
(iii) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount or relates to any swap, forward, futures or other similar derivative transaction, other than Indebtedness solely between or among any of the Company and its Subsidiaries;
(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract (A) that was entered into after January 1, 2022 or (B) pursuant to which any earn-out, indemnification (other than the standard assumption of post-closing liabilities) or deferred or contingent payment obligations remain outstanding, other than in the case of clause (A), (x) acquisitions or dispositions of inventory in the ordinary course of business or (y) repurchases by the Company of Company Common Stock;

(v) obligates or is reasonably expected to require, the payment or delivery of cash or other consideration to or by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 in any calendar year, other than obligations or requirements with respect to contingent sales commissions payable to sales agents or agencies;
(vi) is a Company Lease;
(vii) pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of development, regulatory, or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries, in the case of each of clauses (A) and (B), which would reasonably be expected to exceed $100,000 in any calendar year;
(viii) is a Collective Bargaining Agreement;
(ix) contains provisions that prohibit or limit in a material respect the Company or any of its Subsidiaries from competing in or conducting any line of business, grants a right of exclusivity to any Person that prevents or limits in a material respect the Company or any of its Subsidiaries from entering any geographic territory, or contains any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or any of its Subsidiaries;
(x) is a Contract that provides change of control, severance or termination pay, retention, transaction-based or similar compensation or benefits (including any accelerated rights to payment, funding or vesting in connection with the transactions contemplated by this Agreement) to any current or former officer, director, employee or other individual service provider of the Company or any of its Subsidiaries;
(xi) is a distribution or wholesale Contract that would reasonably be expected to involve payments by the Company or any of its Subsidiaries of more than $100,000 in any calendar year;
(xii) is a settlement, conciliation or similar agreement with or approved by any Governmental Authority or any third party and pursuant to which (A) the Company or any Subsidiary will be required after the date of this Agreement to pay any monetary obligations in excess of $100,000 individually or (B) that contains any material obligations or material limitations on the Company’s or any Subsidiary’s conduct (other than customary releases of claims and non-disclosure obligations);
(xiii) prohibits (A) the declaration or payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock or other equity interest of the Company or any of its Subsidiaries or (C) the issuance of any guaranty by the Company or any of its Subsidiaries;
(xiv) require the Company or any of its Subsidiaries (or any successor to or acquirer of) to make any material payment to another Person as a result of a change of control of the Company (or any indirect change of control of any of the Company’s Subsidiaries) (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;
(xv) is with any Governmental Authority involving or reasonably likely to involve payments in excess of $100,000 in any calendar year, except for pricing agreements with universities, municipalities or hospitals, clinical study agreements, materials transfer agreements, statutory rebate agreements and non-disclosure agreements entered into in the ordinary course of business; or
(xvi) is a Contract relating to an Affiliate Transaction.
(b) Except with respect to any Contract that has expired in accordance with its terms or been terminated, restated or replaced, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract and is not in breach or default, except where such nonperformance, breach or default would not, individually or in the aggregate, have a Material Adverse Effect, (iii) neither the Company nor any of its

Subsidiaries have received written notice, or to the Knowledge of the Company, any oral notice, of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract that has not since been cured, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect, and (iv) to the Knowledge of the Company, the counterparty under such Material Contract is not in breach or default thereof, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(c) The Company has made available to Parent true, correct and complete copies of the Material Contracts.
(d) The Company has made available to Parent true, correct and complete copies of each Contract with contingent sales commissions payable to sales agents or agencies that obligate or is reasonably expected to require, the payment or delivery of cash or other consideration to or by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 in any calendar year.
Section 3.18. Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks consistent with normal industry practice for companies in similar lines of business and industry of similar size and stage of development as the Company, (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, (c) no written notice of cancelation or modification has been received other than in connection with ordinary renewals and (d) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured under such insurance policies. To the Knowledge of the Company, there is no claim pending under any insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies except for such claims as have not had, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent a copy of all material insurance policies relating to the business, assets and operations of the Company and its Subsidiaries.
Section 3.19. Company Product Regulatory Matters. (a) The Company and each of its Subsidiaries are and have been in compliance in all material respects with all Health Care Laws by which any Product is bound.
(b) Each Product (including any CE-marked Product) has been studied, developed, designed, manufactured, tested, labeled, supplied, sold, advertised, marketed, promoted, distributed, imported, exported, stored, serviced, handled, provided, paid for, processed, packaged, and commercialized in compliance in all material respects with all applicable Health Care Laws.
(c) To the Knowledge of the Company, since January 1, 2022, no conditions have existed or currently exist that actually or have the potential to restrain the Company or its Subsidiaries from their ability to carry on their activities (as currently conducted or planned by the Company to be conducted) in compliance in all material respects with all applicable Health Care Laws.
(d) Since January 1, 2022, neither the Company nor any of its Subsidiaries have introduced any Product into commercial distribution that was, upon its shipment, adulterated or misbranded in material violation of any applicable Law, including 21 U.S.C. § 331 or EU Laws and Regulations.
(e) Since January 1, 2022, all Products are and have been labeled, promoted, marketed, and advertised in all material respects in accordance with their intended use, intended purpose, and Health Care Permit, if applicable. Since January 1, 2022, neither the Company nor any of its Subsidiaries has received any material notice or other material communication from the FDA or any other Governmental Authority: (A) contesting a Health Care Permit, including any premarket clearance, approval, or CE-mark; (B) contesting the uses of or the labeling and promotion of any Product; (C) otherwise alleging a material violation of any Health Care Law applicable to any Product; or (D) alleging that the Company or any of its Subsidiaries has illegitimately affixed the CE mark to any CE-marked Product or that Products are not in compliance with EU Laws and Regulations.
(f) Since January 1, 2022, none of the Company or any of its Subsidiaries, any of its or their respective directors, officers or employees, or to the Knowledge of the Company any distributors, resellers, suppliers, consultants, agents, clinical investigators, or other third parties acting on behalf of the Company or any of its Subsidiaries have received written notice of or been subject to, or have any reason to believe it will receive written notice or be subject to: (i) any material adverse inspectional finding, nor any data integrity review, corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or other similar agreement, investigation, penalty, fine, reprimand, sanction, assessment, request for corrective or remedial action, warning letter, regulatory letter, untitled letter, It Has Come To Our Attention Letter, FDA Form 483, request for additional information, notice of action for import detentions or refusals, institutional review board or ethics committee alleging material noncompliance with any Health Care Laws (including EU Laws and Regulations); (ii) other material compliance or enforcement notices, orders, complaints, communications or other material correspondences from FDA or any other Governmental Authority (including any notified body) related to any Product, property, or asset, including matters that are civil, criminal, or regulatory in nature; (iii) any material communication from a Governmental Authority regarding prior or ongoing preclinical or clinical studies, including requiring or threatening a clinical hold or the termination, suspension, or material modification of such studies; or (iv) any other communications requesting additional information pertaining to potential material violations of any Health Care Laws, or indicating an investigation into actual or potential material violations of any Health Care Laws. Since January 1, 2022, no such order, action, or communication described in any of clauses (i), (ii), (iii), or (iv) above has been received or occurred, or is currently anticipated, contemplated, proposed, or to the Knowledge of the Company, pending.
(g) Since January 1, 2022, the Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Laws of Governmental Authorities governing the import and export of Products.
(h) Since January 1, 2022, the Company and its Subsidiaries have been and continue to be certified and in material conformance with ISO 13485. Since January 1, 2022, the Company and its Subsidiaries have prepared and submitted timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to any inspections, audits or examinations performed by any Governmental Authority, and have implemented all of the corrective actions described in such corrective action plans, or have received approval by any Governmental Authority of all corrective action plans.
(i) All Products are the subject of an appropriate Health Care Permit, as required, and duly held by the Company, unless such Product is otherwise exempt from such Health Care Permit.
(j) All material Health Care Permits of the Company are valid, in full force and effect, and not subject to any material probation, conditions, or limitations. The Company and its Subsidiaries are and, since January 1, 2022, have been in compliance in all material respects with all such Health Care Permits and with all Laws applicable to the Company, its Subsidiaries, and any of its Products.
(k) Since January 1, 2022, neither the Company nor its Subsidiaries has received, and the Company does not believe that it or any of its Subsidiaries may receive, any notice from a Governmental Authority alleging material non-compliance, breach, or alleged material breach of any term of the Health Care Permits. No suspension, cancellation, modification, revocation, restriction, limitation, or nonrenewal of any Health Care Permit is pending, or, to the Knowledge of the Company, threatened or anticipated to be threatened or pending, and, to the Knowledge of the Company, there is no reason why any such Health Care Permit may be varied, suspended, cancelled, revoked, or not renewed on the same terms. No material Health Care Permit is held in the name of any employee, officer, director, stockholder, agent, or otherwise on behalf of the Company. Since January 1, 2022, neither the Company nor any of its Subsidiaries have ever been denied a Health Care Permit due to Product non-conformities.
(l) No Product is currently and, since January 1, 2022, no Product has been subject to any field action, including any recall, correction, removal, market withdrawal or any other corrective action, including those that would be required to be reported to the FDA or documented under 21 C.F.R. Part 806 (collectively, a “Field Action”), nor is any Field Action currently under consideration by the Company or any of its Subsidiaries.
(m) Since January 1, 2022, neither the Company nor any of its Subsidiaries has entered into any consent decree or order pursuant to any Health Care Law, and the Company and its Subsidiaries are not, and since January 1, 2022, have not been, party or subject to any Judgment pursuant to any Health Care Law. To the Knowledge of the Company, there is not, and, since January 1, 2022 there has not been, any act, omission, event, or circumstance that could give rise to or lead to any such Action.
(n) Since January 1, 2022, none of the Company, any of its Subsidiaries, any of the its or their respective directors, officers or employees, or to the Knowledge of the Company any distributors, resellers, consultants, suppliers, agents or any other third party acting for or on behalf of the Company or its Subsidiaries, have

(i) made an untrue statement of material fact or fraudulent statement to FDA or any other Governmental Authority (including orally, or in any records or documentation prepared, maintained, or submitted to Governmental Authorities), including with respect to any Product or the business of the Company and its Subsidiaries; (ii) failed to disclose a material fact with respect to any Product required to be disclosed to any Governmental Authority; (iii) been the subject of any material investigation by the FDA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or any other comparable Governmental Authority, including with respect to data or healthcare program fraud; or (iv) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or for any Governmental Authority to invoke any similar policy. To the Knowledge of the Company, none of the above listed individuals or entities are subject or, since January 1, 2022, have been subject to any actual, threatened, or pending investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or by any Governmental Authority pursuant to any similar policy.
(o) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their officers, directors and employees (in each case, in their capacity as such) have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any similar Governmental Authority since January 1, 2022.
(p) Since January 1, 2022, neither the Company nor any of its Subsidiaries nor any of their employees, nor, to the Knowledge of the Company, any of its agents and distributors acting on its or their behalf (i) has materially violated or caused a material violation of any federal or state health care fraud and abuse or false claims statute or regulation, including the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the False Claims Act, and related regulations, that is applicable to the Company or any of its Subsidiaries, (ii) has been debarred, excluded, suspended or threatened with debarment or exclusion under any Law, including under 21 U.S.C. § 335a, 42 U.S.C. § 1320a-7, and relevant regulations in 42 C.F.R. Part 1001 or (iii) has been assessed or threatened with assessment of civil money penalties pursuant to 21 U.S.C. § 335b, 21 C.F.R. Part 17 or 42 U.S.C. Part 1003.
(q) There is not pending, or, to the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to, any civil, criminal, or administrative actions or suits alleging any: (i) hazard or defect in design, manufacture, service, handling, materials, workmanship with respect to any Product, (ii) failure to warn or breach of any express or implied warranty or representation; or (iii) concern with the safety, efficacy or performance of any Product.
Section 3.20. No Rights Agreement; Anti-Takeover Provisions. (a) As of the date hereof, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(b) Assuming the accuracy of the representations and warranties set forth in Section 4.10, as a result of the approval by the Company Board referred to in Section 3.03(b), the Company has taken all action required to be taken thereby in order to exempt this Agreement, the Merger, and the other transactions contemplated by this Agreement from the requirements or restrictions of any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Law, including Section 203 of the DGCL (each, a “Takeover Law”).
Section 3.21. Opinion of Financial Advisor. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of Piper Sandler & Co. (“PSC”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, limitations, qualifications and conditions set forth in the executed copy thereof, and such other factors as PSC consider relevant, the per share Cash Amount is fair, from a financial point of view, to the holders of Company Common Stock. It is agreed and understood that such opinion is solely for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.
Section 3.22. Brokers and Other Advisors. Except for PSC, the fees and expenses of which will be paid by the Company or the Surviving Corporation, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23. Affiliate Transactions. No present officer or director of the Company and no family member thereof, or, to the Knowledge of the Company, any Person owning 5% or more of the Company Common Stock, and no family member of any such natural Person, is a party to any Contract with or binding upon the Company or any of its properties or assets, or has any material interest in any property owned, leased or occupied by the Company, or has engaged in any material transaction with any of the foregoing within the 12 months preceding the date of this Agreement that would be required to be disclosed and has been disclosed under Item 404 under Regulation S-K under the Securities Act (such transactions, an “Affiliate Transaction”).
Section 3.24. Acknowledgment by Company. Except for the representations and warranties made by Parent and Merger Sub in Article IV and the representations and warranties made by Guarantor in Section 8.15, the Company (for itself and on behalf of its Affiliates and Representatives) acknowledges that none of Guarantor, Parent, Merger Sub nor any of the Subsidiaries of Guarantor, Parent or Merger Sub, nor any other Person, has made or is making, and the Company and its Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Guarantor, Parent or Merger Sub or any of the Subsidiaries of Guarantor, Parent or Merger Sub or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Guarantor, Parent or Merger Sub and the Subsidiaries of Guarantor, Parent or Merger Sub, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Affiliates or respective Representatives.
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company that:
Section 4.01. Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly incorporated, validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.02. Authority; Noncontravention.
(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, the CVR Agreement and all other agreements and documents consummated hereby and thereby and to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the approval of the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The Board of Directors of each of Parent and Merger Sub have adopted resolutions unanimously approving and declaring advisable this Agreement, the execution, delivery and performance thereof and the CVR Agreement and the transactions contemplated hereby and thereby, including the Merger. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the CVR Agreement or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement or the CVR Agreement. Parent, as the sole stockholder of Merger Sub, will approve the adoption of this Agreement, the CVR Agreement and the Transactions (which approval shall be provided for by written consent of Parent) immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement, the CVR Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement and the CVR Agreement have been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and the other parties thereto, as applicable, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The execution and delivery of this Agreement and the CVR Agreement by Parent and Merger Sub, and the consummation by Parent or Merger Sub of the Transactions, and the performance or compliance by

Parent or Merger Sub with any of the terms or provisions hereof and thereof, will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent or Merger Sub or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub are a party or accelerate Parent’s or Merger Sub’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.03. Governmental Approvals. Except for (a) the filings required under and compliance with other applicable requirements of the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws, (b) the filing with the SEC of (i) the Proxy Statement and (ii) such reports under the Securities Act or Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement or the CVR Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) such filings as may be required under the rules and regulations of NYSE and (e) compliance with any applicable state securities or blue sky laws no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement or the CVR Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of its obligations hereunder or thereunder and the consummation by Parent and Merger Sub of the Merger or the other Transactions, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 4.04. Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding shares of Merger Sub, free and clear of all Encumbrances, except for encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities law. Merger Sub was formed solely for the purpose of entering into the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.
Section 4.05. Available Funds. Guarantor has available, and has the authority to cause it to make available to purchase, access to funds sufficient to consummate the Merger and the other transactions on the terms contemplated by this Agreement and, at the expiration of the Effective Time, Parent and Merger Sub will have access to sufficient funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, as the case may be, to pay all fees and expenses in connection therewith and to perform their respective obligations under this Agreement. No obligation of Parent, Merger Sub or any Affiliate thereof to consummate the Merger is in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s (or any of Parent’s or Merger Sub’s Affiliates) consummation of any financing arrangements, Parent’s or Merger Sub’s obtaining (or any of Parent’s or Merger Sub’s Affiliates’ obtaining) of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub (or to any of Parent’s or Merger Sub’s Affiliates).
Section 4.06. Certain Arrangements. Except as contemplated by this Agreement, the Voting Agreement, or as set forth in Section 4.06 of the disclosure letter delivered by the Parent and Merger Sub to the Company concurrently with or prior to the execution of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or Company Board or, to the knowledge of Guarantor or Parent, any beneficial owner of shares of Company Common Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Merger Closing) or the Transactions (including as to continuing employment).
Section 4.07. Brokers and Other Advisors. Except for Goldman Sachs, the fees and expenses of which will be paid by Parent or Merger Sub, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.

Section 4.08. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time such documents are filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.
Section 4.09. Legal Proceedings. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the knowledge of Parent, threatened Action against Parent or any of its Subsidiaries (including Merger Sub) or (b) Judgment imposed upon or affecting Parent or any of its Subsidiaries (including Merger Sub), in the cases of each of clauses (a) and (b), by or before any Governmental Authority.
Section 4.10. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their controlled Affiliates own, directly or indirectly (including pursuant to a derivatives contract) any shares of Company Common Stock or are or have been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company during the three years prior to the date hereof.
Section 4.11. No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in Article III, Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, have made or are making, and each of Parent, Merger Sub and their Affiliates and respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their Affiliates or respective Representatives.
Section 4.12. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub and their Affiliates and respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their Affiliates and respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements and that Parent, Merger Sub, their Affiliates and respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties set forth in Article III, any rights hereunder with respect thereto.
ARTICLE V

Additional Covenants and Agreements
Section 5.01. Conduct of Business. (a) Except as required by applicable Law, Judgment, as expressly required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Article VII), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to use reasonable best efforts (i) to carry on its business in the ordinary course consistent with past practices and in compliance with applicable Law and (ii) to preserve substantially intact its and each of its Subsidiaries’ material assets, properties, Contracts and Permits, current business organizations, current employees and consultants (other than any terminations for cause or voluntary resignations) (provided that nothing in foregoing shall require the Company to take any action restricted by Section 5.01(b)(xii)), relationships and goodwill with customers, suppliers, licensors, licensees, distributors, contractors, partners and others having material business dealings with the Company or any of its Subsidiaries; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.01(b) shall be deemed to be a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).
(b) Except as required by applicable Law or Judgment, as expressly required by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Article VII), the Company shall not, and shall not permit any of its Subsidiaries to:
(i) issue, sell, grant deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer or encumbrance or grant of, any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests); provided that the Company may issue shares of Company Common Stock (A) as required pursuant to the terms and conditions as of the date of this Agreement of Equity-Based Awards outstanding as of the date of this Agreement under any Equity Plan or (B) as required to comply with Section 3.05 with respect to the Company ESPP;
(ii) directly or indirectly, redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of the Company’s capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of the Company’s capital stock or other equity or voting interests) (other than pursuant to the forfeiture of, or withholding to satisfy the exercise price or Tax obligations with respect to, Equity-Based Awards outstanding as of the date of this Agreement under any Equity Plan, in each case in accordance with the terms and conditions as of the date of this Agreement or the forfeiture of Equity-Based Awards granted after the date of this Agreement in accordance with this Agreement);
(iii) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other equity or voting interests (other than dividends paid by a wholly-owned Subsidiary to the Company or to another wholly-owned Subsidiary of the Company);
(iv) split, combine, subdivide or reclassify any shares of the Company’s capital stock or other equity or voting interests;
(v) forgive any loan or incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or other arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), except for (A) intercompany Indebtedness among the Company and its Subsidiaries, (B) extensions of trade credit in the ordinary course of business and (C) additional Indebtedness incurred under existing revolving credit facilities, lines of credit or other existing arrangements (including in respect of letters of credit issued in the ordinary course of business), in each case, for working capital and other purposes in the ordinary course of business consistent with past practice (and excluding incurrence under any delayed draw term loan facilities or other incremental credit facilities with respect to the Company Credit Agreement) and not to exceed $10,000,000;
(vi) enter into any swap or hedging transaction or other derivative agreements;
(vii) make any loans, capital contributions, investments in or advances to any Person other than (A) to the Company or any Subsidiary of the Company, (B) as permitted under Section 5.01(b)(xi) or (C) advances of commission payments in the ordinary course of business consistent with past practice;
(viii) transfer, sell, lease, pledge or otherwise dispose of, in a single transaction or series of related transactions, any material properties or assets (excluding Owned Company Intellectual Property and

Exclusively Licensed Company Intellectual Property), except (A) between and among the Company and its Subsidiaries, (B) dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, or (C) dispositions of assets for consideration not to exceed $2,000,000 individually or $5,000,000 in the aggregate;
(ix) (A) transfer, sell, lease, license or subject to an Encumbrance (other than a Permitted Encumbrance) any of the Owned Company Intellectual Property or Exclusively Licensed Company Intellectual Property (or any of the rights, including under any Contract, of the Company or any of its Subsidiaries in the foregoing) or (B) except, in each case, in the ordinary course of business consistent with past practice or at the end of its statutory life, cancel, abandon or allow to lapse or expire any of the Owned Company Intellectual Property;
(x) grant any Encumbrance (other than a Permitted Encumbrance) on any of its material assets, other than to a wholly owned Subsidiary of the Company;
(xi) make any acquisition, directly or indirectly (including by merger, consolidation, acquisition of stock or assets or any other business combination), if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with all such transactions would exceed $5,000,000 or, if such acquisition involves stock or a business combination, and the Company (or the applicable Subsidiary of the Company) is not the sole stockholder, member or other equity holder following the acquisition;
(xii) except as required pursuant to the terms of any Company Plan in effect on the date of this Agreement that has been made available to Parent or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (A) grant to any current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries any increase in compensation (including bonus compensation, base salary compensation or other incentive compensation) or any other benefits (including any increase in severance, termination pay, change in control, retention, or other similar compensation or benefits), (B) grant to any current or former director, officer, employee, or other individual service provider of the Company or any of its Subsidiaries any new or increase to compensation or benefits or any Tax gross-up payment that would not be deductible by reason of Section 280G of the Code or that would otherwise be subject to an excise tax under Section 4999 of the Code, (C) establish, negotiate, adopt, enter into, amend in any material respect or terminate any Collective Bargaining Agreement or Company Plan, including any change in control, severance or termination agreement with any director, officer, employee or individual service provider of the Company or any of its Subsidiaries, (D) take any action to accelerate any rights or benefits under any Company Plan or the funding of any payments or benefits under any Company Plan, (E) terminate the employment or services of any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries (other than for cause) or change the terms of employment or services of any current director, officer, employee or other individual service provider of the Company or any of its Subsidiaries such as to create good reason for such individual to resign, (F) grant, pay or award, or commit to grant, pay or award, any bonuses, incentive compensation, Equity-Based Awards or any other equity or equity-based compensation, or (G) hire any new employee or other individual service provider of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from providing employees who are newly hired in accordance with the foregoing clause (G) with plans, agreements, benefits and compensation arrangements that have a value that is consistent with the value of the plans, agreements, benefits and compensation arrangements previously provided to newly hired employees in similar positions, other than any severance, termination pay, change in control, retention, Equity-Based Awards, other equity or equity-based compensation or other similar compensation or benefits;
(xiii) make any material changes in financial accounting methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
(xiv) make, change or revoke any material Tax election, adopt or change any Tax accounting method or change any Tax accounting period, settle or compromise any audit or proceeding in respect of any material Tax liability, file any material amended Tax Return, fail to timely file any income or other material

Tax Return required to be filed or pay any Tax that is due or payable, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), surrender any right to claim a material Tax refund, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes);
(xv) (A) amend the Company Charter Documents, (B) form any Person that would constitute a Subsidiary or Affiliate of the Company or (C) acquire any equity interest in any other Person or enter into any joint venture, development, partnership or similar arrangement; except, in the case of this clause (C), as permitted under Section 5.01(b)(xi);
(xvi) settle, release, pay, discharge, waive, compromise or satisfy any pending or threatened Action against the Company or any of its Subsidiaries, other than any pending or threatened Action that both (A) does not relate to any Action or claim brought by the stockholders of the Company against the Company or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby, and either (B) (x) (1) results solely in a monetary obligation involving only the payment of monies by the Company of not more than $100,000 individually or $500,000 in the aggregate (excluding any settlements made under the following clause (2)) or would obligate the Company to take any action or impose restrictions on the business of the Company; (2) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that are not more than $100,000 individually or $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (3) results in no monetary obligation of the Company or the Company’s receipt of payment and (y) does not involve any admission of guilt or impose any restrictions or limitations upon the operations or business of or other conduct, remedy or injunctive relief applicable to the Company (other than customary releases of claims and non-disclosure obligations), whether before, on or after the Effective Time;
(xvii) make or authorize any capital expenditure other than capital expenditures in the ordinary course of business consistent with past practice that do not exceed, in the aggregate, 125% of the amount included in the Company’s capital expenditure budget included on Section 5.01(b)(xvii) of the Company Disclosure Letter;
(xviii) except as otherwise permitted by this Section 5.01(b) or otherwise in the ordinary course of business, (A) accelerate, terminate, consent to the termination of, amend or modify in any material respect, grant any waiver of any material right under, or voluntarily terminate, any Material Contract, or any Contract which if entered into prior to the date hereof would have been a Material Contract or (B) enter into any Contract which if entered into prior to the date hereof would have been a Material Contract;
(xix) adopt or implement any stockholder rights plan (or similar plans or arrangements);
(xx) terminate, allow to lapse or expire, suspend, modify or otherwise take any step to limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any applicable material Permit used in or required for the operation of the business of the Company and its Subsidiaries (as currently conducted or planned by the Company to be conducted);
(xxi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(xxii) acquire any real property; or
(xxiii) commit or agree, in writing or otherwise, to take any of the foregoing actions.
(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.02. No Solicitation; Change in Recommendation. (a) Except as permitted by this Section 5.02, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company shall, and shall cause each of its Subsidiaries, and its and their respective officers, directors and employees to, and shall instruct, and use reasonable best efforts to cause, its other Representatives retained by it and acting on its behalf to, (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal or any proposal that would reasonably be expected to lead to a Takeover Proposal, and cease providing any information to any such Person or its Representatives; (ii) not, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding any Takeover Proposal (except to notify any Person of the provisions of this Section 5.02), (C) furnish to any other Person any non-public information concerning the Company or any of its Subsidiaries to any Person, or afford access to the business, assets, properties, books or records, other information or employees or other Representatives of the Company or any of its Subsidiaries in connection with, for the purpose of encouraging or facilitating, with the intent to induce, or that would reasonably be expected to lead to, a Takeover Proposal, (D) approve, adopt, endorse or recommend or enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal or any proposal or offer that would reasonably be expected to lead to a Takeover Proposal (other than an Acceptable Confidentiality Agreement), (E) take any action to exempt any Person (other than Parent and its Subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the Company’s organizational and other governing documents, (F) terminate, waive, amend or modify any provision of any existing Acceptable Confidentiality Agreement with respect to a potential Takeover Proposal or any proposal that would reasonably be expected to lead to a Takeover Proposal; or (G) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract (it being understood that the Company may waive or release any such standstill provision solely to the extent reasonably necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 5.02) to make, on a confidential basis, a Takeover Proposal, if the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to so waive or release such standstill would be inconsistent with its fiduciary duties under applicable Law); or (iii) resolve or agree to do any of the foregoing. The Company shall, promptly following the date hereof (and in any event within one Business Day of the date hereof), discontinue all electronic or physical data room access (or other diligence access) granted to any Person and its Representatives (other than Guarantor and Parent, their Affiliates and their respective Representatives). The Company shall, promptly following the date hereof (and in any event within two Business Days of the date hereof), request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information or documents previously furnished to any Person (other than Guarantor and Parent, their Affiliates and their respective Representatives) and all material incorporating such information created by any such Person. It is agreed that any violation of the restrictions on the Company set forth in this Section 5.02 by any Representative of the Company or any Subsidiary of the Company acting with the authority of the Company or any Subsidiary of the Company shall be a breach of this Section 5.02 by the Company.
(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, but not after, or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company or any of its Representatives receives a written bona fide Takeover Proposal, which Takeover Proposal did not result from a material breach of this Section 5.02, (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal or its or their Representatives solely to the extent reasonably necessary to clarify the terms and conditions thereof or to notify such Person or group of Persons or its or their Representatives of the provisions of this Section 5.02 and (ii) if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and that the failure to take such action described in clauses (x) and (y) below would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that such information has previously been made available to Parent or, if such information has not previously been made available to Parent, the Company shall as promptly as practicable (and in any event within 24 hours) provide to Parent any such non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives; provided, in the case of clauses (x) and (y), that concurrently with the first time the Company furnishes any information to or participates in any discussions or negotiations with, any Person on or after the date of this Agreement, the Company shall provide written notice to Parent of such determination in good faith by the Board of Directors as provided above. The parties acknowledge and agree that any contacts, disclosures, discussions or negotiations expressly permitted under this Section 5.02(b), including any public announcement that the Company or the Company Board (or any duly authorized committee thereof) has made any determination contemplated under this Section 5.02(b) to take or engage in any such actions, shall not, in and of themselves, constitute an Adverse Recommendation Change.
(c) From and after the date of this Agreement and prior to the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, the Company shall promptly (and, in any event, within 24 hours) notify Parent orally and in writing in the event that: (i) the Company or any of its Representatives receives a Takeover Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a Takeover Proposal; (ii) any non-public information is requested in connection with any potential Takeover Proposal or (iii) any discussions or negotiations with respect to a Takeover Proposal or that would reasonably be expected to lead to a Takeover Proposal are sought to be initiated or continued with the Company, and shall promptly disclose to Parent the material terms and conditions of any such proposals or offers (including a copy of any written Takeover Proposal (including any proposed term sheet, letter of intent, acquisition or other agreement with respect thereto, or any written communication or materials provided to the Company)), a summary of any unwritten material terms and conditions thereof and the identity of the Person or group of Persons making such Takeover Proposal, and the Company shall keep Parent reasonably informed of the status and terms of any such proposals or offers (including any material changes thereto) and the status of any material developments, discussions or negotiations with respect to any such Takeover Proposal (including copies of all communications delivered by or on behalf of such Person in connection with such proposal or offer) on a prompt basis (and in any event within 24 hours of receipt). For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02 will be subject to the terms of the Confidentiality Agreement.
(d) Except as permitted by this Section 5.02, from and after the date of this Agreement and prior to the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, neither the Company Board nor any committee thereof shall: (i) (A) fail to include the Company Board Recommendation in the Proxy Statement when filed with the SEC or disseminated to the Company’s stockholders, (B) withdraw or withhold (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (C) declare advisable, recommend the approval or adoption of, or approve or adopt, or publicly propose to declare advisable, recommend, approve or adopt, any Takeover Proposal, (D) after public announcement of a Takeover Proposal (other than a tender offer or exchange offer), fail to publicly reaffirm the Company Board Recommendation (or refer to the prior Company Board Recommendation) within five Business Days after a written request by Parent to do so (or, if relating to any Takeover Proposal or material amendments, revisions or changes to the terms of any such previously publicly disclosed Takeover Proposal that are publicly disclosed within the last five Business Days prior to the then-scheduled Company Stockholders Meeting, by the close of business on the Business Day immediately preceding the then-scheduled Company Stockholders Meeting), provided that Parent may only make such request once with respect to any Takeover Proposal (provided that each time a Determination Notice is given Parent shall, subject to the following provision, be entitled to make a new such request); and provided, further, that the Company shall not be required to provide any such reaffirmation (or reference to the prior Company Board Recommendation) during the three or four Business Day periods, as applicable, following the giving of a Determination Notice, or (E) following the commencement of a tender offer or exchange offer relating to the shares of Company Common Stock by a Person unaffiliated with Parent, fail to publicly reaffirm (including in any statement under Rule 14d-9(f) or Rule 14e-2 promulgated under the Exchange Act) the Company Board Recommendation (or refer to the prior Company Board Recommendation) and recommend that the Company’s stockholders reject such tender offer or exchange offer within ten Business Days after the commencement of such tender offer or exchange offer (or, if earlier, by the close of business on the Business Day immediately preceding the then-scheduled Company Stockholders Meeting); (any action described in this clause (i), being referred to as an “Adverse Recommendation Change”), or (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, or cause or allow the Company to execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Contract, letter of intent, memorandum of understanding, agreement in principle, term sheet, acquisition agreement, merger agreement, option agreement or other similar agreement providing for, or that is intended to or would reasonably be expected to lead to, a Takeover Proposal (each, a “Company Acquisition Agreement”) or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, after the date of this Agreement and prior to obtaining the Company Stockholder Approval, but not after, the Company Board (or any duly authorized committee thereof), may (I) make an Adverse Recommendation Change or (II) with respect to a Takeover Proposal that did not result from a material breach of this Section 5.02, cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case, if and only if the Company Board (or any duly authorized committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (I) where the Adverse Recommendation Change is not made in response to a Takeover Proposal, such Adverse Recommendation Change is made in response to an Intervening Event, and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of (A) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company Board (or any duly authorized committee thereof) shall not, and shall cause the Company not to, take any action set forth in clause (II) or, in the event such action is proposed to be taken in connection with an Intervening Event or a Superior Proposal, take any action set forth in clause (I) unless (1) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall state that the Company has received a written Takeover Proposal that constitutes a Superior Proposal, specify the identity of the Person or group of Persons making such Superior Proposal and the material terms and conditions thereof or, if in response to an Intervening Event, shall have specified in reasonable detail the facts and circumstances describing the Intervening Event and the rationale for the Adverse Recommendation Change, and shall state that the Company Board has determined to make an Adverse Recommendation Change) (each such notice, a “Determination Notice”), (2) prior to making such an Adverse Recommendation Change or terminating this Agreement in accordance with Article VIII, as applicable, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms and conditions of this Agreement or make another proposal such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or, if any Intervening Event, to effect revisions to this Agreement or make another proposal so that the Adverse Recommendation Change would no longer be necessary and (3) following the end of such notice period, the Company Board (or any duly authorized committee thereof) shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect or, if the Determination Notice related to an Intervening Event, taking into account any revised terms committed to in writing by Parent, that failure to make an Adverse Recommendation Change would be inconsistent with the director’s fiduciary duties under applicable Law (it being understood that foregoing provisions shall also apply to any material change to the facts and circumstances specified by the Company in a Determination Notice and require a new Determination Notice; provided that for the purposes of such subsequent notice, all references to “four Business Days” shall be deemed to be “three Business Days”); and provided further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Article VII and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the applicable Company Termination Fee in accordance with Section 7.03 (to the extent due and payable thereunder)

prior to or concurrently with such termination so long as Parent has provided the Company with wire instructions for such payment. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into a Company Acquisition Agreement before this Agreement has been validly terminated in accordance with its terms.
(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or any duly authorized committee thereof) from (i) issuing any “stop, look and listen” or similar communication by or on behalf of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, (ii) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of the Company that is required by applicable Law or if the Company Board (or any duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board or any duly authorized committee thereof to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Company Board shall not effect an Adverse Recommendation Change except in accordance with Section 5.02(d).
(f) As used in this Agreement, “Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains (i) provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 5.02 or otherwise prohibit the Company from complying with its obligations under this Section 5.02, or (y) any confidentiality agreement entered into prior to the date of this Agreement.
(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Guarantor and Parent and their Subsidiaries), including any amendment or modification to any existing proposal or offer, relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or license of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board (or any duly authorized committee thereof)), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) issuance or acquisition of securities representing 20% or more of the voting power of the then outstanding Company Common Stock or 20% of more of the any class of equity securities of one or more Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% of more of any the consolidated assets of the Company and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding Company Common Stock or 20% or more of any class of equity securities of one or more Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Company Board (or any duly authorized committee thereof)) or securities representing 20% or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity or 20% or more of any class of equity securities of one or more Subsidiaries of the Company whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, in each case, other than the Transactions; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.
(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal made after the date hereof that the Company Board (or any duly authorized committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, (i) would, if consummated, be more favorable to the stockholders of the Company (solely in their capacity as such) than the Transactions from a financial point of view (including after giving effect to proposals, if any, made by Parent pursuant to

Section 5.02(d)) and (ii) is reasonably likely to be completed in accordance with its terms, taking into account all legal, regulatory, financial, financing and other aspects of such proposal that the Company Board deems relevant, the Person making the proposal and the terms of this Agreement; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”.
Section 5.03. Reserved.
Section 5.04. Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use, and shall cause its Affiliates to use, reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable, and in any event, prior to the Outside Date, (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Merger Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by any Governmental Authority or a third party or any Judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.
(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use, and shall cause their respective Affiliates to use, reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.
(c) Parent and the Company shall use reasonable best efforts to cooperate and coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto. Notwithstanding anything to the contrary in this Section 5.04, Parent shall be entitled to direct, devise and implement the strategy and defense of the Transactions in any action by, or negotiations with, any Governmental Authority or other Person relating to the Transactions or regulatory filings, and shall lead all communications with any Governmental Authority.
(d) In furtherance and not in limitation of the foregoing, Parent, Merger Sub and Company agree to make, and to cause its Affiliates to make, (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and, in any event, within ten days following the date hereof); provided that if the date of this Agreement is after or within ten days of the effective date of the changes in the applicable regulations under the HSR Act published in the Federal Register on November 12, 2024, the parties shall use reasonable best efforts to file the Notification and Report Forms required by the HSR Act as promptly as practicable thereafter and (y) appropriate filings with the Governmental Authorities set forth on Section 5.04(d) of the Company Disclosure Letter within fifteen days of the date hereof, to supply, and to cause its Affiliates to use reasonable best efforts to supply, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law or Foreign Investment Laws and to use reasonable best efforts to promptly take, and to cause its Affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions. Without limiting the foregoing, Parent and Company shall use reasonable best efforts to promptly take, and cause their respective Affiliates to take, all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law or Foreign Investment Laws and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (B) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (C) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, (D) terminating existing relationships, contractual rights or obligations of (x) the Company or its Affiliates or (y) Guarantor, Parent, their Subsidiaries or any their respective Affiliates, (E) creating any relationship, contractual right or obligation of (x) the Company or its Affiliates or (y) Guarantor, Parent, their Subsidiaries or any of their respective Affiliates or (F) effectuating any other change or restructuring of (x) the Company or its Affiliates or (y) Guarantor, Parent, their Subsidiaries or any of their respective Affiliates (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action)); provided that any such action may, at the discretion of the Company, be conditioned upon the Merger Closing (any such action described in clauses (A) through (F), a “Restriction”) and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid the entry of, or to have vacated or terminated, any Restraint that would prevent the Merger Closing prior to the Outside Date. Parent shall have the unilateral right to determine whether to commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Antitrust Laws, pull and refile under the HSR Act or any other applicable Antitrust Laws or enter into a timing agreement with any Governmental Authority; provided that such action would not be reasonably expected to delay the Merger Closing beyond the Outside Date. Parent is not required to obtain the Company’s consent but shall consult with the Company on the foregoing and consider in good faith the Company’s views. Parent shall use reasonable best efforts to respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions. Each of the Company, Parent and Merger Sub shall not knowingly take (and each of the Company and Parent shall cause their respective Affiliates not to knowingly take) any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary. Nothing in this Agreement shall require any party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Merger Closing.
(e) Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, nothing in this Section 5.04 or otherwise in this Agreement shall (i) require Guarantor, Parent or any of their Subsidiaries or the Company or any of its Subsidiaries or (ii) permit the Company or any of its Subsidiaries without the prior written consent of Parent to agree to, accept or undertake (or to consent to the Company or any its Subsidiaries agreeing to, accepting or undertaking) any Restriction: (A) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in each case, any such Restriction would, individually or when taken together with all other actions undertaken with respect to the matters contemplated by this Section 5.04, reasonably be expected to (x) be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (y) be materially detrimental to the benefits that Parent or any of its Affiliates (including Guarantor) expect as a result of the Transactions contemplated by this Agreement; or (B) with respect to any assets, categories of assets or portions of any business of Parent or any of its Affiliates (including Guarantor).
(f) Subject to the other terms and conditions of this Agreement, if any Action or Judgment or other order, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging, hindering, impeding, interfering with or delaying any transaction contemplated by this Agreement as violating any Antitrust Law or Foreign Investment Law, each of the Company (and its Subsidiaries) and Parent (and its Subsidiaries and

Affiliates) shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.
(g) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, waivers, exemptions, clearances, orders, confirmations and other documents with the FTC, the DOJ or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, the DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) and of any material written or verbal communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, (iii) subject to applicable Laws and the Confidentiality Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, the DOJ or any other Governmental Authority in connection with the Transactions, other than “4© documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, promptly give the other parties hereto the opportunity to attend and participate in such meetings and conferences (whether in person, by telephone or otherwise) and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, the DOJ and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, the DOJ or any other Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission, and shall provide the other parties a reasonable opportunity to review such document or information and consider the other parties’ comments on such document or information in good faith.
Section 5.05. Public Announcements. Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions (except to the extent any such statements related to an Adverse Recommendation Change), and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system, in each case as determined after consultation with outside legal counsel. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.05 shall not apply to any press release or other public statement made by the Company, Parent or Guarantor (a) that substantially reiterates (and is not inconsistent with) the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate to or refer to this Agreement, the Transactions or Parent (or any of its Affiliates). None of the parties hereto need consult with the other in connection with such portion of any press release, public statement or filing to be issued with respect to any Takeover Proposal or Adverse Recommendation Change (but without limiting the Company’s obligations under Section 5.02).
Section 5.06. Access to Information; Confidentiality. Subject to applicable Laws and any applicable Judgment, during the period from the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Article VII, upon reasonable notice, the Company shall afford, and shall cause its Subsidiaries and each of their respective Representatives to afford, to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, assets, books, Contracts, work pagers, reports, correspondence records and other documents and information relating to the Company or any of its Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or relating to any deliberation of the Company Board (or any duly authorized committee thereof) regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its and its Subsidiaries’ business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or relating to any deliberation of the Company Board (or any duly authorized committee thereof) regarding any Takeover Proposal or Adverse Recommendation Change), in each case, for any reasonable purpose in connection with the consummation of the Transactions (including for integration planning); provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided further, however, that (a) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment, a Contract or binding confidentiality obligation owing to a third party or (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, and (b) the Company shall not be required to provide access to Parent or its Representatives to conduct any environmental sampling or testing without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided further, however, in each case, so long as the Company has used reasonable best efforts to cooperate and used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such applicable privilege, Law or agreement including disclosure of such information through the use of customary “clean room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information. Until the Effective Time, all information provided under this Section 5.06 will be subject to the terms of the letter agreement dated as of September 23, 2024, by and between the Company and Parent (the “Confidentiality Agreement”).
Section 5.07. Indemnification and Insurance. (a) For a period of six years immediately after the Effective Time, Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company or its Subsidiaries and each other Person who immediately prior to the Effective Time is serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person who is indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents and the organizational documents of the Company’s Subsidiaries or any indemnification agreement between such director or officer or other Person and the Company or any of its Subsidiaries, in each case, as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person, in each case, as made available to Parent or disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC prior to the date of this Agreement (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer or manager of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as such (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries or any indemnification agreement between the Company or its Subsidiaries and such Indemnitee, in each case as in effect on the date of this Agreement.

(b) Without limiting the foregoing, for a period of six years immediately after the Effective Time, to the fullest extent permissible by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification, advancement of expenses and exculpation, in each case, than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from the Effective Time, Parent shall, and shall cause the Surviving Corporation to advance any expenses (including reasonable fees and expenses of legal counsel of any Indemnitee) under this Section 5.07 in each case in accordance with and as required by the Company Charter Documents; provided that, if and only to the extent any Indemnitee to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Indemnitee is not entitled to indemnification.
(c) Parent agrees that it shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, settle, compromise or consent to the entry of any judgment in any threatened or actual Action relating to any acts or omissions covered under this Section 5.07 (each, a “Claim”) for which indemnification could be sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Parent agrees to cause the Surviving Corporation and its Subsidiaries to cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(d) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are, as of the date of this Agreement (and any additional individuals who prior to the Effective Time become), covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy) except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies an annual premium greater than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.07(d) the Surviving Corporation shall obtain as much comparable insurance as possible for the years within such six-year period for a premium equal to the Maximum Amount. The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided that, in no event shall the cost of any such tail policy exceed the Maximum Amount. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.07(d), and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to cause such policy to be maintained in full force and effect, for its full six-year term, and to honor all of its obligations thereunder.
(e) The provisions of this Section 5.07 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnitees) and his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.07 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.07 applies and each Indemnitee’s heirs and representatives shall be third-party beneficiaries of this Section 5.07).
(f) In the event that (i) the Surviving Corporation or any of its respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.07.
Section 5.08. Employee Matters. (a) Parent shall, or shall cause the Surviving Corporation and/or its Subsidiaries to, provide each Company Employee as of immediately prior to the Effective Time who continues employment with the Surviving Corporation or any of its Subsidiaries as of the Effective Time (each, a “Continuing Employee”) with (i) for a period of two years following the Effective Time (or the applicable Continuing Employee’s earlier termination of employment), (A) a base salary or wage rate that is no less favorable than such Continuing Employee’s base salary or wage rate in effect as of immediately prior to the Effective Time, (B) target cash incentive or target cash commission opportunities that are substantially similar to the target cash incentive or target cash commission opportunities provided to such Continuing Employee as of immediately prior to the Effective Time (excluding in each case any change in control, retention, or similar opportunities), provided that any such opportunity shall be pro-rated for the calendar year that includes the Effective Time based on service following the Effective Time, (C) commencing no later than sixty (60) days following the Effective Time, a long-term incentive opportunity with a grant date fair value that is substantially similar to such Continuing Employee’s target grant date fair value for long-term incentive opportunities set forth on Section 5.08(a) of the Company Disclosure Letter and (D) for any Continuing Employee who is not subject to an individualized agreement that provides for severance protections, severance benefits no less favorable than those provided to similarly-situated employees of Parent pursuant to Parent’s broad-based severance plan; and (ii) for a period up to the end of the calendar year that includes the Effective Time, retirement and health and welfare benefits that are substantially comparable, in the aggregate, to those provided to such Continuing Employee as of immediately prior to the Effective Time (excluding in each case severance, long-term incentive, nonqualified deferred compensation, defined benefit plans, and retiree health and welfare benefits).
(b) Parent and the Company hereby acknowledge that the consummation of the Transactions constitutes a “change in control”, “change of control” or other term of similar import for purposes of any Company Plan that contains a definition of “change in control”, “change of control” or other term of similar import, as applicable.
(c) With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time (including any vacation, paid time-off and severance plans and excluding any equity-based incentive compensation, nonqualified deferred compensation, defined benefit plans and retiree health and welfare benefits), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with Parent, any predecessor employer of the Company or any such Subsidiary under a comparable Company Plan as of the Effective Time, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary under a comparable Company Plan) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries for purposes of determining eligibility to participate, vesting, and solely for vacation, paid time off or severance, level of benefits; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. Parent and the Company shall coordinate to ensure that required payouts of leave for any accrued leave balances (if any) occur in compliance with applicable Laws.
(d) Without limiting the generality of Section 5.08(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. To the extent that a Continuing Employee (and his or her eligible dependents) cease participation in a Company Plan that provides group health benefits during the middle of such Company Plan’s plan year and become eligible to participate in a group health plan of Parent, the Surviving Corporation or any of their respective Subsidiaries, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to, recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under such Company Plan during the Company Plan’s plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under such group health plan of Parent, the Surviving Corporation or any of their respective Subsidiaries for the plan year of such group health plan of Parent, the Surviving Corporation or any of their respective Subsidiaries; provided that in each case, solely to the extent permitted under the terms and conditions of the applicable insurance contracts as of the Effective Time.
(e) For each Company Employee who is eligible as of immediately prior to the Effective Time to receive an annual cash bonus under a Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, pay such Company Employee a cash bonus payment for the calendar year in which the Effective Time occurs in accordance with Section 5.08(e) of the Company Disclosure Letter
(f) Prior to the Merger Closing Date, (i) the Company (or the Company Board or other authorized body) shall take all actions necessary and appropriate (including providing notices) to implement a blackout period in connection with the exercise of Company Stock Options, effective as of the later of five Business Days prior to the Merger Closing Date and (ii) the Company shall use best efforts to take, or cause to be taken, all actions necessary or advisable, to comply with the obligations set forth in Section 5.08(f) of the Company Disclosure Letter.
(g) If requested by Parent in writing at least five Business Days prior to the Merger Closing Date, the Company shall terminate (or terminate participation in) any and all Company Plans intended to qualify under Section 401(k) of the Code (“401(k) Plan”), effective not later than the Business Day immediately preceding the Merger Closing Date, and Parent shall then permit each Continuing Employee who is a participant in any Company 401(k) Plan as of immediately prior to the Effective Time and who remains employed as of the applicable entry date to become a participant in a plan sponsored or maintained by Parent or any of its Affiliates intended to qualify under Section 401(k) of the Code as soon as administratively practicable following the Merger Closing Date; provided that, the Company shall provide Parent for its review, comment and approval, advance copies of all resolutions, consents, notices, communications with Company Employees and other documentation relating to such actions and evidence that such actions have been implemented; and with an advance copy of the written resolutions terminating the Company 401(k) Plan and a reasonable period of time to review and comment thereon prior to adoption or execution, which comments shall be implemented in good faith.
(h) Prior to making any broad-based communications to current or former Company Employees pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall (i) provide Parent with a copy or written summary of the intended communication, (ii) give Parent a reasonable period of time to review and comment on the intended communication and (iii) consider any such comments in good faith.
(i) Notwithstanding the foregoing, no provision of this Agreement shall create any right in any current or former officer, director, employee, or other individual service provider of the Company or its Subsidiaries to continued employment by the Company, Parent, Surviving Corporation or any of their respective Affiliates, or preclude the ability of the Company, Parent, Surviving Corporation or any of their respective Affiliates to terminate the employment of any employee for any reason. This Section 5.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.08, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.08 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of the Company, Parent, Surviving Corporation or any of their respective Affiliates. No current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement pursuant to this Section 5.08 and this Section 5.08 shall not create such rights in any such Person.
Section 5.09. Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time or the termination of this Agreement, the Company shall give prompt notice to Parent of (a) to the extent permitted under applicable Law, any notice or other communication received by the Company from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (b) any Actions commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (including, as it relates to the Company, against any of its directors) or otherwise relating, involving or affecting the Company or its Subsidiaries, in each case in connection with, arising from or otherwise relating to this Agreement or the Transactions (whether directly or on behalf of the Company or any of its Subsidiaries or otherwise), including in each case demands for appraisal pursuant to Section 262 of the DGCL. The Company shall (i) give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions and shall keep Parent reasonably and promptly informed of the status of and any material developments with respect to any such litigation (whether or not Parent exercises its right to participate in the defense of such litigation), (ii) give Parent the right to review and comment on all material filings or responses made by the Company in connection with any such litigation and (iii) not settle or provide any payment or other compensation with respect to any stockholder demand or litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
Section 5.10. Communications and Interactions with Regulatory Authorities; Certain Proceedings.
(a) Without limiting any of the parties’ respective obligations in Section 5.01 and Section 5.04, prior to the Effective Time or the termination of this Agreement pursuant to Article VII, the Company shall promptly inform Parent of (i) any requested, proposed, or scheduled meeting with the FDA or any other similar Governmental Authority relating to any Product, Health Care Permit, or the Company’s compliance with applicable Health Care Laws, (ii) of any communication (written or oral) from the FDA or any other similar Governmental Authority relating to any Product, Health Care Permit, or the Company’s compliance with applicable Health Care Laws or (iii) any reports or other material communication of any safety information or reportable event (as such term is defined or described at 21 C.F.R. 803.3(o)), or material Field Action relating to any Product; provided that, in each case, confidential competitively sensitive business information may be redacted from such exchanges. In addition to the foregoing, the Company shall inform Parent of, and provide Parent with a reasonable opportunity to review and comment on any non-routine filing proposed to be made by or on behalf of the Company, and any non-routine correspondence or other non-routine communication proposed to be submitted or transmitted to the FDA relating to any Product, Health Care Permit, or, regardless of whether routine or non-routine, the Company’s compliance with applicable Health Care Laws (which comments shall be provided promptly and be considered in good faith; provided that the Company shall be under no obligation to incorporate such comments into such submissions or transmittal).
(b) Without limiting any of the parties’ respective obligations in this Agreement, (i) the Company shall promptly inform Parent of any material correspondence or other material communications (written or oral) by or on behalf of the Company or any of its Representatives to any third party or from any third party to the Company related to the matters set forth on Section 5.10 of the Company Disclosure Letter (each, an “Applicable Proceeding”) and shall promptly provide Parent with copies of any such correspondence or other communications, (ii) the Company shall promptly inform Parent with notice and copies of any material correspondence or other material communications (written or oral) by or on behalf of the Company or any of its Representatives to any third party related to any potential settlement, mediation, resolution, or disposition of any Applicable Proceeding and shall provide Parent with a reasonable opportunity to review and comment thereon (which comments shall be provided promptly and be considered in good faith; provided that the Company shall be under no obligation to incorporate such comments), prior to sending or relaying such correspondence or other communication, and (iii) none of the Company or any of its Representatives shall agree to or propose any settlement, resolution or disposition of any Applicable Proceeding without Parent’s prior written consent. Notwithstanding any of the foregoing, nothing in this Section 5.10(b) shall require the Company to have any communications with Parent that would result in the loss of the protection of an attorney-client privilege, attorney work product protection or other legal privilege; provided, however, the Company shall use reasonable best efforts to cooperate and use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such applicable privilege, protection, Law or agreement including disclosure of such information through the use of customary “clean room” arrangements pursuant to which non-employee Representatives of Parent could be provided access to such information.
(c) Parent acknowledges and agrees that nothing contained in this Section 5.10 is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time in violation of applicable Law. The Company acknowledges and agrees that nothing contained in this Section 5.10 is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or Merger Sub prior to the Effective Time in violation of applicable Law.
Section 5.11. Approval of the Merger. (a) Notwithstanding any Adverse Recommendation Change, but subject to Section 5.11(b) and applicable Law and to the extent not prohibited by any Judgment, the Company shall take all necessary actions in accordance with applicable Law, the Company Charter Documents and the rules and regulations of NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval as soon as reasonably practicable after (i) the SEC confirms that it has no further comments on the Proxy Statement or (ii) if there is or has been no review of the Proxy Statement by the SEC, the expiration of the SEC review period therefor. Subject to Section 5.02, the Company shall take all lawful action reasonably necessary to solicit and obtain the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Company Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with Parent, adjourn, recess or postpone the Company Stockholders Meeting only (1) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company Board determines in good faith (after consultation with outside legal counsel) is required by applicable Law or the rules and regulations of the NYSE to be disseminated and reviewed by the stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, (2) to the extent required by a court of competent jurisdiction in connection with any Actions in connection with this Agreement or the Transactions, (3) if, as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in Person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (4) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, in the case of each of clauses (1), (2), (3) and (4), for the minimum duration necessary to remedy the circumstances giving rise to such adjournment, recess or postponement (and in the case of each of clauses (1), (3) or (4), without the written consent of Parent); provided that the Company shall not, without the written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), unless otherwise required by applicable Law or a court of competent jurisdiction, adjourn, recess or postpone the Company Stockholders Meeting beyond the earlier of (x) the date that is 30 days after the date that the Company Stockholders Meeting was originally scheduled (or, if applicable, 30 days after the newly scheduled date for any such originally scheduled Company Stockholders Meeting that is adjourned, recessed or postponed in accordance with this Section 5.11) and (y) the date that is three Business Days prior to the Outside Date; provided, further, that, in the case of clause (4), Parent may require the Company to adjourn, recess or postpone the meeting to solicit additional proxies for no more than 30 days after the date that the Company Stockholders Meeting was originally scheduled. Notwithstanding anything to the contrary herein (including any Adverse Recommendation Change), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Stockholders Meeting, the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.
(b) As promptly as reasonably practicable (but in any event no later than 30 days) after the execution of this Agreement and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.02, the Company Board shall include the Company Board Recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Guarantor, Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Guarantor, Parent and Merger Sub shall, as promptly as reasonably practicable, correct any information with respect to it or provided by it for use in the Proxy Statement if and to the extent, in the absence of such a correction, the Proxy Statement would contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the stockholders of the Company in an amendment or supplement mutually acceptable to Parent and the Company. The Company shall notify Parent promptly upon the receipt of any comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for amendments or supplements to the Proxy Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments or, if there is or has been no review of the Proxy Statement by the SEC, the expiration of the SEC review period therefor a. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments the Company shall consider in good faith.
Section 5.12. Other Investors. Prior to the Effective Time, without the prior written consent of the Company (which shall not be unreasonably withheld), Parent shall not permit or agree to permit any Person (other than Parent or any wholly-owned Subsidiary of Parent) to obtain any equity interests (or rights to obtain any equity interests) in Merger Sub or any Person (other than Parent) of which Merger Sub is a direct or indirect Subsidiary.
Section 5.13. Parent Vote. (a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of the adoption of this Agreement at the Company Stockholders Meeting.
(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL.
Section 5.14. Stock Exchange De-listing. Parent shall use reasonable best efforts to cause (and the Company shall reasonably cooperate with Parent to cause) the shares of Company Common Stock to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.
Section 5.15. Company Indebtedness. To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions required to facilitate (a) the termination of commitments in respect of the Company Credit Agreement and Zions Facility and the repayment in full of all obligations in respect of any Indebtedness incurred under the Company Credit Agreement or the Zions Facility, and (b) the termination, repayment, redemption or defeasance of any other Indebtedness for borrowed money incurred by any of the Company and its Subsidiaries after the date of this Agreement and the repayment in full of all obligations in respect of such Indebtedness (it being understood that the Company shall promptly and, in any event, no later than ten days prior to the Merger Closing Date notify Parent of the amount of any such Indebtedness incurred or to be incurred and expected to be outstanding on the Merger Closing Date), and the release of any Encumbrances securing any such Indebtedness described in the foregoing clauses (a) and (b) and guarantees in connection therewith on the Merger Closing Date. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall deliver to Parent (A) at least three Business Days prior to the Merger Closing Date, a draft payoff letter and (B) at least one Business Days prior to the Merger Closing Date, executed payoff letters, with respect to the Company Credit Agreement and the Zions Facility (the “Company Payoff Letters”) in form and substance customary for transactions of this type and in all events subject to Parent’s reasonable consent, from the lenders or other applicable third party (or an authorized agent on behalf thereof) to whom such Indebtedness is owed, which Company Payoff Letters together with any related release documentation shall, among other things, include the payoff amount (the “Company Payoff Amounts”) and provide that Encumbrances (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing the Company Credit Agreement and

Zions Facility and any other obligations secured thereby, shall, upon the payment of the Company Payoff Amounts at or prior to the Merger Closing, be released and terminated (and, as promptly as possible following the Merger Closing if not delivered prior to such time, as applicable, termination instruments or release filings of all such Encumbrances securing such Indebtedness, in form and substance reasonably satisfactory to Parent).
Section 5.16. Section 16 Matters. Prior to the Effective Time, the Company will be permitted to take appropriate actions to cause the dispositions of equity securities of the Company (including any derivative securities) in connection with this Agreement by each individual who is an officer or director of the Company subject to Section 16 of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
Section 5.17. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, Merger Sub and the Company and their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 5.18. Financing Assistance and Cooperation.
(a) The Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to provide to Parent, at Parent’s sole cost and expense, all cooperation and assistance that is customary and reasonably requested by Parent in connection with (i) any outstanding Indebtedness of the Company or any of its Subsidiaries or (ii) any financing sought by Parent in connection with the Transactions.
(b) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.18 shall require any such cooperation or assistance to the extent that it could result in the Company or any of its Subsidiaries being required to:
(i) pledge any assets as collateral prior to the Effective Time;
(ii) pay any fee, bear any cost or expense, enter into any definitive agreement that becomes effective prior to Merger Closing, incur any other liability or give any indemnities to any third party or otherwise commit to take any similar action in connection with any financing undertaken by Parent in connection with the Transactions prior to the Merger Closing;
(iii) take any actions to the extent such actions would, in the Company’s reasonable judgment, (A) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (B) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (C) conflict with, or result in any violation or breach of, or default (with or without notice, or lapse of time or both) under, the Company Charter Documents, any applicable Law or Judgment or any Material Contract, (D) require any such entity to change any fiscal period or (E) cause (x) any closing condition set forth in Article VI of this Agreement to fail to be satisfied or (y) any other breach of this Agreement;
(iv) waive or amend any terms of this Agreement;
(v) commit to take any action under any certificate, document or instrument that is not contingent upon the Merger Closing;
(vi) provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege of the Company or its applicable Subsidiary; provided, that the Company or such Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information;
(vii) cause any director, manager or equivalent, or any officer or employee of the Company or any of its Subsidiaries to pass resolutions to approve any such financing or authorize the creation of any agreements, documents or actions in connection therewith, or to execute or deliver any certificate in connection with any such financing (other than any director, manager or equivalent, or officer or employee of the Company or any of its Subsidiaries who will continue in such a position following the Merger Closing and the passing of such resolutions), in each case that are not contingent on the Merger Closing or would be effective prior to the Merger Closing;

(viii) deliver any legal opinion or negative assurance letter (other than legal opinions or letters required to be delivered in connection with any offer to purchase or exchange, or any consent solicitations with respect to, any outstanding Indebtedness of the Company undertaken in connection with the Transactions and contingent on the Merger Closing, to the extent such opinions or letters would not conflict with applicable Law and would be accurate in light of the facts and circumstances at the time delivered); or
(ix) provide or prepare (A) pro forma financial statements, pro forma adjustments, projections, an as-adjusted capitalization table, information related to synergies, cost savings, ownership or other post-Merger Closing adjustments, or other prospective information, (B) any description of all or any component of any financing undertaken by Parent in connection with the Transactions, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, (C) risk factors relating to all or any component of the any financing undertaken by Parent in connection with the Transactions, (D) “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (E) any information required by Regulation S-K Item 402 or by Items 10 through 14 of Form 10-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A or (F) any information that is not readily available from the Company’s financial records.
For the avoidance of doubt, any failure of the Company to fulfill its obligations under this Section 5.18 shall not be deemed a breach of this Agreement or excuse the performance of Parent or Merger Sub or any Affiliate thereof to consummate the Merger, so long as the Company or its Representative is acting reasonably in good faith to fulfill such obligations.
(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with any financing to be undertaken by Parent in connection with the Transactions, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.18, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any financing undertaken by Parent in connection with the Transactions and any information used in connection with the foregoing, except to the extent such liabilities arise from (x) the gross negligence, bad faith or willful misconduct of the Company or any of its Subsidiaries and their respective Representatives, (y) any intentional misrepresentation in any financial statements or information provided by the Company specifically for use in connection with any financing undertaken by Parent in connection with the Transactions or (z) a material breach of this Agreement by the Company, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.
Section 5.19. Financial Statement Cooperation. Without limiting the Company’s obligations under Section 5.11, the Company shall use its commercially reasonable efforts to properly prepare and timely file any filings or reports required under the Exchange Act (collectively, the “Other Filings”). The Company shall promptly notify Parent of the receipt of any comments on any of the Other Filings by the SEC, and the Company shall supply Parent with copies of all correspondence between it and each of its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to any of the Other Filings, except, in each case, that confidential competitively sensitive business information may be redacted from such exchanges.
ARTICLE VI

Conditions to the Merger
Section 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Merger Closing Date of the following conditions:
(a) No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law, in each case in the U.S. or any other jurisdiction (collectively, “Restraints”), shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger (such condition in this Section 6.01(a), the “Restraint Condition”);

(b) (i) Any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the consummation of the Merger shall have expired or been terminated and (B) any waiting periods shall have expired or been terminated, and any applicable approvals, consents, or waivers shall have been obtained, in each case, with respect to the applicable Antitrust Laws or Foreign Investment Laws of the jurisdictions set forth on Section 6.01(b) of the Company Disclosure Letter (such condition in this Section 6.01(b), the “Regulatory Condition”); and
(c) The Company Stockholder Approval shall have been obtained.
Section 6.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent and Merger Sub) on or prior to the Merger Closing Date of the following conditions:
(a) (i) All of the representations and warranties of the Company set forth in Article III (other than those referred to in clauses (ii) through (iv) below) shall be true and correct as of the Merger Closing Date as if made on and as of the Merger Closing Date, except to the extent such representation and warranty expressly relates to a specified date or period (in which case on and as of such specified date or period), other than for such failures of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Material Adverse Effect”); (ii) all of the representations and warranties of the Company set forth in Section 3.01(a) (Organization; Standing), Section 3.02(d) (Capitalization), the first sentence of Section 3.02(f) (Capitalization), Sections 3.03(a)-(c) and (d)(i) (Authority), Section 3.20 (No Rights; Takeover Laws), Section 3.21 (Opinion of Financial Advisor) and Section 3.22 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Merger Closing Date as if made on and as of the Merger Closing Date, except to the extent such representation and warranty expressly relates to a specified date or period (in which case on and as of such specified date or period); (iii) all of the representations and warranties of the Company set forth in Section 3.07(b) shall be true and correct in all respects as of the date of this Agreement and at and as of the Merger Closing Date as if made on and as of the Merger Closing Date; and (iv) all of the representations and warranties of the Company set forth in Section 3.02(a) (other than the last sentence thereof) (Capitalization) and Section 3.02(c) (Capitalization) of the Merger Closing Date shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Merger Closing Date as if made on and as of the Merger Closing Date;
(b) The Company shall have complied with or performed in all material respects all obligations to be performed by the Company under this Agreement at or prior to the Effective Time;
(c) Since the date of this Agreement, there shall not have occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts which, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect; or
(d) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (a), (b) and (c) of this Section 6.02 have been duly satisfied.
Section 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger is further subject to the satisfaction (or, to the extent permitted by Law, waiver by the Company) on or prior to the Merger Closing Date of the following conditions:
(a) All of the representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect”) as of the Merger Closing Date as if made on and as of the Merger Closing Date (except to the extent such representation and warranty expressly relates to a specified date (in which case at and as of such specified date)), other than for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b) Each of Parent and Merger Sub shall have complied with or performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate executed on behalf of Parent by a duly authorized officer of Parent confirming that the conditions set forth in clause (a) and (b) of this Section 6.03 have been duly satisfied.
ARTICLE VII

Termination
Section 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise expressly noted):
(a) by the mutual written consent of the Company and Parent;
(b) by either of the Company or Parent:
(i) if the Effective Time shall not have occurred on or prior to November 28, 2025 (the “Outside Date”); provided that (x) if, on the Outside Date, all of the conditions set forth in Article VI, other than in the case of the Regulatory Condition or the Restraint Condition (in the case of the Restraint Condition, solely to the extent the applicable Restraint relates to or arises under of any Antitrust Laws or Foreign Investment Laws), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at the Effective Time), then the Outside Date shall automatically be extended to January 28, 2026 and (y) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party if the failure to consummate the Merger by the Outside Date was principally caused by or is primarily the result of a material breach of this Agreement by such party (treating Parent and Merger Sub as one party for this purpose);
(ii) if any Restraint having the effect of permanently preventing or prohibiting the consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party if such party’s (treating Parent and Merger Sub as one party for this purpose) material breach of this Agreement shall have been the principal cause of or resulted in such final and non-appealable Restraint; or
(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor (or any adjournment or postponement thereof) and at which a vote by the Company’s stockholders on the adoption of this Agreement was taken;
(c) by Parent:
(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of the conditions set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, shall not have been cured within 30 days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intent to terminate this Agreement pursuant to this Section 7.01(c)(i); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of its representations, warranties, covenants or agreements hereunder, which breach has not be cured; or
(ii) prior to receipt of the Company Stockholder Approval, if the Company Board (or any duly authorized committee thereof) shall have made an Adverse Recommendation Change; or
(d) by the Company:
(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform is incapable of being cured or, if capable of being cured by the Outside Date, shall not have been cured within 30 days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder, whose breach has not been cured; or

(ii) prior to receipt of the Company Stockholder Approval, in order to enter into a binding written Company Acquisition Agreement providing for a Superior Proposal in compliance with the terms of this Agreement, including Section 5.02; provided that prior to or concurrently with such termination the Company pays or causes to be paid the applicable Company Termination Fee under Section 7.03(a) so long as Parent has provided the Company with wire instructions for such payment.
Section 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (provided that the Confidentiality Agreement, the last sentence of Section 5.06, Section 5.18(c), this Section 7.02, Section 7.03 and Article VIII shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective former, current or future directors, officers, stockholders, managers, members or Affiliates, except, subject to Section 7.03(c) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement prior to the date of termination or from fraud.
Section 7.03. Termination Fee. (a) In the event that:
(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) as a result of a knowing and intentional breach by the Company of Section 5.02; provided that, in each case, (A) a bona fide Takeover Proposal shall have been publicly made, proposed or communicated by a third party (or such Takeover Proposal has otherwise been made known to the Company Board and shall have become publicly known) after the date of this Agreement and such Takeover Proposal has not been unconditionally withdrawn prior to the time this Agreement is terminated and (B) within 12 months after such termination, the Company consummates any transaction included within the definition of Takeover Proposal or the Company enters into a definitive agreement with respect to any transaction included within the definition of Takeover Proposal and such transaction is subsequently consummated at any time, in each case, whether or not involving the same Takeover Proposal or the Person or group making the Company the Takeover Proposal referred to in clause (A); provided that, for purposes of clauses (B) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or
(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or, if Parent would have been entitled to terminate this Agreement pursuant to Section 7.01(c)(ii) prior to or at the time the Company terminates this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or (B) by the Company pursuant to Section 7.01(d)(ii);
then, in any such event under clauses (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the applicable Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with (and as a condition to the effectiveness of) such termination or (z) in the case of Section 7.03(a)(i), concurrently with the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay or cause to be paid the applicable Company Termination Fee on more than one occasion.
As used herein, “Company Termination Fee” shall mean a cash amount equal to $40,000,000.
(b) Each of the parties hereto acknowledges (i) that the agreements contained in this Section 7.03 are an integral part of the Transactions and (ii) that the Company Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and the expectation of the consummation of the Transactions and (iii) that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent commences an Action which results in a Judgment against the Company, for the payment set forth in this Section 7.03, the Company shall pay or cause to be paid Parent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(c) Except in the case of fraud or a knowing and intentional breach of this Agreement by the Company and subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 8.08 and the reimbursement obligations of the Company under Section 7.03(b), in the event the applicable Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the applicable Company Termination Fee shall be the sole and exclusive monetary damages remedy of Parent against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.08 and the payment of the Company Termination Fee under Section 7.03, under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance that results in a Merger Closing and any money damages, including all or any portion of the Company Termination Fee.
ARTICLE VIII

Miscellaneous
Section 8.01. No Survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time.
Section 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change of the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.
Section 8.03. Extension of Time, Waiver, etc. Notwithstanding anything to the contrary contained herein, at any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party.
Section 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided that Merger Sub or Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent (in the case of Merger Sub) or to any direct or indirect wholly owned Subsidiary of Parent. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.
Section 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by DocuSign, facsimile or electronic mail with .pdf attachments), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including its Exhibits), together with the Company Disclosure Letter, the CVR Agreement and the Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Letter and the Exhibits hereto are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. The Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the restrictions on disclosure (to the extent to be included in SEC filings in connection with the Transactions) in the Confidentiality Agreement shall terminate immediately following the execution and delivery of this Agreement solely for purposes of permitting the actions contemplated hereby to be consummated. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) if the Effective Time occurs, the right of the stockholders of the Company to receive the Merger Consideration as provided in Section 2.01; (b) if the Effective Time occurs, the right of the holders of Equity-Based Awards to receive such amounts as provided for in Article II; (c) if the Effective Time occurs, the rights of the Indemnitees (and each Indemnitee’s heirs and Representatives) set forth in Section 5.07 of this Agreement, (d) the rights of the Company Related Parties set forth in Section 7.03(c) and (e) following the valid termination of the Agreement pursuant to Article VII, subject to Section 7.02, Section 7.03, and the last sentence of this Section 8.06, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf and who are third-party beneficiaries hereunder solely to the extent necessary for this clause (e) to be enforceable), to pursue any damages on behalf of the stockholders of the Company (including damages based on the loss of the economic benefit of the Transactions to the stockholders of the Company) solely in connection with a knowing and intentional breach of this Agreement by Parent or fraud by Parent, it being understood and agreed that (i) a failure by Parent to consummate the Transactions when required pursuant to this Agreement shall be deemed to be a knowing and intentional breach of this Agreement for purposes of this Section 8.06, and (ii) nothing in this Section 8.06 shall, or is intended to, relieve the Company of any burden of proving that any damages remedy sought is warranted under the circumstances, proving the amount of any damages sought, proving that any such damages were proximately caused by the fraud or knowing and intentional breach of this Agreement by Parent, or otherwise establishing entitlement to relief. Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (e) and the provisions of Section 7.02 with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (including the loss of the economic benefit of the Transactions to the stockholders of the Company) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement on their own behalf); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to clause (e) and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.
Section 8.07. Governing Law; Jurisdiction. (a) Other than as provided in Section 8.17, this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.
(b) Other than as provided in Section 8.17, all Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the Judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement (provided that nothing in this Section 8.07(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law). The parties hereto agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court Judgment.
Section 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right none of the Company, Parent and Merger Sub would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party hereto brings any action, in each case, in accordance with this Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus 20 Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.
Section 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

Section 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

Zimmer, Inc.
345 East Main Street
Warsaw, Indiana 46580
Attn:	General Counsel
E-mail:	legal.americas@zimmerbiomet.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attention:	Joseph Gilligan
Gabrielle Witt
Email:	joseph.gilligan@hoganlovells.com
gabrielle.witt@hoganlovells.com

If to the Company, to it at:

Paragon 28, Inc.
14445 Grasslands Drive
Englewood, Colorado
Attention:	General Counsel & Corporate Secretary
Email:	[*]

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention:	Minh Van Ngo
Andrew M. Wark
Email:	mngo@cravath.com
awark@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy (as determined by a final judgement), all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.12. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980(B) of the Code, and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each collective bargaining, works council or other labor union Contract or labor arrangement covering any employee of the Company or any of its Subsidiaries.
“Commonly Controlled Entity” means any Person, entity, trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is or has ever been considered a single employer or as part of the same “controlled group” as the Company or any of its Subsidiaries under Section 302(d)(3) of ERISA or Section 414 of the Code.
“Company Charter Documents” means the Company’s certificate of incorporation and bylaws, each as amended or restated, as the case may be, and as in effect on the date hereof.
“Company Credit Agreement” means that certain Credit Agreement, dated as of November 2, 2023, by and among the Company, Paragon 28 Advanced Technologies, Inc., certain subsidiaries of the Company from time-to-time party thereto, the lenders from time-to-time party thereto, Ares Capital Corporation, and ACF Finco I LP.
“Company Employee” means an employee of the Company or its Subsidiaries.
“Company ESPP” means the Company’s Employee Stock Purchase Plan, as may be amended or amended and restated from time to time.
“Company IT Assets” means the IT Assets owned by the Company or any of its Subsidiaries and used in the operation of the businesses of the Company or any of its Subsidiaries as conducted as of the date hereof.
“Company Lease” means any lease, sublease, license or other agreement (including any amendments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries’ leases, subleases, licenses, uses or occupies any Leased Real Property.
“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or oral, active or terminated, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) an Equity-Based Award, or any other stock option, stock purchase or other equity or equity-based agreement, program or plan, (d) an employment, individual consulting, change-in-control, severance, retention, change in control, transaction bonus or other similar agreement or (e) a compensation, bonus, incentive, deferred compensation, profit-sharing, retirement, pension, sabbatical, post-retirement, vacation, leave, paid time off, supplemental unemployment, severance or termination pay, perquisite, tax gross-up, or any other benefit or fringe benefit plan, program, policy, agreement or other arrangement, in each case, (i) that is sponsored, maintained or contributed to or entered into by the Company or any of its Subsidiaries or (ii) which the Company or any of its Subsidiaries has or may have any direct or indirect liability (including, as a result of a Commonly Controlled Entity) or any plan, program, policy, agreement or arrangement mandated by applicable Law or any Collective Bargaining Agreement.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, warrant, license, contract, subcontract, settlement agreement, instrument, option, commitment, undertaking or other written agreement or legally binding oral arrangement.
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 430(k) or 4971 of the Code and (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, in the case of each of the foregoing clauses (a) through (d), with respect to the Company or any Commonly Controlled Entity.
“CVR Agreement” means the Contingent Value Right Agreement in the form attached hereto as Exhibit A to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto requested by such Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to receipt of a CVR in the Transactions.
“Data Protection Laws” means all applicable requirements of Law concerning the collection, storage, processing, disclosure and use of Personal Information, and all regulations promulgated and guidance issued by Governmental Authorities thereunder, including, where applicable, HIPAA, state health privacy, data protection and breach notification laws, state social security number protection laws, the Federal Trade Commission Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, and any regulations promulgated thereunder; the Colorado Privacy Act of 2021; the Virginia Consumer Data Protection Act of 2021; the Utah Consumer Privacy Act of 2022, as amended; and any other US state consumer privacy or data protection laws; and the General Data Protection Regulation (EU) 2016/679 and all EU member state implementing regulations.
“Encumbrance” means any pledge, lien, charge, mortgage, deed of trust, security interest, lease, sublease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right-of-way or other title defect, third-party right or encumbrance of any kind or nature.
“Environmental Laws” means all Laws relating to the pollution or protection of the environment, human health and safety (as they relate to exposure to materials, substances or wastes), or the Release, cleanup, manufacture, processing, recycling, distribution, use, treatment, storage, labeling, transport or handling of materials, substances or wastes that may impact the environment or human health or safety.
“Equity Plans” means (i) the Company 2021 Incentive Award Plan and (ii) the Omnibus Stock Option and Award Plan, in each case as may be amended or amended and restated from time to time.
“Equity-Based Awards” means, collectively, Company RSUs, Company PSUs and Company Stock Options.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“EU” means European Union.
“EU Laws and Regulations” means the EU MDR and all other Laws of EU Member States relating to the development, clinical investigation, CE marking, manufacture, sale, promotion, import, distribution and use of medical devices and biologics.
“EU MDR” means the EU Regulation 2017/745 of the European Parliament and of the Council on medical devices.
“Exclusively Licensed Company Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries has (or purports to have) an exclusive license or similar exclusive right.
“Export Laws” means (i) all applicable Laws imposing trade sanctions on any Person and all anti-boycott or anti-embargo Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, or any other Governmental Authority with jurisdiction over the Company or any of its Subsidiaries, and all anti-boycott or anti-embargo Laws and (ii) all applicable Laws relating to the import, export, re-export, transfer of information, data, goods, and technology imposed by a

Governmental Authority with jurisdiction over the Company or any of its Subsidiaries, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State.
“Foreign Investment Law” means any applicable Law in the relevant jurisdiction that is designed or intended to prohibit, restrict or regulate actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests on national security or public order grounds.
“FDA” means the United States Food and Drug Administration or any successor agency with comparable responsibilities in the United States.
“FDC Act” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), as amended.
“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, enforcement agency, commission or authority, governmental instrumentality, body, board, department, standard setting organization, supervisory or disciplinary body, or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, regional, state, provincial, local, domestic, foreign or multinational, including any multinational authority that have governmental or quasi-governmental powers, or any other industry self-regulatory authority (including any securities exchange). For the EU, this shall include Notified Bodies, understood as the organizations that have been appointed by competent authorities of EU Member States to conduct conformity assessment procedures for the CE marking of medical devices.
“Hazardous Substances” means any substance, material or waste (regardless of physical form or concentration) defined, listed, restricted or otherwise regulated, or that forms the basis of liability, under Environmental Laws, and includes petroleum (or any fraction thereof), asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, per- and polyfluoroalkyl substances (“PFAS”), 1,4-dioxane, medical wastes, infectious substances, and radioactive materials.
“Health Care Laws” means all Laws, if and to the extent applicable to the Company and its Subsidiaries, relating in any way to: (a) the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, labeling, packaging, marketing, promoting, commercializing, distribution, import, export, storage, service, record keeping, traceability, training, reporting (including medical device reporting, adverse event and incident reporting, field alert reporting, and any other reporting required by applicable Laws), handling, provision, or payment for, health care services, equipment, supplies, materials, Medical Devices, biologics, combination products, or precursors, ingredients, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries; (b) required Health Care Permits; (c) quality, safety certification, and accreditation standards and requirements related to the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, promoting, labeling, packaging, marketing, commercializing, distribution, import, export, storage, service, handling, provision, or payment for health care services, equipment, supplies, materials, Medical Devices, biologics, precursors, ingredients, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries; (d) the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations, including those relating to the study, design, development, testing, manufacture, processing, labeling, supply, sale, advertising, labeling, packaging, marketing, promotion, commercializing, distribution, import, export, storage, service, handling, provision, or payment for health care services, equipment, supplies, Medical Devices, biologics, precursors, ingredients, materials, or components of Medical Devices, biologics, combination products, Products, goods, or services related to the Company or its Subsidiaries including all applicable rules and requirements of the FDA and the Federal Trade Commission; (e) the Quality System Regulation as set forth in 21 C.F.R. Part 820; (f) the standards for the manufacture, processing, packaging, testing, transportation, handling and holding of Medical Devices and biologics as set forth in the FDC Act and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11) and such standards of good manufacturing practices as are required by applicable Governmental Authorities; (g) all applicable Laws pertaining to the standards for clinical studies and trials for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting (including all applicable requirements relating to protection of human subjects), as set forth in the FDC Act and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 50, 54, 56, and 812) and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by any other applicable Governmental Authority; (h) the standards for conducting non-clinical laboratory studies, as set forth in the FDC Act and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11 and 58) and such standards of good laboratory practices as are required by applicable Governmental Authorities in any other jurisdiction; (i) the standards and practices of creating and maintaining records that are accurate, attributable, verified as genuine, legible, contemporaneous and complete, and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 C.F.R. Parts 58, and all comparable standards of any other applicable Governmental Authority; (j) any and all other Laws including applicable federal, state or local health care laws, rules, codes, regulations, manuals, orders, ordinances, professional or ethical rules, administrative guidance and requirements (including those pursuant to which Health Care Permits are issued), as the same may be amended, modified or supplemented from time to time; (k) the Anti-Kickback Statute (42 U.S.C. § 1320a-7b) and all similar Laws in any jurisdiction; (l) the Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a) and all similar Laws in any jurisdiction; (m) the False Claims Act (31 U.S.C. §§ 3729 et seq.) and all similar Laws in any jurisdiction; (n) the Federal Sunshine Act (42 U.S.C. § 1320a-7h) along with its reporting requirements and all similar Laws in any jurisdiction; and (o) HIPAA and all similar Laws in any jurisdiction. Health Care Laws shall include EU Laws and Regulations as defined herein, in addition to all similar Laws of any Governmental Authority addressing the subject matter of clauses (a) through (o).
“Health Care Permits” means all licenses, approvals, authorizations, permissions, certificates, registrations, or clearances required by any Governmental Authority or issued pursuant to any Laws that are required to carry on the Company and its Subsidiaries’ business in order to study, design, develop, test, manufacture, process, label, supply, sell, advertise, promote, label, package, market, commercialize, distribute, import, export, store, service, handle, provide or pay for any of the Company or its Subsidiaries’ Medical Devices, biologics, combination products, or Products involving the Company or its Subsidiaries, or any products or services in which the Company or its Subsidiaries’ Products are components, parts, or materials including manufacturing materials. Health Care Permits shall include Pre-Market Approvals, Pre-Market Notifications, De Novos, Investigational Device Exemptions, IRB Approvals, Humanitarian Device Exemptions, Biologics License Applications, CE marks, establishment registration and listing with FDA, U.S. state manufacturing, distribution, or wholesale licenses, permits, or registrations, and any supplements or amendments to any Health Care Permits.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Intellectual Property” means all of the following, including all intellectual property rights arising from or associated with the following, in each case, whether protected, created or arising under the laws of any jurisdiction throughout the world: (a) any patent or patent application, together with all amendments, corrections, counterparts, provisionals, extensions, adjustments, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations, designs, utility models, restorations, revisions, any patent granted as a result of any post-grant proceedings, reviews and substitutions thereof; (b) any trademark, service mark, trade dress, logo, brand name, corporate name, symbol, trade dress, or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof; (c) published and unpublished works of authorship whether or not copyrightable (including Software) and copyrights, mask works, and moral rights, whether or not registered or sought to be registered and all applications for registration for all of the foregoing; (d) any Internet domain name; (e) any trade secret or confidential know-how or other confidential and proprietary information (collectively, “Trade Secrets”); (f) algorithms, apparatus, biological materials, chemistries and chemical compositions, data and databases, diagrams, formulae, inventions (whether or not patentable), know-how, methods, processes, protocols, schematics, specifications, web sites, and other forms of technology (whether or not embodied in a tangible form); (g) social media accounts, identifiers and designations; and (h) rights to sue for past, present, and future infringement of the rights set forth above.
“Intervening Event” means any change, event, circumstance, condition, development, state of facts or occurrence arising or occurring after the date hereof that was not known or reasonably foreseeable to the Company Board as of the date hereof, or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof, which event, fact, occurrence, circumstance, condition, development or change becomes known to the Company Board prior to the receipt of the

Company Stockholder Approval, other than (a) changes in the market price of the Company Common Stock, in and of itself; provided that the underlying causes of any such change may be considered in determining whether a Intervening Event has occurred, (b) any Takeover Proposal or the receipt, existence or terms thereof or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute an Intervening Event if they are not otherwise excluded from the definition of Intervening Event).
“IRS” means the Internal Revenue Service.
“IT Assets” means computer and other information technology systems, including hardware, Software, computer systems, networks, applications, databases and documentation, reference and resource materials relating thereto.
“Knowledge” means with respect to the Company, the actual knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter after due inquiry.
“Law” means any statute, law, ordinance, legislation, legislative measure, instrument, regulation, rule, code, constitution, treaty, edict, treaty, guidance, decree, order, common law or principle of common law, executive order of or by any Governmental Authority or NYSE (or other applicable stock exchange) (including any judicial or administrative interpretation thereof), or other standards or requirements of any Governmental Authority, including any Health Care Law.
“Leased Real Property” means any material real property that is leased, subleased or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant or subtenant or by other occupancy arrangement).
“Material Adverse Effect” means any effect, change, event, circumstance, condition, development, state of facts or occurrence that, individually or in the aggregate with all other effects, changes, events, circumstances, conditions, developments, state of facts or occurrences (a) has, or would be reasonably expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) prevents, materially impairs or materially delays the consummation of the Transactions on a timely basis and in any event on or before the Outside Date; provided, however, that, solely with respect to clause (a), none of the following, and no effect, change, event, circumstance, condition, development, state of facts or occurrence to the extent arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(d) and 3.04 or the condition set forth in Section 6.02(a) with respect to Section 3.02), including the impact thereof on relationships, contractual or otherwise, with customers, payors, suppliers, distributors, partners, sales agents, agencies, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (3) acts of war (whether or not declared), cyberattacks, military activity, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), cyberattacks, military activity, sabotage, civil disobedience or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is expressly prohibited by this Agreement, (6) any change or prospective change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein, (7) any decline in the market price, or change in trading volume, of the shares of the Company; provided that the underlying causes of any such decline or change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein, (8) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; provided that the underlying causes of any such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein, or (9) any epidemic, pandemic or disease outbreak; provided further, however, that any effect, change, event, circumstance, condition, development, state of facts or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9), if not otherwise falling within any of the exceptions provided by clauses (B)(2), (5), (6), (7), or (8), may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, circumstance, condition, development, state of facts or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).
“Medical Device” has the same meaning as that term is defined in Article 2(1) of the EU MDR or Article 1(2)(a) of the EU Medical Devise Directive, and similar applicable Laws in any applicable foreign jurisdiction or as the term “device” is defined in 21 U.S.C. § 321(h) of the Federal Food, Drug, and Cosmetic Act.
“Open Source Software” means any computer Software program whose source code is published and made available under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).
“Owned Company Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries has (or purports to have) an ownership interest.
“Owned Real Property” means the real property (together with all structures, facilities, improvements and fixtures located thereon and all other interests and rights appurtenant thereto) owned in fee simple by the Company or any of its Subsidiaries.
“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (a) the consummation by Parent or Merger Sub of any of the Transactions, including the Merger on a timely basis and in any event on or before the Outside Date, (b) the ability of Guarantor to perform any of its material obligations under Section 8.15 required to consummate the Transactions on or before the Outside Date, or (c) the ability of Parent or Merger Sub to perform any of its material obligations under this Agreement required to consummate the Transactions on or before the Outside Date.
“Permitted Encumbrances” means (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar non-monetary Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use, utility or value of the applicable Real Property or otherwise materially impair the present or reasonably contemplated business operations at such location, (b) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not materially violated by the Company’s use thereof, (c) statutory Encumbrances for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP in the Company’s latest financial statements included in the Company SEC Documents, (d) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Encumbrances granted or which arise in the ordinary course of business for amounts that are not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings, (e) Encumbrances securing payment, or any obligation, with respect to outstanding Indebtedness, so long as there is no event of default under such Indebtedness and such Encumbrances will be released in connection with the Merger Closing, (f) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases of personal property to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (g) non-exclusive licenses and similar rights granted to end customers in the ordinary course of business solely for their use of Products or to third-party service providers in the ordinary course of business solely to authorize the provision of services to the Company and its Subsidiaries, (h) Encumbrances discharged at or prior to the Effective Time, (i) terms, conditions and restrictions under Company Leases, including statutory Encumbrances of landlords, affecting any Leased Real

Property, none of which materially interferes with the present use of such Leased Real Property and (j) Encumbrances that have been placed by any developer, landlord or other third party on Leased Real Property or property over which the Company or any of its Subsidiaries have easement rights and subordination or similar agreements relating thereto.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means: (a) any information that identifies, or in combination with other information identify, an individual, including, without limitation, name, address, telephone number, health information (including protected health information (as defined in 45 C.F.R. § 160.103)), social security number, drivers’ license number, government issued identification number, any financial account numbers or log-in information, Internet Protocol addresses or other persistent device identifiers; (b) any personal information that is governed, regulated or protected by applicable Data Protection Laws; and (c) any analogous information that is covered by the payment card industry data security standards (PCI DSS).
“Product” means any and all products, product candidates, parts, materials, components, Medical Devices, biologics, goods, and services of the Company or any of its Subsidiaries, including Software of or related to the Company and its Subsidiaries, including those that are or have been studied, designed, developed, manufactured, propagated, supplied, prepared, processed, tested, assembled, packaged, labelled, processed, sold, serviced, marketed, advertised, commercialized, distributed, imported, exported, transported, stored, handled, provided, or paid for by, on behalf of, with, or at the direction of the Company or any of its Subsidiaries.
“Protected Information” means any information or data that is processed by the Company or any of its Subsidiaries that (a) is Personal Information, (b) is governed, regulated or protected by one or more applicable Data Protection Laws; or (c) is subject to a confidentiality obligation.
“Real Property” means the Leased Real Property and the Owned Real Property.
“Registered Company Intellectual Property” means all Owned Company Intellectual Property that has been registered with or issued by, or is the subject of a pending application for, with or by any Governmental Authority or domain name registrar, by or on behalf of the Company or its Subsidiaries.
“Release” means any release, threatened release, presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping or disposal into or upon, or migration through, the indoor or outdoor environment.
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.
“Software” means all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.
“Subsidiary”, when used with respect to any Person, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing at least 50% of the ordinary voting power (or, in the case of a partnership, at least 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or manager.
“Tax Returns” mean any reports, returns, information returns, filings, declarations, elections, disclosures, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.
“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, imposts, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts, including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.
“Trade Secret” is defined in the definition of Intellectual Property.

“Transactions” means (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement and the CVR Agreement, including the Merger.
“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended or any state or provincial Mini-WARN Law.
“Zions Facility” means that certain Business Loan Agreement, dated as of March 24, 2022, as amended from time to time, by and between Zions Bancorporation, N.A. dba Vetra Bank Colorado and the Company.
The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section
401(k) Plan	Section 5.08(g)
Acceptable Confidentiality Agreement	Section 5.02(f)
Action	Section 3.08
Adverse Recommendation Change	Section 5.02(d)
Affiliate Transaction	Section 3.23
Agreement	Preamble
Announcement	Section 5.05
Anti-Bribery Laws	Section 3.09(c)
Applicable Proceeding	Section 5.10(b)
Appraisal Shares	Section 2.07
Balance Sheet Date	Section 3.05(c)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02
Cash Amount	Recitals
Certificate of Merger	Section 1.03
Claim	Section 5.07(c)
Company	Preamble
Company Acquisition Agreement	Section 5.02(d)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Payoff Amounts	Section 5.15
Company Payoff Letters	Section 5.15
Company Preferred Stock	Section 3.02(a)
Company PSU	Section 5.03(b)
Company Related Parties	Section 7.03(c)
Company RSU	Section 2.03(a)
Company SEC Documents	Section 3.05(a)
Company Securities	Section 3.02(c)
Company Stock Option	Section 2.03(b)
Company Stockholder Approval	Section 3.03(c)
Company Stockholders Meeting	Section 5.11(a)
Company Termination Fee	Section 7.03(a)(ii)
Confidentiality Agreement	Section 5.06
Continuing Employee	Section 5.08(a)
Contributor	Section 3.14(f)
CVR	Recitals
Data Room	Section 8.16(a)
Determination Notice	Section 5.02(d)
DGCL	Recitals

Terms Not Defined in this Section 8.12	Section
DOJ	Section 5.04(d)
DTC	Section 2.02(b)(i)
Effective Time	Section 1.03
Exchange Act	Section 3.04
Field Action	Section 3.19(l)
Filed SEC Documents	Article III
Financing	Section 8.17
Financing Parties	Section 8.17
Financing Party Action	Section 8.17
FTC	Section 5.04(d)
Inbound License	Section 3.14(d)
Indebtedness	Section 5.01(b)(v)
Indemnitee	Section 5.07(a)
Indemnitees	Section 5.07(a)
Judgment	Section 3.08
Material Contract	Section 3.17(a)
Maximum Amount	Section 5.07(d)
Merger	Recitals
Merger Closing	Section 1.02
Merger Closing Date	Section 1.02
Merger Consideration	Recitals
Merger Sub	Preamble
Misconduct Allegation	Section 3.12(d)
Non-U.S. Benefit Plan	Section 3.11(b)
Non-U.S. Company Employee	Section 3.12(a)
NYSE	Section 3.04
Outbound License	Section 3.14(d)
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.09(b)
Proxy Statement	Section 3.04
PSC	Section 3.21
Regulatory Condition	Section 6.01(b)
Restraint Condition	Section 6.01(a)
Restraints	Section 6.01(a)
Restriction	Section 5.04(d)
SEC	Section 3.05(a)
Secretary of State of Delaware	Section 1.03
Section 262	Section 2.07(a)
Section 409A	Section 2.04
Securities Act	Section 3.02(f)
Share Certificate	Section 2.01(c)
Superior Proposal	Section 5.02(h)
Surviving Corporation	Section 1.01
Takeover Law	Section 3.20(b)
Takeover Proposal	Section 5.02(g)
U.S.	Section 2.02(a)
Voting Agreement	Recitals

Section 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
Section 8.14. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Merger shall be paid by Parent or Merger Sub when due and shall not be a liability of any holder of Company Common Stock or the Company.
Section 8.15. Obligation of Parent; Guaranty. (a) Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.
(b) Guarantor hereby unconditionally and irrevocably guarantees to the Company, the Surviving Corporation and their successors and assigns the payment and performance of each of the covenants, obligations and liabilities applicable to Parent, Merger Sub or the Surviving Corporation, as applicable, and their respective Affiliates, successors and assigns under this Agreement (the “Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Guarantor expressly waives any requirement that any Person exhaust any right, remedy or power or proceed against Parent or Merger Sub (or any of their successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, any of the Guaranteed Obligations. Should Merger Sub or Parent (or any of their successors or assigns) default in the timely discharge or performance of all or any portion of the Guaranteed Obligations, Guarantor shall immediately fully and punctually discharge and perform such Guaranteed Obligations. So long as this Section 8.15 is in effect, Guarantor shall not exercise any right or remedy arising by reason of its performance of its guaranty, whether by subrogation, reimbursement, indemnification, contribution or otherwise, against the Company, the Surviving Corporation or their successors and assigns or any express intended third party beneficiary of any Guaranteed Obligations described in Section 8.06, or any other guarantor of the Guaranteed Obligations or any security therefor. Guarantor represents and warrants to the Company as of the date of this Agreement and as of the Merger Closing Date as if made as of the Merger Closing Date (except to the extent any representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) as follows:
(i) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority necessary to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.
(ii) Guarantor has all necessary power and authority to execute and deliver, and to perform its obligations under, this Section 8.15. The board of directors of Guarantor has approved the execution, delivery and performance of this Section 8.15 by Guarantor. This Section 8.15 has been duly executed and delivered by Guarantor, and assuming due authorization, execution and delivery of this Agreement by the Company, this Section 8.15 constitutes the legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms, subject, in the case of enforceability, to the Bankruptcy and Equity Exceptions. No vote of Guarantor’s stockholders is necessary to approve this Agreement or any of the Transactions.
(iii) The execution and delivery of this Section 8.15, and the performance or compliance by Guarantor with the terms or provisions under this Section 8.15, will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Guarantor or (ii) assuming that the consents, approvals, filings, licenses, permits, authorizations, declarations, notifications and registrations referred to in this Section 8.15(iii) are obtained prior to the Effective Time and the filings referred to in this Section 8.15(iii) are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Guarantor or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Guarantor is a party or accelerate Guarantor’s obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect
(iv) Except for (a) the filings required under and compliance with other applicable requirements of the HSR Act and any other applicable Antitrust Laws or Foreign Investment Laws, (b) the filing with the SEC of (i) the Proxy Statement and (ii) such reports under the Securities Act or Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) such filings as may be required under the rules and regulations of NYSE and (e) compliance with any applicable state securities or blue sky laws, no consent, approval, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Section 8.15 by Guarantor, the performance by Guarantor of its obligations under this Section 8.15, other than such other consents, approvals, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a Parent Material Adverse Effect;
(v) As of the date of this Agreement, there is no Action pending or, to the knowledge of Guarantor, threatened against Guarantor, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. As of the date of this Agreement, Guarantor is not subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.
(vi) Guarantor acknowledges and agrees to all matters set forth in Section 4.07.
(vii) Guarantor acknowledges and agrees that all provisions of Article VIII (other than this Section 8.15) are binding upon Parent with respect to the Agreement shall apply to Guarantor mutatis mutandis with respect to this Section 8.15. Guarantor’s obligations under this Section 8.15 are expressly limited to the Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.
Section 8.16. Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents posted to the “Project Gator” electronic datasite hosted by Datasite on behalf of the Company (the “Data Room”) at least one Business Day prior to the execution and delivery of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References herein to any statute include all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
Section 8.17. Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company hereby agrees: (a) that any Action directly involving any Person (other than Parent, Merger Sub or any Affiliate thereof) that is an agent, arranger, lender or underwriter of, or otherwise a third party counterparty of Parent or Merger Sub with respect to any actual or potential Financing or any Affiliate of any such Person (collectively, with each of their respective Representatives acting as such, the “Financing Parties”), in each case, arising out of or relating to this Agreement, any Financing or any of the agreements entered into in connection with the Financing or any transaction contemplated hereby or thereby or the performance of any services thereunder (any such suit, legal action or proceeding, a “Financing Party Action”) shall be subject to the exclusive jurisdiction of any federal or state court in the County of New York, New York and any appellate court thereof (and each party hereto irrevocably submits itself and its property with respect to any Financing Party Action to the exclusive jurisdiction of such court); (b) that any Financing Party Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as expressly otherwise provided in any applicable agreement relating to the Financing; (c) not to bring or support, or permit any of its controlled Affiliates to bring or support, any Financing Party Action against any Financing Party in any forum other than any federal or state court in the County of New York, New York; (d) that it irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any Financing Party Action in any such court; (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Financing Party Action brought against the Financing Parties; (f) that none of the Financing Parties will have any liability to the Company or to its respective Affiliates relating to or arising out of this Agreement, the Financing, any agreement relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (it being understood that nothing in this clause (f) shall affect the obligations of Parent, Merger Sub and their Affiliates under this Agreement); and (g) that (and each other party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, the provisions of this Section 8.17, and which provisions shall not be amended in a manner adverse to any Financing Party without its prior written consent. “Financing” means any debt financing obtained by Parent or Merger Sub (or any of its Affiliates on its behalf) for the purpose of financing the transactions contemplated hereby.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ZIMMER, INC.,

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President, General Counsel and Corporate Secretary

GAZELLE MERGER SUB I, INC.,

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President and Secretary

ZIMMER BIOMET HOLDINGS, INC.,

By:	/s/ Chad F. Phipps
	Name:	Chad F. Phipps
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARAGON 28, INC.

By:	/s/ Albert DaCosta
	Name:	Albert DaCosta
	Title:	Chairman, Chief Executive Officer, Co-Founder

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of CVR Agreement
[Attached]

Agreed Form
FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT1
THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “Agreement”), is entered into by and between Zimmer, Inc., a Delaware corporation (“Parent”), [•], a [•], as rights agent (the “Rights Agent”) and, solely as provided by Section 7.8, Zimmer Biomet Holdings, Inc., a Delaware corporation (“Guarantor”).
RECITALS
WHEREAS, Parent, Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Paragon 28, Inc., a Delaware corporation (the “Company”) and, solely as provided by Section 8.15 of the Merger Agreement, Guarantor, have entered into an Agreement and Plan of Merger, dated as of January 28, 2025 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent on the terms and subject to the conditions set forth in the Merger Agreement; and
WHEREAS, pursuant to the Merger Agreement, (a) Parent has agreed to provide to the holders of the common stock, par value $0.01 per share, of the Company (“Shares”) (other than holders of Shares to be canceled in accordance with Section 2.01(b) of the Merger Agreement and Appraisal Shares) that are outstanding as of immediately prior to the Effective Time and (b) Parent has agreed to provide to holders of Company RSUs, holders of Company PSUs and holders of Company Stock Options (other than options granted pursuant to the Company ESPP) that are (i) in-the-money as of immediately prior to the Effective Time or (ii) out-of-the-money as of immediately prior to the Effective Time but in-the-money when taking into account the sum of the Cash Amount and the maximum Milestone Payment, in each case, that are unexercised and outstanding as of immediately prior to the Effective Time (such Company RSUs, Company PSUs and applicable Company Stock Options, collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive a contingent cash payment as hereinafter described.
NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:
1. DEFINITIONS
1.1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Methodology” means the accounting methods, practices, policies and procedures used to prepare the consolidated financial statements (including, in each case, any notes thereto) contained in the most recent periodic report filed by Guarantor with the SEC prior to the Merger Closing as revised during the period following the Merger Closing and prior to the conclusion of the Milestone Measurement Period to incorporate changes required by Law or GAAP.
“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.
“Carve-Out Transaction” means any transaction (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or a substantial portion of the rights to the Company Products are sold, exclusively licensed or otherwise transferred, directly or indirectly, to, or acquired by, directly or indirectly, a Person other than Guarantor or any of its Subsidiaries. For clarification, any Change of Control shall not constitute a Carve-Out Transaction.
“Change of Control” means, with respect to a party, (a) a sale or other disposition of all or substantially all of the assets of such party on a consolidated basis (other than, in the case of Parent, to any Subsidiary (direct or indirect) of Guarantor), (b) a merger or consolidation involving such party in which such party is not the
[1]	Note to Draft: Subject to review by Rights Agent.

surviving entity or (c) any other transaction involving such party in which such party is the surviving or continuing entity but in which the stockholders of such party immediately prior to such transaction own less than 50% of such party’s voting power immediately after the transaction, other than any bona fide equity financing transaction solely related to the continued financing of the operations of such party and its subsidiaries.
“Company Product” means (i) any product sold by the Company or its Subsidiaries as of Merger Closing Date; (ii) those products in development or planned for development as of the Merger Closing Date, including those set forth on Schedule A attached hereto; and (iii), in the case of each of clauses (i) and (ii), any extensions thereof.
“Covered Equity Awards” has the meaning set forth in the Recitals.
“Covered Milestone Payments” has the meaning set forth in Section 2.4(f).
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVRs” means the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.
“DTC” means The Depository Trust Company or any successor thereto.
“Event of Default” has the meaning set forth in Section 6.1.
“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.
“Maximum Milestone Threshold” means the achievement of Net Revenue in the Milestone Measurement Period that is at least equal to $361,000,000.
“Milestone” means each of the Minimum Milestone Threshold and the Maximum Milestone Threshold.
“Milestone Measurement Period” means the period from January 1, 2026 through December 31, 2026.
“Milestone Notice” has the meaning set forth in Section 2.4(a).
“Milestone Notice Date” means March 31, 2027.
“Milestone Payment” means, the product of (a) the quotient of (i) the difference between (A) Net Revenue in the Milestone Measurement Period and (B) $346,000,000 divided by (ii) $15,000,000 multiplied by (b) $1.00 per CVR; provided, that (x) if the Net Revenue in the Milestone Measurement Period is equal to or less than $346,000,000, then the Milestone Payment shall be equal to $0.00 per CVR, (y) if the Net Revenue in the Milestone Measurement Period is equal to or greater than $361,000,000, then the Milestone Payment shall be equal to $1.00 per CVR and (z) with respect to a Company Stock Option, the Milestone Payment shall be reduced (including to $0) by the amount, if any, by which the exercise price per share of such Company Stock Option exceeded the Cash Amount. For the avoidance of doubt, in no event shall the Milestone Payment be greater than $1.00 per CVR.
“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.
“Minimum Milestone Threshold” means the achievement of Net Revenue in the Milestone Measurement Period that is at least equal to $346,000,000.
“Net Revenue” means, in each case as determined in accordance with the Accounting Methodology, the gross amount billed or invoiced by or on behalf Parent or any of its Affiliates for sales of the Products to a third party purchaser in an arm’s-length transaction (including any amounts billed or invoiced with respect to related service agreements or service charges for such Products) less any Permitted Deductions; provided that the transfer of Products between or among any of Parent or its Affiliates will not be considered a sale, except where Parent or such Affiliate is an end-user of, and does not further sell, the Products (in which case Net Revenue shall be calculated in accordance with the Accounting Methodology based on the value charged or invoiced to such purchasing entity).
“Net Revenue Statement” means a written statement of Parent, certified by an authorized officer of Parent, setting forth in reasonable detail the calculation of Net Revenue in the Milestone Measurement Period, which shall include (a) an itemized calculation of the Net Revenue for all Products during the Milestone Measurement Period and (b) to the extent that sales for Products are recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.
“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer, the secretary or other authorized officer, in each case, of Parent, in such individual’s capacity as such an officer, and delivered to the Rights Agent.
“Parent Product” means any product of Guarantor or its Affiliates (other than the Company Products).
“Permitted Deductions” means the following deductions to the extent (x) actually deducted from the gross invoiced sales price of any Product or (y) otherwise paid or incurred by Parent or an Affiliate of Parent with respect to the applicable sale of such Product:
(a) normal and customary trade, quantity, prompt pay, cash, incentive and similar discounts or allowances actually allowed;
(b) amounts repaid or credited by reasons of defects, recalls, withdrawals, rejections or returns (including wholesaler and retailer returns and returns of damaged, expired or expiring product);
(c) amounts repaid or credited by reasons of price adjustments affecting any Product, including rebates or allowances of goods or because of retroactive price reductions to the extent related to any Product;
(d) normal and customary chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of any Product, including such payments mandated by programs of Governmental Authorities and in respect of billing or quantity errors;
(e) normal and customary price adjustments, allowances, credits, chargeback payments, discounts, concessions, reimbursements and rebates (or the equivalent thereof), and administrative fees paid to medical or managed healthcare organizations, group purchasing organizations, pharmacy benefit managers, Governmental Authorities (including U.S. federal or state Medicaid or Medicare programs) and their agencies, or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;
(f) tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on net income or profits);
(g) reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible in a fiscal period as reflected in its audited financial statements for the applicable reporting period or other documentation maintained in the ordinary course of business by Parent or its Affiliates; provided that if the debt is recovered it will be included in Net Revenue);
(h) discounts or products distributed for indigent patient programs assistance programs, or other patient support programs, including copay assistance programs; and
(i) to the extent charged to customers on invoice, reasonable and customary costs for packing, packaging, freight, postage, importation, shipping insurance and other transportation expenses (for the avoidance of doubt, any costs for packaging, freight, postage, importation, shipping insurance and other transportation expenses not charged on invoice would be excluded);
provided that all such discounts, allowances, credits, rebates, reductions, payments, reimbursements, expenses, Taxes and other deductions that are attributable in part to the Products and other products of Parent and its Affiliates that are not included in the Products shall be equitably allocated among the Products and other products of Parent and its Affiliates that are not included in the Products such that the Products do not bear a disproportionate portion of such deductions. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) through (i) above, such item may not be deducted more than once.
“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (f) as provided in Section 2.6.
“Products” means, collectively, (a) each Company Product and (b) solely to the extent provided in Section 4.9, each Parent Product.
“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.
1.1. Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (c) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (d) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (e) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (f) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto; (g) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (h) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (i) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; and (j) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.
2. CONTINGENT VALUE RIGHTS
2.1. CVRs. The CVRs represent the contractual rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.
2.2. Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be null and void and of no effect.
2.3. No Certificate; Registration; Registration of Transfer; Change of Address.2
(a) The CVRs shall not be evidenced by a certificate or other instrument; Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.
(b) The Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers of CVRs as herein provided. The CVRs shall initially, in the case of the holders of shares of Company Common Stock immediately prior to the Effective Time (other than Appraisal Shares), be registered in the names and addresses of the respective holders as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock converted into the right
[2]	Note to Draft: Subject to review and comment by Rights Agent.

to receive the Merger Consideration. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of Shares subject to such Covered Equity Awards cancelled in connection with the Merger.
(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify the Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other transfer Tax or similar charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement. The CVR Register is intended to comply with the requirements for “registered form” under Treasury Regulations Section 5f.103-1(c).
(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.
2.4. Payment Procedures.
(a) In the event that the Milestone is attained, then, on or prior to the Milestone Notice Date, Parent shall deliver or cause to be delivered to the Rights Agent (i) a notice (the “Milestone Notice”) indicating which Milestone was attained and an Officer’s Certificate certifying the same and (ii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amount to all Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards) pursuant to Section 4.2, along with any letter of instruction reasonably required by the Rights Agent, solely to the extent such requirement has been communicated to Parent by the Rights Agent. The Milestone Notice shall include the Net Revenue Statement.
(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the items set forth in Section 2.4(a), send each Holder at its registered address a copy of such Milestone Notice. If a Milestone Payment is payable to the Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards), then at the time the Rights Agent sends a copy of the Milestone Notice to such Holders, the Rights Agent shall also pay the Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. Eastern Time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions. With respect to any Covered Milestone Payment that is payable to Holders of Covered Equity Awards, Parent shall or shall cause the

Surviving Corporation or an affiliate of Parent (or, at Parent’s election, a third-party payroll provider of national reputation) to pay, as soon as reasonably practicable following the date on which the Milestone Notice has been delivered to the Rights Agent (but in no event later than March 15th of the calendar year following the calendar year in which the applicable Milestone was attained), the Covered Milestone Payment applicable to such Holder through Parent’s, the Surviving Corporation’s or an Affiliate of Parent’s (or such third-party payroll provider’s) payroll system or third-party payroll agent or by the Paying Agent. If any such payment in accordance with this Section 2.4(b) cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Parent shall cause to be issued a check for such payment to such Holder of Covered Equity Awards (less applicable withholding Taxes, if any), as soon as reasonably practicable following the delivery of the Milestone Notice (but in no event later than March 15th of the calendar year following the calendar year in which the applicable Milestone was attained) at the address for such Holder set forth in the CVR Register or, if such person is then employed by Parent or a Subsidiary of Parent, at the most recent address on the Parent’s or such Subsidiary’s personnel records for such Holder. For the avoidance of doubt, each Covered Milestone Payment is intended to constitute payments within the “short-term deferral” period following the lapse of a “substantial risk of forfeiture” (as such terms are defined for purposes of Section 409A) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A, such amount shall instead be paid at the earliest time such payment would not cause or reasonably be expected to cause an impermissible acceleration event under Section 409A.
(c) Parent (or its applicable Affiliate) shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Law. Any such withholding with respect to Holders who received CVRs in consideration of the Covered Equity Awards shall be made, or caused to be made, through making payments through the payroll systems of the Surviving Corporation or any of its Affiliates. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than ordinary course payroll withholding and reporting on the Covered Milestone Payments), Parent shall instruct the Rights Agent to solicit from such Holder an IRS Form W-9, IRS Form W-8 or other applicable Tax form within a reasonable amount of time in order to provide the opportunity for the Holder to provide any necessary Tax forms in order to avoid or reduce such withholding amounts. To the extent any such amounts are so deducted or withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid. To the extent such amounts are so deducted or withheld from the Covered Milestone Payments (as defined below), the Rights Agent shall, as soon as reasonably practicable, deliver such amounts to Parent for the purposes of remitting such amounts to the IRS. In no event shall the Rights Agent have any duty, obligation or responsibility for wage or Form W-2 reporting with respect to Milestone Payments (including Covered Milestone Payments) made to the Holders.
(d) If any funds delivered to the Rights Agent for payment to the Holders as Milestone Payment Amounts remain undistributed to the Holders on the date that is six (6) months after the date of the Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment Amounts and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent or any successor in interest of Parent (subject to abandoned property, escheat and other similar Laws) only as general unsecured creditors thereof with respect to the Milestone Payment Amounts that may be payable, without interest.
(e) Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Person (including any Holder) for any Milestone Payment Amounts delivered to a public official pursuant to any abandoned property, escheat or other similar Laws. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become property of any Governmental Authority, such Milestone Payment Amount shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.
(f) Except as otherwise required by applicable law, including to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Law (including Section 483 of the Code), the parties hereto intend to treat, for all U.S. federal and applicable state and local income Tax purposes, (i) any CVRs and Milestone Payment Amounts received with respect to Shares pursuant to the Merger Agreement as additional consideration for such Shares and (ii) Milestone Payment Amounts paid in respect of each CVR that was received with respect to Covered Equity Awards pursuant to the Merger Agreement (the “Covered Milestone Payments”), and not the receipt of such CVR, as wages in the year in which the applicable Milestone Payment Amount is made. Parent shall (and shall instruct the Rights Agent to) report for all Tax purposes in a manner consistent with the foregoing, including by instructing the Rights Agent to deliver to applicable Holders IRS Form 1099-B with respect to the receipt of Milestone Payments (other than Covered Milestone Payments), and none of the parties hereto will take any position to the contrary on any U.S. federal and applicable state and local income Tax Return or for other U.S. federal and applicable state and local income tax purposes, except as required by applicable Law. To the extent required by applicable Law, Parent shall, and shall cause the Surviving Corporation to, report imputed interest on the Milestone Payment Amounts in respect of CVRs received with respect to the Shares pursuant to the Merger Agreement pursuant to Section 483 of the Code.
2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.
(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.
2.6. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 5 and Article 6. The Rights Agent shall update the CVR Register to reflect any abandonment or acquisition of CVRs described in this Section 2.6.
3. THE RIGHTS AGENT3
3.1. Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. Prior to the occurrence of an Event of Default, and after the curing or waiving of all such Events of Default which may have occurred, the Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach). If an Event of Default has occurred (which has not been cured or waived), the Rights Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
3.2. Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:
(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;
[3]	Note to Draft: Subject to review and comment by Rights Agent.

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such certificate;
(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon after good faith consultation with Parent;
(d) in the absence of a duty specifically set forth in this Agreement, the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;
(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;
(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;
(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement except for any such breach by Parent resulting from any gross negligence, bad faith, willful or intentional misconduct or fraud of the Rights Agent;
(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss was a result of the Rights Agent’s fraud, gross negligence, bad faith or willful or intentional misconduct (including willful breach);
(i) the Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder unless such loss was a result of the Right Agent’s fraud gross negligence, bad faith or willful or intentional misconduct (including willful breach);
(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof (which shall not exceed $[•] per year) and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and necessary documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than withholding Taxes owed by Holders and Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;
(k) notwithstanding anything to the contrary herein, Parent shall not be required to indemnify, hold harmless or reimburse the expenses of the Rights Agent in connection with any Action commenced by the Rights Agent against Parent; and
(l) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3. Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.
(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal pursuant to Section 3.3(a) or after Parent has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.
(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within thirty (30) days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
(d) The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register to the successor Rights Agent.
3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the predecessor Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor Rights Agent. On request of Parent or the successor Rights Agent, the predecessor Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the predecessor Rights Agent.
4. COVENANTS
4.1. List of Holders. Parent or the Surviving Corporation shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, and received from Parent’s Paying Agent in the Merger or, in the case of Holders who held Covered Equity Awards, the Company, the names and addresses of the Holders as promptly as practicable upon the Effective Time, and in no event later than thirty (30) days after the Effective Time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm the write up of the CVR Register and list of initial Holders to Parent promptly thereafter and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Surviving Corporation’s transfer agent, as the case may be.
4.2. Payment of Milestone Payments. If the Milestone has been achieved in accordance with this Agreement, Parent shall, promptly (but in any event no later than the Milestone Notice Date), deposit or cause to be deposited with the Rights Agent, for payment to the Holders when payable in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amounts to all Holders (other than Holders who received CVRs in consideration of the Covered Equity Awards).

4.3. Books and Records. Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder (including books and records in sufficient detail to enable the calculation of Net Revenue in the Milestone Measurement Period).
4.4. Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
4.5. Operational Matters.
(a) From the Merger Closing Date through December 31, 2026, Parent shall maintain a dedicated “Foot and Ankle” business unit (the “Foot and Ankle Business Unit”) that will contain the business operations of the Company and its Subsidiaries.
(b) From the Merger Closing Date through December 31, 2026, neither Parent nor any of its Affiliates shall act in bad faith with the specific intent of avoiding achievement of the Minimum Milestone Threshold, the Maximum Milestone Threshold or the incurrence of the Milestone Payment obligation.
(c) Except as expressly set forth in this Section 4.5, none of Parent, Guarantor or any of their respective Affiliates shall have any obligation to make any particular level of efforts or engage in any particular activities in connection with the ownership of the Surviving Corporation or any other Person relevant to the Milestone Payment, the Products or Foot and Ankle Business Unit or otherwise in connection with achieving the Milestone. Nothing in this Agreement shall be construed as Parent providing, and the Rights Agent disclaims, on behalf of itself and each Holder, any covenants, obligations, representations or undertakings that are not set forth in this Agreement with respect to the Milestone or the Milestone Payment obligation and it is understood that the sole obligations of Parent with respect to the Products and the Foot and Ankle Business Unit shall be as set forth in this Section 4.5.
4.6. Audit Rights.
(a) If the Milestone is not attained, Parent shall deliver to the Rights Agent, on or before the Milestone Notice Date, a written notice (the “Expiry Notice”) indicating that no Milestone was attained and an Officer’s Certificate certifying that no Milestone was attained and that the Milestone Payment is not payable to the Holders of such CVR, and include the Net Revenue Statement. The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the Expiry Notice, send each Holder at its registered address a copy of such Expiry Notice.
(b) During the sixty (60)-day period following the delivery of the Milestone Notice to the Holders in accordance with Section 2.4(a) or the Expiry Notice in accordance with Section 4.6(a) (the earlier such date, the “End Date”), upon the reasonable written request from the Acting Holders, Parent shall provide the Acting Holders with reasonable documentation to support Parent’s calculation of Net Revenue and shall make its financial personnel reasonably available to a designated representative of the Acting Holders to discuss and answer the Acting Holders’ questions regarding such calculations; provided that (x) such Acting Holders enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Subsidiaries to be furnished pursuant to this Section 4.6, (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries and (z) such confidential information or access shall not be required to be provided to the extent that such confidential information or access would reasonably be expected to result in the waiver of any attorney-client privilege or violate any applicable Law. If the Acting Holders do not agree with Parent’s calculations, the Acting Holders may, no later than thirty (30) Business Days after the Acting Holders request such documentation supporting Parent’s calculation, submit a written dispute notice to Parent setting forth the specific disputed items in the Net Revenue Statement and a reasonably detailed explanation thereof (such notice, a “Dispute Notice”). If the Acting Holders and Parent fail to agree on the matter under dispute within twenty (20) Business Days after the Acting Holders deliver the Dispute Notice to Parent (such period, the “Review Request Period”), Parent shall permit, shall cause its controlled Affiliates to permit, and shall use commercially reasonable efforts to cause its other Affiliates to permit, an independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access, with reasonable advance notice and at reasonable times during normal business hours to the books and records of Parent and its Subsidiaries as may be reasonably necessary to evaluate and verify Parent’s calculation of the Net Revenue in the Milestone Measurement Period as set forth in the Net Revenue Statement; provided that (x) the Independent Accountant enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Subsidiaries to be furnished pursuant to this Section 4.6 and (y) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Subsidiaries. The fees charged by the Independent Accountant shall be borne by the Acting Holders unless the Independent Accountant determines that Parent’s calculations of Net Revenue included in the Net Revenue Statement were erroneous such that the Holders were entitled to a greater Milestone Payment than the amount of the Milestone Payment that was set forth in the Net Revenue Statement, in which case such fees shall be borne by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders concurrently with each such disclosures to the Acting Holders. The Independent Accountant shall act only as an expert and not as an arbitrator and shall be charged to come to a final determination solely with respect to those specific items in such Net Revenue Statement that the parties disagree on and submit to it for resolution. All other items in the Net Revenue Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent fraud or manifest error. Prior to the End Date, Parent shall not enter into any transaction constituting a Change of Control or Carve-Out Transaction unless such agreement contains provisions that would permit the Independent Accountant with such access to the records of the other party in such Change of Control or Carve-Out Transaction, as applicable, if and solely to the extent as are reasonably necessary to ensure compliance with this Section 4.6. If, in accordance with the procedures set forth in this Section 4.6, the Independent Accountant concludes that the Milestone Payment should have been paid but was not paid when due, or the Milestone Payment Amount paid should have been greater than the amount paid based on the amounts set forth in the Net Revenue Statement, Parent shall cause the applicable Milestone Payment Amount less any amounts deposited with the Rights Agent prior to such date pursuant to Section 4.2, to be paid (plus interest at the thirty (30) day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such Milestone Payment Amount should have been paid to the date of actual payment) promptly to each Holder, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report, with such payment made in accordance with the procedures set forth in Section 2.4.
(c) If, at the End Date, the Acting Holders have not requested a review of the Net Revenue Statement, or if the Acting Holders have not delivered a timely Dispute Notice, in each case in accordance with this Section 4.6, the calculations set forth in the Net Revenue Statement shall be and conclusive upon the Holders.
4.7. Net Revenue Statement. Prior to the Milestone Notice Date, Parent shall have compiled a Net Revenue Statement. Parent shall keep such Net Revenue Statement in its books and records.
4.8. Change of Control; Carve-Out Transactions. In the event that either Parent or Guarantor consummates a Change of Control prior to the End Date or the payment of the Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, Parent, Guarantor or the Surviving Corporation, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Parent or Guarantor to assume Parent’s or Guarantor’s, as applicable, and the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement to the extent not effected by operation of law. In the event that Guarantor or any of its Subsidiaries desires to consummate a Carve-Out Transaction prior to the End Date or the payment of the Milestone Payment Amounts in accordance with this Agreement, whichever occurs earlier, Parent or Guarantor will cause the Person acquiring the rights to such Company Product to either (a) assume Parent’s obligations, duties and covenants under this Agreement pursuant to a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent or (b) provide the information to Parent necessary for Parent to comply with its obligations under this Agreement. If a Carve-Out Transaction is consummated with a Person and such Person does not assume all of Parent’s obligations, duties and covenants hereunder, Parent shall retain all such obligations, duties and covenants hereunder; provided that, for the avoidance of doubt, any Net Revenue of such Person who acquired such Company Products during the Milestone Measurement Period shall be included the Net Revenue calculation for the Milestone Measurement Period pursuant to this Agreement. Prior to or promptly following the consummation of any Change of Control or Carve-Out

Transaction, as applicable, Parent or Guarantor will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control or Carve-Out Transaction complies with clause (a) of this Section 4.8 and that all conditions precedent herein relating to such transaction have been satisfied; provided, no Officer’s Certificate shall be required if compliance with clause (a) occurs by operation of law. Upon consummation of a Change of Control or Carve-Out Transaction in accordance with this Section 4.8, neither Parent nor any of its Affiliates (including the Surviving Corporation and Guarantor), shall have any further liability or obligation with respect to any Milestone Payments, and Parent and its Affiliates (including the Surviving Corporation and Guarantor) shall be fully relieved from any such obligations.
4.9. Parent Products. Any Parent Products that are sold by any sales personnel who (a) were employed (or contracted) by the Company or any of its Subsidiaries on the Merger Closing Date or (b) are employed (or contracted) by the Surviving Corporation, or otherwise primarily dedicated to sales of Company Products (such employees in clauses (a) and (b), the “Company Salesforce”), during the Milestone Measurement Period (determined based on Guarantor’s ordinary course procedures for attributing sales of products to sales representatives and any related commission-based sales agreements), shall be deemed to be sales of “Products” and shall be included in the calculation of Net Revenue. For avoidance of doubt, sales of any Parent Product that are not sold by the Company Salesforce shall not be included in the calculation of Net Revenue.
5. AMENDMENTS
5.1. Amendments without Consent of Holders.
(a) Without the consent of any Holders or the Rights Agent, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;
(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws;
(v) to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or
(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.
(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.
(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall transmit (or cause the Rights Agent to transmit) a notice through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
5.2. Amendments with Consent of Holders.
(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.
5.3. Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.
5.4. Effect of Amendments. Upon the execution of any amendment under this Section 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
6. REMEDIES OF THE HOLDERS
6.1. Event of Default. An “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority):
(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of the Milestone Payment Amount after a period of thirty (30) days after the Milestone Payment Amount shall become due and payable; or
(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of sixty (60) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Acting Holders.
If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, (i) the Rights Agent by notice in writing to Parent or (ii) the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), may, in their discretion and at their own expense, commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable. Notwithstanding anything herein to the contrary, damages directly resulting from, and in the event of, an Event of Default shall be the sole and exclusive remedy of any and all Holders for any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement or the CVRs, or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby.
The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such legal proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, shall waive all defaults that are the subject of such legal proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.
6.2. Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding in accordance with Section 7.6.
6.3. Limitations on Suits by Holders. Subject to the last sentence of this Section 6.3, no Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, including in the case of an Event of Default, and no individual Holder or other group of Holders, nor the Rights Agent on behalf thereof, will be entitled to exercise such rights, and such rights may only be exercised by the Acting Holders subject to Section 6.4 and satisfaction of the following conditions: (i) the Acting Holders previously shall have given to the Rights Agent written notice of default, (ii) the Acting Holders shall have made written request upon the Rights Agent to commence such proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.4. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence legal proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.
6.4. Control by Acting Holders. Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall be in accordance with Law and the provisions of this Agreement; provided, further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by its own counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.
7. OTHER PROVISIONS OF GENERAL APPLICATION
7.1. Notices to the Rights Agent and Parent. Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 5:00 p.m. recipient’s local time, upon transmission thereof (provided that no bounceback or similar “undeliverable” message is received by such sender) or (d) if sent by email transmission after 5:00 p.m. recipient’s local time, the Business Day following the date of transmission (provided that no bounceback or similar “undeliverable” message is received by such sender); provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[•]

with a copy to (which shall not constitute notice):

[•]

If to Parent, to it at:

Zimmer, Inc.
345 East Main Street
Warsaw, Indiana 46580
Attn: General Counsel
E-mail: legal.americas@zimmerbiomet.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Telephone No.: (202) 637-5600
Attention: Joseph Gilligan, Gabrielle Witt
Email: joseph.gilligan@hoganlovells.com, gabrielle.witt@hoganlovells.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.
7.2. Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.
7.3. Parent Successors and Assigns. The Parent may not assign this Agreement without the prior written consent of the majority of the Acting Holders; provided that Parent may, without such consent, assign this Agreement (a) in connection with (i) a Change of Control of Parent, (ii) a Carve-Out Transaction, in each case in accordance with Section 4.8 or (b) to one or more direct or indirect controlled Affiliates of Parent; provided that in the case of clause (b), Parent remains jointly and severally liable. Any assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 7.3. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and permitted assignees. The Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.
7.4. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than Parent and the Rights Agent) any right, benefit, legal or equitable right, claim or remedy of any nature whatsoever under or by reason of this Agreement, except for Parent’s successors and permitted assignees, each of whom is intended to be, and is, a third party beneficiary hereunder; provided that the Holders shall be considered third party beneficiaries solely to the extent set forth in Article 6.
Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. The Holders shall have no rights except the contractual rights as are expressly set forth in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to the Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.
7.5. Governing Law. This Agreement, the CVRs and all actions arising under or in connection herewith and therewith (whether sounding in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
7.6. Jurisdiction; Waiver of Jury Trial. In any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby: (a) each of Parent, the Rights Agent and the Holders irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 7.6 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than Parent, the Rights Agent and the Holders); and (b) each of Parent, the Rights Agent and the Holders irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 7.1 or Section 7.2, as applicable. Each of Parent, the Rights Agent and the Holders hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the Court of Chancery of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum (including, any claim based on the doctrine of forum non conveniens or any similar doctrine). Parent, the Rights Agent and the Holders agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided, however, that nothing in the foregoing shall restrict any Person’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
7.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
7.8. Obligation of Parent; Guaranty. Parent shall cause Merger Sub and the Surviving Corporation to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Merger Sub herein apply to the Surviving Corporation from and after the Effective Time. Guarantor hereby unconditionally and irrevocably guarantees to the Rights Agent, the payment and performance of each of the covenants, obligations and liabilities applicable to Parent and its respective successors and assigns under this Agreement, in each case, as and when due (the “CVR Guaranteed Obligations”). This guaranty is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the CVR Guaranteed Obligations. This guaranty is a guaranty of payment and performance and not of collection. Guarantor expressly waives any requirement that any Person exhaust any right, remedy or power or proceed against Parent (or any of its successors or assigns) under this Agreement or against any other Person under any other guaranty of, or security for, any of the CVR Guaranteed Obligations. Should Parent (or any of its successors or assigns) default in the timely discharge or performance of all or any portion of the CVR Guaranteed Obligations, Guarantor shall immediately fully and punctually discharge and perform such CVR Guaranteed Obligations. Guarantor acknowledges and agrees that all provisions of Section 7 (other than this Section 7.8) shall apply to the Guarantor mutatis mutandis with respect to this Section 7.8. Guarantor’s obligations under this Section 7.8 are expressly limited to the CVR Guaranteed Obligations and shall automatically expire upon the full discharge and performance of all CVR Guaranteed Obligations and thereafter, Guarantor shall no longer have any duties or obligations under this Agreement.
7.9. Entire Agreement; Counterparts. This Agreement and the Merger Agreement constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, (i) this Agreement shall govern and be controlling with respect to CVR matters only, and (ii) the Merger Agreement shall govern and be controlling with respect to all matters unrelated to CVRs. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by email shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.
7.10. Termination. This Agreement will be terminated and of no force or effect and the parties hereto will have no liability or obligation to make any payments hereunder (other than with respect to monies due and owing by Parent to the Rights Agent), upon the earliest to occur of (a) the payment by the Rights Agent to each Holder of the Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders and (c) if the Milestone is not attained, the later of the expiration of the Review Request Period and the decision of the Independent Accountant with respect to any Dispute Notice. For the avoidance of doubt, (x) the termination of this Agreement will not affect or limit (i) the right to receive the Milestone Payment Amounts under Section 2.4 to the extent earned prior to termination of this Agreement or (ii) the right of Acting Holders to submit a Dispute Notice during the Review Request Period and (y) the provisions applicable thereto will survive the expiration or termination of this Agreement. Notwithstanding the foregoing, no such termination shall effect any rights or obligations accrued prior to the effective date of such termination (including any liability in respect of any breach of this Agreement prior to such termination) or Sections 2.4(e), 3.2, 7.4, 7.6, 7.7, 7.8 or this Section 7.10, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ZIMMER, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex B
Execution Version
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of January 28, 2025, is by and among Zimmer, Inc., a Delaware corporation (“Parent”), Gazelle Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and each of the undersigned stockholders (each, a “Stockholder”, and together the “Stockholders”) of the Company.
WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of (i) the number of shares of common stock, par value $0.01 per share (“Company Common Stock”), of the Company (as defined below) indicated opposite such Stockholder’s name on Schedule 1 attached hereto (such shares, together with any shares of Company Common Stock described in Section 4.4, the “Subject Shares” of such Stockholder), and (ii) the Equity-Based Awards, and any other securities or rights to acquire beneficial ownership of the number of shares of Company Common Stock indicated opposite such Stockholder’s name on Schedule 2 attached hereto (“Subject Equity Awards” of such Stockholder);
WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and Paragon 28, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to be merged with and into the Company (the “Merger”) with the Company surviving the Merger as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that each Stockholder, and as a material inducement and in consideration therefor, each Stockholder (in such Stockholder’s capacity as a beneficial owner of the Subject Shares and Subject Equity Awards) has agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I

AGREEMENT TO VOTE
Section 1.1 Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote (or to give consent) thereon: (a) cause all of the Subject Shares to be counted as present at any such annual or special meeting or adjournment or postponement thereof for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted if another Person is the holder of record of any Subject Shares beneficially owned by such Stockholder) at any such annual or special meeting or adjournment or postponement thereof, or deliver (or cause to be delivered) a written consent with respect to, all of such Stockholder’s Subject Shares (i) in favor of the adoption and approval of the Merger Agreement and the approval of the Merger, (ii) against any Takeover Proposal and (iii) against any other action that is intended or would reasonably be expected to materially impede, interfere with or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement. Until the Effective Time, each Stockholder shall retain at all times the right to vote the Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 1.2 Irrevocable Proxy. In furtherance and not in limitation of the foregoing, but only in the event and in each case that any Stockholder fails to be counted as present or fails to vote all of the Subject Shares at the Company Stockholder Meeting in accordance with Section 1.1, until the termination of this Agreement in accordance with Section 5.2 hereof, each Stockholder hereby appoints Parent, or any designee thereof, and each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the time this Agreement is in effect with respect to any and all of the Subject Shares in accordance with this Section 1.2. This proxy and power of attorney are given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby agrees that this proxy and power of attorney granted by the Stockholder shall be irrevocable until the termination of this Agreement pursuant to Section 5.2, shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any Shares regarding the matters set forth in this Section 1.2. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Stockholder.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
Each Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub that:
Section 2.1 Organization and Good Standing. Each Stockholder that is an entity is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Stockholder has full power and authority, and each Stockholder that is an entity is duly authorized, to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder.
Section 2.2 Authority; Binding Agreement. Each Stockholder has all requisite legal right, power, authority and capacity to execute, deliver and perform such Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms and, no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of the Stockholder’s obligations hereunder, subject to the Bankruptcy and Equity Exception.
Section 2.3 Non-Contravention. The execution and delivery of this Agreement by each Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not (a) conflict with or violate any Law or Judgment applicable to such Stockholder or the Subject Shares or Subject Equity Awards of such Stockholder, (b) except as may be required by applicable U.S. Federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on such Stockholder’s properties or assets (including the Subject Shares or Subject Equity Awards of such Stockholder) pursuant to, any (i) Contract, agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on such Stockholder or the Subject Shares or Subject Equity Awards of such Stockholder or (ii) any applicable Law or (iii) any provision of the organizational or governing documents with respect to each Stockholder that is an entity, or (c) render any Takeover Law applicable to the Merger or any other transaction involving Parent, Merger Sub or any Affiliate thereof, in the case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Stockholder to perform such Stockholder’s obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.
Section 2.4 Ownership of Subject Shares; Subject Equity Awards; Total Shares. Each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and Subject Equity Awards of such Stockholder and has good and valid title to such Subject Shares free and clear of any Encumbrances, except for Encumbrances as may be imposed pursuant to (a) this Agreement (b) the organizational documents of the Company, or (c) the Securities Act or other applicable securities Laws; provided, that any Encumbrances imposed pursuant to the organizational documents of the Company do not limit the ability of Parent to enjoy full rights of ownership of the capital stock of the Surviving Corporation. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire record or beneficial ownership of all or any portion of the Subject Shares or Subject Equity Awards. Except for the Subject Shares and Subject Equity Awards of each Stockholder, none of the Stockholders is a record or beneficial owner of any (i) Company Common Stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for Company Common Stock or voting securities of the Company.
Section 2.5 Voting Power. Other than as provided in this Agreement, each Stockholder has investment and voting decision control with respect to all of the Subject Shares of such Stockholder, and investment and voting decision control of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares and Subject Equity Awards of such Stockholder. None of the Subject Shares of any Stockholder are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.
Section 2.6 Reliance. Each Stockholder has been represented by or had the opportunity to be represented by independent counsel of such Stockholder’s own choosing and has had the right and opportunity to consult with such Stockholder’s attorney, and to the extent, if any, that each Stockholder desired, each Stockholder availed itself of such right and opportunity. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
Section 2.7 Absence of Litigation. With respect to each Stockholder, as of the date hereof, there is no Action pending against, or, to the knowledge of such Stockholder, threatened in writing against, and there is no Judgment imposed upon, such Stockholder or any of such Stockholder’s properties or assets (including the Subject Shares and Subject Equity Awards) except as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform such Stockholder’s obligations hereunder in any material respect.
Section 2.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of any Stockholder, on behalf of any such Stockholder in its capacity as a stockholder of the Company.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Each of Parent and Merger Sub represent and warrant to the Stockholders, jointly and severally, that:
Section 3.1 Organization; Authorization. Each of Parent and Merger Sub is duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction). The consummation of the transactions contemplated hereby are within each of Parent’s and Merger Sub’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Merger Sub. Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.
Section 3.2 Binding Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS
Each Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 5.2:
Section 4.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 5.2, no Stockholder shall, directly or indirectly, (a) create or permit to exist any Encumbrances, other than Encumbrances as may be applicable under the Securities Act or other applicable securities Laws or as expressly contemplated by the Merger Agreement and the terms of the organizational documents of the Company and that do not limit the ability of Parent to enjoy full rights of ownership of the capital stock of the Surviving Corporation, on all or any portion of the Subject Shares or Subject Equity Awards, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (whether by sale, liquidation, dissolution, dividend or distribution), or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares or Subject Equity Awards, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of the Subject Shares or Subject Equity Awards, or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares, (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions. From and after the date hereof until this Agreement is validly terminated in accordance with Section 5.2, no Stockholder shall tender, agree to tender or cause or permit to be tendered all or any portion of the Subject Shares into or otherwise in connection with any tender or exchange offer. Any action taken in violation of the foregoing sentences of this Section 4.1 shall be null and void ab initio and each Stockholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares or Subject Equity Awards of such Stockholder shall occur (including, if applicable, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a Merger Sub at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement in accordance with Section 5.2. From and after the date hereof until this Agreement is validly terminated in accordance with Section 5.2, each Stockholder agrees that it shall not, and shall cause each of such Stockholder’s Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, each Stockholder may make Transfers of Subject Shares and Subject Equity Awards of such Stockholder (i) to any “Permitted Transferee” (as defined below), in which case any such transferred Subject Shares or Subject Equity Awards shall continue to be bound by this Agreement and provided that any such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer, or (ii) as Parent may otherwise agree in writing in its sole discretion. A “Permitted Transferee” means, with respect to any Stockholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (B) any charitable organization described in Section 170(c) of the Code, (C) any trust, the beneficiaries of which include only the Persons named in clause (A) or (B) of this definition, or (D) any corporation, limited liability company or partnership, the stockholders, members and general or limited partners of which include only the Persons named in clause (A) or (B) of this definition.
Section 4.2 No Exercise of Appraisal Rights; Actions. Each Stockholder (a) waives and agrees not to exercise or assert any appraisal or dissenters’ rights (including under Section 262 of the DGCL) in respect of all or any portion of the Subject Shares of such Stockholder that may arise with respect to the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any Actions (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging breach of any fiduciary duty of any Person (except with respect to fraud or misconduct) in connection with the negotiation and entry into the Merger Agreement or the transactions contemplated thereby.
Section 4.3 Documentation and Information. Except as required by applicable Laws (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), no Stockholder (solely in its capacity as such) shall, and each Stockholder shall direct such Stockholder’s Representatives not to, make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent. Each Stockholder (solely in its capacity as such) consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholders’ identity and ownership of each Stockholder’s Subject Shares or Subject Equity Awards, the existence of this Agreement and the nature of each Stockholder’s commitments and obligations under this Agreement, and each Stockholder acknowledges that Parent and Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. Each Stockholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and each Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Stockholder shall become aware that any such information shall have become false or misleading in any material respect.
Section 4.4 Adjustments; Additional Shares. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, exchange of shares, reorganization, merger, conversion or other similar transaction, or (b) such Stockholder shall become the record or beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply, without further action of the parties hereto, to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of the events described in this Section 4.4(a) or such Stockholder becoming the record or beneficial owners thereof as described in Section 4.4(b), as though, in either case, they were Subject Shares of such Stockholder hereunder and such Stockholder will promptly notify Parent of any such event.
ARTICLE V

MISCELLANEOUS
Section 5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties as follows: (a) if to Parent or Merger Sub, in accordance with the provisions of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s address or e-mail address set forth on a signature page hereto or, in the case of clauses (a) and (b), such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms,(b) the Effective Time, (c) the entry, without the prior written consent of the Stockholders, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to any of the Stockholders pursuant to the Merger Agreement as in effect on the date hereof and (d) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve any party hereto from liability for damages resulting from a knowing and intentional breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of this Article V shall survive any termination of this Agreement.

Section 5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 5.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Merger is consummated.
Section 5.5 Binding Effect; No Third-Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 4.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
Section 5.6 Governing Law; Jurisdiction.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of laws principles.
(b) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto irrevocably (i) submits to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agrees to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the Judgment of any such court. The consents to jurisdiction and venue set forth in this Section 5.6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.1 of this Agreement (provided that nothing in this Section 5.6(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law). The parties hereto agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any parties’ rights to seek any post-judgment relief regarding, or any appeal from, a final trial court Judgment.
(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.6.
Section 5.7 Counterparts. This Agreement may be executed in one or more counterparts (including by DocuSign, facsimile or electronic mail with .pdf attachments), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
Section 5.8 Entire Agreement. This Agreement (together with Schedule I and the other documents delivered pursuant hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.
Section 5.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy (as determined by a final judgement), all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
Section 5.10 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 5.6(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of this Agreement and without that right parties would not have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party in seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.10 shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 5.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
Section 5.12 Further Assurances. Parent, Merger Sub and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.
Section 5.13 Interpretation. When a reference is made in this Agreement to an Article, a Section or a Schedule, such reference shall be to an Article of, a Section of or a Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or” and “any” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References herein to any statute include all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”
Section 5.14 Capacity as Stockholder. Notwithstanding anything herein to the contrary, (a) each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder in such Stockholder’s capacity as an officer, director or employee of the Company, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.
Section 5.15 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.
Section 5.16 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares or Subject Equity Awards. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.
[Signature Page Follows]

The parties hereto are executing this Agreement on the date set forth in the introductory clause.

ZIMMER, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Corporate Secretary

GAZELLE MERGER SUB I, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President and Secretary

STOCKHOLDERS:

ALBERT DA COSTA

DACOSTA INVESTMENT COMPANY LLC

THE DACOSTA FAMILY TRUST DTD 08/18/19 ALBERT DACOSTA TTEE

ENTRUST GROUP CUSTODIAN FOR ALBERT DACOSTA IRA

THE DACOSTA FAMILY TRUST

By:	/s/ Albert DaCosta
Name:	Albert DaCosta, on behalf of himself and other Stockholders
Title:	Chairman, CEO, Co-Founder of the Company

Annex C

January 28, 2025

Board of Directors Paragon 28, Inc.
14445 Grasslands Drive
Englewood, CO 80112
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Paragon 28, Inc. (the “Company”), of the per share Cash Amount (as defined below), pursuant to the Agreement and Plan of Merger, dated as of January 28, 2025 (the “Agreement”), by and among the Company, Zimmer, Inc. (the “Acquiror”), solely for purposes of Section 8.15 therein, Zimmer Biomet Holdings, Inc., and Gazelle Merger Sub I, Inc. (“Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each issued and outstanding share of Company Common Stock as of the Effective Time (as defined in the Agreement), other than (i) Appraisal Shares (as defined in the Agreement), (ii) shares of Company Common Stock held in treasury as of immediately prior to the Effective Time or (iii) shares of Company Common Stock owned by the Acquiror or the Merger Sub or any of their respective direct or indirect wholly owned subsidiaries as of immediately prior to the Effective Time, will be converted into the right to receive (a) $13.00 in cash per share of Company Common Stock (the “Cash Amount”) plus (b) one contractual contingent value right per share of Company Common Stock (each, a “CVR”), which shall represent the right to receive a Milestone Payment (as such term is defined in the CVR Agreement) (the “CVR Consideration”), in cash, net of applicable taxes and without interest. The terms and conditions of the Merger are more fully set forth in the Agreement.
In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.
We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.
In arriving at our opinion, we have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.
This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.
We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have, in the past two years, provided financial advisory and financing services to the Company for which we have received fees. One of our affiliated funds currently owns Company Common Stock and an employee of such affiliated fund serves on the board of directors of the Company; the total holdings of this affiliated fund amounts to approximately 1.23% of the issued and outstanding shares of Company Common Stock. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.
Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Sandler’s investment banking personnel.
This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.
This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed per share Cash Amount set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the fairness, from a financial point of view, to the holders of Company Common Stock of the proposed CVR Consideration, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration or any future milestone or earn-out payment, or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the per share Cash Amount is fair, from a financial point of view, to the holders of Company Common Stock as of the date hereof.
Sincerely,

PIPER SANDLER & CO.

PRELIMNARY PROXY CARD, SUBJECT TO COMPLETION

PARAGON 28, INC.
14445 GRASSLANDS DRIVE
ENGLEWOOD, CO 80112

SCAN TO
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VOTE BY INTERNET
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Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64191-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PARAGON 28, INC.

NOTE: In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted as the Board of Directors recommends.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRELIMNARY PROXY CARD, SUBJECT TO COMPLETION

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

V64192-TBD

PARAGON 28, INC.
Proxy for the Special Meeting of Stockholders
[TBD], 2025 at [TBD] Mountain Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Albert DaCosta, Chadi Chahine and Robert McCormack, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PARAGON 28, INC. (the "Company") that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders of the Company to be held virtually at [TBD], Mountain time, on [TBD], 2025, at www.virtualshareholdermeeting.com/FNA2025SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the adoption of the merger agreement as set forth in Proposal 1, FOR the advisory vote on compensation that may be paid or become payable to the Company's named executive officers in connection with the consummation of the merger as set forth in Proposal 2 and FOR any adjournment of the Special Meeting of Stockholders of the Company for the purpose of soliciting additional proxies as set forth in Proposal 3.

Continued and to be signed on reverse side